Exhibit D

This description of the Bolivarian Republic of Venezuela is dated as of December 21, 2017, and appears as Exhibit D to the Bolivarian Republic of Venezuela’s Annual Report on Form 18-K to the United States Securities and Exchange Commission for the fiscal year ended December 31, 2016.

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DEFINED TERMS

Unless otherwise specified or the context requires otherwise, all references to the following defined terms have the meanings specified:

•	“ANC” refers to the National Constituent Assembly (Asamblea Nacional Constituyente);

•	“Banco Central” refers to the Venezuelan Central Bank (Banco Central de Venezuela);

•	“Central Government” refers to the national and federal branches of the government of the Republic;

•	“CLAPs” refers to the Local Committees of Supply and Production (Comités Locales de Abastecimiento y Producción);

•	“Constitution” refers to Constitution of the Bolivarian Republic of Venezuela (Constitución de la República Bolivariana de Venezuela) as adopted on December 15, 1999 and amended on February 15, 2009;

•	“decentralized state entities” refers to corporations that are majority or wholly owned by the Republic;

•	“Government” refers to the consolidated public sector divided, in general terms, into three parts: the Central Government, the regional and local governments of the Republic and the decentralized state entities;

•	“INE” refers to the National Institute of Statistics (Instituto Nacional de Estadística);

•	“Ministry of Communications and Information” refers to the Ministry of Popular Power for Communications and Information (Ministerios del Poder Popular para la Comunicación e Información);

•	“Ministry of Culture” refers to the Ministry of Popular Power for Culture (Ministerio del Poder Popular para la Cultura);

•	“Ministry of Defense” refers to the Ministry of Popular Power for Defense (Ministerios del Poder Popular para la Defensa);

•	“Ministry of Economy and Finance” refers to the Ministry of Popular Power of Economy and Finance (Ministerio del Poder Popular de la Economía y Finanzas), resulting from the merger in January 2017 of the Ministry of Popular Power for Banking and Finance (Ministerios del Poder Popular para la Banca y Finanzas) and the Ministry of Popular Power for Industry and Commerce (Ministerios del Poder Popular para la Industria y Comercio) – for convenience, references herein to the ‘Ministry of Economy and Finance’ also refer to the previous Ministries before their combination;

•	“Ministry of Electricity” refers to the Ministry of Popular Power of Electricity (Ministerio del Poder Popular para la Energía Eléctrica);

•	“Ministry of Essential, Strategic and Socialist Industries” refers to the Ministry of Popular Power for Essential, Strategic and Socialist Industries (Ministerio del Poder Popular de Industrias Básicas, Estratégicas y Socialistas);

•	“Ministry of Fisheries” refers to the Ministry of Popular Power of Fisheries and Aquaculture (Ministerio del Poder Popular de la Pesca y Acuicultura);

•	“Ministry of Food” refers to the Ministry of Popular Power for Food (Ministerio del Poder Popular para la Alimentación);

•	“Ministry of Foreign Trade and International Investment” refers to the Ministry of Popular Power for Foreign Trade and International Investment (Ministerio del Poder Popular para el Comercio Exterior e Inversión Internacional);

•	“Ministry of Housing and Habitat” refers to the Ministry of Popular Power for Housing and Habitat (Ministerio del Poder Popular para Hábitat y Vivienda);

•	“Ministry of the Interior” refers to the Ministry of Interior Affairs, Justice and Peace (Ministerio del Poder Popular para Relaciones Interiores, Justicia y Paz);

•	“Ministry of Mining” refers to the Ministry of Popular Power for Ecological Mining Development (Ministerio del Poder Popular de Desarollo Minero Ecológico); in November 2011, the Ministry of Mining succeeded the Ministry of Popular Power for Mining and Essential Industries (Ministerio del Poder Popular para las Industrias Básicas y Minería) – for convenience, references herein to the ‘Ministry of Mining’ also refer to the previous Ministry before its restructure;

•	“Ministry of Petroleum” refers to Ministry of Popular Power of Petroleum (Ministerio del Poder Popular de Petróleo), formerly known as Ministry of Popular Power for Oil and Mining (Ministerio del Poder Popular de Petróleo y Minería) – for convenience, references herein to the ‘Ministry of Petroleum’ also refer to the previous Ministry before its restructure;

•	“Ministry of Productive Agriculture and Land” refers to the Ministry of Popular Power for Productive Agriculture and Land (Ministerio del Poder Popular para la Agricultura Productiva y Tierras);

•	“Ministry of Productive Economy” refers to the Ministry of State for Productive Economy (Ministerio de Estado para la Economía Productiva);

•	“Ministry of Public Works” refers to the Ministry of Popular Power of Public Works (Ministerio del Poder Popular de Obras Públicas);

•	“Ministry of Transportation” refers to the Ministry of Popular Power for Transportation (Ministerio del Poder Popular para Transporte);

•	“Ministry of Urban Agriculture” refers to the Ministry of Popular Power of Urban Agriculture (Ministerio de Poder Popular de Agricultura Urbana);

•	“Ministry of Youth and Sports” refers to the Ministry of Popular Power for Youth and Sports (Ministerio del Poder Popular para Juventud y el Deporte);

•	“National Executive” refers to the national executive branch of the Central Government;

•	“PDVSA” refers to Petróleos de Venezuela, S.A, the state oil and gas company;

•	“Prosecutor General” refers to the Prosecutor General of the Republic (Fiscalía General de la República);

•	“Republic” or “Venezuela” refers to the Bolivarian Republic of Venezuela; and

•	“Supreme Tribunal” refers to the Venezuelan Supreme Tribunal of Justice (Tribunal Supremo de Justicia).

PRINCIPAL ECONOMIC INDICATORS

	As of or For the Year Ended December 31,
	2012(1)	2013(1)	2014(1)	2015(1)	2016(1)
	(percentage change)
Real Gross Domestic Product(2),(3)	5.6	1.3	(3.9)	(6.2)	(16.5)
Petroleum sector	1.4	0.9	(4.2)	(0.9)	(9.9)
Non-petroleum sector	5.8	1.8	(3.1)	(6.2)	(16.1)
Consumer prices(4)
End of period	20.1	56.2	68.5	180.9	274.4
Average	21.1	40.6	62.2	121.7	254.9
Wholesale prices(5)
End of period	16.6	52.4	66.5	n.a.	n.a.
Average	15.8	37.6	62.1	n.a.	n.a.
Unemployment (in %)(6)	8.1	7.8	7.1	7.0	7.5

	(in millions of U.S. dollars, except where noted)
Balance of Payments(7)
Exports (f.o.b.)	97,877	88,753	74,714	37,236	27,403
Imports (f.o.b.)	(65,951)	(57,183)	(47,508)	(33,308)	(16,370)
Trade balance	31,926	31,570	27,206	3,928	11,033
Current account	2,586	4,604	4,919	(16,051)	(3,870)

Overall balance	(996)	(4,590)	(718)	(4,051)	(6,808)
International reserves(8)
Gross international reserves	29,887	21,478	22,077	16,367	10,992
Net international reserves	29,356	20,767	21,257	n.a.	n.a.
Liquid operating reserves	5,456	1,551	3,205	5,075	2,054
Net liquid operating reserves	4,925	840	2,385	n.a.	n.a.
Other international monetary assets(9)	0	0	0	n.a.	n.a.
Stabilization fund(10)	3	3	3	3	3
Average petroleum export price (U.S.$/barrel)	103.4	99.5	88.4	44.7	35.2
Imports coverage(11)	5.4	4.5	5.6	5.9	8.1

	(in millions of 1997 Constant Bolívares)
Central Government
Total revenues	17,181.37	19,794.28	20,795.27	19,981.02	18,518.91
Total expenditures	20,591.37	21,101.39	21,321.32	19,030.89	15,087.24
Overall balance	(3,410.00)	(1,307.11)	(526.05)	950.13	3,431.67
(as percentage of real GDP)(12)	(4.7)%	(1.8)%	(0.9)%	1.2%	5.3%

	(in millions of 1997 Constant Bolívares)
Consolidated Public Sector
Total Revenues	18,839.17	21,514.86	25,742.48	16,736.70	11,310.44
Total Expenditures	29,268.51	31,013.97	31,141.85	24,671.22	22,438.36
Overall Surplus (Deficit)	(10,939.34)	(9,499.11)	(5,399.37)	(7,934.52)	(11,127.92)
(as percentage of real GDP)(12)	(15.1)%	(13.2)%	(8.8)%	(10.3)%	(17.0)%
Monetary aggregates(13)
Monetary base	15.9	15.1	15.6	(9.0)	(33.2)
Money supply (M2)	28.5	17.3	4.9	(14.0)	(38.6)

(1)	Preliminary figures as of and for the year ended December 31, 2016. In addition, certain figures as of and for the years ended December 31, 2012, 2013, 2014 and 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.
(2)	2015 figures are preliminary and are presented as of and for the year ended December 31, 2015.
(3)	Based on constant Bolívares of 1997 purchasing power (“1997 Constant Bolívares”). Calculations of real GDP growth figures include indirect taxes that are not included as components of petroleum or non-petroleum sectors.
(4)	Figures correspond to the National Consumer Price Index (“NCPI”), Base: December 2007.
(5)	Calculated with taxes.
(6)	Average of semiannual figures. 2016 figure is the monthly average unemployment rate for the four-month period January-April 2016.
(7)	Preliminary figures based on fifth edition of IMF Balance of Payment (Banco Central de Venezuela) 2015 and 2016 figures are preliminary and are presented as of and for the years ended December 31, 2015 and 2016.
(8)	2015 and 2016 figures are preliminary and are presented as of and for the years ended December 31, 2015 and 2016. The gross international reserves figure for 2015 is as of September 30, 2015.
(9)	Includes PDVSA’s rotatory fund.
(10)	2015 and 2016 figures are preliminary and are presented as of and for the years ended December 31, 2015 and 2016.
(11)	Calculated as gross international reserves divided by average annual level of imports.
(12)	As a percentage of real GDP.
(13)	Change in real terms of annual average using the Consumer Price Index (Base: 2007 = 100).
n.a.	= Not available.

Sources: the National Institute of Statistics (Instituto Nacional de Estadística or “INE”) Banco Central, Ministry of Economy and Finance and INE

CURRENCY OF PRESENTATION

Unless otherwise specified or the context requires, references to “dollars,” “U.S. dollars,” “U.S.$” and “$” are to U.S. dollars; references to “Bolívares” and “Bs.” are to Venezuelan Bolívares (“Bolívares”), the currency of the Republic; references to “Euro,” “EUR” and “€” are to the lawful currency of the European Union; references to “¥” are to Japanese yen; references to “CNY” or “RMB” are to Chinese yuan renminbi; and references to “bpd” are to barrels per day. As used herein, the term “billion” means one thousand million, or 1,000,000,000, and the term “trillion” means one thousand billion, or 1,000,000,000,000. Historical amounts translated into Bolívares or U.S. dollars have been converted at historical rates of exchange, unless otherwise stated. Unless otherwise noted herein, all references to Venezuelan Bolívares refer to nominal Bolívares. Certain amounts that appear herein have been rounded for ease of presentation. Accordingly, figures shown as totals in certain tables may not represent an arithmetical aggregation of the amounts that precede them. Certain tables, as indicated, contain preliminary figures.

Since 2003, foreign currency exchange in Venezuela has been subject to exchange controls that centralize the purchase and sale of foreign currency with the Venezuelan Central Bank (Banco Central de Venezuela or “Banco Central”). The Ministry of Popular Power of Economy and Finance (Ministerio del Poder Popular de la Economía y Finanzas or “Ministry of Economy and Finance”), together with Banco Central, is in charge of setting the exchange rate with respect to the U.S. dollar and other currencies. As of December 30, 2016, there were three exchange systems, which convert currency at different rates: the protected exchange rate (operaciones de devisas con tipo de cambio protegido or “DIPRO”), the Complementary System for Foreign Currency Exchange Administration rate (Sistema Complementario de Administración de Divisas or “SICAD”) and the complementary floating market rate (operaciones de divisas con tipo de cambio complementario flotante de mercado or “DICOM”). As of December 30, 2016, the exchange rates were: DIPRO: Bs.10.00 = U.S.$1.00, SICAD: Bs.13.50 = U.S.$1.00, and DICOM: Bs.673.76 = U.S.$1.00. The exchange rate for public external debt is based on the rate set by the DIPRO rate (ask). Current exchange rates are published daily on Banco Central’s website; however, the DICOM rate is published under the name “SIMADI” and “Convenio Cambiario No. 33.” For further information concerning the exchange control regime of the Republic and applicable exchange rates during the periods of presentation, see “The Venezuelan Economy—Economic Policy and Legislation—Exchange Control Regime.”

INTRODUCTION AND RECENT DEVELOPMENTS

Recent Social and Political Developments

Since 2015, there has been increasing political and social unrest due to shortages of basic consumer goods as a result of a drop in domestic food production; limited access to imports as a result of currency restrictions; smuggling; hoarding and other distribution problems. In addition, during the same period, Venezuela experienced a severe drought that contributed to an electricity crisis due to the country’s dependence on hydroelectric power. Throughout the first half of 2017, demonstrations throughout Venezuela intensified, resulting in increased arrests, property crimes, injuries and deaths. In response to continued food shortages, smuggling, crime, violence and gang activity, the National Executive launched a number of initiatives, including the distribution of food to low-income populations and the development of a national security plan designed to strengthen the implementation of justice and ensure peace in the country. For more information on food access and distribution, see “Bolivarian Republic of Venezuela—Social Programs—Missions” and for more information on security plan, see “Bolivarian Republic of Venezuela—Other Social Programs and Policies—Political and Social Unrest.”

In the December 2015 National Assembly elections, members of the Democratic Unity Roundtable (Mesa de la Unidad Democrática or “MUD”) won a majority of the seats in the National Assembly. Following an appeal by National Assembly members of the Partido Socialista Unido de Venezuela (“PSUV”), the Venezuelan Supreme Tribunal of Justice (Tribunal Supremo de Justicia or the “Supreme Tribunal”), agreed to review the legality of the elections of four National Assembly members from the State of Amazonas and issued a temporary injunction preventing them from taking office pending a final ruling. Despite the ruling of the Supreme Tribunal, the four National Assembly members from the State of Amazonas took office in January 2016. Subsequently, in November 2016, three of the Members from the State of Amazonas tendered their resignations, which the National Assembly did not formally accept and prompted a further ruling by the Supreme Tribunal declaring the nullity of all further acts of the National Assembly due to its improper constitution.

During the course of 2016 and 2017, political and social discontent was exacerbated by the lack of dialogue between the National Executive and the opposition and conflicts between laws passed by the National Assembly and rulings issued by Supreme Tribunal and President Maduro. Since January 2016, for example, the Supreme Tribunal declared unconstitutional a number of acts of the National Assembly, including its resolution calling for the removal of President Maduro. For more information on legal challenges to legislation of the National Assembly, see “Bolivarian Republic of Venezuela— Form of Government and Political Parties—Legal Challenges to Legislation.”

In May 2017, in order to address the Republic’s political, social and economic challenges, President Maduro called for the election of a National Constituent Assembly (Asamblea Nacional Constituyente or “ANC”) for the adoption of a new constitution and nominated members to a Presidential Commission to determine the process for the elections of ANC members. On July 30, 2017, 545 constituent members of the ANC where elected by 8,089,320 citizens, representing 42% of those eligible to vote, according to data from the National Electoral Council (Consejo Nacional Electoral or “CNE”). In August 2017, the ANC commenced its legislative session and decreed the constitutional supremacy of its position and its legislative acts within the Government and reserved all necessary powers to legislate on the competences, functioning and organization of all Government branches to preserve the peace, justice and sovereignty of the Republic. For more information on the ANC, see “Bolivarian Republic of Venezuela—Form of Government and Political Parties—National Constituent Assembly.”

In 2016 and 2017, President Maduro issued a series of emergency decrees to address various economic, social and energy crises. These emergency decrees granted a number of additional powers to President Maduro, allowing him, among other things, to dictate economic policies, approve the Republic’s annual budget and make emergency appropriations accessing funds allocated by budgets from previous years. For more information on emergency decrees, see “Bolivarian Republic of Venezuela—Form of Government and Political Parties—Emergency Decrees.”

In 2016 and 2017, President Maduro reorganized the executive cabinet and other key government institutions, appointing or replacing several ministers, including, the Vice President of the Republic, the Vice President for Economic Affairs, the Minister of Finance, the Minister of Petroleum, Minister of Communications and

Information, the Minister of Culture and the President Banco Central. In January 2017, President Maduro merged the Ministry of Popular Power for Banking and Finance and the Ministry of Popular Power for Industry and Commerce to create the Ministry of Economy and Finance in order to unify the competencies in economics and finance and sectoral policies in the field of industry and commerce. Furthermore, President Maduro created the Ministry of Transportation and the Ministry of Public Works. For more information on the reorganization of the executive cabinet, see “Bolivarian Republic of Venezuela—Form of Government and Political Parties—Current Presidential Administration.”

On December 10, 2017, elections were held for the mayors of 335 municipalities and for the governor of the State of Zulia. According to data published by the CNE, 9,139,564 citizens voted in the elections, representing 47% of those eligible to vote.

External Affairs

United States

Since July 2014, the United States has imposed sanctions, consisting of visa restrictions, economic restrictions and asset blocking. These sanctions have been renewed and substantially increased in scope during 2017. In August 2017, the United States imposed additional sanctions prohibiting, among others, any U.S. participation in the trading or issuance of new debt instruments by the Republic and its controlled entities. For more information on sanctions and the Republic’s relations with the United States, see “Bolivarian Republic of Venezuela—External Affairs and Membership in International Organizations—Relations with the United States.”

Europe and Canada

In November 2017, the European Union implemented a sanction regime against the Republic, imposing an arms embargo and a legal framework for the EU and European countries to implement travel bans and asset freezes against certain Venezuelan individuals.

In September 2017, Canada adopted sanctions against 40 Venezuelan officials, imposing an asset freeze and prohibition on Canadian companies and individuals from certain dealings with those sanctioned.

For more information, see “Bolivarian Republic of Venezuela—External Affairs and Membership in International Organizations—Relations with Europe and Other Western Countries.”

Neighboring Countries

In August 2017, the foreign ministers of Argentina, Brazil, Canada, Chile, Colombia, Costa Rica, Guatemala, Honduras, Mexico, Panama, Paraguay and Peru signed a declaration condemning the constitution of the ANC and rejecting its authority, and advocated for the opening of negotiations between the National Executive and the opposition to address the ongoing constitutional crisis.

The Republic has been part of a border dispute with Guyana that the two countries have agreed to seek to settle diplomatically. As of December 2017, the conflict has not yet been solved despite the prolonged mediation process. For more information, on Republic’s relations with neighboring countries, see “Bolivarian Republic of Venezuela—Geography and Population.”

International Organizations

In December 2016, Mercosur, a regional trading bloc and customs union, suspended the Republic’s membership in the bloc because it had not fully complied with all the conditions of membership. The Republic disputes the suspension and has filed a request for dispute resolution under Mercosur’s internal rules.

In February 2017, the United Nations General Assembly announced the suspension of voting rights of the Republic for the 2016-2017 sessions due to unpaid member dues.

In March 2017, Venezuela joined the Asian Investment and Infrastructure Bank (“AIIB”) to strengthen its relationship with countries in Asia.

In April 2017, following repeated attempts by certain members of the Organization of American States (“OAS”) and its secretariat to suspend Venezuela from the OAS due to alleged breaches of the OAS Charter, the National Executive announced the Republic would withdraw from the OAS.

For more information on the Republic’s relations with International Organizations, see “Bolivarian Republic of Venezuela—External Affairs and Membership in International Organizations.”

Nationalization and Expropriations

In February 2017, President Maduro declared that it was in the national interest to expropriate the assets of Consorcio Industrial Venezolano de Tecnología China (“Civetchi”), a vehicle manufacturer. For more information on nationalizations and expropriations, see “Bolivarian Republic of Venezuela— Other Social Programs and Policies — Nationalizations and Expropriations of Private Companies.”

Recent Economic Developments

GDP

From 2012 to 2016, the economy contracted by an average annual rate of 3.9%. As of September 30, 2016, GDP for the first nine months of 2016 was Bs.46.9 billion in 1997 Constant Bolívares, a decrease as compared to 2015. The decrease in 2016 was primarily due to decreases in both the petroleum and non-petroleum sectors.

The 2017 Budget

In October 2016, President Maduro signed the 2017 budget, with the approval of the Supreme Tribunal. For further discussion of the approval of the 2017 budget, see “The Venezuelan Economy—Economic Policy and Legislation—The Budget and the Pluriannual Framework.” The 2017 budget, as approved by the Supreme Tribunal, projects total revenues of U.S.$831.1 billion, excluding borrowing, and total expenditures of U.S.$847.9 billion. The 2017 budget also contemplates a legal limit on borrowing by the Republic of U.S.$16.8 billion. The 2017 budget is based on certain assumptions, including an average price for the Venezuelan oil basket of U.S.$30.00 per barrel and an average exchange rate of Bs.10.00 = U.S.$1.00.

The 2017 budget estimates that 82.9% of resources is expected to come from the collection of internal taxes; 11.9% is expected to come from dividends and special contributions of the socialist companies of the state; 2% income from indebtedness; and 3.2% is expected to come from contributions from the petroleum sector.

Exchange Control Regime

During 2016 and 2017, the Ministry of Economy and Finance and Banco Central issued a number of administrative orders (Convenio Cambiario or “Currency Exchange Agreements”) that modified the exchange control regime and establish specific rules for foreign-currency denominated transactions for operators in the tourism and oil and gas sectors as well as those participating in the export of goods and services.

Beginning in May 2017, Banco Central has administered weekly foreign currency auctions, allowing both individuals and private businesses to sell and purchase limited amounts of foreign currencies. For more information on the Republic’s currency exchange regime, see “The Venezuelan Economy—Economic Policy and Legislation—Currency Exchange Agreements.”

Foreign Trade and Balance of Payments

In October 2016, Venezuela and Turkey entered into a series of bilateral agreements to increase cooperation on matters relating to energy, culture and social and economic development. These agreements also cover investments by Turkish companies in the José Antonio Anzoátegui Refinery in Venezuela and the construction by PDVSA of a Venezuelan oil storage facility in Turkey.

During 2017, Venezuela and China entered into several cooperation agreements to boost and strengthen the industrial sector in Venezuela, specifically raising the production of iron ore, bauxite and aluminum.

In February 2017, Venezuela and Jamaica entered into an agreement under PetroCaribe, an international alliance of Caribbean nations and the Republic for the purchase of oil at preferential conditions, for the upgrade of their jointly owned Kingston, Jamaica refinery. This agreement aims to increase the refinery’s output from 36,000 barrels per day (bdp) to 50,000 bdp. The upgrade is expected to cost between U.S.$850 million and U.S.$1 billion and will be carried out by Chinese state engineering and construction company Sinohydro.

In March 2017, Venezuela and Trinidad and Tobago entered into an agreement for the construction, operation, and maintenance of a new gas pipeline connecting the two countries. The deal is valued at over U.S.$100 million and will involve the participation of PDVSA, Trinidadian company National Group Gas, and Royal Dutch Shell.

In April 2017, Venezuela and Belarus entered into a cooperation agreements to boost and strengthen the respective countries’ industrial sectors.

In June 2017, as part of efforts by the Ministry of Essential, Strategic and Socialist Industries, Venezuela’s largest steel corporation, SIDOR, entered into a production agreement with Italian company Danieli to boost production levels.

Minimum Wage

During 2016 and 2017, the minimum wage was increased four and six times, respectively, with the latest increase in November 2017, bringing the minimum wage to Bs.177,507.44 (U.S.$17,750.74). For more information on minimum wages, see “The Venezuelan Economy—Employment and Labor—Minimum Wages.”

Recent Developments in the Sectors of the Venezuela Economy

Petroleum and Natural Gas

PDVSA reorganization

Since December 2015, PDVSA and certain of its affiliates, have been subject to corruption investigations, in the United States and in Venezuela. A number of contractors and suppliers to PDVSA affiliates and a number of PDVSA’s former employees have plead guilty to violating anti-corruption and anti-money laundering laws in the United States. In February 2017, a former PDVSA manager was charged with corruption in Venezuela. In March 2017, the National Government investigated PDVSA officials for allegedly embezzling public funds and several PDVSA senior executives were arrested and charged with graft over inflated equipment sale fees. In addition, a senior PDVSA manager was arrested on suspicion of irregularities in contracts to supply fuel to the domestic market. Further investigations were carried out during November 2017 that resulted in the arrest of two former senior managers of PDVSA that served as presidents of the company between September 2014 and August 2017 and between August 2017 and November 2017, respectively. In December 2017, the Prosecutor General announced it would initiate criminal investigations against the former Minister of Petroleum and the former president of PDVSA, who served in those positions between November 2004 and September 2014.

As result, in 2017, President Maduro carried out a reorganization of PDVSA’s corporate governance, creating a vice presidency position and appointing Maribel Parra to that position (Decree No. 2,703, published in the Extraordinary Official Gazette No. 6,284, dated January 29, 2017). In November 2017, President Maduro appointed Manuel Quevedo as president of PDSVA (Decree No. 3,178, published in the Extraordinary Official Gazette No. 6,343, dated November 26, 2017).

PDVSA operations

In October 2016, PDVSA and Repsol announced an agreement to fund the Petroquiriquire joint venture, of which PDVSA owns 60% and Repsol owns the remaining 40%. Under the agreement, Repsol has committed to provide a credit line of up to U.S.$1.2 billion to the joint venture over a period of five years.

In November 2016, PDVSA entered into financing deals with ONGC Videsh Limited and DP Delta Finance, B.V. (“Videsh”), which are intended to boost production in their existing joint ventures to 40,000 bdp and 110,000 bdp, respectively. In January 2017, Videsh received the first installment of U.S.$19 million from PDVSA.

Also in November 2016, PDVSA announced that it had entered into a series of agreements with China National Petroleum Corporation (“CNPC”), which are intended to increase crude production in Venezuela and trade in petroleum products with China. These agreements contemplate increased investments in existing Venezuelan joint ventures between PDVSA and CNPC and a new joint venture to develop a refinery in China to process Venezuelan crude oil.

In December 2016, PDVSA and Shell Venezuela entered into agreements to boost production of their joint venture company, Petroregional del Lago. These agreements contemplate an approximate U.S.$2.8 billion investment in heavy crude production facilities.

In February 2017, PDVSA signed agreements to boost domestic gas production and distribution with Gavenplast, a plastics manufacturing company. These agreements contemplate the development of several joint ventures projects in the oil sector with a number of Chinese companies.

In March 2017, PDVSA offered Rosneft, 10% stake in a joint venture with Petropiar, the national oil company of Paraguay.

For more information on PDVSA’s operations, see “The Venezuelan Economy—Petroleum and Natural Gas—Trade Agreements.”

Mining

In February 2016, President Maduro announced a program to promote the development of the mining sector, the Mining Engine. The Mining Engine consists of several key strategic components: (1) the promotion of goods and services necessary to the exploration and exploitation process of minerals such as gold, diamonds and coltan, (2) the development of potential mineral reserves in the Orinoco Oil Belt, (3) the certification of Venezuela’s mineral reserves, (4) the Law for Productive Mining Development 2016–2018, which reserves to the state strategic mineral exploration and extraction rights, (5) international agreements to conduct development and exploration activities through joint ventures, and (6) the expansion of international reserves. As part of the Mining Engine, President Maduro created the Orinoco Mining Arc, a National Strategic Development Zone comprising 111,843.70 square kilometers in the Bolívar State, to exploit the region’s mineral reserves in accordance with sustainable practices and respect for the environment. In addition, the Republic signed agreements with operators from China, Canada and the Republic of Congo to exploit concessions in the region. For more information on the Venezuelan mining industry, see “The Venezuelan Economy—Mining.”

Finance

Disputes

The Republic and its controlled entities are party to a number of disputes with foreign investors in particular in the mining and oil sectors.

Disputes in the Mining Sector

In February 2011, Canadian mining company, Crystallex International Corporation (“Crystallex”), filed a number of claims in various jurisdictions, including the U.S. and Canada and before International Centre for Settlement of Investment Disputes (“ICSID”) against the Republic, alleging breach of contract and violations of the Bilateral Investment Treaty (“BIT”) following the Republic’s nationalization of a Crystallex gold mine. The dispute was settled in November 2017.

In November 2009, Gold Reserve a mining company, initiated an ICSID arbitration against the Republic for the expropriation of certain Gold Reserve copper and gold mines. Following protracted litigation, in August 2016, the parties entered into a settlement agreement under which the Republic agreed to pay U.S.$770 million. The settlement agreement was amended in November and December 2016. Following additional litigation, in June and July 2017, the Republic paid Gold Reserve U.S.$69.5 million pursuant to the terms of the amended settlement agreement.

In August 2012, Canadian mining company, Rusoro Mining Ltd., initiated an ICSID arbitration against the Republic, alleging that the Republic unlawfully expropriated its investments in violation of the BIT between Canada and Venezuela. In August 2016, the ICSID tribunal issued an award in favor of Rusoro for U.S.$968 million plus interest. In October 2016, the Republic made an application for annulment of the arbitral award. In February 2017, the Republic and Rusoro signed an agreement in the amount of U.S.$5.5 million for the issuance of non-interest bearing promissory notes that will be due after 90 days from the date that Rusoro receives its first payment from the Republic under the arbitral award.

On April 10, 2014, Anglo American PLC initiated an ICSID arbitration against the Republic for the expropriation of its nickel mining concession in Venezuela. After a written pleadings phase, a hearing of jurisdiction and merits was held in Paris in December 2016. The tribunal’s decision is pending.

For more information on the Republic’s disputes in the mining sector, see “The Venezuelan Economy—Mining—Mining Sector.”

Disputes in the Oil Sector

In September 2007, Mobil Corporation, and certain of its subsidiaries commenced ICSID arbitration proceedings against the Republic. Mobil claims that the Republic breached provisions under the Netherlands-Venezuela BIT and Venezuela’s Foreign Investment Law when the Republic nationalized and expropriated Mobil’s investments. Following prolonged litigation, in October 2014, the ICSID tribunal ruled in favor of Mobil, awarding U.S.$1.0 billion. The Republic filed an application for revision of the award that was accepted in part in March 2017, where the arbitral tribunal annulled in part the previous award. In July 2017, following the appeal by the Republic with respect of the enforcement order filed by Mobil earlier that year, the U.S. Court of Appeals for the Second Circuit ruled in favor of the Republic, stating that Mobil should have tried to enforce the award under the federal Foreign Sovereign Immunities Act rather than initiating the process through the U.S. court system.

In October 2016, ConocoPhillips filed suit against PDVSA and certain of its affiliates in U.S. District Court for the District of Delaware, alleging that PDVSA shifted assets to avoid paying ConocoPhillips for the Republic’s nationalization of oil assets under President Chávez’s administration. In January 2017, ConocoPhillips filed a second suit against PDVSA and Rosneft in the U.S. District Court for the District of Delaware, in connection with a November 2016 crude oil prepayment transaction pursuant to which PDVSA granted a lien on 49.9% of its shares in CITGO Holding, Inc. to secure a U.S.$1.5 billion prepayment made by Rosneft. In March 2017, PDVSA filed a motion, claiming immunity from the ConocoPhillips suit under the Foreign Sovereign Immunities Act, which is currently being disputed by ConocoPhillips, which claims that the Foreign Sovereign Immunities Act does not cover commercial activity.

For more information on the Republic’s disputes in the oil sector, see “The Venezuelan Economy—Petroleum and Natural Gas—Disputes Concerning the Oil Industry.”

Disputes in other sectors

On July 25, 2016, Agroinsumos Ibero-Americanos, S.L., a Spanish agriculture company, initiated an ICSID arbitration against the Republic claiming that the Republic violated a BIT with Spain when it appropriated the company’s investments in two agriculture joint-ventures. The tribunal was constituted on December 22, 2016. The claimants were required to submit their briefs by July 17, 2017 this proceedings is on-going.

In January 2017, Air Canada initiated an ICSID arbitration against the Republic for the repatriation of proceeds from domestic tickets sales in connection with the losses due to currency controls imposed by the Republic, this proceeding is on-going.

BOLIVARIAN REPUBLIC OF VENEZUELA

Geography and Population

Geography

Venezuela is situated on the northern coast of South America. To the north, it has a coastline of 2,813 kilometers on the Caribbean Sea and the Atlantic Ocean. Colombia borders it on the west, Brazil on the south and Guyana on the east. Venezuela’s national territory of 916,445 square kilometers includes 72 islands in the Caribbean. The Venezuelan territory varies from tropical to mountainous to Amazonian regions. Environmentally-protected areas comprise 40% of the Venezuela territory.

Caracas, Venezuela’s capital and largest city, is Venezuela’s political, financial, commercial, communications and cultural center. According to calculated projections based on the 2011 Census prepared by the INE, Caracas (including the Capital District) had an estimated population of 2,084,074 million in 2016. The population of Maracaibo, the nation’s second-largest city, located near Venezuela’s most important petroleum fields and richest agricultural areas, had an estimated population of 1,678,570 million in 2016, based on the same data.

Part of the eastern border with Guyana is subject to a border dispute. Venezuela has claimed that certain territory occupied by Guyana should be considered part of Venezuela’s national territory. The area of dispute is currently under the control of Guyana. Under international accords, Venezuela and Guyana have agreed to seek a settlement of the territorial dispute. Since the signing of the accords, Venezuela and Guyana have periodically engaged in negotiations regarding the status of the territory. Nevertheless, the negotiations to date have not resulted in a final accord. In May 2015, the Republic created the Integrated Defense Zone Marine and Insular (“ZODIMAIN”), which claimed the waters off the Essequibo River region in the disputed territory. In July 2015, President Maduro requested that the United Nations mediate the dispute between Venezuela and Guyana. On July 6, 2015, Venezuela recalled its ambassador to Guyana and in early September 2015, delayed its acceptance of Guyana’s nominee for ambassador to the Republic. On September 27, 2015, the Republic and Guyana restored their respective ambassadors following a meeting between the President of the Republic, Guyana’s President and U.N. Secretary General Ban Ki-moon in New York. On December 29, 2016, the United Nations awarded Venezuela and Guyana one final year to settle the border dispute, otherwise the case will be submitted to the International Court of Justice. In March 2017, the secretary of the United Nations appointed Dag Halvor Nylander to conduct the official process and assist both countries with reaching a resolution regarding the border controversy. In May 2017, Mr. Nylander met with representatives of both countries to discuss the mediation stages. Although the conflict has not been resolved, Guyana’s government has announced it will drill for oil in the disputed border region.

Drug traffickers and guerrilla incursions from Colombia and other incidents present a continuing problem along the Venezuela/Colombia border. Venezuela has stationed armed forces on the sparsely-populated western border to control incursions and to protect Venezuelan ranchers residing in this area. In August 2014, the National Executive announced steps to close the border with Colombia during certain hours at certain times of the day in order to combat smuggling across the border. Subsidized goods available for sale under the Missions in Venezuela are hoarded and sold at higher prices in Colombia, leading to shortages in Venezuela and contributing to inflationary pressures. On August 19, 2015, President Maduro initially closed two border crossings to Colombia for 72 hours after three members of the Venezuelan military, who were conducting an anti-smuggling exercise, were shot and killed. Between August and October 2015, the National Executive issued several decrees declaring a state of emergency in most of the municipalities in the affected states of Táchira, Zulia, Apure and Amazonas in October for an initial period of 60 days, along the Colombian border, closing several border crossings and restricting the movement of goods and enabling security forces to carry out vehicle checks in efforts to combat smuggling and drug-trafficking. On September 28, 2015, the Republic and the South American Union of Nations (Unión Sudamericana de Naciones or “UNASUR,”) agreed that Colombian citizens who were required to leave Venezuela from August 19, 2015 were permitted to return. The regional state of emergency was extended for subsequent 60-day periods until it was superseded by a nationwide state of emergency instituted on January 14, 2016. Following two temporary border openings in July 2016, in which Venezuelans were permitted to cross into Colombia temporarily to buy necessities, Venezuela and Colombia agreed to gradually reopen the border starting on August 13, 2016. The reopening of the border is part of a larger framework to create a zone of peace along the border between the two countries involving five strategic objectives: combatting smuggling, strengthening bilateral trade, customs regulation, transport and health. On December 12, 2016, President Maduro ordered the closure of the border with Colombia for 72 hours to combat currency smuggling in connection with the circulation of the new Bolívares bills. This measure was extended until December 20, 2016, by which time the Colombian and Venezuelan presidents agreed to strengthen border security and open the binational boundaries. In January 2017, the National Executive opened eight exchange offices on the border with Colombia to promote transparency and legal commerce between the two countries.

Population

Venezuela’s estimated population in 2016 was 31,519,000 million, of which 65.5% were between the ages of 15 and 64 years. According to the latest available figures from INE, as of December 31, 2015, the poor represented 33.1% of the Venezuelan population. Figures for 2016 are not currently available. The following table sets forth comparative GDP figures for Venezuela and other selected Latin American countries:

	Venezuela			Argentina			Brazil			Chile			Colombia			Mexico			Peru
GDP (billions) (2016)(4)	U.S.$	371.0	(1)	U.S.$	545.9		U.S.$	1,796.2		U.S.$	247.0		U.S.$	282.5		U.S.$	1,046.0		U.S.$	192.1
GDP per capita (2016)(5)	U.S.$	12,237.2	(1)	U.S.$	12,449		U.S.$	8,649.9		U.S.$	13,792.9		U.S.$	5,805.6		U.S.$	8,201.3		U.S.$	6,045.7
GNI per capita (2015)(6)	U.S.$	11,760	(1)	U.S.$	11,960		U.S.$	8,840		U.S.$	13,530		U.S.$	6,320		U.S.$	9,040		U.S.$	5,950
Life Expectancy at Birth (2015)(7)		74			76			75			79			74			77			75
Infant Mortality rate per 1,000 live births (2016)(8)		14			10			14			7			13			13			12
Adult literacy rate (% of ages 15 and older)(2016)(9)		97			98.1	(3)		91.7	(2)		96.3	(1)		94.2	(3)		94.5	(3)		94.2

(1)	The World Bank data for 2013.
(2)	The World Bank data for 2014.
(3)	The World Bank data for 2015.
(4)	The World Bank national accounts data is based on the current U.S.$: (http://data.worldbank.org/indicator/NY.GDP.MKTP.CD).
(5)	The World Bank data; GDP per capita in current U.S.$: (http://data.worldbank.org/indicator/NY.GDP.PCAP.PP.CD).
(6)	(https://data.worldbank.org/indicator/NY.GNP.PCAP.CD?locations=VE)
(7)	The World Bank data: (https://data.worldbank.org/indicator/SP.DYN.LE00.IN?locations=VE)
(8)	The UN Interagency Group for Child Mortality estimated data: (https://data.worldbank.org/indicator/SP.DYN.IMRT.IN?locations=VE).
(9)	UNESCO Institute for Statistics data: (https://data.worldbank.org/indicator/SE.ADT.LITR.ZS?locations=VE-AR-PE-CL-CO-MX-BR&name_desc=false).

Note:	Certain figures have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.

Form of Government and Political Parties

Venezuela is divided into 23 states, the Capital District and various federal dependencies.

Venezuela has had a democratically-elected government since 1958, following the overthrow of a military dictatorship. The current Constitution, adopted in 1999, establishes the structure of the government, including the division of powers among the executive, legislative, judicial, civic and electoral branches, as well as individual and collective rights and duties.

On December 16, 2012, the most recent gubernatorial elections were held and candidates from the PSUV, the party of President Chávez and President Maduro, won 20 of the 23 gubernatorial offices. Candidates associated with opposition parties were elected in States of Miranda, Lara and Amazonas. The subsequent gubernatorial elections were held in October of 2017, securing 18 gubernatorial offices for the PSUV. On December 10, 2017, elections were held for the mayors of 335 municipalities and for the governor of the State of Zulia. According to data published by the CNE, 9,139,564 citizens voted in the elections, representing 47% of those eligible to vote. The PSUV secured most of the seats, including the gubernatorial office of the State of Zulia.

On March 5, 2013, then Vice President Nicolás Maduro became President of the Republic after the death of former President Hugo Chávez. On March 8, 2013, the Supreme Tribunal issued a decision confirming that under the Constitution, President Maduro could continue to serve as acting President and be a presidential candidate at the same time. President Maduro initially served as acting president and was elected to serve the remainder of President Chávez’s six-year term on April 14, 2013, capturing 50.6% of the vote. In January 2017, President Maduro appointed Tareck Zaidan El Aissami Maddah as Vice President of the Republic (Decree No. 2,652, published in the Official Gazette No. 41,067, dated January 4, 2017). The next scheduled Presidential elections are expected to be in 2018.

On December 6, 2015, elections were held for all 167 seats in the National Assembly, as discussed below under “—National Assembly.”

Political Parties

Prior to the mid-1990s, the two largest political parties in Venezuela had been Acción Democrática (“AD”), and Partido Social Cristiano (“COPEI”). These parties attracted support from a wide spectrum of political interests. Between 1958 and 1993, representatives of AD held the presidency five times and representatives of COPEI held the presidency twice. Commencing with the presidential election in 1993, voters became dissatisfied with AD and COPEI and several new coalition parties recorded electoral victories. In 1993, Rafael Caldera was elected President on the Convergencia party ticket. Former President Caldera had previously served as President between 1974 and 1979 as the COPEI candidate. In elections held in December 1998, Hugo Chávez Frias was elected as the candidate from the Movimiento Quinta República party, with support from other minor parties to the left of AD and COPEI. In accordance with the results of a popular referendum held in 1999, a constituent assembly was created to propose a new constitution. The constituent assembly proposed a new constitution, which was approved by the Venezuelan electorate and became effective on December 30, 1999. President Chávez was subsequently re-elected as President in elections held in 2000 following the adoption of the new Constitution and again in elections held in 2006 and 2012.

In December 2006, President Chávez proposed the creation of a unified political party, the PSUV, comprised of those political parties that supported the President. The PSUV officially registered with the National Electoral Council (Consejo Nacional Electoral) on April 17, 2008. In 2010, the PSUV joined other political parties that supported President Chávez and created the Alianza Patriótica, or Patriotic Alliance, to campaign for the September 2010 National Assembly elections. Parties that support the President are not obligated to join PSUV and can remain autonomous. The Great Patriotic Pole Simón Bolívar (El Gran Polo Patriótico Simón Bolívar) is a coalition of political parties and social movements in Venezuela on the left side of the political spectrum that was created in 2012 to support the re-election of President Chávez, which includes the PSUV. The Great Patriotic Pole Simón Bolívar obtained 5,616,639 votes in the 2015 National Assembly elections, representing 32.93% of the vote, which entitled the coalition to appoint 55 members of the National Assembly.

The MUD was created on January 23, 2008, as an alliance of various parties in opposition to President Chávez. The MUD opposition alliance was restructured on June 8, 2009. MUD held primary elections on February 12, 2012, to select a presidential candidate to run against President Chávez in the 2012 elections. The candidate elected during the primary elections was Henrique Capriles Radonski, governor of the Miranda State. On October 7, 2012, President Chávez was re-elected President for a six-year term, receiving 55% of the vote. On December 16, 2012, Mr. Capriles was elected Governor of the Miranda State. In the 2015 National Assembly elections, candidates from parties in the MUD opposition alliance obtained 7,482,252 votes, representing 65.27% of the vote, which entitled the MUD opposition alliance to appoint 109 seats.

In 2016, the Supreme Tribunal ordered the CNE to begin a renewal process of political parties through signature collection drives. The signature collection process requires the collection of signatures from 0.5 percent of registered voters (Rulings No. 1,415 and 878, 2016). The CNE launched this process on February 18, 2017. In April, 2017, the Supreme Tribunal issued a ruling modifying the renewal procedures established by the CNE to allow parties to count the votes the parties received in the previous election toward the 0.5 percent threshold, in addition to the signatures collected. As of August, 2017, this process has resulted in 22 eligible parties.

Current Presidential Administration

On March 5, 2013, President Chávez died. Pursuant to the Constitution, Vice President Nicolas Maduro became acting interim President and new elections were planned for April 2013 to elect a president to serve the remainder of the Presidential term. On March 8, 2013, the Supreme Tribunal issued a decision that Mr. Maduro could serve as acting President and be a presidential candidate at the same time under the Constitution. Henrique Capriles Radonski temporarily withdrew from his position as governor of Miranda State to run as the opposition candidate to Mr. Maduro. In the election held on April 14, 2013, acting President Maduro was elected President for a six-year term, obtaining 50.6% of the vote, with Mr. Capriles receiving 49.0% of the votes cast.

The Maduro administration is currently pursuing policies initiated by the Chávez administration. President Maduro presented the Plan of the Nation, first introduced by President Chávez during his 2012 presidential campaign and later implemented by President Maduro, which is a roadmap for the second stage of Venezuela’s transition to socialism. The Plan of the Nation establishes a series of macroeconomic targets and social programs and is founded on five strategic objectives: (1) the preservation of Venezuela’s independence; (2) the continued development of Bolivarian socialism for the 21st century; (3) the transformation of Venezuela into a regional social, economic and political power; (4) contribution to the development of a multipolar geopolitical order to promote peace and stability; and (5) preserving life on earth and saving the human race.

In September 2014, President Maduro initiated a reform agenda, referred to as the Five Revolutions (Cinco Revoluciones) designed to advance the transformation of the Republic to a communal State and to enhance popular power. The Five Revolutions consist of:

•	the Economic Productivity Revolution (Revolución Económica Productiva), which aims to promote economic stability by developing a productive and diverse economy;

•	the Knowledge, Science, Culture and Technology Revolution (Revolución del conocimiento, de la ciencia, cultura y tecnología), which aims to develop a new society founded on solidarity, community and development by promoting science, education, culture, technology;

•	the Revolution of the Socialist Missions (Revolución de las misiones socialistas), which aims to improve the quality of life for all Venezuelans and create a new society that guarantees basic social rights and life by promoting the Mission system;

•	the Revolution of the Political State (Revolución Política del Estado), which aims to transform the Government to create a new administrative state founded in principals of democracy and justice and to increase popular power by implementing measures, including technology, to combat smuggling, corruption and bureaucratic inefficiencies; and

•	the Revolution of Territorial Socialism (Revolución del Socialismo Territorial), which aims to consolidate the communal model with environmental principles by establishing a new ecosocialism.

In April 2016, members of MUD began a referendum process to recall President Maduro from office. The Constitution provides that the office of all magistrates and other elected officials, including the President, can be revoked after the first half of such individual’s term of office has elapsed, provided that certain legal requirements are met. For more information on these requirements, see “Organization of the Venezuelan Government—The Executive Branch.” In May 2016, citizens requested that the CNE certify signatures on a petition to recall President Maduro. Between June 20 and June 24, 2016, the CNE reviewed and validated the signatures to the petition. On August 1, 2016, the CNE certified signatures on the recall petition representing more than the 1% of registered voters needed to trigger the second stage of the recall process. On September 21, 2016, the CNE announced that a referendum to recall President Maduro from office could not be held until 2017. On October 17, 2016, the Supreme Tribunal ruled that the MUD opposition alliance must collect signatures from 20% of voters in each of the Republic’s twenty-three states and the Capital District in order to proceed with a recall referendum. Subsequently, on October 21, 2016, the CNE announced that the recall process was temporarily suspended after criminal courts in several states agreed to hear claims that fraud had been committed in the gathering of the signatures needed to meet the 1% threshold to trigger the recall process.

In January 2017, President Maduro reorganized the executive cabinet, appointing more than 17 new ministers, to offices including the Vice President of the Republic, Vice President for Economic Affairs, Minister of Petroleum and Minister of Economy and Finance (Decree No. 2,652, published in the Official Gazette No. 41,067, dated January 4, 2017). Furthermore, since January 2017, the Ministry of Popular Power for Banking and Finance and the Ministry of Popular Power for Industry and Commerce merged, to create the Ministry of Economy and Finance

(Decree No. 2,651, published in the Official Gazette No. 41,067, dated January 4, 2017) and the National Executive created eight new ministries: (1) the Ministry of Transportation; (2) the Ministry of Public Works (Decree No. 2,650, published in the Official Gazette No. 41,067, dated January 4, 2017); (3) the Ministry of Productive Economy; (4) the Ministry of Fisheries; (5) the Ministry of Urban Agriculture; (6) the Ministry of Foreign Trade and International Investment; (7) Ministry of Mining; and (8) the Ministry of Essential, Strategic and Socialist Industries. Currently, there are 32 Ministries, two State Ministries, one Council of Ministers and five sectoral Vice Presidents consisting of the Vice President for Economic Affairs, the Vice President of Planning, the Vice President for Social Development and Missions of the Revolution, the Vice President of Political Sovereignty, Security and Peace the Vice President for the Development of Territorial Socialism and the Executive Vice President.

On January 26, 2017, President Maduro granted the following powers to the Executive Vice President of the Republic: (a) decree issuance of (i) budgetary transfers between the ministries, (ii) the rectification of budgetary insufficiencies of the ministries, (iii) extension of the period of suppression and liquidation of the organs of the National Public Administration, (iv) appointment of deputy ministers and appointment of the board of directors of the decentralized entities, (v) expropriation and compulsory acquisition requested by the President, (vi) creation, modification, elimination and liquidation of decentralized entities, except those that must be issued by law, (vii) value added tax (“VAT”) exemptions on the importation of personal property, sale of goods and provision of services, and (viii) exemption from income tax with respect to the profit obtained by strategic sectors or special projects; (b) approve, defer or reject the administrative acts presented by the ministers, including the administrative act relating to the purchase of foreign currency of the public sector before Banco Central in relation to Foreign Exchange Agreement No. 11; (c) approve, defer or reject the budget of decentralized entities and state corporations; (d) approve and sign the issuance of special retirements to employees of the National Public Administration; and (e) perform the role of the President as a member or president in collegiate bodies (Decree No. 2,695, published in the Official Gazette No. 41,083, dated January 26, 2017).

In January 2017, President Maduro reorganized the board of directors of PDVSA, creating a vice president position and appointing Maribel Parra as vice president (Decree No. 2,703, published in the Extraordinary Official Gazette No. 6,284, dated January 29, 2017). The new board is comprised of the president, two vice presidents, five internal directors and three external directors. Eulogio Del Pino was removed as president of the PDVSA in August 2017 and replaced by former Minister of Petroleum, Nelson Martinez. On November 26, 2017, President Maduro removed Nelson Martinez and appointed Manuel Quevedo as the Minister of Petroleum and president of PDVSA (Decrees Nos. 3,177 and 3,178 published in the Extraordinary Gazette No. 6,343, dated November 26, 2017).

Organization of the Venezuelan Government

The Government is comprised of five branches at the national level, as well as state and local governments. The following is a description of the role of the various branches of Government:

Federal Government

The Executive Branch. Executive power is vested in the President and the Vice President, who is appointed by the President. Under the Constitution, the President is elected for a term of six years and may be re-elected for unlimited six-year terms. The Council of Ministers is also part of the executive branch. Under the Constitution, the President is the commander-in-chief of Venezuela’s armed forces. The different services within Venezuela’s armed forces report to the Minister of Defense.

The Constitution provides that the public can call for a legally-binding recall referendum at any time after the midpoint of the President’s six-year term. To initiate the recall process, 1% of registered voters must sign a petition that is submitted to the CNE. The CNE must certify these signatures and then, within three days of such certification, 20% of all registered voters must sign a second petition. After those signatures are certified, a referendum may be held. To succeed in recalling an official, the votes in favor of recall must equal or exceed the number of votes the official received in the initial election and a number of voters equal to or greater than 25% of the total number of registered voters must vote in the recall referendum. If a recall removes a sitting president from office, new elections will be held if the recall occurred during the first four years of the President’s current term. If the recall removes the President during the final two years of the term, the Vice President will serve out the term until the next election.

On January 9, 2017, the National Assembly passed a resolution stating that President Maduro should be removed from office based on article 233 of the Bolivarian Constitution, which outlines the circumstances under which the President can be considered to have permanently vacated or abandoned his position, finding that President Maduro had failed to fulfill his duties. On January 29, 2017, the Supreme Tribunal declared that there were no constitutional grounds for the removal of President Maduro and invalidated the National Assembly’s resolution.

The Legislative Branch. National legislative power is vested in the National Assembly. National Assembly members are elected by universal suffrage for terms of five years and may be re-elected for unlimited five-year terms. The number of members of the National Assembly is determined by the National Electoral Council on the basis of proportional representation by state.

The Judicial Branch. Judicial power is vested in the Supreme Tribunal and various lower tribunals. The Supreme Tribunal is the final court of appeals. It has the power to declare null and void laws, regulations and other acts of the executive or legislative branches that conflict with the Constitution. The Constitution provides that the National Assembly will appoint the justices of the Supreme Tribunal for twelve-year terms. Initially, the Supreme Tribunal Law (Ley orgánica del Tribunal Supremo de Justicia) provided for 20 judges of the Supreme Tribunal. In May 2004, the National Assembly approved an amendment to the Supreme Tribunal Law which increased the number of judges to 32. An absolute majority of the National Assembly can fill the new positions created by the amendment.

On December 20, 2015, the National Assembly appointed 34 new judges to the Supreme Tribunal, consisting of 13 principal judges and 21 substitutes.

On January 7, 2016, the newly elected National Assembly created a special commission to review these judicial appointments made by the prior National Assembly to ensure they complied with the proper procedures. On July 7, 2016, the commission issued a final report calling for the annulment of the appointments of the 34 judges. On July 19, 2016, the Supreme Tribunal nullified the actions of the National Assembly in creating the commission and the actions of the commission, finding that the National Assembly lacked the authority to review and revoke the judicial appointments.

The Civic Branch. The civic branch is responsible for preventing, monitoring and sanctioning ethical and moral violations in connection with public administration. This branch is comprised of three entities: the Ombudsman (Defensoría del Pueblo), which promotes and monitors the protection of human rights; the Prosecutor General’s Office, which promotes the fair administration of justice and judicial processes; and the Comptroller General of the Republic (Contraloría General de la República), which monitors and controls the administration of the Republic’s assets, revenues and public debt. The heads of these entities are appointed by the National Assembly. Candidates are evaluated and qualified by a committee of the National Assembly based on various criteria, such as education level and experience. Appointments are for seven-year terms. In December 2014, the National Assembly selected new appointees for the positions of Ombudsman, Prosecutor General’s and Comptroller General of the Republic for the period of 2015–2022.

The Electoral Branch. The electoral branch, which was created under the Constitution, is responsible for promulgating rules and regulations concerning elections. The electoral branch also monitors electoral processes, campaign financing and campaign advertising. The electoral branch operates through the CNE. The head and board of directors of the CNE are appointed by a two-thirds majority vote of the National Assembly. In the absence of a two-thirds majority, the Supreme Tribunal may appoint members of the CNE. The most recent appointments to the CNE in December 2016, were made by the Supreme Tribunal.

State Government

State executive power is exercised by a Governor who is elected by universal suffrage within each state. State legislative power is vested in state assemblies whose members are also elected by universal suffrage within each state.

Local Government

Mayors and Local Councils. Local executive power is exercised by local mayors who are elected by universal suffrage within each municipality. Local legislative power is vested in local assemblies whose members are also elected by universal suffrage within each state.

Popular Power. On December 15, 2015, the National Assembly created the first National Community Parliament (Parlamento Comunal Nacional), which brought together representatives of Venezuela’s grassroots decision-making bodies, known as communal councils and communes, to promote the expression of popular power within communities.

National Assembly

On December 6, 2015, elections were held for all 167 seats in the National Assembly. The PSUV won 55 seats, members of the MUD opposition alliance won 109 seats and indigenous parties aligned with MUD won the remaining 3 seats. In December 2015, members of the PSUV challenged the election of eight National Assembly members (five from the State of Aragua, two from the State of Amazonas and one from the State of Yaracuy). In December 2015, the challenges to the members from the State of Aragua and Yaracuy were dismissed by the Supreme Tribunal. On January 11, 2016, the Supreme Tribunal agreed to hear the remaining two challenges and expanded the scope of the inquiry to the election results from the State of Amazonas including one indigenous seat located in the State. Three of the Assembly members whose seats are under review are members of parties aligned with MUD and one is a member of a party aligned with the PSUV. The Supreme Tribunal issued a temporary injunction prohibiting these four legislators from the State of Amazonas (including two legislators whose seats were not initially challenged) from taking office until the Supreme Tribunal had ruled on the matter. On July 28, 2016, the National Assembly reinstated three of these legislators in violation of the injunction, despite the fact that the Supreme Tribunal ruled this was an unconstitutional exercise of the National Assembly’s authority. Subsequently, on November 15, 2016, the three legislators from Amazonas tendered their resignations as members of the National Assembly but the National Assembly did not formally accept the resignations. On January 9, 2017, the National Assembly removed the three legislators from Amazonas; however the Supreme Tribunal nullified this parliamentary act as it was passed by an illegitimate Board of Directors of the National Assembly. As of September 2017, although the three legislators from Amazonas stepped down, the four remaining challenges are still pending before the Supreme Tribunal. The next elections for the National Assembly are due to be held in 2021.

While a three-fifths majority is required to enact enabling laws (Leyes Habilitantes), legislation that gives the President the power to issue laws without the approval of the National Assembly, a two-thirds majority is required to pass organic laws (Leyes Orgánicas), laws related to the structure and function of the Republic. A simple majority is required to approve ordinary laws. An absolute majority of the members present is required to override a presidential veto. Currently, the MUD opposition alliance has enough seats in the National Assembly to pass ordinary laws. Most of the National Assembly Committees are led by the MUD opposition alliance. The next elections for the National Assembly are expected to be held in 2021. The following table sets forth the number and party affiliations of the National Assembly as of December 31, 2016:

Political Party(1)	No. of Seats
PSUV	52
Partido Comunista de Venezuela(2)	2
Vanguardia Bicentenaria Republicana(2)	1
Primero Justicia(3)	33
Acción Democratica(3)	26
Un Nuevo Tiempo(3)	22
Voluntad Popular(3)	15
Representación Indígena(3)	3
Others(3)	13
Total	167

(1)	Four National Assembly seats from the State of Amazonas are under review by the Supreme Tribunal.
(2)	Aligned with the PSUV.
(3)	Aligned with the MUD opposition alliance.

National Constituent Assembly

In May 2017, in order to address the Republic’s political, social and economic challenges, President Maduro called for the election of the ANC and nominated members to a Presidential Commission to determine the process for the elections of ANC members (Decree No. 2,830, published in the Extraordinary Official Gazette No. 6,295, dated May 1, 2017). In accordance with article 347 of the Constitution, the ANC is entrusted with the power to reorganize the Government, create a new democratic legal order and draft a new constitution. President Maduro outlined the programmatic objectives of the initiative, mandating the ANC to introduce measures to, among other things, protect the Republic’s sovereignty; re-establish justice and peace in the Republic; transition the Venezuelan economic system into a diversified, productive and sustainable for a post-oil economy; and improve the Venezuelan judicial and criminal system to better address violence, drug trafficking and corruption and protect human rights and the environment. On May 23, 2017, President Maduro adopted the election rules, establishing that the 545 members of the ANC would be constituted by 364 seats elected from geographic constituencies representing the Republic’s 23 states and the Capital District; eight seats would elected among the indigenous communities; and the remaining 173 seats from functional constituencies representing various stakeholders from the Venezuelan civil and business communities (Decree No. 2,878, published in the Official Gazette No. 41,156, dated May 23, 2017). On July 30, 2017, 537 of the 545 constituent members of the ANC where elected by 8,089,320 citizens, representing 42% of those eligible to vote, according to data from the CNE. Members for the remaining eight indigenous seats were elected on August 1, 2017 in accordance with the local customs of the indigenous people represented.

In August 2017, the ANC commenced its legislative session and decreed the constitutional supremacy of its position and its legislative acts within the Government and reserved all necessary powers to legislate on the competences, functioning and organization of all branches of government to preserve the Republic’s peace, justice and sovereignty (Constitutional Decree published in the Extraordinary Official Gazette No. 6,323, dated May 23, 2017). Since August 2017, the ANC passed a number of constitutional laws, including the Constitutional Law establishing the commission for trust, justice, peace and public tranquility (Extraordinary Official Gazette No. 6,323, dated May 23, 2017); the Constitutional Law against hatred, for the peaceful co-habitation and tolerance (Official Gazette No. 41,274, dated November 8, 2017); and the Constitutional Law establishing the principles determining fixed prices of certain goods and services (Extraordinary Official Gazette No. 6,342, dated November 22, 2017). In August 2017, the ANC also appointed Tarek William Saab as Prosecutor General, removing the sitting Prosecutor General, Linda Marvelia Ortega Diaz (Constitutional Decree, published in the Extraordinary Official Gazette No. 6,322, dated August 5, 2017).

Enabling Laws

In December 2010, the National Assembly passed the 2010 Enabling Law, granting President Chávez the power to legislate and approve laws by decree for a period of 18 months in a number of areas, including, among others, infrastructure, transportation, housing and public services. The passage of the 2010 Enabling Law resulted in part from the need for the National Executive to act quickly and decisively in response to record rains and floods that left thousands of Venezuelans without homes, jobs and access to basic services and seriously affected agricultural production. For the period during which the 2010 Enabling Law was in effect until its expiration in June 2012, President Chávez issued 54 decrees for the following purposes, among others:

•	addressing the need for permanent housing for those persons who lost their homes to floods or mudslides;

•	creating an emergency fund to direct resources towards large-scale housing projects. For information about the emergency fund, refer to “Bolivarian Republic of Venezuela—Housing Programs”;

•	a law on fair costs and prices that, as of November 2011, created a new commission to regulate prices and profit margins;

•	creating the Socialist Agricultural Development Fund (Fondo para el Desarrollo Agrario Socialista or “FONDAS”) for the reconstruction of the agricultural sector;

•	strengthening the Institutional Law of the Banking Sector (Ley de Reforma Parcial de la Ley de Instituciones del Sector Bancario);

•	to increase protection against fraud;

•	providing persons of limited resources in Venezuela with decent housing through an initiative called the “Great Housing Mission Venezuela” (La Gran Misión Vivienda Venezuela);

•	amending the existing labor law to improve labor conditions for workers;

•	nationalizing several companies in key sectors of the economy to improve productivity;

•	creating the State Council to address matters of national interest; and

•	reforming the Organic Law of the Financial Administration of the Public Sector (Ley Orgánica de la Administración Financiera del Sector Público or “the Public Sector Financial Administration Law”) to allow the National Executive to issue debt that exceeds the limits established by the annual Special Debt Laws in order to cover extraordinary expenses in emergency situations. For more information on the Public Sector Financial Administration Law, see “The Venezuelan Economy—Economic Policy and Legislation— Financial Administration of the Public Sector.”

In November 2013, the National Assembly passed the 2013 Enabling Law, granting President Maduro the power to legislate by decree on economic and other matters for a period of twelve months, without requiring the separate approval of the National Assembly. The 2013 Enabling Law was enacted to permit the National Executive to fight corruption and take quick, decisive action on economic matters. Through November 2014, President Maduro issued decrees covering a number of domestic security and economic areas, including, the following:

•	The law establishing the National Center for Foreign Trade (Centro Nacional de Comercio Exterior or “CENCOEX”) and Venezuelan Foreign Trade Corporation (Corporación Venezolana de Comercio Exterior or “CORPOVEX”), published in the Extraordinary Official Gazette No. 6,116, Decree No. 601, dated November 29, 2013, aimed to manage all import and export activities of Venezuela. CENCOEX was created for the purpose of developing and implementing policies on foreign exchange, exports, imports and foreign investment into the country and investments abroad. CORPOVEX was created to oversee and rationalize imports, ensure that the Republic obtained the best quality and price of imported products and goods; achieve maximum efficiency in the country’s import/export process and centralize the provision of non-oil exports. For more information, see “Introduction and Recent Developments—Recent Economic Developments” and “The Venezuelan Economy—Economic Policy and Legislation—Exchange Control Regime.”

•

The Organic Law of Fair Prices superseded the Law on Fair Costs and Prices, published in the Official Gazette No. 40,340, Decree No. 600, dated January 23, 2014, and aimed to reduce inflationary pressures by supplementing existing regulations on fair pricing. The law established a maximum profit of 30% for each entity in the supply chain. The law also created the Superintendency for the Defense of Socio-Economic Rights (Superintendencia Nacional para la Defensa de los Derechos Socioeconómicos or “SUNDDE”) by merging the Institute for Defense of People in the Access to Goods and Services (Instituto para la Defensa de las Personas en el Acceso a los Bienes y Servicios or “INDEPABIS”) and the Superintendency for Fair Costs and Prices (Superintendencia Nacional de Costos y Precios “SUNDECOP”), the governmental entities previously charged with verification of fair prices. SUNDDE’s objectives include: (1) determining fair prices for goods and services through cost structure analysis; (2) establishing a profit ceiling; and (3) controlling economic and commercial activity in order to protect citizens’ incomes and wages. Decree No. 1,467 amended the Organic Law of Fair Prices (published in the Extraordinary Official Gazette No. 6,156, dated November 19, 2014) to (a) increase the penalties for violations of the fair price rules; (b) create the National Intendancy for the Protection of Worker’s Salary (Intendencia Nacional para la protección del salario del Obreno y Obrera) to provide a legal platform for workers to file claims against businesses that engage in alleged hoarding or speculation and (c) provide a mechanism for the continual adjustment of fair pricing in all stages of the chain of production, distribution, importation, transportation and marketing of goods and services. The Organic Law of Fair Prices was further amended by Decree No. 2,092 Organic Law of Fair Prices (Ley Orgánica de los Precios Justos) under which (1) SUNDDE has the authority to establish or modify the prices of goods and services; (2) SUNDDE and CENCOEX are jointly tasked with ensuring that the cost of a good or service conforms to the established rate; (3) penalties for violations of the fair price laws were increased; and (4) additional sanctions were enacted (published in the Extraordinary Official Gazette No. 6,202, dated November 8, 2015). For more information, see “The Venezuelan Economy—Inflation.”

•	The Law Regulating Real Estate Leases for Commercial Use (published in the Extraordinary Official Gazette No. 40,418, Decree No. 929, dated May 23, 2014), imposed limits on the amount of rent commercial property owners may charge. The law allows the lessor and lessee to choose among a fixed rental payment, variable rental payment based on the percentage of sales, or a mixed rental payment (including fixed and variable rental payments components). The law also provides formulas and guidelines to determine the rental amounts assessable.

•	The Law of the Exchange Regime and its Crimes (published in the Extraordinary Official Gazette No. 6,150, Decree No. 1,403, dated November 18, 2014), provided that (i) any person who uses foreign currency acquired for a purpose prohibited by the Republic’s exchange rate mechanism may be punished by imprisonment for between two to six years and a fine of 0.5 taxable units per U.S. dollar or equivalent foreign currency; (ii) the falsification or forgery of financial statements may be punished by imprisonment for between one to three years and a fine of 0.5 taxable units per U.S. dollar or equivalent foreign currency; (iii) those who directly or indirectly promote or encourage the commission of illegal acts may be punished by imprisonment for between two to six years and a fine of 0.5 taxable units per dollar or equivalent currency. Decree No. 2,167 amended the Law of the Exchange Regime and its Crimes, as published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015. The new law (1) repealed the Law of the Exchange Regime and its Crimes of 2014; (2) mandated the creation of a production certificate system requiring importers to obtain production certificates to import certain supplies; and (3) criminalized the use of exchange rates other than the official exchange rates. For more information, see “The Venezuelan Economy—Economic Policy and Legislation—Exchange Control Regime—Law of the Exchange Regime and its Crimes.”

•	The Organic Law of Missions, Great Missions and Micro-Missions (published in the Extraordinary Official Gazette No. 6,154, dated November 19, 2014), established social programs aimed in the areas of education, food, health and others, to improve the social welfare of poor Venezuelans. Micro-Missions focus on resolving discrete problems that confront communities from time to time. Missions focus on addressing the root causes of poverty in order to increase the social welfare of Venezuelan citizens. Great Missions focus on resolving socioeconomic problems that require collaboration between different sectors of the economy and Government agencies. For more information, see “Bolivarian Republic of Venezuela—Social Programs—Missions.”

•	Regulations under the Law of Disarmament, Arms Control and Ammunition, published in the Extraordinary Official Gazette No. 6,129, Decree No. 881, dated April 8, 2014, aims to regulate and control the use, registration, manufacture, sale, supply, storage, registration, import, export, transit and transportation of all kinds of weapons, ammunition and components.

In March 2015, the National Assembly passed the Enabling Anti-Imperialist Act (Ley Habilitante Antiimperialista para la Paz) published in the Extraordinary Official Gazette No. 6,178 dated March 15, 2015, granting President Maduro the authority to pass laws by presidential decree between March 15 and December 31, 2015, on matters relating to the economy and other areas. Between December 28 and December 30, 2015, President Maduro exercised this authority to issue a number of decrees, including the following:

•	Reforms to the Law of the Central Bank of Venezuela (Ley del Banco Central de Venezuela) (Decree No. 2,179, published in the Extraordinary Official Gazette No. 6,211, dated December 30, 2015), which (1) gives the President the power to appoint the president of Banco Central; (2) eliminates the need for the approval of the National Assembly in connection with appointments and removals of directors of Banco Central and (3) gives Banco Central the authority to regulate the import or export of or other trade in Venezuelan and foreign currency.

•	Reforms to the Income Tax Law (Reforma Parcial de la Ley de Impuesto sobre la Renta) (Decree No. 2,163, published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which (1) imposes new measures to limit tax deductions; (2) modifies inflation adjustments to promote the banking, financial and insurance sectors; (3) streamlines the tax regime applicable to cooperative associations and foundations and rebates for investment; and (4) regulates the availability of revenues.

•	The Law of Taxation on Major Financial Transactions (Ley de Impuesto a las Grandes Transacciones Financieras) (Decree No. 2,169, published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which imposes a tax on certain financial transactions, such as withdrawals from call deposits and money market funds, certain transfers of checks, securities and negotiable financial instruments and certain inter-bank loan operations.

•	Reforms to the Law of Exchange Regime and its Crimes (Ley del Régimen Cambiario y sus Ilicitos) (Decree No. 2,167, published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which (1) repeal the Law of the Exchange Regime and its Crimes of 2014; (2) mandate the creation of a production certificate system requiring importers to obtain production certificates to import certain supplies; (3) criminalize the use of exchange rates other than the official exchange rates; (4) simplify the process for obtaining foreign currency and (5) establish an alternative currency market.

•	The Organic Law that Reserves to the State the Exploration and Exploitation of Gold and Other Strategic Minerals (Ley Orgánica que Reserva al Estado las Actividades de Exploración y Explotación del Oro y demás Minerales Estratégicos) (Decree No. 2,165, published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015) (the “Mining Law”), which aims to promote economic development and curb Venezuela’s dependence on oil through economic diversification and which vests authority for all mining operations with the Ministry of Popular Power for Ecological Mining Development (Ministerio del Poder Popular de Desarollo Minero Ecológico or “Ministry of Mining”). For further information on the Mining Law, see “Principal Sectors of the Venezuelan Economy—Mining.”

•	The Organic Law for the Development of Petrochemical Activity (Ley Orgánica para el Desarrollo de las Actividades Petroquímicas) (Decree No. 2,171, published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which reserves to the state the right to produce basic and intermediate petrochemicals, including chemical or physical transformation of raw materials based on gaseous and liquid hydrocarbons and minerals, and grants to the Ministry of Popular Power of Petroleum (Ministerio del Poder Popular de Petroléo or “Ministry of Petroleum”) the authority to regulate petrochemical production.

•	The Capital Markets Law (Ley de Mercado de Valores) (Decree No. 2,176, published in the Extraordinary Official Gazette No. 6,211, dated December 30, 2015), which redesigns the framework for regulating the securities market. Key characteristics include: (1) reinforcing the authority of the national securities regulator, the National Securities Superintendency (Superintendencia Nacional de Valores or “SUNAVAL”), to regulate the capital markets to promote the participation of new issuers, including small and medium-sized companies; (2) promoting the financing of productive companies through national public debt instruments by brokerage houses and firms; (3) promoting capital markets in accordance with international financial standards and protecting the financial resources of investors while minimizing risks through regulation; (4) contemplating demutualization; (5) allowing licensed broker-dealers, brokerage societies and brokerage houses to participate in the market for public bonds and to maintain them in their portfolios; (6) authorizes SUNAVAL to set the requirements that must be met by foreign corporations in order for them to be authorized to conduct the same activities as brokerage societies or brokerage houses; and (7) establishing procedures for the imposition of sanctions for violating the capital markets laws.

•	The Law of the National Integrated Service for the Administration of Customs Duties and Taxes (Ley del Servicio Nacional Integrado de Administración Aduanera y Tributaria or “SENIAT”) (amended by Decree No. 2,177, published in the Extraordinary Official Gazette No. 6,211, dated December 30, 2015), which is intended to modernize SENIAT and prohibit speculation, counterfeiting and drug trafficking activities that impact taxation.

•	The Law on Insurance (Ley de la Actividad Aseguradora) (Decree No. 2,178, published in the Extraordinary Official Gazette No. 6,211, dated December 30, 2015), which grants special powers to the Superintendency of Insurance to intervene in the insurance industry, such as the ability to order the payment of insurance claims and impose fines for wrongdoing on the part of insurance companies, and places certain restrictions on insurance and reinsurance companies.

•	The Law of Presidential Councils of the Government of Popular Power (Ley de Consejos Presidenciales de Gobierno del Poder Popular) (Decree No. 2,161, published in the Extraordinary Official Gazette 6,209, dated December 29, 2015), which creates a system of Presidential Councils to promote grass-roots decision-making and popular power.

•	further reforms to the Public Sector Financial Administration Law (Ley Orgánica de la Administración Financiera del Sector Público) (Decree No. 2,174, published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which (1) allow the President and the Council of Ministers to modify budgetary allocations created through legislation or other administrative acts; (2) reduce the National Assembly’s control over credit operations by enabling the National Executive to execute some of the transactions contemplated by the Special Debt Laws without the need for further authorization from the National Assembly.

•	reforms to the Income Tax Law (Reforma Parcial de la Ley de Impuesto sobre la Renta) (Decree No. 2,163, published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2016), which (1) impose new measures to limit tax deductions; (2) modify inflation adjustments to promote the banking, financial and insurance sectors; (3) streamline the tax regime applicable to cooperative associations and foundations and rebates for investment and; (4) regulate the availability of revenues.

For more information, see “The Venezuelan Economy—Economic Plan—Introduction and Overview.”

Legal Challenges to Legislation

The newly elected National Assembly has passed several laws since assuming office in January 2016, which the National Executive sent to the Supreme Tribunal to review on constitutional grounds. These laws include:

•	Amnesty and National Reconciliation Law which granted amnesty to people convicted of crimes relating to harm to people and damage to property during their participation in political protests and demonstrations.

•	Law of Partial Reform of Decree No. 2,179 of the Organic Law of Partial Reform of the Venezuelan Central Bank Law, which amended Decree No. 2,179 to give the National Assembly oversight powers over Banco Central, including ratification powers over the appointment and removal of the President of Banco Central and its directors.

•	Law of Partial Reform to the Organic Law of the Supreme Tribunal of Justice, which increased the number of lead judges on the Supreme Tribunal, required that the Supreme Tribunal notify the National Assembly if the President requests a constitutional review of any legislation passed by the National Assembly and provided for a public hearing on any challenged legislation.

•	Food and Drug Bond Law for Retirees and Pension Holders, which granted benefits to the elderly to permit them to buy food and medicine without having to spend pension resources.

•	Law Granting Property Title to Beneficiaries of the Great Housing Mission Venezuela, which granted title to beneficiaries of houses built through the Central Government’s Great Housing Mission Venezuela.

•	Special Law to Address the Humanitarian Health Crisis, which would establish parameters through which Venezuelans may obtain free, high-quality medicine and acquire and distribute such medicine.

•	Law of Partial Reform of Decree No. 2,165, the Organic Law that Reserves to the State the Activities of Exploration and Exploitation of Gold, which, among other things, would require the authorization of the National Assembly to conduct the exploration and exploitation activities contemplated by the law.

•	Law of Reform of Organic Law of Environment, which aims to develop the principles and rules of environmental preservation based on the constitutional rights of access to a secure, healthy and balanced environment.

All of these laws were submitted to the Supreme Tribunal for constitutional review and found to be unconstitutional and therefore invalid.

On April 20, 2016, the National Assembly approved a bill that would amend the Constitution to reduce the presidential term from six years to four years and impose a two-term limit. To become effective, the bill would have to be approved in a referendum called by the CNE. On April 25, 2016, the Supreme Tribunal ruled that if the bill were to be passed, it would not apply retroactively to reduce President Maduro’s term in office because doing so would violate the Constitution.

Since September 2016, the National Assembly has passed a number of laws that have been challenged by the National Executive and found to be invalid by the Supreme Tribunal on the grounds that the National Assembly lacked the capacity to legislate because it was not properly constituted due to the participation of legislators from the State of Amazonas in violation of a temporary injunction barring them from the National Assembly pending the review of the election results for their seats. These laws included legislation to grant greater autonomy to the telecommunications regulator and the imposition of regulations and penalties for actions constituting nepotism or conflicts of interest.

Emergency Decrees

In 2016, President Maduro issued a series of successive emergency decrees to combat the various economic, social and energy crises. An emergency decree can remain in effect for up to 60 days and may be extended once for an additional 60-day period. On January 14, 2016, President Maduro issued Economic Emergency Decree No. 2,184 (Decreto de Emergencia Económica), published in the Extraordinary Official Gazette No. 6,214, which imposed a 60-day state of emergency throughout Venezuela in order to ensure access to food and essential services and combat the economic crisis and high inflation. The decree gave President Maduro the power to: (1) dictate economic policies, (2) access funds allocated to the 2015 budget and make expenditures outside the appropriations made under the 2016 budget law, (3) disregard the exchange procedures established by CENCOEX and Banco Central in order to facilitate the importation of essential goods and (4) promote foreign investment and the socialist missions. The state of emergency was extended for an additional 60-day period on March 11, 2016 (Economic Emergency Decree No. 2,270, published in the Extraordinary Official Gazette No. 6,219). On May 13, 2016, President Maduro issued Exception and Economic Emergency Decree No. 2,323 (Decreto de Estado de Excepción y Emergencia Económica), published in the Extraordinary Official Gazette No. 6,227, which declared a 60-day state of emergency due to extraordinary social, economic, political and ecological events. The decree granted additional emergency powers to President Maduro to combat the economic crisis and the electricity crisis, such as the power to impose controls on the production and distribution of goods and the power to maintain public order. On July 12, 2016, President Maduro’s emergency powers under Exception and Economic Emergency Decree No. 2,323 were extended for a further 60-day period by Decree No. 2,371, published in the Official Gazette No. 40,942, dated July 12, 2016. On September 13, 2016, President Maduro issued a new Exception and Economic Emergency Decree No. 2,452 (published in the Extraordinary Official Gazette No. 6,256), which renewed President Maduro’s emergency powers, giving him the authority to promote food production and distribution, implement security plans and impose limited suspensions of sanctions against high-ranking government officials. Pursuant to his emergency powers under the Exception and Economic Emergency Decree No. 2,452, on October 14, 2016, President Maduro enacted (1) a decree that dictates the budget for the year 2017 (Decree No. 2,482, published in the Extraordinary Official Gazette No. 6,263) and (2) a decree that dictates the indebtedness for the economic and financial year 2017 (Decree No. 2,483, published in the Extraordinary Official Gazette No. 6,264), which authorizes the Republic to incur up to Bs.69.4 billion for the refinancing or restructuring of public debt. On November 13, 2016, the Exception and Economic Emergency Decree No. 2,452 was extended for an additional 60-day period (Decree No. 2,548, published in the Extraordinary Official Gazette No. 6,272).

In 2017, President Maduro continued to issue emergency decrees to combat the economic, social and political circumstances. On January 13, 2017, President Maduro issued Exception and Economic Emergency Decree No. 2,667 (Estado de Excepción y Emergencia Económica), published in the Official Gazette No. 41,074, declaring a 60-day state of emergency. The Decree gave the National Executive the authority to: (1) take necessary measures to promote the production and distribution of agricultural products; (2) access funds allocated to the 2016 budget; (3) make expenditures outside the appropriations made under the 2017 budget law; (4) avoid established exchange procedures in order to facilitate the importation of essential goods; (5) approve and sign contracts and their amendments without the approval of other Public Powers in order to obtain financial resources and technical advice; (6) issue and authorize financing transactions, as well as reschedule the authorized projects/debt in the 2017 Indebtedness Law, without the approval of other Public Authorities; (7) approve the 2017 Budget of Banco Central when the body that regularly does so is legally or judicially disqualified; (8) allow the Tax Administration to adjust the Taxable Unit based on technical analyses without the approval of other Public Powers; (9) decide the temporary and exceptional suspension of penalties of a political nature against the highest authorities of public power and other senior officials, when such sanctions could hinder the continuity of the implementation of economic measures for the urgent revival of the national economy, the supply of goods and services essential to the Venezuelan people, or make vulnerable the security of the nation; (10) implement policies to guarantee the supply of goods and services regarding health and food; (11) take measures to guarantee the performance of the National Electric System; and (12) appoint the Ministry of Economy and Finance and Banco Central to set the maximum ceiling for valuations of Venezuelan currency and restrict certain financial and commercial transactions that promote the electronic system use. The Exception and Economic Emergency Decree was extended for an additional 60 days on March 13, 2017 (Decree No. 2,742, published in the Official Gazette No. 41,112). In May and September 2017, President Maduro renewed the state of emergency by issuing Exception and Economic Emergency Decrees No. 2,849 (Extraordinary Official Gazette No. 6,298, dated May 13, 2017) and No. 3,074 (Official Gazette No. 41,233, dated September 11, 2017), which were extended for an additional 60 days by Decrees No. 2,987 (Official Gazette No. 41,192, dated July 13, 2017) and No. 3,157 (Official Gazette 41,276, dated November 10, 2017) respectively.

The Supreme Tribunal upheld the constitutionality of the Economic Emergency Decrees No. 2,184 and No. 2,270, the Exception and Economic Emergency Decree No. 2,323 and No. 2,371 the Exception and Economic Emergency Decree No. 2,452 and 2,548 and Exception and Economic Emergency Decree No. 2,667 and No. 2,742 through ruling No. 4 dated January 20, 2016, ruling No. 184 dated March 17, 2016, ruling No. 411 dated May 11, 2016, ruling No. 615 dated July 19, 2016, and ruling No. 810 dated September 21, 2016, ruling No. 952 dated November 21, 2016, and ruling No. 4 dated January 19, 2017, and ruling No. 113 dated March 20, 2017, ruling No. 547 dated July 25, 2017, and ruling No. 727 dated September 25, 2017, respectively, when the National Assembly failed to approve them.

The Federal Government Council

On February 22, 2010, the Organic Law of the Federal Government Council (Ley Orgánica del Consejo Federal de Gobierno) was passed, creating the Federal Government Council (Consejo Federal de Gobierno). The Federal Government Council is chaired by the Vice President of the Republic and is composed of all the Ministers and Governors, one Mayor of each state and 20 citizens of communal entities created under the Popular Power regime. It is the body responsible for planning and coordinating policies and actions in order to continue with the process of transferring authority from the national government to states and municipalities. Its executive arm is the Inter-Territorial Compensation Fund (“ICF”), which finances public investment aimed at promoting balanced regional development, cooperation and support of policies and development initiatives from the various regional public bodies, focusing on essential services and projects in the regions of the less developed communities. Pursuant to the law, the President may create special development districts to promote economic, social, scientific and technological projects within a given region. One of the priorities of the Federal Government Council is to fund, promote and monitor compliance of all planned investments and priorities including those related to the development of adequate housing throughout the country, with the support and cooperation of regional and local governments. The Federal Government Council’s budget is funded by executive branch contributions, assigned resources, other earned income, donations, and sources arising from other laws, such as those relating to the Law of Special Economic Assignments Derived from Mining and Hydrocarbons Activity (Ley de Asignaciones Económicas Especiales Derivadas de Minas e Hidrocarburos). In 2015, an additional Bs.112.7 million (U.S.$17.9 million) was transferred to the Federal Government Council, bringing the total amount transferred to the Federal Government Council since its inception to Bs.224.8 million (U.S.$35.7 million, calculated at the official exchange rate as in effect on December 31, 2015).

In 2014, the Federal Government Council approved two investment plans to fund local governments throughout Venezuela. In February 2014, the Federal Government Council allocated 70% of the annual ICF investments to local governments to finance local projects. In June 2014, the Federal Government Council approved the second investment plan to reapportion ICF funding in accordance with the needs of local projects.

Domestic Initiatives

The Maduro administration is pursuing the policies initiated by the Chávez administration that are aimed at transforming Venezuelan society within a model that is broadly referred to as “Socialism for the 21st Century,” in which the concepts of political participation and social inclusion are cornerstones.

Given the profound economic disparities across social strata, the domestic initiatives focus on the need to redirect economic resources to the poorest segments of society, to create the proper conditions for sustainable growth and to maximize welfare for the inhabitants of Venezuela. In addition, the initiatives aim to give a greater voice to workers in business enterprises. The following are examples of initiatives that are being or have been undertaken:

•	the reallocation of unproductive business assets to more productive activities to promote job creation;

•	the creation of new ministries with responsibility for housing, nutrition, gender equality and financial aid;

•	the creation of the Great Mission of Sovereign Supply, which gives the Minister of Defense the authority to oversee and coordinate food production and distribution;

•	the creation of a plan to construct mobile structures with the ability to process, store and sell fish, which will be installed in rural and suburban areas and operated by the Local Committees of Supply and Production (Comités Locales de Abastecimiento y Producción or “CLAPs”) and the Ministry of Fisheries and Aquaculture;

•	the creation of a 100-day urban agriculture scheme designed to promote farming in urban and semi-urban environments;

•	the mandatory allocation of a portion of commercial banks’ credit portfolios to pivotal economic areas such as housing, agriculture, tourism and manufacturing;

•	the strengthening of existing, and creation of new, national development and social funds to provide specific resources to major infrastructure projects and massive social programs;

•	the introduction of diverse initiatives of co-management and self-management among workers, employers and supervisors, as options to reshape either state companies and/or abandoned manufacturing facilities, as a fast-track measure to utilize these entities and to promote stable job generation;

•	the creation of government-owned entities to provide low-cost commercial services with a high level of social impact, such as airlines, telecommunications and food chain distribution;

•	the formation of joint ventures for certain cement and chemical companies and foodstuff producers and retailers;

•	the creation of the National Company for Public Works (Empresa Nacional de Obras Públicas) for carrying out public works;

•	the creation of the Agrifood Presidential Commission to ensure food security and sovereignty through increased coordination among the various governmental agencies and enterprises and the private sector;

•	the enactment of a joint resolution earmarking 20% of annual gross credit portfolio of banks to mortgages for the purchase, construction and improvement of primary residences;

•	the enactment of the laws regulating fair prices, for the purpose of reducing inflation by establishing a cost structure and controlling excessive profits of companies;

•	the formation of funds by public sector financial institutions to provide financing for the acquisition and repair of rental housing;

•	the creation of Missions with the objective of providing social services in sectors such as health, education and employment;

•	the formation of two funds: National Savings Fund for the Working Class (Fondo de Ahorro Nacional la Clase Obrera or “FANCO”) and the Popular Savings Fund (Fondo de Ahorro Popular or “FAP”), for purposes of promoting savings and alternative methods for the payment of social debts;

•	the implementation of the plan Street Government (Gobierno de Calle), which seeks to establish direct contact with workers, students and communities throughout the country;

•	the purchase of all companies in the electricity sector and the National Telephone Limited Company of Venezuela (Compañía Anónima Nacional Teléfonos de Venezuela or “CANTV”), Venezuela’s largest telephone carrier, to secure stability in service rates and minimize their impact on inflation;

•	the purchase of all companies in the cement sector and Siderúrgica del Orinoco, C.A., (“SIDOR”), Venezuela’s largest steelmaker, to help reduce prices in Venezuela;

•	the purchase of Bank of Venezuela (Banco de Venezuela, S.A.), the largest bank in Venezuela;

•	the creation of the “Tarjeta Somos” program, which provides young people access to various financial services and financial and economic activities;

•	the creation of a joint venture between Venezuela and Mabe de Venezuela to increase the domestic production of household goods, such as kitchens and washing machines; and

•	the execution of agreements and engagement in joint ventures between Venezuela and several automobile and automotive-related companies to assemble cars, tractors and trucks as well as automobile engines.

Since the beginning of 2013, the Government has adopted and/or implemented certain legislation and related plans to address priority areas, including the following:

•	The Plan of the Nation, first introduced by President Chávez during his 2013 presidential campaign (published in the Extraordinary Official Gazette No. 6,118, dated December 4, 2013) and later implemented by President Maduro, is a roadmap for the second stage of Venezuela’s transition to socialism. The Plan of the Nation establishes a series of macroeconomic targets and social programs and is founded on five strategic objectives: (1) the preservation of Venezuela’s independence; (2) the continued development of Bolivarian socialism for the twenty-first century; (3) the transformation of Venezuela into a regional social, economic and political power; (4) contribution to the development of a multipolar geopolitical order to promote peace and stability; and (5) the preservation of life on earth and saving the human race.

•	On May 13, 2013, President Maduro announced the creation of the Homeland Security Plan (Plan Patria Segura) to combat violent crime. The Ministry of Popular Power for Interior Affairs, Justice and Peace (Ministerio del Poder Popular para Relaciones Interiores, Justicia y Paz or “Ministry of the Interior”) is charged with implementing the Homeland Security Plan, which aims to decrease crime rates and enhance public safety by promoting violence prevention and social inclusion. The Homeland Security Plan also centralizes crime statistics in the Venezuelan Observatory of Public Safety (Observatorio Venezolano de Seguridad Ciudadana), an agency of the Ministry of the Interior, in order to better monitor results and improve efficiency by replicating successful strategies across agencies. The Homeland Security Plan focuses on 79 priority municipalities and has more than 37,000 employees deployed throughout the nation. Pursuant to the Homeland Security Plan, the National Executive conducted operations to dismantle 157 criminal gangs between July 2015 and July 2016. In January 2017, President Maduro relaunched the Homeland Security Plan to combat criminal mafias and promote security. The Vice President has been directed to implement this plan, which is comprised of six strategic actions: (i) promoting the Movement for Peace and Life’s cultural and sports activities in schools and neighborhoods; (ii) increasing the number of police and army personnel patrolling the streets; (iii) implementing peace groups; (iv) strengthening the Popular Intelligence System; (v) relaunching OLP; and (vi) achieving effective implementation of justice in the form of ensured continuous proximity to police services and administration of justice of common crimes.

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In April 2013, President Maduro created the Presidential Commission for Peace and Life, charged with advancing the Movement for Peace and Life (el Movimiento por la Paz y por la Vida). The Movement for Peace and Life aims to promote culture, sport, recreation and healthful living and the development of youth through engagement in productive activities. In order to further the goals of the Movement for Peace and Life, President Maduro presented the National Plan for Peace and Coexistence (Plan Nacional de Paz y Convivencia) in February 2014. The National Plan for Peace and Coexistence has ten goals: (1) improving the efficiency of the Republic’s protection and surveillance systems; (2) continuing the Plan for Disarmament (Plan de Desarme) and demobilization of violent gangs; (3) expanding the Movement for Peace and Life to cover the whole country; (4) conducting a national tour with sporting, cultural and artistic activities; (5) unveiling a territorial plan to ensure the delimitation of public spaces; (6) developing a new culture of communication based on the fostering of social values; (7) transforming the Republic’s prisons into centers for education and discipline; (8) building Peace Communities (Comunidades de Paz) to improve the justice system; (9) creating Peace Territories (Territorios de Paz) in communities across the country to address crime; and (10) creating a special brigade composed of policemen and soldiers to combat drug trafficking. On April 12, 2014, President Maduro announced that the Movement for Peace and Life would work in conjunction with the Republic’s Great Missions (Grandes Misiones) to further promote national development. In January 2017, the National Plan for Integration Prevention, Solidarity Coexistence and Peace was created, with initiatives focused on education, culture, recreation, sport, health and food intended to replace practices of unrest, violence and crime. In January 2017, the National Plan for Integration Prevention, Solidarity Coexistence and Peace was created, with initiatives focused on education, culture, recreation, sport, health and food with the goal of reducing unrest, violence and crime.

•	On September 2, 2014, as part of the National Executive’s financial policy aimed at strengthening the country’s international accounts, President Maduro announced the creation of a strategic account at Banco Central, known as the Strategic Reserve Fund, where funds including FONDEN, the Sino-Venezuelan Joint Fund and the Large Volume and Long-Term Financing Fund could be consolidated in order to strengthen the Republic’s foreign asset account. To further strengthen the country’s international accounts, on September 5, 2014, this strategic account at Banco Central received an initial deposit of U.S.$750 million. On November 19, 2014, the Republic deposited a U.S.$4.0 billion loan from China into the Strategic Reserve Fund.

•	In July 2015, the Government also launched a security plan known as Operation Liberation and Protection of the People (Operación de Liberación del Pueblo or “OLP”) to combat criminal gang activity and allocated over 20,000 National Guard officials to this effort. OLP was designed to coordinate the efforts of the Ministry of the Interior, the national armed forces and other security agencies to increase national security. OLP is comprised of the Homeland Security Plan, the Movement for Peace and Life, the Comprehensive Preventative Intelligence (Inteligencia Preventative Integral) and programs designed to strengthen the implementation of justice to ensure peace in the country.

•	In January 2016, President Maduro reorganized the executive cabinet, as discussed above in “—Current Presidential Administration.”

•	In January 2017, President Maduro reorganized the executive cabinet, including the appointment of Tareck Zaidan El Aissami Maddah as Vice President of the Republic, Ramón Augusto Lobo Moreno as Vice President for Economic Affairs and Ramón Augusto Lobo Moreno as Minister of Economy and Finance (Decree No. 2,652, published in the Official Gazette No. 41,067, dated January 4, 2017). Since then, President Maduro has replaced Ramón Augusto Lobo Moreno with Simon Alejandro Zerpa Delgado as Minister of Economy and Finance and appointed Wilmar Alfredo Castro Soteldo as Vice President for Economic Affairs (Decree No. 3,126, published in the Official Gazette No. 41,265, dated October 26, 2017). Furthermore, in January 2017, the Ministry of Popular Power for Banking and Finance and the Ministry of Popular Power for Industry and Commerce merged to create the Ministry of Economy and Finance (Decree No. 2,651, published in the Official Gazette No. 41,067, dated January 4, 2017) and the National Executive abolished the Ministry of Popular Power for Transport and Public Works, leading to the creation of two new ministries: the Ministry of Popular Power for Transportation and the Ministry of Popular Power of Public Works (Decree No. 2,650, published in the Official Gazette No. 41,067, dated January 4, 2017). Currently, there are 32 Ministries, two State Ministries, one Council of Ministers and five sectoral Vice Presidents consisting of the Vice President for Economic Affairs, the Vice President of Planning (Vicepresidencia Sectorial de Planificación), the Vice President for Social Development and Missions of the Revolution (Vicepresidencia Sectorial para el Desarrollo Social y Revolución de las Misiones), the Vice President of Political Sovereignty, Security and Peace (Vicepresidencia Sectorial de la Soberanía Política, Seguridad y Paz) and the Vice President for the Development of Territorial Socialism (Vicepresidencia Sectorial del Desarrollo del Socialismo Territorial) and the Executive Vice President (Vicepresidencia Ejecutiva). In October 2017, President Maduro appointed Ramón Augusto Lobo Moreno as the new president of Banco Central (Official Gazette No. 41,265, dated October 26, 2017).

Social Programs

The National Executive’s comprehensive programs to promote social welfare have resulted in improvements in some quality of life metrics, such as:

•	a decrease in the percentage of homes in structural poverty (as measured by unmet basic needs) to 4.9% in 2015 from 5.4% in 2014;

•	a decrease in the percentage of households in critical overcrowding reduced from 9.1% in 2014 to 8.3% in 2015 and 7.9% in 2016; and

•	an increase in the percentage of the population entitled to receive a pension from 72.6% in 2014 to 84.8% in 2015 and to 89.9% in 2016.

During 2017, the Movement for Peace and Life established by President Maduro made several efforts that benefited popular sectors of the country, such as:

•	rehabilitating sports spaces and hosting sports activities;

•	making grants to communities; and

•	hosting Integral Prevention Forums and community coexistence workshops.

Missions

Beginning in 2002, the Government initiated social programs, called Missions, to provide social services in sectors such as health, education and employment in order to address the most pressing issues affecting those in need. The national budgets for the years 2012, 2013, 2014 and 2015 allocated Bs.8.0 billion (U.S.$1.86 billion), Bs.5.9 billion (U.S.$0.94 billion), Bs.25.4 billion (U.S.$4.03 billion), and Bs.27.2 billion (U.S.$4.32 billion), respectively, to the Missions. Preliminary figures for the year 2016 are not available.

The Complementary Special Indebtedness Annual Law for Fiscal Year 2011 incorporated three new Missions: The Great Mission Agro-Venezuela (La Gran Misión AgroVenezuela), the Great Housing Mission for Venezuela (La Gran Misión Vivienda Venezuela) and the Knowledge and Work Mission (La Gran Misión Saber y Trabajo Venezuela) (Decree No. 8,143 published in the Extraordinary Official Gazette No. 6,021, dated April 6, 2011). The Great Mission Agro-Venezuela was aimed at achieving food sovereignty by providing financing, agricultural infrastructure and equipment and agricultural machinery. The Housing Mission aimed to provide financing for the production of construction material, the proper preparation of lands for building, and the building of housing. The Knowledge and Work Mission was focused on the development and continuity of large transportation infrastructure, energy, agroindustrial, and industrial projects. The law aimed to provide Bs.45.0 billion (U.S.$10.47 billion) for social investment under these Missions in the wake of natural disasters affecting Venezuela.

In 2014, the Law for Great Missions was passed, to relaunch o the system of Missions and Great Missions. As part of this initiative, the National Executive undertook review of all Missions, merging programs with similar aims and beneficiaries, and the refinement of Mission mandates. The law also contemplates a new Mission management system. The Missions were divided and grouped into seven areas: (i) education, (ii) work, (iii) public health, (iv) social protection, (v) food, (vi) housing and habitat, and (vii) security and basic services.

Notable Missions in operation as of December 31, 2016, include:

•	The Plan Barrio Nuevo, Barrio Tricolor, created in August 2009 to renovate beautify and maintain the water, waste removal and electrical infrastructure of Venezuela’s barrios (suburbs), and was redesignated a Great Mission in November 2013. The Mission has renovated 200 communities, benefitting two million families. During 2016, the Mission rehabilitated 398,064 houses, implemented waste removal plans on 556 buildings (increasing the total number of buildings modified to 1,556), deployed new waste removal systems, built new parks, and collected a total of 75,000 tons of solid waste materials.

•	Misión Barrio Adentro, created to provide preventative and primary medical care to serve citizens in their own communities. The Mission has provided 778 million consultations over the past thirteen years. During 2016, the Mission conducted 28 million consultations.

•	The Gran Misión a Toda Vida Venezuela, created in July 2012 to combat crime and security threats in the country with the aim of reducing crime rates and addressing the structural and situational factors that generate violence and crime.

•	Gran Misión Eficiencia o Nada, created in 2013 to improve government efficiency, combat corruption and to assess the progress of projects undertaken by the executive branch.

•	Misión Negro Primero, created in May 2013 to provide social support and protection to members of the Bolivarian National Armed Force and their families through the provision of credits for housing, vehicles and the purchase of domestic appliances.

•	Misión Eléctrica de Venezuela, created in September 2013 to transform the National Electricity System and to coordinate the various institutions, communities and companies involved in the program.

•	Misión Jóvenes de la Patria, created in October 2014 to promote the personal development, mobilization and social inclusion of young Venezuelans by promoting their potential and fostering a new culture based on solidarity and responsible enjoyment.

•	Gran Misión Hogares de la Patria, created in June 2014 to provide comprehensive care for the most vulnerable sectors and those Venezuelan households in poverty and extreme poverty.

•	Misión Nevado, created in December of 2013 to rescue and protect street animals.

•	Misión Transporte, created in March of 2014 to develop Venezuela’s public transportation system.

•	Misión Alimentación, created in April of 2003 to promote the equal distribution of food to the Venezuelan population, especially the low income population.

In addition, in February 2017 the Misión Justicia Socialista was created in to encourage the citizen participation in the communities and social movements to guarantee social justice and free legal assistance. This Mission was redesignated as a Great Mission in March 2017.

The Missions have been credited with helping to: reduce the percentage of households in extreme poverty from 10.8% in 1998 to 8.3% in 2015; increase life expectancy from 72 years in 1998 to 75 years in 2015; lower the level of income inequality, measured through the Gini coefficient, from 0.486 in 1998 to 0.550 in 2015; increase the average number of years in schooling for those aged 25 years and above from 7.35 years in 1998 to 8.9 years in 2015; and advance the country to the high human development category in the United Nations’ Human Development Index, which is located at 0.767 in 2015. Preliminary figures for the year 2016 are not available.

Other Social Programs and Policies

In 2014 the Bases of Socialist Missions (Bases de Misiones Socialistas) were created in order to deliver health, nutrition and education services to poor communities, as part of the National Campaign for the Eradication of Extreme Poverty. The first base was inaugurated on June 7, 2014. As of December 31, 2015, a total of 750 mission bases have been built throughout the country. The goal for 2016 is to install 1,005 mission bases and 38 major mission bases for the 1,500 poorest communities in the country.

The country also provides old-age pension, which, under the Constitution, is equal to the minimum wage. As of December 31, 2015, the old-age pension was Bs.9,649 per month (U.S.$1,531.59 per month) and as of September 2016, the old age pension was Bs.22,576.13 (U.S.$2,257.61). Since September 1, 2017, the pensioners are charging Bs.136,544.18 (U.S.$13,654.42) of basic income plus the economic war bond for Bs.40,963.26 (U.S.$4.096,37) for a total of Bs.177,507 (U.S.$17.750,70) per month. The minimum wage was increased to Bs.177,507.44 (U.S.$17,750.74) on November 1, 2017 (Decree No. 3,138, published in Official Gazette No. 41,269). The number of pensioners in Venezuela has been increasing; as of 2012, 2013, 2014, 2015 and 2016, there were 2,426,493; 2,620,674; 2,722,624; 2,855,731; and 3,803,808 pensioners, respectively. Preliminary figures for the year 2016 are not available.

The Central Government has created a number of state-owned entities to provide low-cost commercial services and to stimulate domestic production. The state-owned entities created since 2011 include:

•	Conviasa, a state-owned international airline company;

•	the National Company for Public Works, created in 2011 to develop highways, infrastructure and housing projects;

•	Inmobioliaria Nacional S.A., created in 2011 to provide real estate services for primary residence housing;

•	Venedom S.A., created in 2011 to promote the development of the coffee industry;

•	Venvidrio C.A., created in 2011 to produce and commercialize glass products;

•	Corposervica, created in 2012 to provide for private security services to various government institutions;

•	Farmapatria, C.A., created in 2012 to a network of discount drug stores across the country;

•	Fábrica de Productos para la Higiene y Mantenimiento del Hogar, Industrias e Instituciones, S.A. (Limpihogar), created in 2012 to provide cleaning and housing maintenance products;

•	Venezolana de Motores (Venmotor), created in 2012 to assemble and produce engines;

•	Venezolana de Envases de Aluminio (Venenvases), created in 2013 to produce products of all kinds, including packaging;

•	Venezolana de Cerámicas, Forjas y Aceros (Forjacero), created in 2013 to produce and commercialize various steel products for the national industry;

•	Venezolana del Cartón (Vencarton), created in 2013 to produce and commercialize cartons and laminated paper;

•	Venezolana de Válvulas y Grifos (Valerisa), created in 2013 to produce and commercialize various non-ferrous metal products, including brass, copper and aluminum, for infrastructure projects;

•	Venezolana de Motos (Vemoca), created in 2013 to produce and commercialize motorcycles and automotive components;

•	Café Venezuela y Cacao Venezuela, a chain of sixteen stores created in 2014 to provide a forum for women’s social organizations to sell food products and to foster women’s participation in the economy generally; and

•	Machinery Barinas (Maquinarias Barinas), created in 2015 to assemble and market heavy machinery for the construction industry.

Political and Social Unrest

Towards the end of 2013, street demonstrations against the policies of the National Executive began to protest rising crime, food shortages and rising inflation. In February 2014, these protests turned violent, resulting in road blocks and property crimes. The protestors’ demands extended to other rights, including political participation and freedom of expression. Opposition groups and certain international human rights groups later alleged there were human rights violations that occurred during the protests. The National Executive disputed those claims and maintained that security officials were acting under Venezuelan law and in accordance with internationally accepted policing methods that respect human rights. From the time the protests began until order was restored in mid-2014, scores of people were killed, injured and arrested. The protests and street closures experienced in some of the country’s major cities during the first five months of 2014 adversely affected the production, distribution and sale of consumer goods and services.

In response to public discontent, President Maduro inaugurated the first National Peace Conference (Conferencia Nacional de Paz) on February 26, 2014, to promote dialogue and peace. The result of the first National Peace Conference was the National Pacification Plan (Plan de Pacificación Nacional), a key element of which involved holding forums to bring together the various political, economic, public and private stakeholders on key issues. Subsequent National Peace Conferences were held in March 2014 in different regions of the country and participants included mayors, governors, representatives from the Federation of Chambers and Associations of Commerce and Production of Venezuela (Federación de Cámaras y Asociaciones de Comercio y Producción de Venezuela), industry heads, trade unions, and indigenous and religious groups. However, the MUD opposition alliance did not attend the National Peace Conference.

President Maduro convened a separate dialogue on April 14, 2014, with members of MUD, the National Executive and observers from international organizations from UNASUR in attendance. A proposal was formulated to find a model of coexistence that would strengthen democracy in Venezuela and generate space for different political viewpoints. A roundtable was scheduled for May 15, 2014, to continue the dialogue, but members of MUD declined to participate.

Following the December 2015 elections, which proceeded without significant disruptions, and in which MUD won a majority of the seats in the National Assembly, in April 2016, MUD began a referendum process to recall President Maduro. For more information on the election and the referendum process, see “Introduction and Recent Developments—Recent Social and Political Developments.”

To address smuggling, crime, violence, and gang activity contributing to the social unrest, the Central Government launched a security plan in July 2015 known as OLP, as discussed above in “—Domestic Initiatives.”

In 2015 and 2016, political and social unrest continued due to shortages of basic consumer goods as a result of a drop in domestic food production; limited access to imports as a result of currency restrictions; smuggling; hoarding and other distribution problems. Consequently, the food distribution network has become an official target, and in some areas, long lines at food markets are not uncommon, contributing to the shortages of consumer goods. In addition, during the same period, Venezuela experienced a severe drought that contributed to an electricity crisis due to the country’s dependence on hydroelectric power, which further exacerbated these tensions. In response to the continued political turmoil, in 2016, the National Executive and UNASUR relaunched efforts to continue the dialogue with MUD; however, MUD again refused to participate. During 2016, the Vatican mediated a dialogue between representatives of the National Executive and the MUD opposition alliance in an effort to solve the country’s political conflicts.

During 2016, the National Executive continued its efforts to improve food access for the Venezuelan population and has distributed food to low-income populations in response to recent food shortages as part of its Nutrition Mission (Misión Alimentación), which was founded in 2003 to promote the equitable distribution of quality and low cost food by overseeing the wholesale and retail sale of food products. In 2016, the National Executive deployed CLAPs as part of a direct distribution model designed to improve access to food and other necessities and prevent smuggling. In July 2016, the Central Government launched the Great Mission of Sovereign Supply (Gran Misión Abastecimiento Soberano) (Decree No. 2,367, published in the Official Gazette No. 40,941, dated July 11, 2016), which created a national command, consisting of representatives of the National Executive, including the President, and headed by the Minister of Defense, with the authority to oversee and coordinate food production and distribution. The Mission aims to use the operational capacity of the Venezuelan military to improve the production and distribution of food, medicine and other essential goods. For more information on food access and distribution, see “Bolivarian Republic of Venezuela—Social Programs—Missions.”

Between 2016 and 2017, President Maduro issued a number of emergency decrees which conferred on the National Executive additional emergency powers to address the economic crisis and the emergency crises. For more information, see “—Emergency Decrees.”

In 2017, political and social discontent continued, which could be attributed to disagreement between the National Executive and the opposition, conflicts between laws passed by the National Assembly and rulings issued by the Supreme Tribunal and President Maduro’s exercise of powers based on Emergency Decrees, as well as food and medicine shortages. During 2017, there were street demonstrations in multiple cities in Venezuela that turned violent, resulting in road blocks, property crimes and several deaths, injuries and arrests. Opposition groups, international organizations and foreign governments have urged peaceful protests, an end to violence and that new elections be convened.

In January 2017, President Maduro launched a Presidential Commission for Peace and Life (Comisión Presidencial por la Paz y por la Vida), an initiative aimed at assisting the Movement for Peace and Life with combating social and political unrest in Venezuela (Decree 2,674, published in the Official Gazette No. 41,076, dated January 17, 2017). The Presidential Commission for Peace and Life will assist with the implementation of policies created by the Movement for Peace and Life by coordinating the efforts of multiple state bodies involved in the fight against crime. In a further effort to maintain peace, in April 2017, President Maduro launched a police and military security plan knowns as the Zamora Plan (Plan Zamora), which deployed civil-military to safeguard national security. Then, on May 1, 2017, President Maduro called for a National Constituent Assembly to draft a new Constitution (Decree No. 2,830, published in the Extraordinary Official Gazette No. 6,295, dated May 1, 2017), as an attempt to calm unrest in Venezuela. To begin this effort, President Maduro created a Presidential Commission, which will draft a proposal regarding vote processing to constitute the National Constituent Assembly and also appoint its members (Decree No. 2,831, published in the Extraordinary Official Gazette No. 6,295, dated May 1, 2017).

Housing Programs

In November 2010, in response to heavy flooding caused by two weeks of torrential rains, President Chávez created the Simón Bolívar Fund for Reconstruction (Ley Orgánica de Creación del Fondo Simón Bolívar para la Reconstrucción) (“FSB”) to provide relief aid for the construction of housing in order to help thousands of people displaced by heavy flooding.

Between 2011 and 2016, the Central Government spent Bs.571.5 billion (U.S.$57.1 billion) to build 1.4 million new homes in the western and central regions of Venezuela that were most affected by the torrential rains. In the first five months of 2017, the Central Government allocated another Bs.73.9 billion (U.S.$7.4 billion) to the program, bringing the total number of homes built through the Great Housing Mission Venezuela to more than 1.6 million.

On January 28, 2016, Decree No. 2,210, published in the Official Gazette No. 40,838, allowed the Organo Superior de Sistema Nacional de Vivienda y Habitat to assume control over the FSB. As of December 31, 2016, the FSB managed U.S.$93.5 billion.

In May 2016, the Supreme Tribunal struck down “the Law Granting Title to Property to Beneficiaries of the Great Venezuelan Housing Mission,” which the National Assembly had passed on January 28, 2016. The Supreme Tribunal found that the law was inconsistent with each family’s right to housing. It also found that the National Assembly neither allowed adequate public consideration of the law nor completed adequate studies on its economic viability.

In May 2016, the Ministry of Housing and Habitat raised the maximum credit amounts that governed loans for home purchases. The caps were raised as follows: on home purchases from Bs.500,000 to Bs.3,000,000; for self-construction from Bs.400,000 to Bs.1,000,000; for housing expansion from Bs.200,000 to Bs.700,000; and for main housing improvements from Bs.150,000 to Bs.500,000 (published in the Official Gazette No. 40,905, dated May 17, 2016).

Broadcasting Guidelines

On December 22, 2010, the Social Responsibility in Radio and Television Law (Ley de Responsabilidad Social en Radio y Televisión) (published in the Official Gazette No. 39,610, dated February 7, 2010) was reformed to strengthen national content production and incorporate within its scope the regulation of messages distributed through electronic media. The legislation prohibits the dissemination on television, radio or electronic media of messages that incite or promote hatred and intolerance based on race, religion, politics or gender as well as prohibiting racist or xenophobic messages, in accordance with the Constitution of the Bolivarian Republic of Venezuela and international treaties.

Two Administrative Orders were enacted and subsequently published in the Official Gazette No. 40,415, dated May 20, 2014, establishing additional broadcasting guidelines:

(1) Administrative Order No. 27, establishing the Technical Standard on Domestic Audio-Visual Production Services, with the aim of regulating and promoting a socially responsible environment within the audiovisual industry, balancing the rights and interests of providers with the users of radio and television services.

(2) Administrative Order No. 28, establishing, in accordance with the Telecommunications Organic Law (published in the Official Gazette No. 39,610, dated February 7, 2011), the Conditions for the Provision of Domestic Audio-Visual Production Services, with the aim of developing the legal regime applicable to the establishment, operation, supervision, inspection, control, regulation and monitoring of domestic audio-visual production services.

In July 2013, the Government created the Integrated Media System (“SIBCI”). SIBCI was conceived as a system to integrate, socialize and carry out the Government’s communications policy, which includes areas of communication beyond the conventional media, such as billboards, flipcharts, loudspeakers, among many other forms of popular media. The SIBCI consists of two AM operators, two FM operators, 296 community broadcasting operators, seven operators in free-to-air broadcast television, and six free-to-air digital broadcasting television operators and seven operators in open digital television (TDA/ISDBT-Tb). The total number of stations managed by SIBCI is 11 AM stations, 62 FM stations, 93 free-to-air broadcast television stations, 22 free-to-air digital TV stations, and 45 free-to-air community broadcasting television stations.

Additional media administered by the Government outside of SIBCI consisted of ten AM broadcast operators, 36 FM operators, three free-to-air broadcast television operators and 22 digital TV operators.

In relation to the telecommunications sector, in July 2014, Administrative Order No. 104 was approved, which established regulations governing international long distance telephone services and the transit charges applicable to the delivery of calls to fixed and mobile telephone networks in Venezuela (published in the Extraordinary Official Gazette No. 40,469, dated August 6, 2014).

Popular Power Initiatives

In September 2005, President Chávez issued a decree creating Social Production Companies (Empresas de Producción Social or “EPSs”) to provide the Venezuelan labor force with opportunities to participate in a variety of sectors of the economy, including the petroleum and mining sectors. EPSs are community-based, socially-minded economic entities funded by the Government, dedicated to generating and providing goods and services necessary to satisfy the basic needs of the community. They are primarily operated by the Ministry of Economy and Finance through CVG and by PDVSA. As of December 31, 2015, PDVSA was operating 20,000 EPSs and contributed U.S.$8.2 billion in support of social projects developed by the Central Government.

The National Assembly approved five “popular power” organic laws in December 21, 2010. The five laws consist of: (1) the Organic Law of Popular Power (Ley Orgánica del Poder Popular); (2) the Organic Law of Popular and Public Planning (Ley Orgánica de la Planificación Pública y Popular); (3) the Organic Law of Communes (Ley Orgánica de las Comunas); (4) the Organic Law of Social Auditing (Ley Orgánica de la Contraloría Social); and (5) the Organic Law for the Communal Economic System (Ley Orgánica del Sistema Económico Comunal). These communal laws are intended to strengthen popular power and complement already existing laws such as the Communal Council Law and the Federal Government Council Law.

The Organic Law of Popular Power aimed to develop and consolidate popular power to foster a more participatory democracy and create communal forms of self-government. The Organic Law of Popular and Public Planning outlines the organization and functions of the National System of Public Planning, a system that aims to optimize the processes of defining, formulating, executing and evaluating public policies. The Organic Law of Popular and Public Planning was amended in November 2014, pursuant to Decree No. 1,406 (published in the Extraordinary Official Gazette No. 6,148, dated November 18, 2014) to increase the participation of Venezuela’s citizens in the decision-making process through the participation of communes and communal councils. The Organic Law of Communes relates to the establishment and organization of communes in the country as well as the creation of the Communal Parliament. The Organic Law of Social Auditing gives organized communities responsibility for auditing both public and private entities. This law was passed by the National Assembly in order to create a culture of social responsibility and to gain better control of public, private and community affairs that affect public welfare. The Organic Law for the Communal Economic System establishes a collective ownership regime. Under this law, people are permitted to organize in direct collective social ownership of businesses, household production units and exchange groups.

The National Assembly approved the Organic Law of Extraordinary Jurisdiction for the Adjudication of Communal Peace Issues (Ley Orgánica de la Jurisdicción Especial de la Justicia de Paz Comunal) in May 2012. The law aimed to resolve community-related issues through “peace judges” who would help facilitate the resolution of local disputes through approaches that seek value-creating solutions in contrast to traditional adversarial court systems. Peace judges are elected to four-year terms by the local area or commune in which they live and are eligible for reelection. Although the peace judges do not have formal legal training, they are required to have basic competency in rules regarding inheritance, property ownership and renting.

Nationalizations and Expropriations of Private Companies

President Chávez announced a plan in 2007 to nationalize various strategic areas of the economy in order to further state control of the development of these sectors in Venezuela, including the acquisition of majority control of joint ventures in the Orinoco Oil Belt (heavy oil projects that had been authorized in the 1990s) in connection with the development of those resources. This initiative also extended to certain electricity and telecommunications companies that had been operated and controlled by the private sector through a process of negotiated acquisitions with the controlling shareholders of those entities. For information about nationalizations or expropriations in the oil industry, see “Principal Sectors of the Venezuelan Economy—Petroleum and Natural Gas—Disputes Concerning the Oil Industry.”

In 2008, the Government nationalized companies in the steel and cement industries to provide for better control of inputs for construction and infrastructure. Although certain of the companies whose assets were nationalized initially filed claims under BITs for arbitration to determine amounts owed to them, the former owners ultimately reached mutual agreement with the Government regarding the amounts to be paid for the assets and the terms of the repayments.

During 2009 and 2010, the Government took control of certain hotels, banks, energy plants and oil rigs, insurance firms, industrial warehouses, and investment firms and supermarkets, among other entities and assets. The Government also nationalized farms, food companies, supermarkets, and other inputs for the food industry, such as glass manufacturers, in an effort to expand the supply of essential food items and control inflation in this sector of the economy. The Government consolidated the acquired assets into several state-owned banks in an effort to organize the banking sector.

In February 2017, President Maduro ordered the compulsory acquisition of movable and immovable property, equipment, installation and other materials owned by the Consorcio Industrial Venezolano de Tecnología China, Civetchi, C.A., a Venezuelan automotive supply company (Decree No. 2,732, published in the Official Gazette No. 41,102, dated February 23, 2017).

In April 2017, a Venezuelan court ordered the seizure of General Motors’ plant in Valencia, along with its bank accounts and its assets, in connection with a claim filed by two car dealers relating to General Motors’ illegal termination of its contracts with those two dealers. In response, General Motors dismissed 2,700 employees and announced it would cease all activities in Venezuela.

External Affairs and Membership in International Organizations

Venezuela is a member of the United Nations and a founding member of the Organization of American States. It is also a member of OPEC, the International Monetary Fund (“IMF”), the World Bank, the Inter-American Development Bank (“IADB”), the General Agreement on Tariffs and Trade (“GATT”), the World Trade Organization (“WTO”), Corporación Andina de Fomento, a multilateral development bank headquartered in Caracas (“CAF”), the OPEC Fund for International Development (“OFID”), the International Fund for Agricultural Development (“IFAD”), as well as other significant/ international organizations.

Venezuela has traditionally consulted with various multilateral institutions, including the IADB, the World Bank and the IMF, on its economic programs, objectives, projections and policies. Under Article IV of the IMF’s Articles of Agreement, the IMF holds annual bilateral discussions with its members. During those consultations, the IMF reviews the overall economic developments in the country, as well as its policy measures aimed at maintaining economic stability, in order to ensure a sustainable external balance of trade and to liberalize foreign trade. Venezuela’s last annual consultation with the IMF took place in 2004 and compliance with the IMF’s Article IV consultation requirements is delayed. In January 2012, Venezuela formally withdrew from the Convention on the Settlement of Investment Disputes between States and Nationals of Other States (“ICSID Convention”). Pursuant to the ICSID Convention, Venezuela’s withdrawal became effective on July 25, 2012, six months after the receipt of the formal notice. However, the Republic has signed and ratified a number of BITs and a number of free trade agreements, which give investors the right to use other arbitration forums. In addition, certain arbitral forums may be available to investors by contractual agreement or under Venezuelan law.

Venezuela became a member of the Andean Community, an Andean regional integration alliance, whose other members include Bolivia, Ecuador, Colombia and Peru, in 1973. On April 22, 2011, Venezuela withdrew from the Andean Community; however, trade relations with Colombia, Peru, Bolivia and Ecuador continued on a bilateral basis on similar terms to those applicable to Andean Community members. The Republic is also a member with observer status of the Caribbean Community and Common Market, known as CARICOM.

The Republic has entered into a number of bilateral and multilateral trade and development agreements with countries in the region, such as: (1) agreements with Brazil covering energy, mining, military cooperation and the development of an offshore natural-gas project; (2) an agreement among Venezuela, Bolivia and Cuba signed in April 2006, and the subsequent addition of Honduras, Nicaragua and the Caribbean nation of Dominica, covering initiatives in trade, health and energy, among other matters; and (3) agreements to construct gas pipelines from Venezuela to Colombia, Brazil, Argentina, Uruguay, Paraguay and Bolivia. In 2014, Venezuela entered into several agreements with the Republics of Uruguay and Argentina covering cooperation in the fields of energy, health, defense, rail, science, technology and agribusiness. In 2016, Venezuela entered into economic cooperation agreements with Panama, and it established a binational agenda with Cuba for 2016-2030, focusing on the tourism, mining, industrial and agriculture industries.

On March 24, 2015, the Republic announced the execution of the Partial Agreement of Economic Complementation No. 69 with Brazil (published in the Official Gazette No. 40,627). The agreement was intended to establish trade liberalization provisions to regulate trade between Venezuela and Brazil during the process of incorporating Venezuela into Mercosur (as discussed below under “—Required Initiatives”).

In March 2017, Venezuela joined the AIIB, which seeks to create a financial system to allow the establishment of an investment framework in the Asian continent, while boosting trade and economic cooperation with other countries in Europe, America and Africa.

In August 2017, foreign ministers of Argentina, Brazil, Canada, Chile, Colombia, Costa Rica, Guatemala, Honduras, Mexico, Panama, Paraguay and Peru met to discuss the situation of political and social unrest in Venezuela. The summit closed with the foreign ministers signing a declaration condemning the constitution of the ANC and rejecting its authority, and advocated for the opening of negotiations between the National Executive and the opposition to address the ongoing constitutional crisis

Regional Initiatives

The Maduro administration has continued to develop initiatives commenced by President Chávez designed to strengthen economic, financial and technical cooperation and promote regional integration among Latin American and Caribbean countries under the banner: “Bolivarian Alternative for the Americas,” which include:

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Mercosur. In 2004, Venezuela became an associate member of Mercosur, a trade bloc promoting free trade among its member countries. In May 2006, the Republic agreed to the protocol for admission as a full member, including a timetable for bringing down mutual trade barriers and a final deadline of January 1, 2014, for full liberalization of trade among all members. Under the protocol, the Republic agreed to adhere to all key Mercosur codes and adopt Mercosur’s common external tariffs before admission as a full member. Lawmakers from Argentina, Brazil and Uruguay had approved Venezuela’s entry as a full member of Mercosur. In 2012, Venezuela was accepted as a full member of Mercosur and a Presidential Commission was created to assist with the full integration of Venezuela in Mercosur. According to the protocol, the Republic has four years after becoming a full member to adopt the rules and the common tariffs of the regional bloc. In July 2013, when the Venezuelan government assumed temporary leadership of Mercosur, it developed an agenda covering various topics related to foreign trade, health, public safety, science and technology, transportation, education, consistent with the assumption of the presidency. On December 18, 2013, Paraguay ratified Venezuela’s membership in Mercosur. In August 2016, the Republic assumed the pro tem presidency of Mercosur from Uruguay. In December 2016, Mercosur notified the Republic that its membership was suspended because the Republic had not fully complied with all the conditions of membership. The Republic disputes the suspension and has filed a request for dispute resolution under Mercosur’s rules to address the disagreement over the status of the Republic’s membership. On December 30, 2016, the Republic ceded the presidency of Mercosur to Argentina. In February 2017, the legislative branch of Mercosur, PARLASUR, passed a resolution rejecting the suspension of Venezuela. As of December, 2017, Venezuela’s suspension from Mercosur remains in effect.

•	ALBA. In December 2004, the Bolivarian Alternative for the Americas (“ALBA”) commenced when the Republic and Cuba signed the first ALBA exchange agreement. Since that time, ALBA has become an international cooperation organization based upon the concept of social, political and economic integration between the countries of Latin American and the Caribbean. As of September 2016, ALBA countries included Venezuela, Antigua and Barbuda, Bolivia, Ecuador, Cuba, Grenada, Haiti, Nicaragua, Saint Lucia, Saint Vincent and the Grenadines, Saint Kitts and Nevis and Dominica. In January 2008, the member nations of ALBA created the Bank of the ALBA primarily to advance industrial and agricultural production among its members and support social projects, as well as multilateral cooperation agreements among its members, particularly in the energy field. Also in 2008, the Bank of the ALBA began participating in a joint venture with PetroCaribe as part of an effort to address food shortage problems in Central American and Caribbean countries. During 2015, ALBA entered into a treaty to establish a drug distribution and regulation center. Also during 2015, ALBA member countries entered into bilateral agreements establishing reciprocal recognition of university degrees. In March 2015, ALBA pledged U.S.$200 million toward development initiatives in Caribbean countries and the financing of alternative energy sources. The Bank of the ALBA had an initial start-up capital of U.S.$1.0 billion and is headquartered in Caracas. As of December 31, 2016, the Bank of the ALBA had committed capital of U.S.$850 million and paid in capital of U.S.$127 million. The Republic is the principal contributor to the Bank of the ALBA; its contributions represent 76.0% of the bank’s capital and its paid-in contributions represent 72.9%.

•	SUCRE. In October 2009, the member countries of the ALBA signed a treaty to establish the Unitary System for Regional Compensation (Sistema Unitario de Compensación Regional de Pagos or “SUCRE”). In January 2010, SUCRE officially entered into effect, creating an instrument for commercial transactions among ALBA member countries. The SUCRE system allows those ALBA member countries that buy goods from each other to pay and receive payment using their domestic currency. This enables countries to conserve foreign currency and lower transaction costs, enabling further trade developments between the member countries. During SUCRE’s initial stage, it will only be available for use by member countries. During SUCRE’s next stage, it is expected to be available for use by importers and exporters. At its final stage, SUCRE is expected to reach consolidation, which will give SUCRE value as a method of payment and value in its reserve among the member countries. As of December 31, 2016, one (1) unit of SUCRE was the equivalent of U.S.$1.242, which represents an intermediate value between the U.S. dollar and the Euro. Transactions processed by SUCRE amounted to U.S.$270.0 million in 2011, U.S.$1.1 billion in 2012, U.S.$909.0 million in 2013, U.S.$497.0 million in 2014 and U.S.$344.8 million in 2015.

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Petroamérica. The Republic has been instrumental in the creation of Petroamérica, an energy union among Latin American countries to use strategic energy resources to improve societies throughout the continent. The regional integration of state energy companies are divided into Petrosur, comprising Argentina, Brazil, Uruguay and Venezuela, PetroCaribe, comprising the Caribbean, and Petroandina, comprising Bolivia, Ecuador, Colombia, Peru and Venezuela. In addition, PDVSA has been involved with several energy developments in Latin America through its subsidiaries in Bolivia, Ecuador, Argentina, Brazil, Uruguay and Paraguay to develop the energy market in the region. These regional arrangements are intended to strengthen Venezuela’s presence in the international markets by eliminating trade barriers, increasing its refining infrastructure and reducing costs. In March 2015, a Petrocaribe economic zone was created to promote the diversification of energy supply based on oil, gas and alternative energy through investments in the energy sector. The Petrocaribe Council of Ministers also set a target for commerce within the zone of at least 30% by 2018.

•	Banco del Sur. Venezuela is a charter member of Banco del Sur, a regional development finance institution which will serve to foster regional integration through the financing of major integration projects in South American countries. The bank was established in 2007 through a treaty signed by seven countries: Argentina, Brazil, Bolivia, Ecuador, Paraguay, Uruguay and Venezuela. In March 2009, the countries agreed to contribute a total of U.S.$7.0 billion in initial capital, and in September 2009 the seven countries signed the constitutive act officially creating Banco del Sur. In April 2012, the Banco del Sur treaty was ratified by the National Assembly. In June 2013, Banco del Sur held its first meeting of the Council of Ministers in order to address operational issues.

•	UNASUR. UNASUR was officially established on May 23, 2008, when the leaders of the 12 member nations signed the Constitutive Treaty of UNASUR. The UNASUR members are: Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Guyana, Paraguay, Peru, Suriname, Uruguay and Venezuela. UNASUR was created as an intergovernmental regional body aimed at improving economic and political integration in South America. UNASUR acted as an international observer to support the April 2013 Presidential election and 2015 National Assembly elections in Venezuela. It has also acted to support negotiations between the Maduro Administration and members of the opposition aimed at addressing the recent unrest in Venezuela. On March 15, 2015, UNASUR requested the United States government lift sanctions against Venezuela. It also urged the international community to abstain from any unilateral action against Venezuela. More recently, the UNASUR countries committed to help address the shortages of food, medicine and other essential goods in the country.

•	CELAC. The Community of Latin American and Caribbean States is a regional bloc of Latin American and Caribbean states that was created on December 3, 2011. CELAC’s purpose is to promote Latin American integration by creating a forum where Latin American countries can engage in political dialogue. There are 34 members: Antigua, Barbuda, Argentina, Bahamas, Barbados, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominica, Ecuador, El Salvador, Guatemala, Grenada, Guyana, Haiti, Honduras, Jamaica, Mexico, Nicaragua, Paraguay, Peru, Panama, Dominican Republic, Saint Kitts and Nevis, Saint Vincent and the Grenadines, Saint Lucia, Suriname, Trinidad and Tobago, Venezuela and Uruguay.

•	OAS. The OAS was created in 1948 upon signing of the Charter of the OAS in Bogotá, Colombia. Today, 35 independent states belong to the OAS, including Venezuela, a founding member, and 69 states have been granted permanent observer status. The OAS was established to promote peace, justice and solidarity, strengthen collaboration and defend sovereignty, territorial integrity, and independence among member states. In May 2016, the National Assembly requested that the “OAS” apply the Inter American Democratic Charter (the “OAS Charter”) to convene a meeting of the Permanent Council to intervene in Venezuela. On May 31, 2016, Secretary General Luis Almagro requested that the Permanent Council invoke the OAS Charter against Venezuela, which could ultimately result in Venezuela’s suspension from the OAS. In June 2016, the OAS Permanent Council held an emergency meeting to discuss the request, which resulted in no action against Venezuela. On March 14, 2017, Secretary General Luis Almagro requested the suspension of Venezuela’s membership in the OAS. Subsequently, on March 23, 2017, fourteen OAS members requested an extraordinary session to discuss Venezuela’s withdrawal of Venezuela from the OAS, which failed to reach a consensus on March 28, 2017. In April 2017, the National Executive announced Venezuela would start the process of withdrawing from the OAS.

•	LARF. The Latin American Reserve Fund was created in 1978 as the successor to the Andean Reserve Fund (Fondo Andino de Reservas or “FAR”) and is financed by eight Latin American countries: Bolivia, Colombia, Venezuela, Peru, Ecuador, Uruguay, Paraguay and Costa Rica. LARF’s three major objectives are: (i) to provide balance of payments support to member countries by granting loans or guaranteeing third-party loans; (ii) to improve the conditions of international reserve investments made by member countries; and (iii) to help harmonize its members’ exchange rate, monetary and financial policies. In July 2016, the Latin American Reserve Fund approved a U.S.$482.5 million, three-year loan to the Republic.

Relations with the United States

In May 2011, the United States imposed sanctions on seven companies, including PDVSA, under the Iran Sanctions Act of 1996, as amended by the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, for their activities in support of Iran’s energy sector. The sanctions imposed on PDVSA prohibit the company from competing for U.S. government procurement contracts, from securing financing from the Export-Import Bank of the United States and from obtaining U.S. export licenses. These sanctions do not apply to PDVSA subsidiaries and do not prohibit the export of crude oil to the United States.

In February 2013, the United States imposed sanctions on the Compañía Anónima Venezolana de Industrias Militares (“CAVIM”) a state-owned Venezuelan weapons company after it traded with Iran, North Korea and Syria. The sanctions prohibit the U.S. government from entering into contracts with these companies and individuals. In May 2013, the U.S. government expanded the list of entities found to have violated Iran sanctions, including the Iranian Venezuelan Bi-National Bank, which it accused of having helped Iran evade Western prohibitions on oil sales and financial dealings.

Since July 2014, the United States has imposed sanctions, consisting of visa restrictions and/or asset blocking, on more than fifty former and current Venezuelan officials for involvement in human rights violations. On July 31, 2014, the United States responded to reports of mass detentions and violence towards opposition protesters in Venezuela by restricting, pursuant to the U.S. Immigration and Nationality Act of 1965 (the “INA”), the issuance of U.S. visas to certain Venezuelan officials allegedly responsible for the violence. Although the names of the sanctioned individuals have been withheld, the sanctions include individuals at various levels of government, from government ministers and presidential advisors to judicial officials, law enforcement and military officials.

In February 2015, the United States announced that it had imposed additional visa restrictions against a number of former and current Venezuelan government officials on grounds they were allegedly responsible for or complicit in human rights abuses against persons in Venezuela and considered allegedly responsible for acts of public corruption. In March 2015, President Obama issued Executive Order 13692, which imposed sanctions against seven Venezuelan officials for their role in human rights violations and corruption within the Government. These sanctions were extended in March 2016. On March 4, 2016, President Obama notified the U.S. Congress that Executive Order 13692 was to continue in effect because, in his view, the emergency situation in Venezuela had not improved, citing Venezuela’s human rights record, abuses in response to anti-government protests, and government corruption, among other factors. Executive Order 13692 was extended in January 2017. On July 15, 2016, the U.S. President’s authority to impose sanctions on individuals responsible for human rights violations in Venezuela was extended for a further three years through December 31, 2019. On February 13, 2017, the U.S. government designated the Vice President, Tareck El Aissami, as a “specially designated narcotics trafficker” pursuant to the Kingpin Act and the U.S. Foreign Narcotics Kingpin Sanctions Regulations. On July 31, 2017, the U.S. government imposed sanctions against President Maduro directly, and subsequently extended the sanctions against several senior members of the Government, which freezes any of sanctioned individuals’ assets that are subject to U.S. jurisdiction and prevents anyone in the U.S. from dealing with any sanctioned individual. The U.S. government has imposed a number of other sanctions against the Government, including a U.S. arms embargo and U.S. licensing requirements on exports and re-exports of specific categories of goods, software, and technology to military end-users or for military end-uses in Venezuela.

On August 25, 2017, President Trump issued an Executive Order titled “Imposing Additional Sanctions with Respect to the Situation in Venezuela,” which targeted financial sanctions against Venezuela aimed at a broad range of debt and equity transactions involving the Government and its owned or controlled entities, including PDVSA. The August 25 Executive Order prohibits “US Persons” (i.e., entities organized under U.S. laws and their non-U.S. branches, individuals and entities physically located in the U.S., and U.S. citizens and permanent residents) from engaging (directly or indirectly) in any transactions related to, providing financing for, purchasing or selling or otherwise dealing in the following:

•	New PDVSA debt with a maturity of greater than 90 days;

•	Other than with respect to PDVSA debt, new debt with a maturity of greater than 30 days or new equity of the Government (including any of its political subdivisions, agencies, or instrumentalities, such as Banco Central and PDVSA, as well as any person owned or controlled by, or acting for or on behalf of, the Government;

•	Bonds issued by the Government prior to August 25, 2017); and

•	Dividend payments or other distributions of profits to the Government from any entity owned or controlled, directly or indirectly, by the Government.

The U.S. government also issued four general licenses to authorize certain transactions that would otherwise be prohibited by the August 25 Executive Order:

•	General License 1 provided a 30-day window period during which US Persons could engage in certain transactions necessary to wind down contracts or other agreements that had been barred by the sanctions.

•	General License 2 authorizes US Persons to engage in transactions where the only Government entities involved are CITGO Holding, Inc. and any of its subsidiaries.

•	General License 3 authorizes US Persons to engage in transactions related to, provide financing for, and otherwise deal in bonds that are specified in the Annex to General License 3 or were issued prior to August 25, 2017 by US Person entities owned or controlled, directly or indirectly, by the Government (e.g., CITGO Holding, Inc.).

•	General License 4 authorizes US Persons to engage in certain transactions related to, provide financing for, and otherwise deal in new debt related to the export or re-export from the U.S. or by US Persons of agricultural commodities, medicine, medical devices, or replacement parts and components for medical devices to Venezuela, or to persons in third countries purchasing specifically for resale to Venezuela that are specifically licensed or otherwise permitted by applicable U.S. export sanctions regulations.

Tensions at the diplomatic level between the Republic and the United States have led to the expulsion of their respective ambassadors. On January 14, 2012, President Chávez announced the closure of the Consulate of Venezuela in Miami, Florida, after the U.S. State Department expelled the Consul General in connection with alleged cyber-attacks within U.S. territory. This friction has not resulted in a commercial disruption to date. On May 7, 2013, President Maduro designated a new chargé d’affaires for the Venezuelan Embassy in Washington, D.C. as a step to normalize diplomatic relations with the United States. In June 2013, U.S. Secretary of State John Kerry and the Republic’s Foreign Minister met in an effort to improve relations. In September 2013, however, the Republic expelled three U.S. diplomats, including the U.S. Embassy’s chargé d’affaires. The U.S. State Department in turn expelled three Venezuelan diplomats in October 2014, including the chargé d’affaires of the Venezuelan Embassy in Washington, D.C. On February 28, 2015, the Republic announced that the Central Government would limit the number of U.S. diplomats working in the country in response to the additional sanctions imposed by the United States in February 2015. President Maduro recalled the chargé d’affaires from the Venezuelan embassy in Washington, D.C. in response to the extension of sanctions against the Republic in Executive Order 13692.

Relations with Europe and Other Western Countries

On November 13, 2017, the European Union Council published the conclusions of its analysis of the democratic and human rights situation in Venezuela and passed Council Regulation (EU) 2017/2063 of November 13, 2017 Concerning Restrictive Measures in View of the Situation in Venezuela, which imposed an arms embargo on Venezuela and introduced a legal framework for the EU and European countries to implement travel bans and asset freezes against certain Venezuelan individuals and entities determined to be involved in human rights violations and non-respect for democracy or the rule of law. Under the EU asset freeze, all funds and economic resources belonging to, or controlled by, the sanctioned parties and that fall under EU jurisdiction (such as assets held by EU banks) are frozen, and no funds or economic resources may be made directly or indirectly available to or for the benefit of sanctioned persons by parties falling under EU jurisdiction. To date, no persons or entities have been listed in the EU sanctions regime. On November 21, 2017, the United Kingdom enacted the Venezuela (European Union Financial Sanctions) Regulations 2017, SI 2017/1094, which implemented the EU regulation.

On September 22, 2017, the Canadian government adopted sanctions against 40 Venezuelan officials under the Special Economic Measures Act. The Special Economic Measures (Venezuela) Regulations passed under the Act impose an asset freeze and prohibition on Canadian companies and individuals from certain dealings with sanctioned people.

THE VENEZUELAN ECONOMY

Overview

Venezuela has been a major petroleum exporter since the early twentieth century. According to Petroleum Intelligence Weekly 2015, Venezuela is the eleventh largest oil producer in the world. From 2012 through 2015, petroleum products accounted for an average of 95.6% of Venezuela’s total exports. During the same period, the petroleum sector and royalties revenues accounted for an average of 43.4% of Venezuela’s total Central Government revenues and petroleum sector activities accounted for an average of 11.0% of GDP. Preliminary figures for the year 2016 are not available.

Venezuela’s economy is diversified, with non-petroleum activities generating an average of 78.2% of GDP between 2012 and 2015. As of December 31, 2015, non-petroleum sector activities comprised 78.6% of GDP. Preliminary figures for the most significant components of GDP derived from non-petroleum sector activities are not available for the year 2016. The Government anticipates that petroleum will continue to be the main source of export earnings and fiscal revenues for the foreseeable future. For more information or the petroleum sector, see “Principal Sectors of the Venezuelan Economy—Petroleum and Natural Gas.”

Through PDVSA, CVG and other government-owned entities, the Government controls significant proportions of GDP in the petroleum, electricity, telecommunications and mining sectors of the economy. Moreover, PDVSA’s exports account for the bulk of Venezuela’s total exports. The Government also supplies the majority of basic public services, such as water, electricity, health and education, and is an important distributor and provider of food to the population through the Missions. The private sector owns and operates businesses with respect to most other economic activities.

Economic Performance in 2016

Between 2012 and 2015, the economy declined at an average annual rate of 0.6%. For the year ended December 31, 2015, non-petroleum sector activity declined by 5.6%, reflecting the contraction experienced by the construction, financial institutions, transportation, trade and manufacturing sectors. The petroleum sector decreased by 0.9% for the same period in 2015, driven by the drop in oil prices. Preliminary figures for the year 2016 are not available.

For the year ended December 31, 2016, the rate of inflation was 274.4%, as measured by “NCPI,” compared to 180.9%, as measured by NCPI, and 159.7%, as measured by the Consumer Price Index (“CPI”), in 2015. The increase in NCPI was primarily driven by a decline in the supply of foreign currency driven by a drastic decrease in the price of oil, resulting in a decrease in imports; overvaluation of the U.S. dollar due to distortion in exchange rates from the illegal currency market, resulting in distorted pricing; and a reduction in the supply of domestic goods and services.

To combat inflation and its effects, the Government has implemented a series of actions to increase the supply of goods and services to the public including: (1) the provision of financial assistance, machinery, intermediate goods and technical support to producers to promote agricultural activity; (2) increasing the supply of foreign currency by restructuring the currency exchange system and introduction of a floating exchange rate for some operations; (3) the creation of the SUNDDE, whose objective is to determine the fair prices for goods and services in order to reduce inflation; (4) the adoption of a biometric system in the public food distribution networks and in border areas of the country; (5) the adoption of measures to curb the smuggling of food, fuel and other goods and essential supplies out of the country; (6) programs designed to promote food production and distribution and improve food access; (7) the creation of a national command to oversee and coordinate the production and distribution of food and other essential goods and (8) increased inspections of importers and exporters to combat currency arbitrage (among the three official exchange rates) and fraud.

During 2016, short-term interest rates on commercial bank loans averaged 21.5%, compared to 20.2% in 2015. In 2016, the rate of interest on time deposits averaged 15.0%.

In 2016, Central Government revenues totaled Bs.18.5 billion and Central Government expenditures totaled Bs.15.1 billion in 1997 Constant Bolívares as compared with Bs.20.0 billion and Bs.19.0 billion respectively in 2015. As a result, the Central Government accounts recorded a surplus of Bs.3.4 billion in 1997 Constant Bolívares, or 5.3% of real GDP, for 2016.

Gross international reserves held by Banco Central (excluding amounts deposited in the Fondo de Estabilización Macroeconómica or “Stabilization Fund”) as of December 31, 2014, totaled U.S.$22.1 billion, an increase of U.S.$599 million as compared to December 31, 2013. This increase was mainly due to a smaller decrease in foreign exchange earnings relative to the decline in expenditures. As of December 31, 2015, gross international reserves held by Banco Central totaled U.S.$16.4 billion, a decrease of U.S.$5.7 billion as compared to December 31, 2014. This decrease was due to a greater decline in foreign exchange earnings relative to expenditures as a result of the drop in the price of both oil and gold, which resulted in downward valuation adjustments. As of December 31, 2016, gross international reserves held by Banco Central totaled U.S.$11.0 billion, a decrease of U.S.$5.4 billion as compared to December 31, 2015. This decrease was due to the decline in foreign currency revenues. As of November 30, 2017, gross international reserves held by Banco Central were U.S.$9.7 billion.

For the year ended December 31, 2016, the overall balance of payments recorded a deficit of U.S.$6.8 billion, the current account had a deficit of U.S.$3.9 billion, the capital and financial account had a deficit of U.S.$0.1 billion, and the errors and omissions account recorded a deficit of U.S.$2.8 billion. The deficit in the balance of payments for this period was primarily due to the decrease in the international oil price.

In order to provide balance of payments support, the Central Government implemented the floating exchange rate mechanism now known as DICOM. The official exchange rate, now known as DIPRO, was also increased from Bs.6.30 to U.S.$1.00 to Bs.10.00 to U.S.$1.00.

On February 12, 2015, the Republic’s exchange rate system was restructured to introduce SIMADI. Under this system, the three exchange rates were the CENCOEX (official) rate, the SICAD rate (combining the old SICAD I and SICAD II tiers) and the SIMADI rate. The CENCOEX rate was used for the importation of government-authorized priority goods, until it was replaced by DIPRO in March 2016. The SICAD rate is used for non-essential goods. Use of the CENCOEX rate and the SICAD rate require government authorization. SIMADI was administered by Banco Central in conjunction with the Ministry of Economy and Finance, under the rules of the Currency Exchange Agreement No. 33, which allowed both individuals and companies to buy and sell foreign currency in cash and bonds. The SIMADI rate was set by the market, pursuant to a platform supervised by Banco Central, and operated until March 2016 when it was replaced by DICOM.

In March 2016, the exchange control regime was further restructured as discussed below under “Economic Policy and Legislation—Exchange Control Regime.”

PDVSA is the single largest contributor to Venezuela’s GDP, exports and fiscal reserves, and as a result, it has a significant influence on the Venezuelan economy. PDVSA’s profit during 2016 decreased by U.S.$6.5 billion, or 89%, to U.S.$828 million from U.S.$7.3 billion in 2015. The reason for this decrease was principally due to a significant decrease in sales of crude oil, products and related products, mainly due to the decline in the average price of the Venezuelan export basket; PDVSA’s production of crude oil and liquid petroleum gas averaged 2.6 million bpd in 2016 compared to an average of 2.8 million bpd in 2015. PDVSA’s exports averaged 2.2 million bpd in 2016, which decreased from 2.4 bpd in 2014. For more information, see “Principal Sectors of the Venezuelan Economy—Petroleum and Natural Gas—Petróleos de Venezuela, S.A.” and “—Petróleos de Venezuela, S.A.—PDVSA and the Venezuelan Economy.”

Economic Plan

Introduction and Overview

In 2012, the Central Government released an outline of the Plan for the Socialist and Bolivarian Administration 2013–2019, referred to as the “Plan of the Nation,” which is a roadmap for the second stage of Venezuela’s transition to socialism. In this declaration, the Central Government set forth its commitment to continue the transition to a socialist economic system and as a means to achieve a system of social and productive relations founded on the principles of knowledge and effort. The Plan of the Nation is intended to achieve a new socialist model, based on the development of the productive forces of the economy. The general objectives of the Plan of the Nation contain a number of guidelines for the design and implementation of economic policy, including:

•	development of the oil-production capacity of the country to align with its vast oil reserves and consolidate the role of the Republic as a world energy power;

•	strengthening of the existing tax regime relating to the hydrocarbons sector to develop more effective mechanisms of capturing the income generated by oil exploitation;

•	increasing food production independence and security by developing the agricultural and agroindustrial potential of the country; and

•	development of scientific and technological capacities directly linked to the national productive structure.

Pursuant to his legislative powers under the enabling laws and emergency decrees, President Maduro has issued a set of decrees addressing economic matters, including the following:

•	Decree No. 1,405 establishing the Integrated National Agrifood System Law (Ley del Sistema Nacional Integral Agroalimentario) (published in the Extraordinary Official Gazette No. 6,150, dated November 18, 2014), which establishes and integrates a national agrifood system that monitors the dispatch, traffic, transportation and receipt of food products and raw materials within Venezuela.

•	Decree No. 1,408, amending the Law on Fisheries and Aquaculture (Ley de Pesca y Acuicultura) (published in the Extraordinary Official Gazette No. 6,150, dated November 18, 2014), which requires prior authorization from the Socialist Institute of Fishing and Aquaculture to engage in fishing, aquaculture and related activities.

•	Decree No. 1,415, establishing the Antitrust Law (Ley Antimonopolio) (published in the Extraordinary Official Gazette No. 6,151, dated November 18, 2014), which promotes, protects and regulates competition in various industries.

•	Decree No. 1,416, amending the Organic Customs Law of 2008 (Ley Orgánica de Aduanas) (published in the Extraordinary Official Gazette No. 6,155, dated November 19, 2014), which modernizes the regulatory framework for governing the import, export and transport of goods and the associated tariff and customs valuation policy on the recommendations of the World Customs Organization and the Mercosur agreements.

•	Decree No. 1,434, amending the Organic Tax Code (Ley del Código Orgánico Tributario) (published in the Extraordinary Official Gazette No. 6,152, dated November 18, 2014), which eliminates the statute of limitations for the tax authorities to pursue claims of tax fraud and fraudulent bankruptcy for tax purposes.

•	Decree No. 1,435, amending the Law on Reform of the Income Tax Law (Ley de Reforma de la Ley de Impuesto Sobre la Renta) (published in the Extraordinary Official Gazette No. 6,152, dated November 18, 2014), which excludes companies performing banking, financial, insurance and reinsurance services from the inflation adjustments set forth in the Income Tax Law (Ley de Impuesto Sobre la Renta).

•	Decree No. 1,436, amending the Value Added Tax Law (Ley de Reforma que Establece el Impuesto al Valor Agregado) (published in the Extraordinary Official Gazette No. 6,152, dated November 18, 2014), which grants the National Executive the power to modify the general tax rates, outside passage of the Annual Budget Law.

•	Decree No. 1,438, establishing the Foreign Investment Law (Ley de Inversiones Extranjeras) (published in the Extraordinary Official Gazette No. 6,152, dated November 18, 2014), which requires that any foreign investment must remain in Venezuela for a minimum period of five years from the date of investment.

•	Decree No. 1,400, establishing the Agricultural Bank of Venezuela, C.A., Universal Bank (Ley del Banco Agrícola de Venezuela C.A. Banco Universal) (published in the Extraordinary Official Gazette No. 6,154, dated November 19, 2014). The bank is authorized to provide loans with terms of up to twenty years to agricultural producers, grant or execute direct subsidy programs and provide other incentives to the agricultural sector.

•	Decree No. 2,167, amending the Law of Exchange Regime and its Crimes (Ley del Régimen Cambiario y sus Ilicitos) (published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which (1) repeals the Law of the Exchange Regime and its Crimes of 2014, (2) mandates the creation of a production certificate system requiring importers to obtain production certificates to import certain supplies, (3) criminalizes the use of exchange rates other than the official exchange rates, (4) simplifies the process for obtaining foreign currency and (5) establishes an alternative currency market.

•	Decree No. 2,169, establishing the Law of Taxation on Major Financial Transactions (Ley de Impuesto a las Grandes Transacciones Financieras) (published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which imposes a tax on certain financial transactions, such as withdrawals from call deposits and money market funds, certain transfers of checks, securities and negotiable financial instruments and certain inter-bank loan operations.

•	Decree No. 2,165, establishing the Organic Law that Reserves to the State the Exploration and Exploitation of Gold and Other Strategic Minerals (Ley Orgánica que Reserva al Estado las Actividades de Exploración y Explotación del Oro y demás Minerales Estratégicos) (published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which aims to promote economic development and curb Venezuela’s dependence on oil through economic diversification and which vests authority for all mining operations with the Ministry of Mining.

•	Decree No. 2,171, establishing the Organic Law for the Development of Petrochemical Activity (Ley Orgánica para el Desarrollo de las Actividades Petroquímicas) (published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which reserves to the state the right to produce basic and intermediate petrochemicals, including chemical or physical transformation of raw materials based on gaseous and liquid hydrocarbons and minerals, and grants to the Ministry of Petroleum the authority to regulate petrochemical production.

•	Decree No. 2,176, establishing the Capital Markets Law (Ley de Mercado de Valores) (published in the Extraordinary Official Gazette No. 6,211, dated December 30, 2015), which redesigns the framework for regulating the securities market. Key characteristics include: (1) reinforcing the authority of the national securities regulator, the National Securities Superintendency (Superintendencia Nacional de Valores), to regulate the capital markets to promote the participation of new issuers, including small and medium-sized companies, (2) promoting the financing of productive companies through national public debt instruments by brokerage houses and firms, (3) promoting capital markets in accordance with international financial standards and protecting the financial resources of investors while minimizing risks through regulation, (4) contemplating demutualization, (5) allowing licensed broker-dealers, brokerage societies and brokerage houses to participate in the market for public bonds and to maintain them in their portfolios, (6) authorizing SUNAVAL to set the requirements that must be met by foreign corporations in order to be authorized to conduct the same activities as brokerage societies or brokerage houses, and (7) establishing procedures for the imposition of sanctions for violating the capital markets laws.

•	Decree No. 2,177, establishing the Law of the National Integrated Service for the Administration of Customs Duties and Taxes (Ley del Servicio Nacional Integrado de Administración Aduanera y Tributaria) (published in the Extraordinary Official Gazette No. 6,211, dated December 30, 2015), which is intended to modernize SENIAT and prohibit speculation, counterfeiting and drug trafficking activities that impact taxation.

•	Decree No. 2,178, establishing the Law on Insurance (Ley de la Actividad Aseguradora) (published in the Extraordinary Official Gazette No. 6,211, dated December 30, 2015), which grants special powers to the Superintendency of Insurance to intervene in the insurance industry, such as the ability to order the payment of insurance claims and impose fines for wrongdoing on the part of insurance companies, and places certain restrictions on insurance and reinsurance companies.

•	Decree No. 2,163, amending the Income Tax Law (Reforma Parcial de la Ley de Impuesto sobre la Renta) (published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which (1) imposes new measures to limit tax deductions, (2) modifies inflation adjustments to promote the banking, financial and insurance sectors, (3) streamlines the tax regime applicable to cooperative associations and foundations and rebates for investment and (4) regulates the availability of revenues.

•	Decree No. 2,647 (published in the Extraordinary Official Gazette No. 6,281, dated December 30, 2016), which establishes the tariff classification list for goods subject to international trade, the applicable ad valorem rates, and the authorizations, certificates and applicable import licenses. The ad valorem rates are based on the Mercosur common external tariff.

•	Decree No. 2,777, establishing the foreign currency bank account of National Public Companies shall only be opened in Banco Central and/or the Bank of the Economic and Social Development of Venezuela (Banco de Desarrollo Económico y Social de Venezuela or “BANDES”) and creating the Foreign Currency Productive Fund (Fondo Productivo de Divisas) which will be considered as foreign currency resources to guarantee the control and transparency of the execution of its transactions (published in the Official Gazette No. 41,119, dated March 22, 2017). For more information, see “Bolivarian Republic of Venezuela—Enabling Laws” and “—Emergency Decrees.”

Special Economic Zones

In 2014, the Government created Special Economic Zones (“SEZ”) with policy incentives to attract foreign and domestic investment with the aim of promoting the industrial, commercial and economic development of selected regions and reducing Venezuela’s dependence on oil exports. These zones will benefit from sovereign international agreements and exemption from VAT, among other incentives. In December 2014, President Maduro established the two SEZs in Paraguaná (located in Falcón state) to promote wind power generation and in Ureña (located on the western border of Táchira state) to promote textile and shoe production. In 2015, a medical equipment company was founded within the SEZ in Paraguaná in order to supply the national health sector. During the fourth quarter of 2016 and the first quarter of 2017, a series of meetings were held to discuss urgent actions and economic measures to be taken on the Colombia-Venezuelan border, especially measures related to the Special Border Economic Zone Ureña-San Antonio (Zona Económica Especial Fronteriza Ureña-San Antonio or “ZEEFUSA”), in order to comply with the main objective of strengthening the national currency.

Economic Policy and Legislation

Fiscal Policies

The Government’s fiscal policies have combined a macroeconomic stabilization program with structural reforms that are intended to strengthen public finances for the future and reduce volatility in the fiscal accounts.

On September 2, 2014, as part of the National Executive’s financial policy aimed at strengthening the country’s international accounts, President Maduro announced the creation of a strategic account at Banco Central, known as the Strategic Reserve Fund, where funds including FONDEN, the Sino-Venezuelan Joint Fund and the Large Volume and Long-Term Financing Fund could be consolidated in order to strengthen the Republic’s foreign asset account.

Throughout 2015, the Central Government’s fiscal policies focused on maximizing projects through FONDEN and developing new funding schemes to reallocate resources to high-impact projects in strategic sectors such as manufacturing. In 2015, the Central Government granted a total of Bs.6.6 billion (U.S.$1.1 billion) in credit applications consisting of both long-term and short-term loans. In addition, a Presidential Commission was created in 2015 to reduce excess public spending and rationalize public administrative expenditures with a view to reallocating savings from these initiatives towards food production and efforts to combat inflation.

By December 31, 2016, FONDEN had financed 913 projects valued at U.S.$253.2 billion. 465 of those projects, valued at U.S.$130.9 billion, had already been completed, while the remaining 448 projects, valued at U.S.$122.4 billion, were still in progress. These projects have prioritized:

•	expanding the electric grid;

•	strengthening the Venezuelan people’s quality of life;

•	improving food chain production to reduce speculation and hoarding;

•	supporting the national tourism industry;

•	improving infrastructure;

•	supporting housing and construction projects;

•	supporting industrial development through the Patria Guayana Plan; and

•	strengthening the pharmaceutical system with international acquisitions.

Financial Administration of the Public Sector

The administration of public sector finances in Venezuela is governed by the Public Sector Financial Administration Law, a law enacted in 2000 that consists of a set of systems, administrative bodies and procedures relating to the collection of public revenues and their application to implement the Central Government’s objectives. The Public Sector Financial Administration Law addresses the creation and the administration of the budget as well as the administration of public credit and the treasury, accounting systems, taxes and Government assets.

The National Treasury manages the Central Government’s finances, supervises and records the payment of expenditures authorized in the annual budget, retains custody of the funds and securities belonging to the Republic, records all Treasury revenues and evaluates opportunities for the issuance of Treasury bonds. The Public Sector Financial Administration Law provides that public monies must be maintained in a single account, known as the Single Account (Cuenta Única), in order to centralize the collection of revenues and the making of payments. The Single Account is administered by the Ministry of Economy and Finance through Banco Central and domestic and foreign commercial banks. The Public Sector Financial Administration Law permits the establishment of subaccounts under the Single Account.

The Public Sector Financial Administration Law seeks to increase the integrity of the treasury in the management of public monies. To that end, the Public Sector Financial Administration Law prohibits civil servants responsible for determining and recording the amount of revenues owed to the Central Government, such as taxes and royalties, from participating in the collection and custody of such revenues. In addition, it requires that civil servants held liable for mismanagement of public monies must indemnify the Central Government for such losses in addition to any other criminal or administrative actions that may be taken against such persons. The Public Sector Financial Administration Law created the National Office of Public Accounts as the office responsible for the establishment of public sector accounting standards. The National Office of Public Accounts is also responsible for the preparation of the General Report of the Treasury, which the Ministry of Economy and Finance must present to the National Assembly every year. In addition, the Public Sector Financial Administration Law sets forth guidelines with respect to the accounting treatment given to expenditures and revenues. Under the Public Sector Financial Administration Law, expenditures may not be accounted for until they are actually incurred, although they may have been approved in a prior year and revenues are to be recorded only after they have been collected. All accounts close on December 31 of each year.

The Public Sector Financial Administration Law requires the President to submit an annual borrowing law, referred to as a “Special Debt Law,” to the National Assembly for approval each year. The annual Special Debt Law must set forth the maximum amount of public credit that the Republic may contract and the maximum amount of net indebtedness that the Republic may incur for that fiscal year. As originally drafted, the Public Sector Financial Administration Law had provided that, after the annual borrowing law had been approved by the National Assembly, the President would have the ability to enter into public credit operations when he was able to obtain favorable financial conditions for the Republic and thereafter to periodically inform the National Assembly of such transactions. As amended, the Public Sector Financial Administration Law required the President to obtain approval from the Permanent Finance Committee of the National Assembly (La Comisión Permanente de Finanzas de la

Asamblea Nacional) prior to undertaking each public credit operation. Additionally, each such request for approval must be accompanied by an opinion from Banco Central. Approval is granted if the National Assembly does not deny such request within ten days.

In March 2007, President Chávez amended the Public Sector Financial Administration Law by decree within the legislative power conferred by the 2007 Enabling Law. Although the first Pluriannual Framework (Marco Plurianual) legally approved by the National Assembly corresponded to the period from 2011 through 2013, the Public Sector Financial Administration Law contained transitory provisions that were applicable from 2005 through 2010. For more information about the Pluriannual Framework, see “The Budget and the Pluriannual Framework.” Beginning with the period 2011 through 2013, the Pluriannual Framework had to be approved by the National Assembly covering three-year periods in the manner contemplated by the Public Sector Financial Administration Law. Previously, during the transition period, the National Assembly submitted the Pluriannual Framework to the National Assembly for the periods of 2005 through 2007 and 2008 through 2010; however, they were for informational purposes only and were not formally approved. On July 14, 2010, the Public Sector Financial Administration Law was again amended. Pursuant to the amendment, the National Assembly was required to submit the Pluriannual Framework to the National Assembly for the period 2011 through 2013, for informational purposes, when presenting the budget for 2011 for approval. The Pluriannual Framework was presented to the National Assembly on October 14, 2010, covering a three-year period in the manner contemplated by the Public Sector Financial Administration Law. The objective of the Pluriannual Framework was to generate confidence in the economy by implementing a series of economic policies that could be sustained over time without resorting to devaluation, high inflation or adjustment programs.

In March 2012, a reform of the Public Sector Financial Administration Law became effective. The reform allows the executive branch to issue debt that exceeds the limits established by a Special Debt Law. These modifications allow additional liabilities to be incurred under unexpected or unforeseen circumstances, with such amounts to be applied against the maximum indebtedness of the following fiscal year. The modifications also allow the National Executive to directly approve operations and additional credits and to spend such resources in accordance with the law. As a result, the National Executive is no longer required to obtain the authorization of the National Assembly or the opinion of Banco Central in approving such credits.

On December 9, 2013, Article No. 178 of the Public Sector Financial Administration Law was amended to require that the National Executive submit the Pluriannual Framework comprising the years 2014 through 2016 to the National Assembly for informational purposes. Additionally, the amendment clarifies that for fiscal years 2017 through 2019, the Pluriannual Framework will be made and published according to the provisions of the Public Sector Financial Administration Law.

On November 19, 2014, the Government amended and restated the Public Sector Financial Administration Law pursuant to Decree No. 1,401 (published in the Extraordinary Official Gazette No. 6,154, dated November 19, 2014). Material provisions of the amended law include Article 90, which provides that the Government can issue debt that exceeds the limits established by the annual Special Debt Law to cover any shortfalls in the Republic’s revenues as compared to expected targets that cannot be covered with funds from the Stabilization Fund.

On December 30, 2015, President Maduro issued a decree amending the Public Sector Financial Administration Law to (1) allow the President and the Council of Ministers to modify budgetary allocations created through legislation or other administrative acts and (2) reduce the National Assembly’s control over credit operations by enabling the National Executive to execute some of the transactions contemplated by the Special Debt Laws without the need for further authorization from the National Assembly.

The Budget and the Pluriannual Framework

The Public Sector Financial Administration Law establishes two budgetary documents, the Pluriannual Framework and the Annual Budget (Presupuesto Anual).

The Pluriannual Framework, which serves as the basis for the Annual Budget and is prepared every three years, projects the expected fiscal results and establishes maximum limits on the amount of public expenditures and debt that may be authorized over a three-year period. It also contains the economic policy objectives for the three fiscal years which it covers. The last Pluriannual Framework projected expected macroeconomic results and economic policy objectives for the period from 2014 to 2016.

The Annual Budget (Presupuesto Anual) projects revenues and expenditures for the coming fiscal year. Before the National Assembly approves the Annual Budget, the Ministry of Economy and Finance must submit to the National Assembly a draft budget and financial information related to estimated pension expenditures and other contingent liabilities. The Public Sector Financial Administration Law provides that the Minister of Finance, with the approval of the President, must submit a report to the National Assembly by July 15 of each year evaluating the execution of the Annual Budget during the previous year. If the National Assembly does not approve the Annual Budget for the forthcoming year by December 15, the then-current Annual Budget will continue to apply, with the necessary adjustments, according to the provisions of the Public Sector Financial Administration Law.

Pursuant to the Emergency Decree and the Exception and Emergency Decree, President Maduro was authorized to approve expenditures charged to the National Treasury and other sources of funding not provided for in the Annual Budget, in order to optimize the use of resources under exceptional circumstances. In 2016, these additional resources accounted for 73.0% of the Annual Budget.

In December 2015, the National Assembly approved the budget for 2016. The 2016 budget, as approved, projected total revenues of U.S.$226.1 billion, excluding borrowing, and total expenditures of U.S.$245.8 billion. The 2016 budget also contemplated a legal limit on borrowing by the Republic of U.S.$19.8 billion. The 2016 budget was based on certain assumptions, including an average price for the Venezuelan oil basket of U.S.$40.00 per barrel, an average exchange rate of Bs.6.30 = U.S.$1.00 and average annual inflation rate of 60%. Actual figures have materially differed from some of these assumptions. For example, as of the end of 2016, the average price of the Venezuelan oil basket was U.S.$35.15 and the official exchange rate was increased to Bs.10.00 = U.S.$1.00.

In December 2016, the 2016 budget ended with total revenues of U.S.$715.9 billion, excluding borrowing, and total expenditures of U.S.$623.8 billion. The 2016 budget also included a legal limit on borrowing by the Republic of U.S.$11.2 billion. By the end of 2016, the average price of the Venezuelan oil basket was U.S.$35.15 per barrel, with an average exchange rate of Bs.9.32 = U.S.$1.00.

According to the information prepared by the National Budget Office (“ONAPRE”), pursuant to the authority granted under the Emergency Decrees, President Maduro authorized the allocation of additional resources during the period from January to December 2016 in the amount of U.S.$245.7 billion to the education, social security, energy, mining and petroleum sectors.

From January to May 2017, the National Executive authorized the allocation of additional resources in the amount of U.S.$1,594.5 billion to the education, social security, energy, mining and petroleum sectors.

On October 11, 2016, the Supreme Tribunal ruled that the National Assembly lacked the authority to approve the national budget and instructed the National Executive to submit the national budget for the year 2017 to the Supreme Tribunal for approval. The Supreme Tribunal found that the National Assembly lacked the capacity to legislate, including with respect to approval of the national budget, because it was not properly constituted due to the participation of legislators from the State of Amazonas in violation of a temporary injunction barring them from the National Assembly pending the review of the election results for their seats. On October 14, 2016, President Maduro signed the 2017 annual budget with the approval of the Supreme Tribunal.

Macroeconomic Coordination

The Public Sector Financial Administration Law requires that the Minister of Economy and Finance and the President of Banco Central execute an Annual Coordination Agreement. The Annual Coordination Agreement is designed to harmonize the fiscal, monetary and financing policies of Banco Central and the Central Government in order to achieve macroeconomic stability and must specify the economic objectives of Banco Central and the Ministry of Economy and Finance and the actions to be taken in order to achieve those objectives. The Public Sector Financial Administration Law expressly prohibits the inclusion of provisions that may be interpreted as infringing upon Banco Central’s independence from the Central Government. Both the Minister of Economy and Finance and the President of Banco Central are accountable to the National Assembly with respect to performance under the Annual Coordination Agreement.

In addition, the Council of the Productive Economy (El Consejo de la Economía Productiva), the Vice President for the Productive Economy (Vicepresidencia de Economía Productiva) and the Great Mission of Sovereign Supply work together to coordinate the policy response to the economic crisis. Their policies are designed to stabilize the economy by promoting productive activity, increasing supply, rationalizing the allocation of resources, reducing trade balances, reducing the deficit and stabilizing prices.

Stabilization Fund

Commencing with the enactment of a law in 1998 providing for the Stabilization Fund, the Government sought to provide fiscal stability to the Venezuelan economy through the savings of unanticipated revenues from petroleum sales. Since its original enactment, the law governing the Stabilization Fund has been amended several times. The operational management of the funds is carried out by the Treasury Bank (Banco del Tesoro), created by decree on August 17, 2005. These funds do not constitute part of the Republic’s international reserves or part of Treasury Bank’s assets. Following the 2005 amendment of the Banco Central Law (Ley del Banco Central de Venezuela or the “BCV Law”), which was enacted by the National Assembly on October 3, 2001 (published in the Official Gazette No. 37,296, dated December 3, 2001), which mandated that excess oil revenues be contributed to FONDEN, the law governing the Stabilization Fund was amended and the Republic is no longer required to deposit excess oil revenues in the Stabilization Fund.

The balance in the Stabilization Fund was U.S.$832 million as of December 31, 2010. In February 2011, PDVSA withdrew U.S.$829 million from the Stabilization Fund in order to build houses and refurbish shelters for people made homeless by heavy rains. As a result of the withdrawal, the balance of the Stabilization Fund was reduced to U.S.$3 million. As of December 31, 2016, the balance in the Stabilization Fund remains at U.S.$3 million.

Financing Policy

The Government’s primary financing efforts have been directed at tapping local investor funds in order to use the national savings generated by individuals and corporations. This enables the Government to minimize foreign exchange risk and reduce the cost of debt by increasing domestic debt in comparison to external debt.

The current financing policy contemplates access to the domestic and international capital markets to extend the Republic’s debt repayment profile, as well as strengthening medium and long-term benchmarks in the domestic and international capital markets.

The Central Government has taken actions focused on improving its debt repayment profile, with the goal of reducing concentration through the extension of maturities combined with strategies aimed at reducing interest rates and loan costs. In this regard, the Central Government has emphasized its strategy with debt instruments that allow it to increase the average life of the debt and maintain relatively constant levels of interest rates in order to keep debt service payments within tolerable ranges.

Moreover, the Central Government has focused on sustaining a positive correlation between the amount of debt and the country’s GDP, evaluating the sustainability and maintaining controlled levels of this ratio. The debt strategy implemented has enabled the Central Government to pay its domestic and external debt obligations, reducing its volume of outstanding labor liabilities and ensuring resources for investment projects.

Exchange Control Regime

A general work stoppage that began in December 2002 resulted in a significant decrease in the availability of foreign currency generated from the sale of oil. This decrease was coupled with an extraordinary increase in the demand for foreign currency, resulting in a significant decline in the level of the Republic’s international reserves and a substantial depreciation of the Bolívar against the U.S. dollar during the first few weeks of 2003. The substantial reduction of oil exports resulting from the work stoppage also damaged the country’s trade balance.

These problems disrupted Venezuela’s economy and threatened to negatively affect the Republic’s ability to service its external debt. In response to those developments and in an attempt to achieve monetary stability as well as to ensure the Republic’s future ability to continue to meet its external debt obligations, the Republic suspended foreign exchange trading on January 21, 2003. On February 5, 2003, the Central Government adopted a series of exchange agreements, decrees and regulations establishing a new exchange control regime. The exchange control regime centralized the purchase and sale of foreign currencies in Banco Central. The Ministry of Economy and Finance, together with Banco Central, is in charge of setting the exchange rate with respect to the U.S. dollar and other currencies.

The Commission of Foreign Currency Administration (Comisión de Administración de Divisas or “CADIVI”) was created in February 2003 for the administration, control and establishment of the new exchange control regime. CADIVI was composed of five members who were appointed by the President.

In an effort to promote and encourage the development of the Republic’s national economy and stimulate exports, President Chávez announced on January 8, 2010, the implementation of Currency Exchange Agreement No. 14 (Convenio Cambiario No. 14) (published in the Official Gazette No. 39,342, dated January 8, 2010), which established a new exchange rate system that included two official prices for the U.S. dollar. The first exchange rate was set at Bs.2.60 = U.S.$1.00, which was the official exchange rate for essential goods, including food, health, imports of machinery and equipment, science and technology, as well as all non-petroleum public sector transactions and other special cases. The second exchange rate, which was used for all other transactions, was set at Bs.4.30 = U.S.$1.00 for sale operations, with the exception of the provisions of Article 5 of Currency Exchange Agreement No. 14, which covers, among others, transactions within the automotive sector, the telecommunications sector, the steel sector and the construction sector.

On December 30, 2010, the Central Government eliminated the dual-exchange rate regime and established a single-exchange rate. Pursuant to amended Currency Exchange Agreement No. 14 (published in the Official Gazette No. 39,584, dated December 30, 2010), the Ministry of Economy and Finance, together with Banco Central, established an exchange rate of Bs.4.30 = U.S.$1.00 for all transactions. Effective January 1, 2011, the U.S. dollar exchange rate was set at Bs.4.2893 = U.S.$1.00 for purchase operations and Bs.4.30 = U.S.$1.00 for sale operations.

In May 2010, the Central Government implemented the Exchange Crimes Law (Ley de Ilícitos Cambiarios) which was published in the Extraordinary Official Gazette No. 5,975, dated May 17, 2010. Pursuant to the law, all firms or individuals who imported or exported an amount exceeding U.S.$10,000, had to declare their transactions to CADIVI. This law excluded securities issued by the Republic and foreign currency of non-resident individuals in Venezuela for a limited period. The Central Government instituted a partial reform of the Exchange Crimes Law to prevent the local market from circumventing the CADIVI system through trading securities denominated in foreign currency. To prevent these types of trading activities, Banco Central was designated as the sole entity to manage the system. The reform extended the foreign exchange control regime to include securities that were denominated, or could be settled, in foreign currency. Prior to this reform, these types of activities were typically made through authorized exchange operators, including banks and brokerage firms.

In June 2010, Currency Exchange Agreement No. 18 (Convenio Cambiario No. 18) was enacted in an effort to curtail inflationary pressures due in part to local currency trading. The new regulation gave Banco Central control over local currency trading of all international bonds issued by the Republic, its decentralized entities or any other issuer denominated in foreign currency. In addition, the Transaction System for Foreign Currency Denominated Securities (Sistema de Transacciones con Títulos en Moneda Extranjera or “SITME”) came into operation. SITME was an electronic system which regulated the purchase and sale operations in Bolívares of foreign currency denominated securities, in which only financial institutions could participate. Under SITME, Banco Central determined which securities were to be traded and the price parameters for such trades in Venezuela and also determined the qualifications of the buyers and sellers that could participate in SITME. SITME allowed private entities and individuals to obtain U.S. dollars in exchange for Bolívares by paying Bolívares in exchange for foreign currency denominated securities issued by the Republic or entities directly or indirectly owned by the Republic that were ultimately sold in exchange for U.S. dollars. Private entities could only use SITME to purchase U.S. dollars to pay for imported goods, capital goods and services which were not eligible to be paid through CADIVI, or, if they were eligible to be paid through CADIVI, the importer could not have purchased U.S. dollars through CADIVI for 90 days prior to submitting the request to SITME. Private entities could acquire up to U.S.$50,000 per day, up to a U.S.$350,000 non-cumulative limit per month.

Also in June 2010, the System for the Initial Placement of Bonds denominated in Foreign Currency (Sistema de Colocación Primaria de Títulos en Moneda Extranjera or “SICOTME”) came into operation. SICOTME is an electronic system which regulates the initial placement of the Republic’s securities denominated in foreign currency and sold in Bolívares, in which only financial institutions authorized by Banco Central may participate, either on their own behalf or on behalf of their clients.

Trading on the foreign exchange has decreased since the Central Government intervened in trading companies and has been stagnant since securities regulators shut down and took over management of 47 brokerage companies in 2010. The Central Government has defended its takeover of 47 private brokerage businesses during 2010, relying on the fact that those firms had arbitrarily undervalued Venezuela’s currency in a bond market that was widely used for currency trading and that the practices of the brokerage firms that were shut down contributed to capital flight. During 2011, the Central Government intervened and took over management of an additional 35 brokerage businesses.

On July 12, 2012, Currency Exchange Agreement No. 20 (Convenio Cambiario No. 20) was enacted in order to allow companies and individuals to open Venezuelan bank accounts in U.S. dollars. These accounts could only contain U.S. dollars obtained through SITME or SICOTME. This new regulation permitted public sector exporting companies to maintain in their Venezuelan bank accounts up to 5% of their monthly revenues in U.S. dollars in order to purchase public debt bonds from the international markets and sell them on SITME. The regulation allowed accounts to be fully or partially withdrawn at the then-existing official exchange rate. The withdrawals could be made in several ways, including through wire transfers, bank checks and debit cards. Each bank maintaining these accounts was required to provide a monthly report to Banco Central with detailed information on the funds that are held in U.S. dollars.

On February 9, 2013, pursuant to Currency Exchange Agreement No. 14, SITME was terminated. Also in February 2013, the Central Government created the High Body for Optimizing the Exchange System (Órgano Superior para la Optimización del Sistema Cambiario), to oversee foreign exchange policy, which was composed of three institutions: the Ministry of Economy and Finance, Banco Central and the Ministry of Petroleum and its main functions consisted of establishing priorities in the assignment of foreign currency, determining the quality and quantity of imports needed to achieve macroeconomic goals, and coordinating the inflow of foreign currency from oil and other sources until it was abolished in November 2013.

In March 2013, the Central Government created Complementary System for Foreign Currency Exchange Administration (Sistema Complementario de Administración de Divisas I or “SICAD I”) to replace SITME in the Currency Exchange Agreement No. 21 (Convenio Cambiario No. 21). SICAD I was a complementary mechanism to distribute foreign currency among economic agents, through special auctions whose terms and conditions were determined by the High Body for Optimizing the Exchange System.

CENCOEX was established in November 2013 as a decentralized entity, attached to the ministerial office of the Deputy Chairman of the Council of Revolutionary Ministers for the Economic Sector (Despacho Ministerial del Vicepresidente del Consejo de Ministros Revolucionarios para el Área Económica), under the auspices of the Ministry of Economy and Finance (Decree No. 601, published in the Extraordinary Official Gazette No. 6,116, dated November 29, 2013). CENCOEX replaced the High Authority for Foreign Exchange System Optimization. CENCOEX is managed by five directors appointed by the President of the Republic and it develops and implements policies on foreign exchange administration, exports, imports, foreign investment into the country, and investment abroad. The CENCOEX official exchange rate superseded the CADIVI system, which was wound down on December 31, 2015 (Decree No. 1,710, published in the Official Gazette No. 40,638, dated April 13, 2015). The law establishing CENCOEX also established CORPOVEX. CORPOVEX was created to oversee and rationalize imports, ensure that the Republic obtained the best quality and price of imported products and goods, achieve maximum efficiency in the country’s import/export process, and centralize the provision of non-oil exports.

According to data provided by CENCOEX, from November 1, 2013 to December 31, 2016, CENCOEX made total currency awards of U.S.$24.0 billion, calculated at the then-current exchange rates, including allocations of U.S.$18.8 billion to priority sectors such as food, health and chemicals.

In 2014, CADIVI approved U.S.$20.3 billion in foreign currency, compared with U.S.$29.7 billion and U.S.$33.2 billion in currency approved in 2013 and 2012, respectively. During the five years prior to the introduction of the exchange control regime, Venezuela spent an average of about U.S.$1.3 billion per month on imports. In March 2014 the Central Government created the Complementary System for Foreign Currency Exchange Administration II (Sistema Complementario de Administración de Divisas II or “SICAD II”), pursuant to Currency Exchange Agreement No. 27 (Convenio Cambiario No. 27), published in the Official Gazette No. 40,368, dated March 10, 2014, as a new system for currency exchange to operate in parallel with SICAD I. Together, SICAD I and SICAD II determined exchange rates and allocated foreign currency for imports, supplementing CADIVI’s allocation of foreign currency. The new SICAD II system created a new legal variable exchange rate, which, unlike SICAD I, operated via auctions that were held on a daily basis by Banco Central and were open to the general public in Venezuela for the exchange of U.S. dollars and Bolívares. Also in contrast to SICAD I, the proceeds from SICAD II transactions were not restricted to a specific list of uses; however, SICAD II was not available for use by PDVSA directly. The SICAD II exchange rate could not be lower than the exchange rate established in Currency Exchange Agreement No. 14, dated February 8, 2013, which was published in the Official Gazette No. 40,108, dated February 8, 2013 (Bs.6.30 = U.S.$1.00 for the sale of foreign currency and Bs.6.2842 = U.S.$1.00 for the purchase of foreign currency).

On April 3, 2014, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 28 (Convenio Cambiario No. 28), published in the Official Gazette No. 40,387, dated April 4, 2014. Pursuant to this Currency Exchange Agreement, foreign currency originating from activities and transactions other than from sales and/or exports of hydrocarbons by PDVSA, its affiliates and joint ventures created under the Hydrocarbons Law (Ley Orgánica de Hidrocarburos), published in the Extraordinary Official Gazette No. 37,323, dated November 13, 2001, could only be sold at an exchange rate based on the most recent foreign currency auction granted through SICAD II, as published by Banco Central, less 0.25%. Pursuant to Currency Exchange Agreement No. 14, the sale of foreign currency originating from oil exports by PDVSA, its affiliates and joint ventures were made at the exchange rate of Bs.6.2842 = U.S.$1.00 and, foreign currency originating from activities carried out by service companies that are part of the Petroleum Industrial National Conglomerate (Conglomerado Nacional Industrial Petrolero), a group of organizations and individuals that provide services to the oil industry in Venezuela, could only be sold at an exchange rate equivalent to the most recent foreign currency auction granted through SICAD II, as published by Banco Central.

On February 12, 2015, the Central Government combined SICAD I and SICAD II and renamed the combined exchange rate systems SICAD. On June, 2015, SICAD held its first sale of 2015 and auctioned U.S.$350 million directed towards auto parts companies, vehicle assembly equipment, machinery for construction and maintenance supplies for public roads at an exchange rate of Bs.12.80 = U.S.$1.00. On August 31, 2015, SICAD auctioned U.S.$150 million directed towards machinery, spare parts and supplies to increase domestic agricultural production at an exchange rate of Bs.13.50 = U.S.$1.00.

On February 10, 2015, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 33 (Convenio Cambiario No. 33), published in the Extraordinary Official Gazette No. 6,171, dated February 10, 2015, which largely repealed Currency Exchange Agreement No. 28 and revamped the exchange rate mechanism through the introduction of SIMADI, intended to liberalize the exchange controls by establishing a market rate system of exchange the use of which does not require government authorization.

On April 9, 2015, the Central Government imposed restrictions on the ability of Venezuelan residents to acquire foreign currency for the payment of goods and services outside the country. Under Ruling No. 011 dated April 9, 2015, as published in the Official Gazette 40,636, dated April 9, 2015, Venezuelans can purchase a maximum of U.S.$3,000 per year or its equivalent in another currency through the DICOM exchange rate (prior to the enactment of Currency Exchange Agreement No. 35, the SICAD rate applied) and withdraw a maximum of U.S.$200 from ATMs outside Venezuela in any single trip. Amounts charged to credit cards for foreign transactions are deducted from the aforementioned limits. Any requests for foreign currency above the prescribed limits must be made through Banco Central. Ruling No. 011 also forbids making a foreign currency request above the established limits.

On May 28, 2015, pursuant to Resolution No. 038, published in the Official Gazette No. 40,670, the Central Government granted CENCOEX the exclusive authority to enforce the Republic’s exchange rate mechanism and the power to apply punitive measures against those who violate the exchange controls. CENCOEX is required to submit reports to the Ministry of Economy and Finance on all procedures and actions taken.

On December 30, 2015, President Maduro issued a decree amending the Law of the Exchange Regime and its Crimes to combat currency arbitrage and fraud, which requires that importers obtain a production certificate in connection with the importation of certain supplies and provides for criminal penalties for the use of foreign currency in contravention of the established exchange control regime. For more information, see “—Law of the Exchange Regime and Its Crimes.”

On March 9, 2016, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 35, which replaced the existing CENCOEX rate with the DIPRO rate and the SIMADI rate with the DICOM rate. For more information, see “—Currency Exchange Agreements.” As of December 31, 2016, the DIPRO rate was Bs.10.00 = U.S.$1.00, DICOM rate was Bs.673.76 = U.S.$1.00 and the SICAD rate was Bs.13.50 = U.S.$1.00.

The current exchange control regime consists of three exchange rates: (1) the official DIPRO rate used for the payment of public debt, priority imports, pension payments to Venezuelans living abroad, sale operations generated by exports and the sale of hydrocarbons and payments in certain priority sectors such as health, sports, culture and scientific research; (2) the SICAD rate, used for certain special currency auctions; and (3) the DICOM rate, which is set by the market, pursuant to a platform supervised by Banco Central, and which is used for all other transactions, including sale operations to embassies and consular offices, sale operations generated by exports and the sale of hydrocarbons, sale operations to essential industries and other entities in the non-petroleum sector and sale operations for foreign travel.

Private sector individuals or entities acquiring foreign currency must be registered and authorized by the Central Government to use the DIPRO rate or the SICAD rate; however, the DICOM rate requires no such governmental authorization. As of September 15, 2016, the DIPRO rate was Bs.10.00 = U.S.$1.00, the SICAD rate was Bs.13.50 = U.S.$1.00 and the DICOM rate was Bs.652.66 = U.S.$1.00. All foreign currency that enters the country must be registered through banks and financial institutions authorized by CENCOEX for the administration, control and establishment of the exchange control regime. CENCOEX is only responsible for approving private sector imports. Public and oil imports are not handled by CENCOEX.

All foreign currency income generated through public or private sector operations must be sold to Banco Central at the exchange rate established at the current exchange control regime. However, there are six exceptions: First, pursuant to Currency Exchange Agreement No. 9 (Convenio Cambiario No. 9), PDVSA can retain foreign currency (which it is otherwise required to sell to Banco Central, to cover operational expenditures and tax payments denominated in local currency) in order to fulfill its operational and capital expenses abroad, with the authorization of Banco Central. Second, under Currency Exchange Agreement No. 35, PDVSA, its affiliates and certain public-private companies (which are identified in the Hydrocarbons Law), the Organic Law on Hydrocarbon Gases (Ley Orgánica de Hidrocarburos Gaseosos) and the Organic Law for the Development of Petrochemical Activities, may sell foreign currency generated from export activities and the sale of hydrocarbons to Banco Central at any of the existing exchange rates discounted by 0.25%. Third, pursuant to Currency Exchange Agreement No. 34 (Convenio Cambiario No. 34) (published in the Official Gazette No. 40,985, dated September 9, 2016, amended on January 26, 2017, as published in the Official Gazette No. 41,102, dated February 23, 2017), individuals and private companies participating in the export of goods and services may retain and manage up to 80% of their foreign currency denominated income received from exporting activities. Fourth, pursuant to Currency Exchange Agreement No. 9, joint ventures that have production agreements with PDVSA may maintain foreign currency denominated reserves with no pre-set limits but which vary depending on the amount of the joint venture’s obligations with PDVSA. Fifth, pursuant to Currency Exchange Agreement No. 11, public sector entities may retain foreign currency with the permission of Banco Central. Finally, pursuant to Currency Exchange Agreement No. 35, essential industries and for-profit public entities in sectors other than the petroleum sector may sell currency to Banco Central obtained from their productive activity, at the floating complementary market exchange rate, DICOM, reduced by 0.25%, in accordance with those specific authorizations issued by the Vice President for Economic Affairs, the Ministry of Economy and Finance and Banco Central.

Unless otherwise expressly authorized, the obligation of the public sector to sell foreign currency to Banco Central includes any foreign currency: (1) introduced into Venezuela through BANDES, the Social Protection Fund of Banking Deposits (Fondo de Protección Social de los Depósitos Bancarios or “FOGADE”), and other public financial institutions; (2) obtained by the Republic through public credit operations or otherwise; or (3) obtained by other public sector entities by any other means. In turn, the private sector must sell to Banco Central any foreign currency that is generated from the export of goods and services; introduced into Venezuela for investment purposes; generated by companies incorporated to develop the activities regulated by the Hydrocarbons Law; or generated from transportation services, travel and tourism operations, bank transfers, investment, lease agreements and other commercial, industrial, professional or personal services or activities.

The exchange control regime requires Banco Central to approve the Republic’s foreign currency budget with respect to purchases of foreign currency. This budget is subject to adjustment in accordance with the level of international reserves and the flow of foreign currency. Banco Central only sells foreign currency if it determines that there are sufficient international reserves.

Pursuant to Articles 4 and 5 of Currency Exchange Agreement No. 11 (Convenio Cambiario No. 11) published in the Official Gazette No. 40,565, dated December 18, 2014, public bodies and public sector entities have to request foreign currency directly from Banco Central for the following: (1) payments of external public debt; (2) transfers required for the Republic’s foreign service representatives abroad or delegations of the executive, legislative, judicial, civic or electoral branches participating in special missions abroad; (3) international commitments of the Republic; (4) payments related to national security; (5) foreign travel expenses of public officials; and (6) the currency required by the Republic for the administration and management of the National Treasury through accounts held at Banco Central. Pursuant to Articles 2 and 3 of Currency Exchange Agreement No. 11, Banco Central will settle the following foreign currency denominated obligations with authorization from CENCOEX: (a) payments for urgent health and food provisions; (b) foreign currency expenditures related to the productive activity of the body or organ of the public sector, and/or which the National Executive determines are important; (c) the provision of foreign currency to BANDES and Banco de Comercio Exterior; and (d) payments resulting from imports occurring prior to February 5, 2003. The acquisition of currency required by public entities in accordance with Currency Exchange Agreement No. 11 is calculated at the sale exchange rate provided for in Article 1 of the Currency Exchange Agreement No. 35. The exchange control regime contains provisions that are specific to PDVSA, effectively allowing PDVSA and its affiliates to maintain offshore accounts up to a specified U.S. dollar amount approved by Banco Central.

Private sector individuals or entities have to obtain approval from CENCOEX for the following purposes: (1) the purchase of foreign currency for transfers of money abroad, payments of certain imported goods and services and payments of interest or principal on external indebtedness; (2) the purchase of foreign currency for the payment of dividends, capital gains and interest that are the product of foreign investment in Venezuela, as well as for payments of service contracts, technology contracts or royalties; (3) the acquisition of foreign currency for payments under American Depositary Shares, American Depositary Receipts, Global Depositary Shares and Global Depositary Receipts programs implemented prior to February 5, 2003; and (4) in the case of individuals, to utilize the allocations for traveling outside of Venezuela.

As of May 19, 2017, Currency Exchange Agreement No. 38 (Convenio Cambiario No. 38) entered into force, which establishes the scheme of operation for the auction system with the exchange rate DICOM. The new auction regime corresponds to a managed flotation system between monitored mobile bands, where the value paid by each applicant for foreign exchange will be equivalent to the proposal that has been made to acquire them, regardless of the resulting exchange rate. Currency auctions will consist of an ordinary auction and a contingency auction.

Law of the Exchange Regime and its Crimes

On February 19, 2014, the Law of the Exchange Regime and its Crimes was enacted and published in the Extraordinary Official Gazette No. 6,126, dated February 19, 2014. This law abrogated the former Law against Exchange Crimes (Ley Contra Los Ilicitos Cambiarios). Pursuant to the new law, any individual, Banco Central or PDVSA may sell foreign currency or securities denominated in foreign currency to any person in Venezuela through the systems established by the Currency Exchange Agreements set forth below and pursuant to the regulations of Banco Central. Additionally, any state-owned entity (other than PDVSA or Banco Central) must obtain prior approval from the Ministry of Economy and Finance in order to sell foreign currency.

The 2014 Law of the Exchange Regime and its Crimes required that transactions in foreign currency or securities denominated in foreign currency must be consummated through authorized brokers, such as universal and microfinance banks, as well as through stock brokers duly authorized by the Venezuelan Securities Superintendency pursuant to the Venezuelan Securities Law. In addition, it relaxed certain exchange controls.

The 2014 Law of the Exchange Regime and its Crimes was further reformed on November 18, 2014. These amendments provided that (i) any person who uses foreign currency acquired for a purpose not in line with the Republic’s exchange rate mechanism may be punished by imprisonment for between two to six years and a fine of 0.5 taxable units per U.S. dollar or equivalent foreign currency; (ii) the falsification or forgery of financial statements may be punished by imprisonment for between one to three years and a fine of 0.5 taxable units per U.S. dollar or equivalent foreign currency; (iii) those who directly or indirectly promote or encourage the commission of illegal acts may be punished by imprisonment for between two to six years and a fine of 0.5 taxable units per U.S. dollar or equivalent currency. As of January 2017, one taxable unit equaled Bs.300 or U.S.$30 (published in the Extraordinary Official Gazette No. 6,287, dated January 24, 2017).

On December 30, 2015, the National Executive passed a new Law of the Exchange Regime and its Crimes (published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015), which (1) repealed the 2014 Law of the Exchange Regime and its Crimes; (2) mandated the creation of a production certificate system requiring importers to obtain production certificates to import certain supplies; (3) criminalized the use of exchange rates other than the official exchange rates; (4) simplified the process for obtaining foreign currency and (5) established an alternative currency market.

Currency Exchange Agreements

In March 2013, the Central Government created SICAD I to replace SITME in the Currency Exchange Agreement No. 21. SICAD I was a complementary mechanism to distribute foreign currency among economic agents, through special auctions whose terms and conditions were determined by the High Body for Optimizing the Exchange System.

On March 10, 2014, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 27 published in the Official Gazette No. 40,368 (Convenio Cambiario No. 27), effective as of March 10, 2014, which established SICAD II. SICAD II created a new legal variable exchange rate, and unlike SICAD I, SICAD II operated via auctions that were held on a daily basis by Banco Central and were open to the general public in Venezuela for the exchange of U.S. dollars and Bolívares. Unlike SICAD I, the proceeds from SICAD II transactions were not restricted to a specific list of uses, however SICAD II was not available for use by PDVSA directly. The SICAD II exchange rate could not be lower than the exchange rate established in Currency Exchange Agreement No. 14 (Bs.6.30 = U.S.$1.00 for the sale of foreign currency, and Bs.6.2842 = U.S.$1.00 for the purchase of foreign currency). Banco Central published a reference exchange rate for SICAD II operations on a daily basis on its official website.

On April 3, 2014, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 28 published in the Official Gazette No. 40,387, effective as of April 4, 2014. Pursuant to this Currency Exchange Agreement, foreign currency originating from activities and transactions other than from sales and/or exports of hydrocarbons by PDVSA, its affiliates and joint ventures created under the Hydrocarbons Law, could only be sold at an exchange rate based on the most recent foreign currency auction granted through SICAD II, as published by Banco Central, less 0.25%. Pursuant to Currency Exchange Agreement No. 14, the sale of foreign currency originating from oil exports by PDVSA, its affiliates and joint ventures were made at the exchange rate of Bs.6.2842 = U.S.$1.00 and, foreign currency originating from activities carried out by service companies that are part of the Petroleum Industrial National Conglomerate, a group of organizations and individuals that provide services to the oil industry in Venezuela, may only be sold at an exchange rate equivalent to the most recent foreign currency auction granted through SICAD II, as published by Banco Central. On February 10, 2015, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 33 (published in the Extraordinary Official Gazette No. 6,171, dated February 10, 2015), which largely repealed Currency Exchange Agreement No. 28 and revamped the exchange rate mechanism through the introduction of SIMADI. For more information, see “Exchange Control Regime.”

On December 30, 2014, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 32 (Convenio Cambiario No. 32), published in the Extraordinary Official Gazette No. 6,167, which provided that the settlement of foreign currency sales transactions made by PDVSA to the Banco Central from financing, financial instruments and the collection of debts, export and/or hydrocarbons sales activities or transactions conducted within the framework of energy cooperation agreements could be made at any of the official exchange rates agreed to under the exchange agreements in effect.

On February 10, 2015, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 33, published in the Extraordinary Official Gazette No. 6,171, which largely repealed Currency Exchange Agreement No. 28 and revamped the exchange rate mechanism through the introduction of SIMADI, intended to liberalize the exchange controls by establishing a market rate system of exchange the use of which does not require government authorization.

On September 9, 2016, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 34, published in the Official Gazette No. 40,985, which allowed individuals and private entities participating in the export of goods and services to retain and manage up to 60% of the income obtained in foreign currency in order to cover expenses derived from their export activities and to use said currency freely, for the purpose of covering expenses, making payments or any other outlay needed to carry out export activities.

On March 9, 2016, the Ministry of Economy and Finance and Banco Central enacted Currency Exchange Agreement No. 35, published in the Official Gazette No. 40,865, which is effective as of March 10, 2016. Currency Exchange Agreement No. 35 modified the exchange control regime by replacing the CENCOEX rate with a protected exchange rate, DIPRO, used for the payment of public debt, priority imports, pension payments to Venezuelans living abroad, and payments in certain priority government sectors such as health, sports, culture and scientific research and was initially set at Bs.10.00 = U.S.$1.00. Currency Exchange Agreement No. 35 also replaced the SIMADI rate with a complementary floating market rate, DICOM. The new DICOM rate is intended to promote national production and non-oil exports and was initially set at a rate of Bs.206.92 = U.S.$1.00. Under Currency Exchange Agreement No. 35, foreign currency sale transactions generated through the export and sale of hydrocarbons by PDVSA and certain joint ventures in the petroleum sector can be effected at any lawful exchange rate discounted by 0.25%.

On April 7, 2016, Currency Exchange Agreement No. 36 (Convenio Cambiario No. 36) was enacted to establish rules for foreign-currency denominated transactions conducted by inbound tourism operators and payment of duty-free products for sale to passengers. Under this currency exchange agreement, certain inbound tourism operators are allowed to collect foreign currency and resell at least 60% of such foreign currency to Banco Central at the floating complementary market exchange rate, DICOM, reduced by 0.25%. The operators are permitted to retain up to 40% of the amounts they collect.

On May 27, 2016, Currency Exchange Agreement No. 37 (Convenio Cambiario No. 37) was enacted to establish the regime applicable to currencies received or administered by private individuals, national or foreign, who have obtained a license to carry out the activities referred to in Chapter V of the Organic Law of Gaseous Hydrocarbons.

On January 26, 2017, the Ministry of Economy and Finance and Banco Central amended article 1 of Currency Exchange Agreement No. 34 (published in the Official Gazette No. 41,102, dated February 23, 2017), which allows individuals and private entities participating in the export of goods and services to retain and manage up to 80% of the income obtained in foreign currency in order to cover expenses derived from their export activities. Such persons are allowed to use such currency freely for the purpose of covering expenses, making payments or any other outlay necessary to carry out export activities. The remainder of such income obtained in foreign currency must be sold to Banco Central at the DICOM exchange rate less 0.25%.

On May 19, 2017, Currency Exchange Agreement No. 38 (Convenio Cambiario No. 38) was enacted to establish the scheme of operation of the auction system with the exchange rate DICOM. Foreign currency auctions carried out through DICOM will be designed and monitored by a committee attached to Banco Central, which will be responsible for the administration, regulation and direction of the entire process from the call, to the exchange rate generation, to the authorization of foreign exchange.

The following table sets out the average Bolívar/U.S. dollar official exchange rates for the periods indicated:

Exchange
Year and Quarter	(Bolívar / United States dollar)
2012
First Quarter	Bs.4.30
Second Quarter	4.30
Third Quarter	4.30
Fourth Quarter	4.30
2013
First Quarter(1)	Bs.4.30 / Bs.6.30
Second Quarter	6.30
Third Quarter	6.30
Fourth Quarter	6.30
2014
First Quarter	Bs.6.30
Second Quarter	6.30
Third Quarter	6.30
Fourth Quarter	6.30
2015
First Quarter	Bs.6.30
Second Quarter	6.30
Third Quarter	6.30
Fourth Quarter	6.30
2016
First Quarter(1)(2)	Bs.6.30 / Bs.10.00 / 211.61
Second Quarter	10.00 / 456.19
Third Quarter	10.00 / 646.26
Fourth Quarter	10.00 / 663.98
2017
First Quarter	Bs.10.00 / 693.59
Second Quarter(3)(4)	10.00 / 1,331.95
Third Quarter	10.00 / 3,044.26

(1)	Pursuant to Currency Exchange Agreement No. 14, the U.S. dollar exchange rate was set at Bs.6.2842 = U.S.$1.00 for purchase operations and Bs.6.30 = U.S.$1.00 for sale operations and for payments of public external debt.
(2)	Pursuant to Currency Exchange Agreement No. 35, the U.S. dollar exchange rate was set at Bs.9.975 = U.S.$1.00 for purchase operations and Bs.10.00 = U.S.$1.00 for sale operations and for payments of public external debt, effective as of March 10, 2016.
(3)	On May 19, 2017, Currency Exchange Agreement No. 38 (Convenio Cambiarui No. 38) was enacted to establish the scheme of operation of the auction system with the exchange rate DICOM.
(4)	Average exchange rate between SIMADI and DICOM.

Source: Banco Central.

Gross Domestic Product

Between 2012 and 2015, the economy declined at an average annual rate of 0.7%.

In 2012, GDP totaled Bs.61.4 billion in 1997 Constant Bolívares, representing growth of 5.6% as compared to 2011. GDP growth in 2012 was primarily due to an increase of 5.8% in the non-petroleum sector. The petroleum sector increased by 1.4% in 2012 as compared to 2011. The growth of the economy in 2012 was positively influenced by an increase in government investment in construction, a larger supply of foreign exchange, and a substantial expansion of the flow of credit towards productive activities.

In 2013, GDP totaled Bs.62.2 billion in 1997 Constant Bolívares, representing growth of 1.3% as compared to 2012. GDP growth in 2013 was primarily due to an increase of 1.8% in the non-petroleum sector, in particular with regard to financial institutions, commerce, communications, and enterprise storage services. The petroleum sector increased by 0.9% in 2013.

In 2014, GDP totaled Bs.59.8 billion in 1997 Constant Bolívares, a decrease of 3.9%, as compared to 2013. The petroleum sector decreased by 4.2% in 2014, driven by the rise in extraction of oil and natural gas, which was partially offset by a decline in refining. The petroleum sector accounted for 10.8% of GDP and accounted for the same percentage of GDP as the petroleum sector in 2013. In 2014, non-oil activity declined by 3.1%, reflecting the contraction experienced by manufacturing, trade and construction.

In 2015, GDP totaled Bs.56.1 billion in 1997 Constant Bolívares, a decrease of 6.2%, as compared to 2014, due to decreases in both the petroleum and non-petroleum sectors. The decrease in the non-petroleum sector was due to contraction experienced by manufacturing, trade, construction and financial institutions. The petroleum sector accounted for 11.4% of GDP and increased its proportion of total GDP by 0.6% in 2015, notwithstanding the contraction observed in both the refinery industry and the production of crude oil and natural gas.

The following tables set forth the Republic’s GDP in 1997 Constant Bolívares for each of the periods indicated:

	As of or For the Year Ended, Millions of Bolívares December 31,
	2012		2013		2014		2015		2016(1)
	Value Bs.	Share %	Value Bs.	Share %	Value Bs.	Share %	Value Bs.	Share %	Value Bs.	Share %
Aggregate Global Demand(2)	92,057.2	100.0	89,913.0	100.0	82,359.9	100.0	73,429.4	100.0	55,519.4	100.0
Aggregate Internal Demand	83,735.8	91.0	82,105.0	91.3	74,915.5	91.0	66,049.3	89.9	49,004.9	88.3
Gross Capital Formation(3)	21,783.0	23.7	19,815.2	22.0	16,463.8	20.0	13,107.4	17.9	8,069.9	14.5
Consumption	54,656.6	59.4	57,082.4	63.5	55,629.2	67.5	51,339.4	69.9	41,793.8	75.3
Public	11,266.7	12.2	11,643.3	12.9	11,717.9	14.2	11,338.0	15.4	9,675.4	17.4
Private	43,389.9	47.1	45,439.1	50.5	43,911.4	53.3	40,001.5	54.5	32,118.4	57.9
Inventories	7,296.2	7.9	5,207.3	5.8	2,822.5	3.4	1,602.5	2.2	(858.9)	(1.5)
External Demand	8,321.4	9.0	7,808.0	8.7	7,444.3	9.0	7,380.1	10.1	6,514.5	11.7
Gross Domestic Product	61,409.1	100.0	62,233.9	100.0	59,810.3	100.0	56,089.2	100.0	46,859.9	100.0
Petroleum activities	6,682.7	10.9	6,741.5	10.8	6,456.7	10.8	6,397.2	11.4	5,765.1	12.3
Non-petroleum activities	47,648.4	77.6	48,515.2	78.0	46,997.5	78.6	44,084.3	78.6	36,981.6	78.9
Mining	261.2	0.4	206.1	0.3	191.6	0.3	179.8	0.3	119.2	0.3
Manufacturing	8,555.5	13.9	8,530.1	13.7	7,913.8	13.2	7,273.9	13.0	5,303.7	11.3
Electricity and water	1,372.6	2.2	1,417.7	2.3	1,403.1	2.3	1,359.2	2.4	1,271.2	2.7
Construction	4,907.1	8.0	4,793.2	7.7	4,456.2	7.5	3,456.5	6.2	2,365.2	5.0
Trade	6,096.1	9.9	6,301.6	10.1	5,614.6	9.4	4,904.6	8.7	3,393.4	7.2
Transportation	2,187.8	3.6	2,115.3	3.4	1,962.3	3.3	1,778.8	3.2	1,366.8	2.9
Communications	4,086.5	6.7	4,350.8	7.0	4,548.0	7.6	4,674.9	8.3	4,621.3	9.9

	As of or For the Year Ended, Millions of Bolívares December 31,
	2012		2013		2014		2015		2016(1)
	Value Bs.	Share %	Value Bs.	Share %	Value Bs.	Share %	Value Bs.	Share %	Value Bs.	Share %
Financial institutions	3,392.8	5.5	4,127.3	6.6	4,653.4	7.8	4,284.5	7.6	2,796.7	6.0
Professional, real estate, rental services	5,917.7	9.6	6,062.9	9.7	5,965.7	10.0	5,761.1	10.3	5,047.2	10.8
Community, social, personal services	3,684.3	6.0	3,852.6	6.2	3,868.3	6.5	3,650.1	6.5	3,086.4	6.6
General government	7,543.4	12.3	7,777.8	12.5	7,895.0	13.2	7,975.8	14.2	7,733.7	16.5
Other(4)	3,517.3	5.7	3,533.4	5.7	3,365.9	5.6	2,864.4	5.1	2,137.7	4.6
Minus: Sifmi(5)	3,873.9	(6.3)	4,553.6	(7.3)	4,840.3	(8.1)	4,079.4	(7.3)	2,261.0	(4.8)
Net indirect taxes	7,078.0	11.5	6,977.2	11.2	6,356.1	10.6	5,607.7	10.0	4,113.2	8.8

(1)	Preliminary figures for the nine-month period ended September 30, 2016.
(2)	Based on 1997 Constant Bolívares.
(3)	Includes: acquisitions less disposal of valuables.
(4)	Includes: agriculture, hotels and restaurants, and diverse public activities.
(5)	Financial intermediation services measured indirectly.

Source: Banco Central.

	2012	2013	2014	2015(1)	2016
	% change from previous year
Aggregate Global Demand	11.2	(2.3)	(8.4)	(10.8)	(24.4)
Aggregate Internal Demand	12.3	(1.9)	(8.8)	(11.8)	(25.8)
Gross Capital Formation	23.3	(9.0)	(16.9)	(20.4)	(38.4)
Consumption	6.9	4.4	(2.5)	(7.7)	(18.6)
Public	6.3	3.3	0.6	(3.2)	(14.7)
Private	7.0	4.7	(3.4)	(8.9)	(19.7)
Inventories	26.4	(28.6)	(45.8)	(43.2)	(153.6)
External Demand	1.6	(6.2)	(4.7)	(0.9)	(11.7)
Gross Domestic Product	5.6	1.3	(3.9)	(6.2)	(16.5)
Petroleum activities	1.4	0.9	(4.2)	(0.9)	(9.9)
Non-petroleum activities	5.8	1.8	(3.1)	(6.2)	(16.1)
Mining	(6.2)	(21.1)	(7.0)	(6.2)	(33.7)
Manufacturing	1.8	(0.3)	(7.2)	(8.1)	(27.1)
Electricity and water	3.8	3.3	(1.0)	(3.1)	(6.5)
Construction	16.6	(2.3)	(7.0)	(22.4)	(31.6)
Trade	9.1	3.4	(10.9)	(12.6)	(30.8)
Transportation	6.6	(3.3)	(7.2)	(9.4)	(23.2)
Communications	7.0	6.5	4.5	2.8	(1.1)
Financial institutions	33.5	21.6	12.7	(7.9)	(34.7)
Professional, real estate, rental services	4.2	2.5	(1.6)	(3.4)	(12.4)
Community, social, personal services	7.4	4.6	0.4	(5.6)	(15.4)
General government	5.2	3.1	1.5	1.0	(3.0)
Other(2)	3.1	0.5	(4.7)	(14.9)	(25.4)
Minus: Sifmi(3)	35.9	17.5	6.3	(15.7)	(44.6)
Net indirect taxes	9.1	(1.4)	(8.9)	(11.8)	(26.7)

(1)	Certain figures as of and for the year ended December 31, 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.
(2)	Includes: agriculture, hotels and restaurants, and diverse public activities.
(3)	Financial intermediation services measured indirectly.
n.a.	= Not available.

Source: Banco Central.

Inflation

In April 2008, INE, in affiliation with the Ministry of Economy and Finance and Banco Central, issued Resolution No. 08-04-01 regulating the NCPI effective as of January 1, 2008. NCPI covers the same items as the CPI, but with a national geographic scope. The previous system only covered the Caracas and Maracaibo metropolitan areas. Inflation figures from January 1, 2008, have been calculated using NCPI. Figures prior to January 1, 2008 will not be re-calculated. NCPI has December 2007 as its base period.

Venezuela has historically experienced high and volatile inflation rates. For the year ended December 31, 2012, the rate of inflation was 20.1%, as measured by NCPI, and 19.5%, as measured by the CPI. For the year ended December 31, 2013, the rate of inflation was 56.2%, as measured by NCPI, and 52.7%, as measured by the CPI. For the year ended December 31, 2014, the rate of inflation was 68.5%, as measured by NCPI and 64.7%, as measured by the CPI. For the year ended December 31, 2015, the rate of inflation was 180.9%, as measured by NCPI and 159.7%, as measured by the CPI. For the year ended December 31, 2016, the rate of inflation was 274.4%, as measured by NCPI. The increase in the NCPI in 2016 was primarily driven by a reduction in the domestic and foreign supply of goods and services, a significant decline in the price of oil, which drove a foreign currency shortage, and a significant depreciation in the non-official exchange rate.

The Central Government has implemented programs and policies aimed at combatting inflation and its effects, such as programs designed to promote food production and distribution and improve food access and the creation of a national command to oversee and coordinate the production and distribution of food and other essential goods. For more information on these programs, see “Recent Social and Political Developments.” In addition, the Central Government has reformed the exchange control regime, most recently through Currency Exchange Agreement No. 38 (discussed further under “The Venezuelan Economy—Exchange Control Regime—Currency Exchange Agreements.”

To combat inflation and its effects, the Government has implemented a series of actions to increase the supply of goods and services to the public, including: (1) providing financial assistance, machinery, intermediate goods and technical support to producers to promote agricultural activity; (2) increasing the supply of foreign currency by restructuring the currency exchange system and the introduction of a floating exchange rate for some operations; (3) creating the SUNDDE, whose objective is to determine the fair prices for goods and services in order to reduce inflation; (4) adopting a biometric system in the public food distribution networks and in border areas of the country; (5) adopting measures to curb the smuggling of food, fuel and other essential goods and supplies out of the country; (6) introducing programs designed to promote food production and distribution and improve food access; (7) the creation of a national command to oversee and coordinate the production and distribution of food and other essential goods; and (8) implementing increased inspections of importers and exporters to combat currency arbitrage (among the three official exchange rates) and fraud.

The Law on Fair Cost and Prices became effective as of November 22, 2011, and was implemented in order to address the high inflation rate, guarantee access to goods and stabilize prices. The law provided a mechanism for setting maximum retail prices of goods across various economic sectors and included the creation of a special committee called SUNDECOP, which monitored and regulated the cost structures of the companies involved in importing and selling goods, established the standards for the National Registry of Prices of Goods and Services and set maximum retail prices or the price range for goods and services. SUNDECOP was also empowered to sanction any company or person that established excessive prices on goods and services. In addition to SUNDECOP, INDEPABIS was also charged with verification of fair prices. INDEPABIS was formed on May 27, 2008, pursuant to Decree No. 6,092, as the Republic’s consumer protection agency.

The 2011 Law on Fair Cost and Prices was superseded by the Organic Law of Fair Prices (Ley Orgánica de los Precios Justos) in January 2014. The 2014 Organic Law of Fair Prices was aimed at reducing inflationary pressures by supplementing existing regulations regarding fair pricing. The law established a maximum profit of 30% for each entity in the supply chain. The law also created SUNDDE by merging INDEPABIS and SUNDECOP. SUNDDE’s objectives include determining fair prices for goods and services by analyzing cost structure and establishing a maximum profit percentage and effective control of economic and commercial activity in order to protect citizens’

incomes and wages. On February 7, 2014, SUNDDE approved the criteria to be used for the determination of fair prices. Decree No. 1,467 amended the Organic Law of Fair Prices (published in the Official Gazette No. 6,156, dated November 19, 2014) to grant SUNDDE new powers including the ability to impose sanctions. In addition, a mechanism was introduced for the continuous adjustment of fair pricing in all steps of the chain of production, distribution, importation, transportation and marketing of goods and services.

From February 7, 2014, until June 1, 2015, 19 administrative rulings were approved for the adjustment of fair prices for food and personal care products, including the adjustment of the fair prices of chicken, beef, sugar, rice, corn and coffee, milk, soap, shampoo, detergent and toothpaste.

In November 2015, the Organic Law of Fair Prices was further amended pursuant to Decree No. 2,092 (published in the Extraordinary Official Gazette No. 6,202, dated November 8, 2015) to (1) grant SUNDDE the authority to establish or modify the prices of goods and services; (2) grant SUNDDE and CENCOEX joint responsibility for ensuring that they conform to the established rate; (3) increase penalties for violations of the fair price laws; and (4) establish additional sanctions for violations of established consumer prices.

In April 2016, President Maduro announced the creation of CLAPs at the national level as part of a direct distribution model designed to improve access to food and other necessities and prevent smuggling. CLAPs are responsible for guaranteeing, including through the intervention of the Bolivarian National Armed Forces and the citizen security forces, for the proper distribution of food and other essential goods and supplies. In February 2017, the Government began evaluating a reform of the national system of prices to reduce the inflation indexes. The Minister of Economy and Finance stated his intention to modify SUNDDE and expand CLAPs to fight inflationary pressures and manage inflation.

On September 7, 2017, during his speech before the ANC, President Maduro presented eight new laws and announced a number of measures, all aimed at addressing economic issues and sanctions in the Republic, including the creation of a new system for setting the maximum retail prices of 50 fundamental products and services; establishing prosecutors from CLAPs and Communal Councils to monitor those prices; a 40% wage increase, which includes food bonuses (“cestatickets”), pensions and monthly income under Homeland Cards (government identification cards that consolidate access to social programs); the implementation of a new international payment system based on currencies other than the U.S. dollar; the establishment of exchange houses throughout the country; and a five-point reduction in VAT for those who pay with a debit or electronic payment card. Among the laws presented to the ANC was the Law of Sovereign Supply and Agreed Prices, also called the “Plan 50 Act,” which will establish a new system for fixing the maximum prices for the sale of the 50 specified basic products and services in an effort to address the high prices of goods and services and seek a solution to inflation. The Plan 50 Act is currently under discussion by the ANC.

On November 12, 2017, President Maduro announced additional measures to protect the country’s economy. The new measures will target price speculation by auditing the operations of at least 11,980 commercial establishments throughout the country. Enforcement of the new measures will be supported by the Bolivarian National Armed Forces, the police and public institutions.

Over the past six years, SUNDDE’s actions to promote fair prices and business practices have included:

•	Fixing the prices for a 19-item basic basket of goods and setting a maximum retail price, which affects the entire supply chain, from importers to producers, wholesalers, retailers and the final consumer.

•	Monitoring registration with the Single Registry for Persons who Engage in Economic Activities (Registro Único de Personas que Desarrollan Actividades Económicas or “RUPDAE”). Registration with RUPDAE is a prerequisite for all companies that import, distribute or trade in goods and services in Venezuela in accordance with Article 22 of the Organic Law of Fair Prices.

•	Implementing Plan “Eficiencia Mata Cola,” which imposed penalties of up to 10,000 tax units for food vending establishments whose cash registers did not operate efficiently and caused delays to consumers who were paying for their purchases.

•	Implementing a biometric system to capture fingerprints, in order to obtain a purchasing profile for every citizen and thus identify internal smugglers, and implementing a plan against smuggling.

•	Implementing a strong price matching system, with access to companies’ accounting records by category, to establish costs and subsequent profits.

•	Deploying leading SUNDDE authorities to supervise major bus terminals during peak travel times to ensure that all Venezuelans purchase tickets at a fair price.

The following table sets forth five price indices for the periods indicated:

	2014					2015					2016
	I	II	III	IV	Year	I	II	III	IV	Year	I	II	III	IV	Year
Consumer prices(1)
Average	9.6	15.2	13.8	15.1	62.2	19.0	21.7	35.9	37.2	121.7	30.8	50.3	38.4	32.6	254.9
End of period	10.1	16.7	13.4	15.7	68.5	19.1	26.1	38.9	34.6	180.9	31.3	61.5	27.2	38.7	274.4
Producer prices index
Manufacturing goods
Average	7.8	10.4	10.1	16.0	47.8	19.2	31.0	46.1	38.9	144.5	50.9	61.9	68.0	37.5	432.9
End of period	9.5	9.2	11.5	16.0	54.7	22.9	35.3	48.8	35.2	234.6	49.3	76.9	55.1	39.0	469.2
Raw materials (construction)
Average	8.0	6.7	8.5	12.6	54.7	18.9	32.1	64.3	38.4	156.6	n.a.	n.a.	n.a.	n.a.	n.a.
End of period	7.2	7.0	8.9	11.6	39.5	27.4	34.7	65.2	35.2	283.5	n.a.	n.a.	n.a.	n.a.	n.a.
Wholesale prices
Domestic goods
Average	8.1	18.8	13.9	12.8	62.1	17.4	26.3	55.6	39.1	146.2	n.a.	n.a.	n.a.	n.a.	n.a.
End of period	8.9	21.6	12.1	12.2	66.5	19.5	34.1	58.2	38.8	251.9	n.a.	n.a.	n.a.	n.a.	n.a.
Imported goods
Average	3.4	8.9	9.7	9.5	38.0	14.4	49.2	48.9	25.8	144.9	n.a.	n.a.	n.a.	n.a.	n.a.
End of period	5.9	9.1	8.9	10.3	38.8	23.8	42.3	51.8	23.4	230.0	n.a.	n.a.	n.a.	n.a.	n.a.

(1)	National Consumer Price Index.

Note: Manufacturing, raw materials and wholesale prices were calculated with tax.

Source: Banco Central.

The following table sets forth the NCPI for the periods indicated:

National Consumer Price Index

(Base: December 2007 = 100)

Year and Month	NCPI
2012
January	269.6
February	272.6
March	275.0
April	277.2
May	281.5
June	285.5
July	288.4
August	291.5

Year and Month	NCPI
September	296.1
October	301.2
November	308.1
December	318.9
2013
January	329.4
February	334.8
March	334.1
April	358.8
May	380.7
June	398.6
July	411.3
August	423.7
September	442.3
October	464.9
November	487.3
December	498.1
2014
January	514.7
February	526.8
March	548.3
April	579.4
May	612.6
June	639.7
July	666.2
August	692.4
September	725.4
October	761.8
November	797.3
December	839.5
2015
January	904.8
February	949.1
March	1,000.2
April	1,063.8
May	1,148.8
June	1,261.6
July	1,397.5
August	1,570.8
September	1,752.1
October	1,951.3
November	2,168.5
December	2,357.9
2016
January	2,576.5
February	2,801.1
March	3,096.2
April	3,541.6
May	4,195.9
June	5,001.5
July	5,437.1

Year and Month	NCPI
August	5,825.7
September	6,364.4
October	6,873.9
November	7,668.9
December	8,826.9

Source: Banco Central.

Foreign Trade and Balance of Payments

Foreign Trade

Foreign trade plays a vital role in the Venezuelan economy. Until recently, the Republic traditionally had a favorable balance of trade. Average annual exports between 2012 and 2016 were U.S.$50.6 billion. During the same period, average annual imports were U.S.$35.5 billion. Venezuela’s exports totaled U.S.$37.2 billion in 2015 and U.S.$27.4 billion for the year ended December 31, 2016. Imports totaled U.S.$33.3 billion in 2015 and U.S.$16.4 billion for the year ended December 31, 2016.

Petroleum products represent the largest component of total exports, totaling U.S.$25.9 billion for the year ended December 31, 2016. In 2015, exports of petroleum products totaled U.S.$35.1 billion.

As of December 31, 2015, imports of goods totaled U.S.$33.3 billion, while in 2016 total imports decreased to U.S.$16.3 billion.

In order to provide balance of payments support, the Central Government implemented the floating exchange rate mechanism, now known as the DICOM. The official exchange rate, now known as DIPRO, was also increased from Bs.6.30 to U.S.$1.00 to Bs.10.00 to U.S.$1.00.

Trade Policy

The basic goals of the Republic’s trade policy are to generate sustainable growth and macroeconomic stability by diversifying production and promoting Venezuelan products in the international market. The policy contemplates reinforcing current trade alliances and developing new trade alliances with an emphasis on South American and Caribbean countries.

The Republic is a member of the GATT and the WTO. The Republic has entered into a number of bilateral, regional and multilateral agreements, including with countries in South America and the Caribbean basin, as well as countries in the European Union, Africa, the Middle East and Asia, regarding the promotion of bilateral trade and economic and technological development, as well as the facilitation of purchases of petroleum and refined petroleum products. In 2005, President Chávez launched PetroCaribe, an energy initiative designed to supply Venezuelan crude oil to countries in the Caribbean region at discounted prices. Under the PetroCaribe program, the member countries that purchase oil from Venezuela pay for a certain percentage of the oil (depending on world oil prices) within 90 days, and the remainder is paid over a period of 25 years with an interest rate of one to two percent annually. Part of the cost also may be offset by the provision of goods or services. Within the PetroCaribe framework, the Republic entered into several agreements with the Caribbean countries to supply oil and products under preferential financing conditions similar to those established by other agreements between the Republic and Central American and South American states, such as Argentina, Bolivia, Ecuador and Uruguay, under which the Republic supplies crude oil and oil by-products to state-owned oil companies of the PetroCaribe countries. Venezuela provided oil to state-owned oil companies of PetroCaribe members in the amounts of, 121.0 thousand bpd in 2012, 118.0 thousand bpd in 2013, 75.0 thousand bpd in 2014, 61.0 thousand bpd in 2015 and 114.0 thousand bpd in 2016. In exchange, these countries supplied the Republic with goods and services in several areas as well as technical assistance, including agricultural consulting and medical personnel. For more information on PetroCaribe, see “Principal Sectors of the Venezuelan Economy—Petroleum and Natural Gas—Regional Developments.”

CORPOVEX was created in 2013 as one of several initiatives to strengthen domestic production and export capacities and improve economic conditions. For more information, see “—Economic Policy and Legislation—Exchange Control Regime.”

On December 2, 2014, President Maduro announced the creation of a national office for exports. This special export authority works in collaboration with the Bank for Foreign Trade (Banco de Comercio Exterior or “BANCOEX”) CENCOEX and CORPOVEX, as well as a selection of exporting companies to centrally manage all procedures related to the export of products.

Venezuela Exports (Venezuela Exporta), an export promotion program established in 2013 and led by BANCOEX, has toured 23 countries including Brazil, China, Colombia, France, Japan, Russia and the United Kingdom, exhibiting hundreds of products of export quality including flagship products such as rum, cocoa and granite, and garnering U.S.$370.0 million in export commitments for Venezuelan products in 2015.

On August 22, 2014, the Central Government banned the exportation of products including various food items, basic supplies, medicines and other locally-consumed products, pursuant to Presidential Decree No. 1,190.

The Central Government is also pursuing a variety of regional initiatives, including ALBA, UNASUR, Mercosur and Petrosur. For more information, see “Bolivarian Republic of Venezuela—External Affairs and Membership in International Organizations.” On November 5, 2014, the National Assembly authorized an additional loan of Bs.3.0 billion to the ALBA-Mercosur Bicentennial Fund (Fondo Bicentenario ALBA-Mercosur), which is aimed at boosting domestic production and increasing exports to Latin America and the Caribbean. The ALBA-Mercosur Bicentennial Fund was established in January 2010 with an initial capital contribution of Bs.2.6 billion (U.S.$1.0 billion at the then-current exchange rate).

Trading Partners

United States

The United States is Venezuela’s most important trading partner. In 2016, Venezuela was the third largest exporter of petroleum products to the United States. In addition to the United States, Venezuela’s significant trading partners include various Latin American, European and Asian countries.

In 2012, the United States accounted for 26.7% of Venezuela’s total imports, China accounted for 13.8% of Venezuela’s total imports, Brazil accounted for 7.7% of Venezuela’s total imports and Colombia accounted for 3.8% of Venezuela’s total imports. In the same year, the United States accounted for 40.3% of Venezuela’s total oil exports, China accounted for 14.7% of Venezuela’s total oil exports and India accounted for 12.2% of Venezuela’s total oil exports. Also in the same year, the United States accounted for 20.8% of Venezuela’s total non-petroleum exports, China accounted for 9.9% of Venezuela’s total non-petroleum exports, Colombia accounted for 8.6% of Venezuela’s total non-petroleum exports and Brazil accounted for 4.9% of Venezuela’s total non-petroleum exports.

In 2013, the United States accounted for 24.1% of Venezuela’s total imports, China accounted for 13.6% of Venezuela’s total imports, Brazil accounted for 6.8% of Venezuela’s total imports and Colombia accounted for 3.7% of Venezuela’s total imports. In the same year, the United States accounted for 20.7% of Venezuela’s total non-petroleum exports, China accounted for 8.1% of Venezuela’s total non-petroleum exports, Colombia accounted for 10.2% of Venezuela’s total non-petroleum exports and Brazil accounted for 5.6% of Venezuela’s total non-petroleum exports.

In 2014, the United States accounted for 25.4% of Venezuela’s total imports, China accounted for 13.3% of Venezuela’s total imports, Brazil accounted for 10.2% of Venezuela’s total imports and Colombia accounted for 4.9% of Venezuela’s total imports. In the same period, the United States accounted for 25.8% of Venezuela’s total non-petroleum exports, China accounted for 5.1% of Venezuela’s total non-petroleum exports, Colombia accounted for 9.2% of Venezuela’s total non-petroleum exports and Brazil accounted for 5.8% of Venezuela’s total non-petroleum exports.

In 2015, the United States accounted for 26.1% of Venezuela’s total imports, China accounted for 16.8% of Venezuela’s total imports, Brazil accounted for 10.7% of Venezuela’s total imports and Colombia accounted for 6.5% of Venezuela’s total imports. In the same year, the United States accounted for 22.5% of Venezuela’s total non-petroleum exports, China accounted for 3.1% of Venezuela’s total non-petroleum exports, Colombia accounted for 9.0% of Venezuela’s non-petroleum exports and Brazil accounted for 7.3% of Venezuela’s total non-petroleum exports.

In 2016, the United States accounted for 33.9% of Venezuela’s total imports, China accounted for 12.1% of Venezuela’s total imports, Brazil accounted for 7.7% of Venezuela’s total imports and Colombia accounted for 2.5% of Venezuela’s total imports. During this period, the United States accounted for 15.5% of Venezuela’s total non-petroleum exports, China accounted for 3.3% of Venezuela’s total non-oil exports, Colombia accounted for 7.0% of Venezuela’s total non-petroleum exports and Brazil accounted for 7.5% of Venezuela’s total non-oil exports.

China

In 2007, Venezuela and China signed several agreements which provided for the construction of three refineries in China to process Venezuelan crude oil and also explored building a refinery to upgrade heavy crude oil to lighter quality using Chinese technology and to process crude oil from the Orinoco Oil Belt. Venezuela’s joint ventures with China include: Petrolera Sinovenezolana (established on October 2006), Petrozumano (established in November 2007), Sinovensa (established in January 2008) and Petrourica (established in October 2010). For the year ended December 31, 2016, Petrolera Sinovenezolana, Petrozumano, Sinovensa and Petrourica produced an average of 1.3 million bpd, 2.6 million bpd, 153.2 million bpd and 800 thousand bpd, respectively.

In November 2007, the governments of Venezuela and China, through BANDES and the China Development Bank (“CDB”), respectively, created a joint investment fund to finance socio-economic projects in the areas of health, housing, welfare, infrastructure, mining and oil related projects in Venezuela, referred to as the Sino-Venezuelan Joint Fund (Fondo Financiamiento Conjunto Chino-Venezolano) by entering into a credit facility in the aggregate amount of U.S.$4.0 billion. The credit facility had a term of three years, extendible for a total of 15 years. In connection with the credit facility, PDVSA entered into a supply agreement for crude oil and refined products with CNPC. The proceeds of sales under the supply agreement were applied to pay amounts due under the BANDES loan with the CDB. The Sino-Venezuelan Joint Fund is financed by contributions from FONDEN and the CDB and the funds are administered by BANDES. The Sino-Venezuelan Joint Fund is divided into four Funds:

1.	Heavy Fund I (Fondo Pesado I), “Tranche A,” was signed in November 2007 with contributions of U.S.$4.0 billion from CDB and U.S.$2.0 billion from FONDEN. Tranche A was repaid in full in November 2010 to CDB and FONDEN. The first rollover of Tranche A was signed in June 2011 and was repaid in full by May 2014. A second rollover of Tranche A was signed in July 2014 with contributions of U.S.$4.0 billion from CDB and the equivalent of U.S.$2.0 billion in Bolívares from FONDEN. The disbursement of the second rollover was made in November 2014.

2.	Heavy Fund II (Fondo Pesado II), “Tranche B,” was signed in February 2009 with contributions of U.S.$4.0 billion from CDB and U.S.$2.0 billion from FONDEN and was repaid in full by February 2012. The first rollover of Heavy Fund II was signed in February 2012 and was repaid in February 2015. The second rollover of “Tranche B” was signed in April 2015 with contributions of U.S.$5.0 billion from CDB and Bs.6.3 billion (U.S.$1.0 billion) from FONDEN.

3.	Heavy Fund III (Fondo Pesado III), “Tranche C,” was signed in November 2013 with contributions of U.S.$5.0 billion from CDB and U.S.$1.0 billion from FONDEN.

4.	Long Term Facility (Gran Volumen) was signed in September 2010 with contributions of U.S.$20.0 billion from CDB, with payment obligations until September 2020, in which U.S.$10.0 billion was settled for the equivalent amount in renminbi.

In addition to the contributions of CDB and FONDEN to these funds, in December 2009, BANDES and PDVSA entered into a credit facility with CDB in an aggregate amount of U.S.$500 million. In May 2010, PDVSA entered into a credit facility with CDB and Portugal’s Banco Espírito Santo in the aggregate amount of U.S.$1.5 billion. In March 2011, PDVSA entered into a credit facility with the Industrial and Commercial Bank of China in the aggregate amount of U.S.$4.0 billion. In November 2011, PDVSA entered into a credit facility with CDB in the aggregate amount of U.S.$1.5 billion. In February 2012, PDVSA entered into a credit facility with CDB in the aggregate amount of U.S.$500 million. In May 2012, the National Assembly approved an amendment to the Sino-Venezuelan Joint Fund. This amendment allows the governments of Venezuela and China to renew the U.S.$12.0 billion credit facility between CDB and BANDES indefinitely. On August 10, 2012, the Republic announced that CDB would contribute an additional U.S.$4.0 billion to the Sino-Venezuelan Joint Fund and FONDEN would contribute an additional U.S.$2.0 billion. On September 18, 2013, BANDES and PDVSA entered into a credit facility with CDB in the aggregate amount of U.S.$5.0 billion.

On February 18, 2009, the Republic and China entered into 12 cooperation agreements in the areas of oil, agriculture and telecommunications and increased the Sino-Venezuelan Joint Fund, in which PDVSA participates as a crude oil supplier, by selling 230.0 thousand bpd to the CNPC. Collection on the volumes delivered by PDVSA was received by BANDES to secure compliance with the commitments undertaken by the Republic with respect to that agreement. During 2016, 2015, 2014, 2013, and 2012, BANDES transferred to PDVSA U.S.$4.0 billion (including CNY 4.8 billion), U.S.$3.0 billion (including CNY 2.6 billion), U.S.$8.1 billion, U.S.$9.6 billion, and U.S.$11.7, respectively, corresponding to collections received. The volumes delivered in 2009 through 2014, on behalf of the Republic, according to Article 45 of the Hydrocarbons Law, were considered part of the fulfillment of PDVSA’s obligations for production taxes.

In November 2011, the Republic and China Aluminum International Engineering Company (“Chalieco”) agreed to a U.S.$403 million loan to improve the performance of the Republic’s primary aluminum smelters operated by CVG Aluminio del Caroni S.A. (“CVG Alcasa”). The funds came from the Sino-Venezuela Joint Fund. In addition to the Chalieco funds, President Chávez approved U.S.$90.4 million to be provided by FONDEN to support CVG Alcasa’s operations.

In March 2015, the Republic agreed to a U.S.$10.0 billion loan from China for general economic support, and in September 2015, the Republic agreed to a further U.S.$5.0 billion loan from China to finance oil projects. Under the terms of the agreement, the Republic may repay the loans through deliveries of oil and fuel by PDVSA. In May 2016, China and the Republic agreed to new commercial conditions for their oil-for-loans program that improve the terms for the Republic. Since 2007, China has loaned the Republic more than U.S.$55.0 billion through this program.

In June 2015, the Republic and China executed an amendment to the Agreement on Joint Financing (published in the Extraordinary Official Gazette No. 40,692, dated 30 June 2015). In September 2015, the Republic and China executed a Framework Agreement for Cooperation on Special Economic Zones in the Bolivarian Republic of Venezuela.

In September 2015, the Republic and China signed a Joint Development Plan for 2015–2025 accompanied by a Chinese undertaking to lend U.S.$5 billion to Venezuela during that period. The Joint Development Plan aims to finance projects in Venezuela with resources from CDB and FONDEN in key sectors, such as education, industry, infrastructure, agriculture, energy, mining and technology, to promote the economic and social development of Venezuela. Additionally, the Republic and China agreed to new projects, such as the construction of a factory for medium and heavy trucks, a factory in Anzoátegui State to support the Great Housing Mission, a factory for tire manufacturing, and the expansion of the Orinoquia joint venture between Telecom Venezuela and Huawei, which manufactures mobile devices.

Russia

On June 2, 2009, the Republic ratified a BIT with the Russian Federation. The BIT provides for, among other things, an arbitration framework that Venezuela and Russia can use to settle any investment differences or disputes between the two countries. On the same date, the Republic ratified a separate treaty between Russia and Venezuela for cooperation in the areas of oil, gas and electrical energy (Ley Aprobatoria del Convenio entre el Gobierno de la República Bolivariana de Venezuela y el Gobierno de la Federación de Rusia sobre Cooperación en el Área Energética).

In March 2010, the National Assembly approved the establishment of the joint venture Empresa Mixta PetroMiranda, S.A., formed between PDVSA and the National Oil Consortium of Russia, to operate in the Junin-6 block deposit in the Orinoco Oil Belt (published in the Official Gazette No. 39,393, dated March, 24, 2010). In April 2010, the National Oil Consortium of Russia paid the Republic a U.S.$600 million bonus for participation in the development of the Junin-6 block deposit. According to PDVSA, the project is expected to produce an estimated 116 thousand bpd of extra heavy crude oil. In January 2013, the Empresa Mixta PetroMiranda, S.A., began oil production. As of December 31, 2016, the joint venture reported production of 13.77 thousand bpd. The investment for this project is estimated to be U.S.$204.1 billion and the National Oil Consortium of Russia owns a 40% stake in the joint venture and PDVSA owns the remaining 60%. The joint venture will have a duration of 25 years.

In September 2009, President Chávez announced that Russia would finance arms purchases valued at U.S.$2.2 billion. The arms purchase would increase the Republic’s defensive capacity with more tanks, missiles and anti-aerial defense systems. In 2011, Russia and the Republic signed an agreement for an additional U.S.$4.0 billion loan to be used towards additional Russian weaponry.

In April 2013, PDVSA signed three cooperation agreements with the Russian state oil company, Rosneft, to create a joint venture called Petrovictoria in order to develop the Orinoco Oil Belt. In May 2013, PDVSA and Rosneft signed a U.S.$1.5 billion loan agreement in order to develop several oil projects. Petrovictoria has carried out crude oil and associated natural gas exploration and production activities in the Carabobo area of the Orinoco Oil Belt. The expected production of Petrovictoria is 400 million bpd when fully operative and 163 million bpd by 2025.

In May 2015, the Republic and Rosneft agreed to investments of over U.S.$14 billion to increase oil production, particularly through three joint ventures between PDVSA and Rosneft within the Orinoco Oil Belt: Petromonagas, Petromiranda and Petrovictoria. In June 2015, PDVSA and Rosneft entered into a memorandum of understanding for a joint investment on production and refining projects. In February 2016, Rosneft agreed to pay U.S.$500 million to PDVSA to increase its stake in Petromonagas. The deal will increase Rosneft’s ownership percentage to 40% with PDVSA owning the remaining 60%. The Republic and Rosneft also evaluated new investment opportunities in respect of non-associated gas resources in offshore areas of Venezuela.

In May 2015, the Republic and Russia established a work program within the framework of the Memorandum of Understanding on Scientific and Technical Cooperation in the field of Metrology between the National Autonomous Service for Standardization, Quality, Metrology and Technical Regulations (SENCAMER) and the Federal Agency of Technical Regulations and Metrology of the Russian Federation.

Other Countries

In June 2015, the Republic signed an agreement with Iran for a U.S.$500 million credit line to fund joint investments and improve supplies of goods.

In September 2015, the Republic and Saudi Arabia created the First High Level Joint Commission, the mission of which is to strengthen relations between the two nations, covering a broad spectrum including petrochemical, industrial, agricultural, cultural, educational, diplomatic and financial areas.

In November 2015, the Republic and Qatar signed a memorandum of understanding between the Chamber of Commerce and Industry of Qatar and the Federation of Chambers and Associations of Artisans, Micro, Small and Medium Industries and Enterprises of Venezuela (FEDEINDUSTRIA). Also in November 2015, the Republic and Qatar signed a memorandum of understanding between the Central Bank of Qatar and Banco Central.

In 2016, the Republic entered into a series of agreements with Trinidad and Tobago governing the supply and exploitation of gas shared between the two countries.

In October 2016, Venezuela and Turkey entered into a series of bilateral agreements to increase cooperation on matters relating to energy, culture and social and economic development. The agreements also cover investments in the José Antonio Anzoátegui Refinery in Venezuela and the construction of an oil storage facility in Turkey.

In February 2017, Venezuela and Jamaica entered into an agreement under PetroCaribe to upgrade Kingston refinery and boost its production from 36,000 bpd to 50,000 bpd.

In March 2017, Venezuela and Trinidad and Tobago entered into an agreement for the construction, operation, and maintenance of a new gas pipeline connecting the two countries. The deal will involve PDVSA, Trinidadian company National Group Gas, and Royal Dutch Shell. In April 2017, the Republic and Belarus entered into a cooperation agreement to boost and strengthen the respective countries’ industrial sectors.

The following tables set out the geographical distribution of Venezuela’s imports and non-petroleum exports for the periods indicated:

	Imports
	Year Ended December 31,
	2012(1)	2013(1)	2014(1)	2015(1)	2016(1)
	(as a percentage of total)
Brazil	7.7%	6.8%	10.2%	10.7%	7.7%
Colombia	3.8%	3.7%	4.9%	6.5%	2.5%
China	13.8%	13.6%	13.3%	16.8%	12.1%
Germany	2.0%	2.2%	2.2%	2.5%	1.7%
Italy	1.8%	1.8%	1.8%	1.8%	1.5%
United States	26.7%	24.1%	25.4%	26.1%	33.9%
Others	44.2%	47.8%	42.2%	35.6%	40.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary figures as of and for the year ended December 31, 2016. In addition, certain figures as of and for the years ended December 31, 2012, 2013, 2014 and 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.

Source: Banco Central.

	Non-Petroleum Exports
	Year Ended December 31,
	2012(1)	2013(1)	2014(1)	2015(1)	2016(1)
	(as a percentage of total)
Brazil	4.9%	5.6%	5.8%	7.3%	7.5%
Colombia	8.6%	10.2%	9.2%	9.0%	7.0%
China	9.9%	8.1%	5.1%	3.1%	3.3%
Germany	4.0%	0.6%	0.2%	0.2%	0.1%
Italy	2.3%	1.1%	0.6%	2.4%	2.5%
United States	20.8%	20.7%	25.8%	22.5%	15.5%
Others	49.5%	53.7%	53.3%	55.5%	64.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary figures as of and for the year ended December 31, 2016. In addition, certain figures as of and for the year ended December 31, 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.

Source: Banco Central.

Non-Petroleum Exports

Venezuela’s principal non-petroleum exports include steel, iron ore, chemical products, aluminum, fish and shellfish, cement, paper products, ceramics and tropical fruits. In 2012, non-petroleum exports totaled U.S.$4.3 billion, or 4.4% of Venezuela’s total exports during that period. In 2013, non-petroleum exports totaled U.S.$3.2 billion, representing 3.6% of Venezuela’s total exports during that period. In 2014, non-petroleum exports totaled U.S.$3.0 billion, representing 4.0% of Venezuela’s total exports during that period. In 2015, non-petroleum exports totaled U.S.$2.1 billion, representing 5.6% of Venezuela’s total exports during that period. For the year ended December 31, 2016, non-petroleum exports totaled U.S.$1.5 billion, representing 5.5% of Venezuela’s total exports during that period.

Balance of Payments

In 2012, the overall balance of payments recorded a deficit of U.S.$1.0 billion and the current account recorded a surplus of U.S.$2.6 billion. In 2013, the overall balance of payments recorded a deficit of U.S.$4.6 billion and the current account had a total surplus of U.S.$4.6 billion. In 2014, the overall balance of payments recorded a deficit of U.S.$718 million and the current account had a total surplus of U.S.$4.9 billion. In 2015, the overall balance of payments recorded a deficit of U.S.$4.0 billion and the current account recorded a deficit of U.S.$16.1 billion. In 2016, the overall balance of payments recorded a deficit of U.S.$6.8 billion and the current account recorded a deficit of U.S.$3.9 billion.

During 2012, the capital and financial account recorded a deficit of U.S.$1.5 billion. During 2013, the capital and financial account recorded a deficit of U.S.$5.8 billion. During 2014, the capital and financial account recorded a deficit of U.S.$2.4 billion. During 2015, the capital and financial account recorded a surplus of U.S.$14.3 billion. As of December 31, 2016, the capital and financial account recorded a deficit of U.S.$144 million.

In 2012, gross direct investment inflows totaled U.S.$8.1 billion. In 2013, gross direct investment inflows totaled U.S.$5.5 billion. In 2014, gross direct investment inflows totaled U.S.$6.2 billion. In 2015, gross direct investment inflows totaled U.S.$7.8 billion. In 2016, gross direct investment inflows totaled U.S.$4.0 billion.

The following table sets forth Venezuela’s balance of payments for the periods indicated:

	Year Ended December 31,
	2012(1)(2)		2013(1)(2)		2014(1)(2)		2015(1)(2)	2016(1)
	(in millions of U.S. dollars)
Current Account	U.S.$	2,586	U.S.$	4,604	U.S.$	4,919	(16,051)	(3,870)
Trade Balance		31,926		31,570		27,421	3,928	11,033
Oil Exports f.o.b.		93,569		85,603		71,732	35,136	25,942
Non-oil Exports f.o.b.		4,308		3,150		2,944	2,100	1,461
Imports f.o.b.		(65,951)		(57,183)		(47,255)	(33,308)	(16,370)
Services		(17,238)		(17,041)		(14,870)	(12,163)	(8,159)
Transportation		(6,478)		(5,493)		(4,429)	(3,203)	(2,083)
Travel		(1,793)		(2,372)		(1,592)	(1,526)	(1,339)
Communications		(261)		(279)		(239)	(162)	(127)
Insurance		(897)		(1,268)		(707)	(503)	(267)
Government		(734)		(324)		(285)	(411)	(361)
Other		(7,075)		(7,305)		(7,618)	(6,358)	(3,982)
Investment Income		(11,099)		(8,707)		(7,425)	(7,661)	(6,918)
Inflows		1,777		2,223		1,818	851	607
Public Sector Interest		735		747		410	149	99
Private Sector Interest		123		99		70	79	63
Public Sector Dividends		378		871		901	366	235
Private Sector Dividends		18		6		10	18	8
Public Sector Reinvested Earnings		415		391		320	133	93
Private Sector Reinvested Earnings		85		85		85	85	88
Other		23		24		22	21	21
Outflows		(12,876)		(10,930)		(9,243)	(8,512)	(7,525)
Public Sector Interest		(6,492)		(6,753)		(6,240)	(6,172)	(5,924)
Private Sector Interest		(30)		(35)		(31)	(30)	(36)

	Year Ended December 31,
	2012(1)(2)	2013(1)(2)	2014(1)(2)	2015(1)(2)	2016(1)
	(in millions of U.S. dollars)
Public Sector Dividends	(1,558)	(1,813)	(1,832)	(1,643)	(991)
Private Sector Dividends	(1,765)	(1,306)	(581)	(1,024)	(99)
Public Sector Reinvested Earnings	(716)	(228)	(165)	607	(32)
Private Sector Reinvested Earnings	(2,272)	(747)	(345)	(202)	(393)
Other	(43)	(48)	(49)	(48)	(50)
Current Transfers	(1,003)	(1,218)	(207)	(155)	174
Capital and Financial Account	(1,460)	(5,776)	(2,418)	14,252	(144)
Inflows	50,849	36,404	47,985	58,504	24,267
Direct Investment	8,092	5,547	6,162	7,802	3,956
Abroad	66	1,439	305	2,617	381
In reporting economy	8,026	4,108	5,857	5,185	3,575
Public Debt (long-term)	9,095	7,596	8,440	11,587	6,238
Bonds	0	0	0	0	1,997
Loans	9,095	7,596	8,440	11,587	4,241
Private Debt (long-term)	0	0	1	0	0
Bonds	0	0	0	0	0
Loans	0	0	1	0	0
Imports Financing	3,008	4,093	7,002	2,881	2,208
Other	30,654	19,168	26,380	36,234	11,865
Outflows	(52,309)	(42,180)	(50,403)	(44,252)	(24,411)
Direct Investment	(6,413)	(3,619)	(9,563)	(7,432)	(3,929)
Abroad	(4,360)	(2,191)	(2,678)	(3,016)	(1,422)
In reporting economy	(2,053)	(1,428)	(6,885)	(4,416)	(2,507)
Public Debt (long-term)	(6,469)	(8,907)	(10,655)	(10,753)	(9,346)
Bonds	(2)	(1,972)	(2,405)	(3,011)	(3,888)
Loans	(6,467)	(6,935)	(8,250)	(7,742)	(5,458)
Private Debt (long-term)	(34)	(52)	(12)	(25)	(43)
Bonds	0	0	0	0	0
Loans	(34)	(52)	(12)	(25)	(43)
Imports Financing	(2,406)	(5,525)	(1,272)	(503)	(3,122)
Other	(36,987)	(24,077)	(28,901)	(25,539)	(7,971)
Net Errors and Omissions	(2,122)	(3,418)	(3,219)	(2,252)	(2,794)
Overall Balance	(996)	(4,590)	(718)	(4,051)	(6,808)
Change in Reserves (Increase)(1)	996	4,590	718	4,051	6,808
Assets	846	4,410	609	4,457	6,346
Banco Central(3)	846	4,410	609	4,457	6,346
BANDES	0	0	0	0	0
Stabilization Fund	0	0	0	0	0
Obligations	150	180	109	(406)	462
Banco Central(3)	150	180	109	(406)	462

(1)	Preliminary figures based on sixth edition of IMF Balance of Payment.
(2)	Certain figures as of and for the years ended December 31, 2012, 2013, 2014 and 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.
(3)	Excludes changes in valuation.

Source: Banco Central.

International Reserves

Levels of international reserves held by Banco Central are highly dependent on oil prices and gold prices. In August 2012, Banco Central changed the method for appraising Venezuelan gold in an effort to curtail the fluctuations of the market. Previously, the appraisal was based on the average recorded by the London gold market in a two month term basis. Under the new appraisal method, the appraisal is based on the average recorded by the London gold market on a six month term basis.

Banco Central’s gross international reserves as of December 31, 2012, totaled U.S.$29.9 billion. In addition, liquid operating reserves at Banco Central totaled U.S.$5.5 billion and net international reserves (excluding funds in the Stabilization Fund) at Banco Central totaled U.S.$29.4 billion.

Banco Central’s gross international reserves as of December 31, 2013, totaled U.S.$21.5 billion. In addition, liquid operating reserves at Banco Central totaled U.S.$1.6 billion and net international reserves (excluding funds in the Stabilization Fund) at Banco Central totaled U.S.$20.8 billion.

Banco Central’s gross international reserves as of December 31, 2014, totaled U.S.$22.1 billion. In addition, liquid operating reserves at Banco Central totaled U.S.$3.2 billion and net international reserves (excluding funds in the Stabilization Fund) at Banco Central totaled U.S.$21.3 billion.

Banco Central’s gross international reserves as of December 31, 2015, totaled U.S.$16.4 billion. In addition, liquid operating reserves at Banco Central totaled U.S.$5.1 billion and net international reserves as of September 30, 2015 (excluding funds in the Stabilization Fund) at Banco Central totaled U.S.$16.3 billion.

Banco Central’s gross international reserves as of December 31, 2016, totaled U.S.$10.9 billion. As of December 31, 2016, liquid operating reserves at Banco Central totaled U.S.$2.1 billion. This decrease was attributable to the decline in currency sales that PDVSA makes to Banco Central as a result of falling oil prices.

Between January 1, 2012 and December 31, 2016, the balance of the Stabilization Fund remained constant at U.S.$3.0 million.

The following table sets out a breakdown of the international monetary assets of Venezuela for the periods indicated:

	Year Ended December 31,
	2012	2013	2014	2015(1)	2016
	(in millions of U.S. dollars)
Gross International Reserves at Banco Central (U.S.$)	29,887	21,478	22,077	16,367	10,992
Gold(2)	19,987	15,440	14,621	10,042	7,727
Special Drawing Rights	3,441	3,478	3,271	804	421
IMF Position(3)	495	496	466	446	790
Other(4)	508	513	514	n.a.	n.a.
Liquid Operating Reserves at Banco Central	5,456	1,551	3,205	5,075	2,054
Reserves Liabilities of Banco Central	(531)	(711)	(820)	n.a.	n.a.
Net Liquid Operating Reserves at Banco Central	4,925	840	2,385	n.a.	n.a.
Net International Reserves at Banco Central	29,356	20,767	21,257	n.a.	n.a.
Stabilization Fund(5)	3	3	3	3	3
Other International Monetary Assets(6)	0	0	0	n.a.	n.a.
International Monetary Assets(7)	29,890	21,481	22,080	16,370	10,995

(1)	The gross international reserves figure is as of September 30, 2015. Certain figures as of and for the year ended December 31, 2015 have been updated from those published in Venezuela’s previous Annual Report in order to reflect more current information.
(2)	Figures are valued at the market price for gold at the relevant dates and reflect methodological arrangements in the accounting treatment for gold-swap operations.
(3)	Includes net IMF Position.
(4)	Includes the Latin American Reserve Fund and Caribbean Development Bank.
(5)	Includes the Stabilization Fund portfolio managed by Banco Central.
(6)	Includes PDVSA rotatory fund.
(7)	Includes all monetary or similar assets denominated in units of exchange other than Bolívares owned or controlled by the Republic, Banco Central and other public sector entities.

n.a. = Not available.

Source: Banco Central.

Employment and Labor

Labor Policies

The composition of the labor force in Venezuela has undergone substantial changes during the last 50 years. The most significant change has been a shift in employment from the primary sector, principally consisting of agricultural activities and petroleum and mining exploration and extraction, to the tertiary sector, principally consisting of services, finance, transportation, communications and Government employment.

According to INE, the monthly average percentage of the labor force engaged in the informal sector of the economy in the second half of 2016 was 38.6%, as compared with 40.1% in 2014. The informal sector is comprised of domestic workers, self-employed owners, laborers and non-paid family laborers.

Under the Plan of the Nation, the National Executive has promoted the integration of the informal sector into the economy. Government policies have advanced socio-productive programs in the agricultural sector, the formation of cooperatives and other popular power organizations by reducing administrative formalities and initiatives to promote artisans, indigenous crafts and local producers. The Government intends to make technological and financial assistance available to informal sector participants on terms equivalent to those being offered to small-and medium-sized companies in the formal sectors of the economy. The Plan of the Nation also contemplates the implementation of programs to improve the skill level of the Venezuelan labor force and to promote an efficient labor market that would allow optimal mobility for Venezuelan workers. The Government also promotes the improvement of wages while minimizing any inflation that may occur as a result of such wage increases.

In 2010, the Government implemented a new management model in the companies controlled by CVG and other companies in the essential industries sector, such as the state-owned steel company SIDOR. This management model is referred to as “workers’ control” (“control obrero”), in which all workers can express their opinions and vote in order to make decisions.

Private companies in Venezuela have been asked to introduce “co-management” among workers and boards of directors as the preferred model of corporate governance, as part of the worker control initiative. Under this initiative, companies are invited to adopt the model and have a minimum of 20% worker representation on their governing boards in order to receive new loans from state banks.

In May 2012, a reform to the Labor Law was enacted in an effort to provide job stability and increase worker benefits. The reform established a retroactive calculation of severance compensation for current workers who have remained active since June 19, 1997. Under the reform, all unjust dismissals of workers are prohibited. If employers wish to dismiss an employee, they must first seek a judicial determination that there is a legal basis for that dismissal. The reform also establishes that all workers in Venezuela are entitled to a pension after retirement, generally age 55 for women and 60 for men, regardless of whether they were engaged in formal or informal employment. The reform mandates reduced working hours, eliminating outsourcing and increasing compensation for working on holidays. The number of working hours during the week was reduced from 44 to 40 and employees are now entitled to a mandatory 48-hour rest period each week. This reduction in working hours contributes to inflationary pressure on consumer prices and a reduction in labor productivity as a result of higher unit labor costs. In November 2014, President Maduro enacted the Law for the Productive Youth (Ley para la Juventud Productiva) (Decree No. 1,392, published in the Official Gazette No. 40,540, dated November 13, 2014) by decree, which aims to improve access to and participation in the job market among young Venezuelans under the age of 30. President Maduro also authorized Bs.500 billion (U.S.$79.4 billion) to fund projects under the program including job training programs for 10,000 youths under the Homeland Youths Mission (Misión Jóvenes de la Patria). As of December 31, 2016, about 5,674 Venezuelan youth have benefitted from this effort.

In December 2014, both private and public sector workers received additional job protections as a result of Decree No. 1,583, published in the Extraordinary Official Gazette No. 6,168, dated December 30, 2014. According to this decree, workers could not be dismissed, transferred or penalized without just cause during the period between January 1, 2015 and December 31, 2015. On December 30, 2015, President Maduro passed the Law of Labor Immobility (Ley de Inamovilidad Laboral) (published in the Official Gazette No. 6,207, dated December 28, 2015) which extended for three additional years (until December 31, 2018) this prohibition on dismissals without just cause.

According to Article 91 of the Constitution, “[T]he State guarantees workers in both the public and the private sector a vital minimum salary which shall be adjusted each year, taking as one of the references the cost of a basic market basket.” This provision guarantees annual adjustments to minimum salaries and since 1998, several wage increases have been carried out, including four increases in 2015. On May 21, 2015, the minimum wage was set at Bs.7,422 a month (U.S.$1,178.10), which was a 57.0% increase as compared to the minimum wage of Bs.4,251 (U.S.$674.76) a month on May 1, 2014. On March 1, 2016, the minimum wage was increased to Bs.11,568.00 (U.S.$1,156.80). On May 1, 2016, the minimum wage was set at Bs.15,051.15 (U.S.$1,505.12), a 103% year- on year increase. On September 1, 2016, the minimum wage was further increased to Bs.22,576.13 (U.S.$2,257.61) per month. On November 1, 2016, the minimum wage was increased to Bs.27,092.10 (U.S.$2,709.21), and on January 1, 2017, it was subsequently increased to Bs.40,638,15 (U.S.$4,063.82), representing a 50% increase. On May 1, 2017, the minimum wage increased to Bs.65,021.04 (U.S.$6,502.10), which represents an increase of 60%. On July 1, 2017, the minimum wage increased to Bs.97,531.0 (U.S.$9,753.10) and on September 1, 2017, the minimum wage increased to Bs.134,544.18 (U.S.$13,454.42) and to Bs.177,507.44 (U.S.$17,750.74) on November 1 (Decree No. 3,138, published in Official Gazette No. 41,269).(1)

(1) With respect of the figures contained in this paragraph, the official exchange rates for the conversion of Bs. to U.S.$ were applied, for 2014 and 2015, Bs.6.30 per U.S.$ and for 2016 and 2017, Bs.10.00 per U.S.$.

In May 2015, President Maduro announced two decrees related to the compensation of National Public Administration employees (published in the Extraordinary Official Gazette No. 40,660, dated May 14, 2015). These decrees established the General Salary Schedule and Certification System Charges, as well as the wage scale.

In May 2017, as part of a joint coordinated effort by the Ministry of Youth and Sports, the Movement for Life and Peace, and the Róbert Serra Mission, President Maduro activated the Chamba Juvenil Employment Plan, with the objective of providing employment and study opportunities for young Venezuelans between the ages of 15 and 35 with access to employment and training. The program focuses on helping unemployed university students, out-of-school youths, single mothers and other disadvantaged youth. The President approved over Bs.3 billion to form the brigades of the Chamba Juvenil Employment Plan and the training programs during 2017, but the program is expected to be extended beyond 2017.

Labor Force

As the labor force of Venezuela has grown in recent years, there have been numerous efforts to absorb the increasing number of workers in Venezuela, particularly migrants from rural to urban areas. Beginning in 2003, social Missions have significantly improved training and education of manufacturing and agricultural workers.

As of December 31, 2012, the labor force totaled 13.6 million. The annual average unemployment rate decreased to 7.4% for the year ended December 31, 2012, primarily due to the growth of the national economy. As of

December 31, 2013, the labor force totaled 14.0 million. The annual average unemployment rate increased to 7.5% for the year ended December 31, 2013. This modest increase is primarily attributable to a slight increase in the unemployment rate of women. As of December 31, 2014, the labor force totaled 14.3 million. The annual average unemployment rate decreased to 6.7% for the year ended December 31, 2014, driven by an increase in labor force participation, primarily among women and youth, in response to inflation and price volatility. As of December 31, 2015, the labor force totaled 14.1 million. The average annual unemployment rate remained at 6.7%. As of December 31, 2016, the labor force totaled 14.8 million. The average annual unemployment rate increased to 7.1%, due to economic conditions.

A preliminary average monthly unemployment rate for the year 2017 is not available.

The following table sets forth employment activity by sector for the periods indicated:

	Year Ended December 31,
	2012		2013		2014		2015		2016
Labor Force:
Employed	12,570,783	92.6%	12,948,068	92.5%	13,346,297	93.3%	13,191,175	93.3%	13,749,677	92.9%
Unemployed(1)	1,006,400	7.4%	1,046,663	7.5%	962,483	6.7%	945,174	6.7%	1,056,744	7.1%
Total	13,577,183	100.0%	13,994,731	100.0%	14,308,780	100.0%	14,136,349	100.0%	14,806,421	100.0%
By Sector:
Petroleum and Mining	159,770	1.3%	167,615	1.3%	183,389	1.4%	172,221	1.3%	193,022	1.4%
Agriculture, Fishing and Hunting	962,909	7.7%	961,749	7.4%	1,060,221	7.9%	964,632	7.3%	1,011,424	7.4%
Manufacturing	1,355,083	10.8%	1,461,933	11.3%	1,561,996	11.7%	1,597,738	12.1%	1,583,131	11.5%
Water, Electricity and Gas	60,427	0.5%	56,125	0.4%	54,103	0.4%	60,742	0.5%	81,224	0.6%
Construction	1,085,504	8.6%	1,068,963	8.3%	1,061,574	8.0%	1,136,081	8.6%	989,741	7.2%
Commerce, Restaurant and Hotels	3,080,127	24.5%	3,171,831	24.5%	3,221,375	24.1%	3,046,629	23.1%	3,264,001	23.7%
Transportation, Storage and Communications	1,135,457	9.0%	1,201,705	9.3%	1,199,886	9.0%	1,127,343	8.5%	1,129,398	8.2%
Financial Institutions, Insurance and Real Estate	697,278	5.5%	756,012	5.8%	755,476	5.7%	773,040	5.9%	894,587	6.5%
Community, Social and Personal Services	3,992,559	31.8%	4,070,904	31.4%	4,216,944	31.6%	4,274,110	32.4%	4,526,270	32.9%
Others	41,669	0.3%	31,231	0.2%	31,333	0.2%	38,639	0.3%	76,879	0.6%
Total	12,570,783	100.0%	1,294,806	100.0%	13,346,297	100%	13,191,175	100%	13,749,677	100%

(1)	Figures for 2015 and 2016 represent data generated in the second half of each year (July-December).

Source: INE.

Labor Regulations and Labor Liabilities

The Organic Labor and Workers Law (Ley Orgánica del Trabajo, los Trabajadores y Trabajadoras), sets forth minimum standards for employee benefits and working conditions, such as a minimum wage, a maximum number of working hours, mandatory holidays and vacations, minimum retirement, severance compensation and health and safety regulations. The Organic Labor and Workers Law applies to private sector workers and to most public sector employees. Public sector wages are set by decree, in accordance with the Organic Labor and Workers Law and the Collective Agreement of the Public Sector (Contrato Colectivo del Sector Público). Subject to minimum wage limitations set by the Central Government, private sector wages are competitive or set through collective bargaining contracts.

In June 1997, the Central Government reformed the Organic Labor and Workers Law. The reform implemented a tripartite agreement reached among the Republic, employees represented by unions and their employers. The most significant reform was the elimination of the retroactive calculation of mandatory severance compensation for years of service. Previously, employers had been required to pay severance compensation for years of service calculated retroactively, based on an employee’s salary at the time of termination of the labor relationship, regardless of any changes in the salary over the course of the employment. The law required that severance pay accumulated through December 1996, referred to as the “Labor Liabilities,” be paid out within five years to both public and private employees. After December 1996, employers have been required to calculate severance compensation monthly, based on wages earned at that time, and deposit the amount in an account of the employee. The amounts deposited earn interest tax-free, which interest may be withdrawn by employees on a yearly basis. The account must accumulate during the entire period of employment and at the end of employment the employee can withdraw the entire amount. Under certain circumstances, the employee may withdraw portions of the principal in the account before the end of employment.

Since 1998, the Government has maintained a continuous effort to honor past Labor Liabilities. As of August 31, 2012, the estimated total amount of the Central Government’s Labor Liabilities was Bs.77.4 billion (U.S.$18.0 billion). As of August 31, 2013, the estimated total amount of the Central Government’s Labor Liabilities was Bs.40.9 billion (U.S.$6.5 billion). As of December 31, 2014, the estimated total amount of the Central Government Labor Liabilities was Bs.59.0 billion (U.S.$9.4 billion). As of December 31, 2015, the estimated total amount of the Central Government Labor Liabilities was Bs.11.8 billion (U.S.$606 million). At December 31, 2016, the total estimated amount of Labor Liabilities of the Central Administration was Bs.74.48 billion (U.S.$7.45 billion).

The 1997 labor law was amended to provide for the payment of Labor Liabilities owed to public sector employees over a period of five years, together with interest, at a prescribed rate commencing in 1998. The Central Government created a presidential commission to quantify and oversee the processing of the Labor Liabilities with respect to employees of the Government.

On March 31, 2012, the Republic, through a decree having the effect of an organic law, created FANCO and FAP. The obligations of the funds are fully guaranteed by the Republic. The Funds were created as state enterprises under the Ministry of Economy and Finance.

FANCO was created in order to issue and service financial and investment instruments as well as to manage other resources to assist in the payment of Labor Liabilities. The decree creating FANCO states that FANCO may issue securities known as Petro-Orinoco bonds as well as real estate securities (títulos inmobiliarios) to serve as payment instruments for Labor Liabilities. The conditions of FANCO’s payments during 2012 were as follows: (i) the individual nominal amount of the Petro-Orinoco corresponded to the debt and social labor liabilities of each of the benefited workers; (ii) the interest rate of the instrument is variable and reviewable every 180 days; and (iii) the reference rate to determine the interest rate is the social security interest rate published by Banco Central the month prior to the beginning of the period of the coupon payment plus a spread of 260 basis points.

The income of FANCO consists of:

•	allocations under the Republic’s annual budget;

•	dividends derived from the shares of PDVSA Social, S.A., which was created under the same decree to support and contribute to FANCO. PDVSA Social, S.A. is entitled to a 4% participation in the ownership interests of PDVSA and its affiliate companies in the Mixed Companies created under the Hydrocarbons Law;

•	amounts derived from an additional 2.22% royalty from the joint ventures pursuant to the Hydrocarbons Law;

•	amounts derived from the 3.33% of the value of liquid hydrocarbons extracted in any oil field, to be paid by the joint venture under the extraction tax pursuant to the Hydrocarbons Law;

•	investment income from the management of the assets of FANCO;

•	inflows from public credit operations; and

•	other income as determined by the executive branch.

In August 2012, the first U.S.$206.0 million (Bs.886.0 million) of Petro-Orinoco bonds were issued to five thousand current and former employees. Each such Petro-Orinoco bond is denominated in Bolívares and equivalent to Bs.1,000 and has an interest rate of 18% that will be paid on a quarterly basis. Government workers receiving the bonds have the option of collecting the interest on a quarterly basis, selling them to the Bank of Venezuela at any time after August 23, 2012, or trading them on the Bicentennial Stock Exchange at any time after the first anniversary of their issuance. FANCO contributed to a trust managed by the Bank of Venezuela an amount equal to the face value of the first issuance of the Petro-Orinoco bonds which can be collected by the bondholders. As of December 31, 2012, the estimated total amount of Labor Liabilities satisfied during the year through FANCO was U.S.$1.1 billion (Bs.4,746.8 million), to 18,578 people. As of December 31, 2013, Labor Liabilities satisfied during the year through FANCO was U.S.$455.0 million (Bs.2.9 billion) to 15,247 people. As of December 31, 2014, the estimated total amount of the Labor Liabilities satisfied during the year through FANCO was U.S.$466.8 billion (Bs.2.9 billion), to 9,238 people. As of December 31, 2015, the estimated total amount of the Labor Liabilities satisfied during the year through FANCO was U.S.$477.6 million (Bs.3.0 billion) to 7,584 people. As of December 31, 2016, the estimated total amount of the Labor Liabilities satisfied during the year through FANCO was U.S.$13.8 billion (Bs.1,382.7 billion) to 4,369 people.

The FAP was created in order to promote national savings through investment mechanisms. The fund will include the participation of various workers’ saving funds, companies and of the general public. The FAP is also allowed to issue securities and to invest in projects related to the national productive sector.

The income of the FAP consists of:

•	allocations under the Central Government’s annual budget;

•	dividends derived from PDVSA’s joint ventures pursuant to the Hydrocarbons Law;

•	dividends derived from the FAP’s participation in hydrocarbon companies;

•	investment income from the management of the assets of the FAP;

•	inflows from public credit operations; and

•	other income as determined by the executive branch.

The FAP bonds are issuable in Bolívares or foreign currency and can be sold after two years. The FAP was deferred in 2015 by decision of Banco Central until oil market conditions improve. To date, the FAP has not issued any securities.

In April 2007, the Government extended a firing freeze for private and public sector workers governed by the Organic Labor and Workers Law, effective through December 31, 2007. Under the decree, workers may not be fired, demoted or transferred without just cause. The firing freeze has been successively extended and the current firing freeze for all public and private sector workers runs through December 31, 2018, pursuant to Decree No. 2,158, as published in the Extraordinary Official Gazette No. 6,207, dated December 28, 2015.

Minimum Wages

The Central Government sets the minimum salary for all public and private sector employees, which it adjusts as necessary to take into account changes in inflation and costs of living. The minimum wage has gradually increased over the years. In setting and adjusting minimum wages, the Central Government has attempted to address losses of purchasing power by the poorer segments of the Venezuelan labor force without creating an inflationary cycle. The minimum wage was increased in 2014 in three installments. First, in January 6, 2014, the minimum wage was increased by 10% to Bs.3,270.00 (U.S.$519.05). Then, on May 1, 2014, the Government increased the minimum wage to Bs.4,251.40 (U.S.$674.83). On December 1, 2014, the minimum wage was further increased to Bs.4,889.11 (U.S.$776.05). In 2015, the monthly minimum wage was increased four times: to Bs.5,622.47 (U.S.$892.46) on February 1, Bs.6,746.96 (U.S.$1,070.95) on May 1, in response to inflationary pressures, to Bs.7,421.66 (U.S.$1,178.04) on July 1 and to Bs.9,648.16 (U.S.$1,531.45) on November 1. In 2016, the minimum wage was increased four times: to Bs.11,578 (U.S.$1,157.80) on March 1, to Bs.15,051.15 (U.S.$1,505.12) on May 1, to Bs.22,576.73 (U.S.$2,257.67) on September 1, and to Bs.27,092.10 (U.S.$2,709.21) on November 1. In 2017, the minimum wage has increased by fifty percent (50%) over the course of five incremental increases: first to Bs.40, 638.15 (U.S.$4,063.82) on January 1 (Decree No. 2,660, published in the Official Gazette No. 1,070, dated January 9, 2017), then to Bs.65,021.04 (U.S.$6,502.10) on May 1 (Decree No. 2,832, published in the Official Extraordinary Gazette No. 6,296, dated May 2, 2017), then to Bs.97,531.0 (U.S.$9,753.1) on July 1 (Decree No. 2,996, published in the Official Gazette No. 41,185, dated July 3, 2017), then to Bs.134,544.18 (U.S.$13,454.42) on September 1 (Decree No. 3,068, published in the Official Gazette No. 41,231, dated September 7, 2017), and finally to Bs.177,507.44 (U.S.$17,750.74) on November 1 (Decree No. 3,138, published in Official Gazette No. 41,269).

Reforms to the Social Security Laws

The Organic Law of Social Security (Ley Orgánica del Sistema de Seguridad Social) took effect on December 30, 2002. This law sets forth substantial reforms to the national social security system. The services covered by the social security system are divided among three types of services: Health Services, Social Services and Housing Services. The responsibility of managing and administrating these services is shared among the National Health System, the National Housing Bank, the National Geriatric and Gerontology Institute, the National Pension Institute, the National Employment Institute, the National Labor Health Institute and the Worker’s Training and Recreation Institute, which will each be in charge of their respective social services.

Under the terms of the Organic Law of Social Security, both workers and employers contribute to a collective social security system managed by the Central Government. Under the social security system, workers in the informal sector of the economy are able voluntarily to join the social security system and make the contributions necessary to enable them to receive a future retirement pension, with a subsidy from the Central Government of a certain percentage of their contributions. Along with contributions from employees, employers and the Central Government, the social security system is also financed by several other sources, including income from investments made with social security funds. The law created a Social Security System treasury with its own assets, distinct and independent from the National Treasury. The National Treasury’s main responsibilities include collecting, investing and distributing social security funds (which are exempt from all taxes).

On April 30, 2010, President Chávez issued a temporary Executive Decree No. 7,401, published in the Official Gazette No. 39,414, dated April 30, 2010, that was in force until December 31, 2010. Under the Decree, all women 55 and older and men 60 and older who were not working and who previously made contributions to the social security system, but not enough to enable them to receive a retirement pension under the terms of the Organic Law of Social Security, could apply to receive a retirement pension. Participants that were previously qualified were still required to make the payments to become eligible, but were able to do so in installments until May 1, 2012. In the meantime, the Republic assumed the responsibility of making these contributions.

On April 30, 2012, President Chávez issued a reform of the Social Security Law and its regulatory framework. Under the reform, self-employed citizens were given the ability to contribute to the social security system in order to become eligible to receive social security benefits.

Labor Unions

Venezuela has numerous labor unions. Unión Nacional de Trabajadores de Venezuela (“UNT”) and Confederación de Trabajadores de Venezuela (“CTV”) are among the largest labor unions in Venezuela. From 2007 to 2009, there was an increase in the number of labor unions, due in part to the nationalizations of the various sectors of the Venezuelan economy. In 2009, there were 6,000 registered labor unions as compared to 1,200 in 1998. Between 1986 and 1999 Venezuela had an increase of 4,198 labor unions, in contrast with Venezuela’s increase of 6,086 labor unions during the previous 13 years, reflecting the Government’s commitment to freedom of association. As of December 31, 2013, there were 6,086 registered labor unions. As of December 31, 2014, there were 6,183 registered labor unions, representing an increase of 97 labor unions since December 31, 2013. Information on the number of labor unions in 2015 and 2016 is not currently available.

Unions engage in collective bargaining primarily involving the negotiation of contracts on an industry-wide basis. Strikes and lockouts are permitted, but conciliation procedures must be observed prior to calling a strike or lockout.

Pursuant to the 2012 reform of the Labor Law, labor unions must be registered with the National Registry of Union Organizations (Registro Nacional de Organizaciones Sindicales).

Poverty and Income Distribution; Education

Poverty and Income Distribution

The Central Government differentiates between extremely poor, non-extremely poor and non-poor households based on census survey examinations with respect to qualitative factors such as access to electricity and potable water and the number of persons per dwelling unit. INE defines “extremely poor” as individuals who lack sufficient resources to obtain a subsistence-level basket of foodstuffs and “non-extremely poor” as individuals who have resources sufficient to obtain two times a subsistence-level basket of foodstuffs.

The following table provides statistics comparing the number and percentage of extremely poor, non-extremely poor and non-poor households in Venezuela for the years indicated:

	2012		2013		2014		2015(1)		2016(2)
	Total	%	Total	%	Total	%	Total	%	Total	%
Households:
Non-Poor	5,512,180	78.8%	5,049,392	72.7%	4,930,640	67.4%	4,930,666	66.9	n.a.	n.a.
Poor
Extremely Poor	442,965	6.0%	612,051	8.8%	692,023	9.5%	683,370	9.3	n.a.	n.a.
Non-Extremely Poor	1,060,299	15.2%	1,287,539	18.5%	1,688,258	23.1%	1,750,665	23.8	n.a.	n.a.
Total	1,483,264	21.2%	1,899,590	27.3%	2,380,281	32.6%	2,434,035	33.1	n.a.	n.a.
All Households	6,995,444	100.0%	6,948,982	100.0%	7,310,921	100%	7,634,701	100	n.a.	n.a.
Population:
Non-Poor	21,649,296	74.6%	19,415,005	67.9%	18,264,324	61.8%	n.a.	n.a.	n.a.	n.a.
Poor							n.a.	n.a.	n.a.	n.a.
Extremely Poor	2,053,928	7.1%	2,791,292	9.8%	3,340,343	11.3%	n.a.	n.a.	n.a.	n.a.
Non-Extremely Poor	5,324,330	18.3%	6,382,850	22.3%	7,956,415	26.9%	n.a.	n.a.	n.a.	n.a.
Total	7,378,258	25.4%	9,174,142	32.1%	11,296,758	38.2%	n.a.	n.a.	n.a.	n.a.
Total Population	29,027,554	100.0%	28,589,147	100.0%	29,561,082	100%	n.a.	n.a.	n.a.	n.a.

(1)	2015 figures represent the first six months of the year 2015. In addition certain figures for the first six months of the year 2015 have been updated from those published in Venezuela’s previous Annual Report in order to reflect more current information.
(2)	Preliminary figures for the year 2016 are not available.

n.a. = Not available.

Source: INE, Household Sample Survey, income poverty line.

The percentage of the poor among the Venezuelan population has remained relatively stable, increasing from 31.9% in 2011 to 33.1% by mid-2015. In addition to stimulating real growth in the economy and increasing job opportunities, the Central Government has taken measures to improve access to education and reduce truancy with the goal of improving literacy and technological skills among the future Venezuelan workforce, decentralize health and education support systems, reform social security and pension systems, and promote various Missions to target specific community problems and underserved groups of the population. For more information, see “Bolivarian Republic of Venezuela—Social Programs—Missions.”

The following table compares statistics for the distribution of income or consumption in Venezuela and other Latin American countries:

	Venezuela(1)	Brazil	Chile	Colombia	Mexico	Peru
Survey Year(2)	2014	2015	2015	2015	2014	2015
National Gini Index(3)(4)	38.0	51.3	45.7	51.1	48.2	44.3

Sources: See footnotes below.

(1)	Data published by INE, Venezuela.
(2)	Data refers to the most recent year available.
(3)	The “Gini index” is a World Bank estimate of the statistical dispersion of wealth within a country. Higher values represent more unequal distributions. A link to the latest World Bank estimates can be found here: (https://data.worldbank.org/indicator/SI.POV.GINI).
(4)	Venezuela’s 2013 Gini coefficient can be found here, on the UNDP website: (http://hdr.undp.org/en/content/income-gini-coefficient).

Education and Other Sustainable Development Factors

According to the Human Development Index, referred to as the HDI, a measure used by the United Nations Development Program, or UNDP, Venezuela ranks 71st among the 188 countries in the world in the UNDP’s Human Development Report for 2016.

The HDI provides a composite measure of three dimensions of human development: living a long and healthy life (measured by life expectancy), being educated (measured by adult literacy and enrollment at the primary, secondary and tertiary level) and having a decent standard of living (measured by purchasing power parity, or PPP, and income). The HDI provides a broad prism for viewing human progress and the complex relationship between income and well-being. According to the UNDP’s Human Development Report, Venezuela’s HDI was 0.770 for 2012, 0.771 for 2013, 0.769 for 2014 and 0.767 for 2015.

The following table summarizes the statistics for social factors related to the HDI in Venezuela and the other six largest economies in Latin America:

	HDI and Selected Components	Education and Health	Multidimensional Poverty Index(1)
HDI Rank	Life Expectancy at birth, 2015(2)	Adult literacy rate(3)	Percent of population living below national poverty line(4)	Percent of population living below international poverty line(5)
38 Chile	82.0	97.3	n.a.	n.a.
45 Argentina	76.5	98.1	n.a.	1.7
71 Venezuela	74.4	94.5	n.a.	n.a.
77 Mexico	77.0	94.4	53.2	3.0
79 Brazil	74.7	92.6	7.4	3.7
87 Peru	74.8	94.5	21.8	3.1
95 Colombia	74.2	94.7	27.8	5.7

(1)	Data refers to the most recent year available during the period specified. If no data is available, “n.a.” is indicated.
(2)	Data from the World Bank: (https://data.worldbank.org/indicator/SP.DYN.LE00.IN?locations=VE).
(3)	Data from UNESCO Institute for Statistics: (https://data.worldbank.org/indicator/SE.ADT.LITR.ZS?locations=VE-AR-PE-CL-CO-MX-BR&name_desc=false). Chile’s rate is from 2013; Brazil’s rate is from 2014; Argentina, Colombia, and Mexico show rates from 2015, and Venezuela and Peru’s rates are from 2016.
(4)	Data refers to the most recent year available between 2005 and 2014, as published in the UNDP Human Development Report 2016, Table 6 The national poverty line for each country is the line deemed appropriate by its national authorities. National estimates are based on population-weighted subgroup estimates from household surveys.
(5)	Data refers to the most recent year available between 2005 and 2014, as published in the UNDP Human Development Report 2016, Table 6. The international poverty line is U.S.$1.90 per day in purchasing power parity.

While Venezuela’s poor population face challenges due to a lack of access to basic necessities, some positive signs of sustainable development are present. The adult literacy rate was 95.5% between 2005 and 2013. Venezuela is ranked in the category of “high human development” in the following HDI statistical categories: overall profile and HDI trends, inequality-adjusted HDI, gender inequality index, gender development index, health for children and youth, adult health and health expenditures, education, command over and allocation of resources, social competencies, personal insecurity, international integration, environment, population trends and perceptions of well-being.

PRINCIPAL SECTORS OF THE VENEZUELAN ECONOMY

Petroleum and Natural Gas

General

The petroleum sector has been the cornerstone of the Venezuelan economy for the past 50 years. It represents the principal source of revenues, foreign exchange earnings and stimulus for economic, industrial and social change. The Republic is a member of OPEC and is the world’s ninth-largest oil producer according to OPEC data. Venezuela has the largest proven crude oil reserves in the world, the eighth-largest proven natural gas reserves in the world and the largest proven reserves of both oil and natural gas in Latin America, according to PDVSA’s 2016 Annual Management Report and the BP Statistical Review of World Energy of June 2015. Venezuela is the third-largest oil exporter to the United States, according to the U.S. Energy Information Industry.

Between 2012 and 2016, petroleum crude and products accounted for an average of 28.0% of Venezuela’s total exports. During the same period, petroleum sector and royalties revenues accounted for an average of 18.1% of Venezuela’s total Central Government revenues and petroleum sector activities accounted for an average of 11.1% of Venezuela’s annual GDP measured in 1997 Constant Bolívares. For the nine-month period ended September 30, 2015, petroleum activities accounted for 11.3% of GDP, compared to 10.8% in 2014. As of December 31, 2016, oil revenues represented 43.5% of the Central Government’s revenues, and accounted for 10.2% of Venezuela’s 2016 estimated GDP.

On February 10, 2016, the National Executive authorized the creation of the Military Company of the Mining, Oil and Gas Industries (Compañía Anónima Militar de Industrials Mineras, Petrolíferas, y de Gas or “CAMIMPEG”) (Decree No. 2,231, published in the Official Gazette No. 40,845). CAMIMPEG was established to provide services to the petroleum and mining sectors, such as the maintenance and repair of oil wells and rigs, the distribution and sale of chemical products and construction and transportation services. CAMIMPEG assists PDVSA at every stage of the hydrocarbon value chain, from exploring to drilling, production, and treatment.

Laws Affecting the Petroleum Sector

In Venezuela under the Hydrocarbons Law, all hydrocarbon reserves are owned by the Republic. In addition, the right to conduct all exploration, production and distribution activities related to hydrocarbons and their derivative products are reserved to the Republic under the Hydrocarbons Law. The Hydrocarbons Law was enacted in November 2001 by President Chávez pursuant to his authority under the applicable enabling law and came into effect in January 2002. It replaced the Hydrocarbons Law of 1943 and the Nationalization Law of 1975. Under the Hydrocarbons Law, the Government may undertake exploration, production and distribution activity directly or through instrumentalities which are controlled by the Republic through an equity participation of more than 50%.

Under the Hydrocarbons Law of 2001, the Government is responsible for performing industrial and commercial activities reserved for the Republic, such as the separation, purification and transformation of natural hydrocarbons and byproducts. In certain instances, the Government may perform the reserved activities through companies owned exclusively by the Republic or through related joint ventures in which the Republic owns a high percentage of shares.

The Hydrocarbons Law of 2001 decreased the income tax rate for oil exploration and production activities from 67.7% to 50% and to 34% for downstream activities. It increased the extraction royalty rate from 16.7% to 30%, though these royalties are deductible for purposes of calculating income tax.

The Hydrocarbons Law of 2001 also modified other hydrocarbon taxes. Under the surface area tax, every square kilometer or fraction thereof which has been licensed for exploration but which has not been used for that purpose will be taxed at 100 tributary units per year. This tax was increased by 2% every year through 2007 and then 5% annually thereafter. The Hydrocarbons Law of 2001 provides for a tax on developer consumption of 10% of the retail price on each cubic meter of petroleum products produced and used by the developer to fuel its own operations. The law also imposes a tax of 30% to 50% of the retail price on each liter of petroleum product sold in the Venezuelan domestic market. This tax on retail purchases is levied annually by the National Assembly in the Budget Law and is to be paid monthly to the National Treasury.

On May 24, 2006, the Hydrocarbons Law was amended to: (1) create an extraction tax imposed at a fixed rate of one-third the value of all liquid hydrocarbons extracted from any well, calculated on the same basis as the Hydrocarbons Law provides for calculating royalties; (2) create an export registration tax of 1/1,000 of the value of all hydrocarbons exported from any port in Venezuela, calculated on the sales price of such hydrocarbons; and (3) include the extraction of gaseous hydrocarbons associated with petroleum within the scope of the law in Article 2 (published in the Official Gazette No. 38,443, dated May 24, 2006). Joint ventures are subject to a special advantage tax that consists of (a) a 3.33% royalty payment on the volumes of hydrocarbons extracted in areas designated by PDVSA and (b) the difference, if any, between (i) 50% of the value of hydrocarbons extracted in those areas, and (ii) the taxes already paid to the Republic for those hydrocarbons extracted. Approximately two thirds of the proceeds of this tax go to a national fund for the working class, managed by the National Executive, which is dedicated to financing endogenous development projects consistent with the National Development Plan.

In February 2007, President Chávez issued a decree pursuant to which existing Orinoco Oil Belt projects, namely Petrozuata, Sincor, Cerro Negro and Hamaca, were required to be converted into joint ventures in which Corporación Venezolana de Petróleo (“CVP”) or another PDVSA subsidiary holds an equity interest of at least 60% in accordance with the Hydrocarbons Law. Pursuant to this decree, operators of the Orinoco Oil Belt project became joint ventures, with PDVSA the majority owner of the operations.

As a result of the implementation of this decree, certain of the prior partners of the Orinoco Oil Belt projects commenced several litigation and arbitration proceedings against the Republic and PDVSA. For more information regarding developments and awards regarding these disputes, see “Disputes Concerning the Oil Industry” below.

On February 18, 2016, the Ministry of Petroleum issued Resolution No. 015, effective as of February 18, 2016, which established the increase of fuel prices to: (1) Bs.6 per liter for 95 octane gasoline and (2) Bs.1 per liter for 91 octane gasoline. This modification represented a price increase of more than 6,000% with respect to 95 octane gasoline and of 1,282% with respect to 91 octane gasoline from the prices established by Resolution No. 301 of August 15, 2005 and published in the Official Gazette No. 38,251, dated August 16, 2005.

Petróleos de Venezuela, S.A.

To manage the assets acquired by the nationalization of the domestic oil industry, PDVSA was formed in 1975 as a state-owned enterprise. PDVSA’s charter documents provide that the President of the Republic designates the members of PDVSA’s board of directors by executive decree. PDVSA is the holding company for a group of oil and gas companies. PDVSA holds the world’s largest proven crude oil reserves with 302.250 billion barrels and daily crude oil production of 2.57 thousand bpd as of December 31, 2016, as measured by a combination of operational data, including volume of reserves, production, refining and sales. PDVSA carries out the exploration, development and production (“upstream”) operations in Venezuela and the sales, marketing, refining, transportation, infrastructure, storage and shipping (“downstream”) operations in Venezuela, the Caribbean, North America, South America, Europe and Asia. Through PDV Holding, a wholly owned subsidiary, PDVSA indirectly owns 100% of Citgo Petroleum Corporation (“CITGO”), a refiner and marketer of transportation fuels, petrochemicals and other industrial oil-based products in the United States. PDVSA plans to invest intensively in upstream and downstream projects in Venezuela and abroad in order to satisfy the current and expected global increase in energy demands.

All hydrocarbon reserves in Venezuela are owned by the Republic and not by PDVSA. Under the Hydrocarbons Law, every activity relating to the exploration and exploitation of hydrocarbons and their derivatives is reserved to the Republic, which may undertake such activities directly or through entities controlled by the Republic through an equity participation of more than 50%. At the current production rate of crude oil and gas, Venezuela has proven hydrocarbon reserves of crude oil for the next 335 years for oil and 100 years for gas.

PDVSA mainly sells crude oil to the United States, Canada, the Caribbean, South America, Africa, Europe and Asia. In addition, PDVSA refines crude oil, with a refining capacity of 2.8 million bpd and other feedstock in Venezuela and abroad into a number of products, including gasoline, diesel, fuel oil and jet fuel, petrochemicals and industrial products, lubricants and waxes, and asphalt. PDVSA is also engaged in the exploration and production of gas from off-shore sources with a production of 913 thousand barrel-of-oil equivalent, or “mboe,” per day as of December 31, 2015.

Since its inception in 1975, PDVSA has been operating as a state-owned commercial entity vested with commercial and financial autonomy. PDVSA is regulated by the Ministry of Petroleum and is entitled to retain an amount in foreign currency denomination in order to meet its foreign currency-denominated investments and expenses. From 2005 to April 2011, the remaining balance of such proceeds, net of all applicable corporate income taxes, dividends and royalties, was required to be transferred to FONDEN to be used for social, educational, health care, liability management and special and strategic purposes.

In December 2014, Currency Exchange Agreement No. 32 was enacted to allow PDVSA and its subsidiaries to sell to Banco Central its foreign currencies from its operations at any official exchange rate in accordance with the Currency Exchange Agreements in force, and outside of the exchange control regime. For further information concerning the exchange control regime of Venezuela and applicable exchange rates during the periods of presentation, see “The Venezuelan Economy—Economic Policy and Legislation—Exchange Control Regime.”

PDVSA, the most important contributor to Venezuela’s GDP, exports and fiscal revenues, is responsible for coordinating most aspects of the petroleum industry, including administration, planning, operations, domestic and foreign marketing and capital investment. From 1978 through January 2006, PDVSA was responsible for the petrochemical sector, but this is now the responsibility of the Ministry of Petroleum. Since 1985, PDVSA has also been responsible for the development of coal resources located in western Venezuela, although in 2004 substantial responsibilities in this regard were transferred to Carbozulia, a fund for both regional development and for the development of Venezuela’s bitumen resources. Through its subsidiaries, PDVSA supervises, controls and develops the petroleum, gas and coal industries in Venezuela.

The Ministry of Petroleum oversees all activities with respect to hydrocarbons and determines overall policies concerning rates of production, new investments and resource conservation. In addition, the Minister of Petroleum is the chair of PDVSA’s General Shareholders’ Assembly, which sets PDVSA’s general policy.

In March 2004, PDVSA modified its organizational structure in order to (1) enhance internal control of its operations, (2) improve its corporate governance, (3) align its operating structure with the long-term strategies of its shareholder and (4) adhere to the Hydrocarbons Law with respect to the separation of different national oil industry activities. In May 2011, the National Executive appointed a new board of directors of PDVSA, which replaced the one designated in 2008. On September 2, 2014, President Maduro appointed Eulogio Del Pino as the president of PDVSA and a new board of directors was appointed.

PDVSA is structured into vertically-integrated geographic divisions to manage its upstream operations, including exploration, production and upgrading, which are located only in Venezuela. These divisions are referred to as the Eastern Division, the Western Division and the Orinoco Oil Belt Division and are managed by the Vice President of Exploration and Production. PDVSA’s downstream operations are located in certain regions in Venezuela, the Caribbean, North America, South America, Europe and Asia.

PDVSA’s Strategic Socialist Plan (Plan Estratégico Socialista) includes PDVSA’s business plan. This plan outlines the development of production and refining projects totaling U.S.$132 billion in Venezuela, the Caribbean, Latin America and Asia during its initial stage between 2016 and 2025. Such expenditures are subject to the availability of cash from its operations, obtaining financing on reasonable terms and the favorable pricing of crude oil and gas. During the three-year period ended December 31, 2015, PDVSA invested U.S.$66.7 million in development projects in such regions through cash on-hand and issuance of debt. During the year ended December 31, 2015, PDVSA invested U.S.$18.1 billion in such projects.

PDVSA is required to foster socio-economic development in Venezuela and promote the welfare of Venezuelan citizens. To that effect, PDVSA makes significant financial contributions to social programs, including transfers to FONDEN and other programs, which are included in its annual budget together with other expenses aimed to fund specific social projects, as determined by the PDVSA board of directors. PDVSA has promoted and participated in Venezuela’s social and economic development by contributing significant funding to agricultural developments, development of infrastructure and roads, programs related to the provision of food, health and education to the poor, as well as several other programs.

In December 2015, charges were filed in the U.S. District Court for the Southern District of Texas against representatives of certain contractors and suppliers to PDVSA affiliates for the violation of anti-corruption and anti-money laundering laws, among other charges, in connection with international supply contracts and service contracts with a PDVSA affiliate between 2009 and 2014. Two more vendors of the PDVSA affiliate pleaded guilty on January 4, 2017. In all, eight defendants pleaded guilty, and four remained unnamed. Sentencing for all eight defendants was scheduled for August 30, 2017.

PDVSA also started its internal investigations with technical international support. Between February and May in 2017, the Prosecutor General charged a former manager of PDVSA with embezzlement and criminal association. The Prosecutor also started investigating an alleged embezzlement scheme, in which officials allegedly paid inflated fees to lease an oil rig from PetroSaudi International Ltd. The investigation resulted in charges against five current and former PDVSA executives.

In a similar scheme, the presidents of Castle Max Oil were arrested and charged with embezzlement and criminal association by inflating fees related to equipment sales in the eastern oil-producing state of Anzoátegui, and a senior manager of PDVSA and senior manager of Petropiar were arrested on suspicion of irregularities in contracts. The processes and investigations are still ongoing. During the second half of 2017, the Government arrested and detained more than 50 people in the oil industry accused of charges related to corruption and sabotage, including the president and five board members of CITGO. In December 2017, the Government arrested two former senior managers of PDVSA who served as president of the company between September 2014 and August 2017 and between August 2017 and November 2017, respectively. In addition, in December 2017, the Prosecutor General announced it would initiate criminal investigations against the former Minister of Petroleum and the former president of PDVSA who served in those positions between November 2004 and September 2014.

PDVSA and the Venezuelan Economy

PDVSA is the largest corporation in Venezuela. As of December 31, 2016, PDVSA’s total assets were U.S.$189.7 billion, compared to U.S.$198.5 billion on December 31, 2015. As of December 31, 2016, PDVSA’s total liabilities were U.S.$102.5 billion, compared to U.S.$117.7 billion on December 31, 2015. As of December 31, 2016, PDVSA’s non-current financial debt totaled U.S.$33.9 billion, compared to U.S.$36.9 billion on December 31, 2015, and PDVSA’s current financial debt totaled U.S.$7.1 billion at December 31, 2016, compared to U.S.$6.8 billion at December 31, 2015. Also as of December 31, 2016, PDVSA’s non-current liabilities totaled U.S.$53.6 billion, compared to U.S.$54.9 billion on December 31, 2015, and its current liabilities totaled U.S.$48.9 billion, compared to U.S.$52.7 billion on December 31, 2015.

For the year ended December 31, 2016, PDVSA’s revenues were U.S.$47.7 billion and its expenses were U.S.$45.8 billion.

PDVSA’s net cash provided by operating activities in 2016 was U.S.$21.6 billion, representing U.S.$828 billion of net income, U.S.$9.4 billion of depreciation and depletion, U.S.$3.9 billion in provisions for employee termination, pension and other post-retirement benefits, equity in earnings of non-consolidated investees of U.S.$23.0 million, U.S.$1.1 billion of asset impairment, less U.S.$94 million of deferred income taxes. PDVSA’s social development expenditures in 2016 totaled U.S.$977 million. For the year ended December 31, 2016, consolidated net cash provided in financing activities totaled U.S.$2.5 billion and net cash used in PDVSA’s investment activities totaled U.S.$12.1 billion.

For the year ended December 31, 2016, the average crude oil export price was U.S.$35.15 per barrel. PDVSA’s capital expenditures in Venezuela for exploration and production totaled U.S.$124 million for the year ended December 31, 2016, and its capital expenditures in Venezuela for refining and marketing totaled U.S.$1.78 billion.

The principal factors that affect PDVSA’s consolidated results are the volume of crude oil exported and variations in the general price levels of hydrocarbons. PDVSA’s production of crude oil and liquid petroleum gas averaged 2.6 million bpd in 2016 compared to 2.8 million bpd in 2015 and 2.9 million bpd in each of 2014, 2013 and 2012. PDVSA’s exports in 2016 amounted to 2.2 million bpd and 2.4 million bpd in each of 2015, 2014 and 2013.

Because PDVSA is the single largest contributor to Venezuela’s GDP, exports and fiscal reserves, it has a significant influence on the Venezuelan economy. PDVSA is responsible for, among other things, making substantial royalty, dividend and tax payments to the Government and supporting Venezuela’s social development. For more information, see “Principal Sectors of the Venezuelan Economy—Petroleum and Natural Gas—Petróleos de Venezuela, S.A.”

Hydrocarbon Reserves and Exploration

PDVSA uses geological and engineering data to estimate its proven crude oil and natural gas reserves, including proven developed and undeveloped reserves. Such data is capable of demonstrating with reasonable certainty whether such reserves are recoverable in future years from known reservoirs under existing economic and operating conditions. PDVSA expects to recover proven developed crude oil and natural gas reserves principally from new wells and acreage that has not been drilled using its currently available equipment and operating methods. PDVSA reviews its crude oil and natural gas reserves annually to take into account, among other things, production levels, field reviews, new reserves from discoveries, year-end prices and economic and other factors. Proven reserve estimates may be materially different from the quantities of crude oil and natural gas that are ultimately recovered.

In 2009, one of the largest natural gas reservoirs in the Gulf of Venezuela was discovered. Referred to as Perla-1X, the natural gas reservoir is part of the Rafael Urdaneta project and is expected to take several years to develop fully. According to reports from PDVSA, the field could contain between 7–8 trillion cubic feet of natural gas.

As of December 31, 2016, Venezuela had estimated proven crude oil reserves totaling 302.25 billion barrels (including an estimated 261.3 billion barrels of heavy and extra-heavy crude oil in the Orinoco Oil Belt). Based on 2016 production levels, Venezuela’s estimated proven reserves of crude oil have a remaining life of 323 years.

As of December 31, 2016, Venezuela had proven reserves of natural gas amounting to 202.7 tcf. Virtually all of Venezuela’s natural gas reserves are composed of natural gas incidental to the development of crude oil reserves. During 2016, 20% of the natural gas produced was re-injected for purposes of maintaining pressure in reservoirs.

As of December 31, 2016, proven developed reserves of crude oil and natural gas represented 4.3% and 19.4%, respectively, of Venezuela’s total estimated proven crude oil and natural gas reserves on an oil equivalent basis. PDVSA maintains an active exploration and development program designed to increase its proven crude oil reserves and production capacity. PDVSA currently conducts its exploration and development activities in the Western Zulia Basin, the Central Southern Barinas-Apure Basin, the Eastern Basin in the Monagas and Anzoátegui states, and the Orinoco Oil Belt.

In 2015, ten additional distribution networks for liquefied petroleum gas were commissioned and built. These new distribution networks provided gas service to 29,000 additional families and covered an additional 141 km. In 2016, the Committee for the Control and Monitoring of the Petrochemical Sector was created, which aims to optimize resources and increase efficiency through control of the industrialization chain for petrochemical products.

PDVSA continuously conducts exploratory activity throughout Venezuela and conducts such activities in other countries. In 2012, PDVSA’s exploration expenses totaled U.S.$492.0 million. The increase in exploration expenses was primarily due to the Orinoco Oil Belt projects. In 2013, PDVSA’s exploration expenses totaled U.S.$140.0 million. The decrease of U.S.$352.0 million in exploration expenses was primarily due to the decrease in geophysical-related expenses of PDVSA’s subsidiary PDVSA Petróleo. In 2014, PDVSA’s exploration expenses totaled U.S.$76.0 million and in 2015 they totaled U.S.$50.0 million. The decrease of U.S.$26.0 million in exploration expenses between 2014 and 2015 was primarily attributable to PDVSA America’s discontinuation of operations. In 2016, PDVSA’s exploration expenses totaled U.S.$124.0 million, as compared to U.S.$50.0 million in 2015. This increase was primarily due to increased employment expenses, including an increase in the cost of benefits for former employees.

The following table shows proven crude oil and natural gas reserves and proven developed crude oil and natural gas reserves, all located in Venezuela. Proven reserve quantities exclude natural gas liquids.

December 31, 2016
(million barrels, except where noted)
Proven Reserves(1)
Condensate, light and medium crude oil (API gravity of 21° or more)	22,780
Heavy and extra heavy crude oil (API gravity of less than 21°)(2)	279,470
Total crude oil	302,250
Natural gas (bcf)	202,698
Remaining reserve life of crude oil (years)(3)	335
Proven Developed Reserves
Condensate, light and medium crude oil (API gravity of 21° or more)	4,158
Heavy and extra heavy crude oil (API gravity of less than 21°)(2)	8,786
Total crude oil	12,944
Percentage of proven crude oil reserves(4)	4%
Natural gas (bcf)	39,341

(1)	Proven reserves include both proven developed reserves and proven undeveloped reserves.
(2)	Includes reserves in the Orinoco Oil Belt.
(3)	Based on crude oil production and total proven crude oil reserves.
(4)	Proven developed crude oil reserves divided by total proven crude oil reserves.

Source: PDVSA.

Refining

PDVSA has invested in its National and International Refining Systems (Sistema de Refinación Nacional e Internacional) to increase refining capacity and complexity and improve installations to satisfy global quality standards. Deep conversion capabilities in PDVSA’s Venezuelan refineries have enabled it to improve yields by allowing a greater percentage of higher value products to be produced. The following table sets forth the refineries where PDVSA holds an interest, the rated crude oil refining capacity and PDVSA net interest at December 31, 2016.

			Refining Capacity(1)
Location	Owner	PDVSA’s Interest	Total Rated Crude Oil	PDVSA’s Net Interest
		(%)	(million bpd)	(million bpd)
Venezuela:
CRP, Falcón	PDVSA	100	955	955
Puerto La Cruz, Anzoátegui	PDVSA	100	187	187
El Palito, Carabobo	PDVSA	100	140	140
Bajo Grande, Zulia	PDVSA	100	16	16
San Roque, Anzoátegui	PDVSA	100	5	5

Total Venezuela			1,303	1,303
Caribbean:
Isla(2)	PDVSA	100	335	335
Camilo Cienfuegos	Cuvenpetrol(3)	49	65	32
Jamaica	Petrojam(4)	49	35	17
Haina, Dominican Republic	Refidomsa PDVSA(5)	49	34	17

Total Caribbean			469	401
United States:
Lake Charles, Louisiana	CITGO	100	425	425
Corpus Christi, Texas	CITGO	100	157	157
Lemont, Illinois	CITGO	100	167	167

Total United States			749	749

			Refining Capacity(1)
Location	Owner	PDVSA’s Interest	Total Rated Crude Oil	PDVSA’s Net Interest
		(%)	(million bpd)	(million bpd)
Europe:
Nynäshamn, Sweden	Nynäs(8)	50	29	15
Gothenburg, Sweden	Nynäs(8)	50	11	5
Dundee, Scotland	Nynäs(8)	50	27	13
Eastham, England	Nynäs(8)	25	18	5

Total Europe			85	38
Worldwide Total			2,606	2,491

(1)	Does not include Chalmette Refining, LLC, which was sold in October 2015.
(2)	Leased in 1994. The lease expires in 2019.
(3)	A joint venture with Commercial Cupet S.A.
(4)	A joint venture with Petroleum Corporation of Jamaica (PCJ).
(5)	A joint venture with Refidomsa.
(6)	A joint venture with Hess Co.
(8)	A joint venture with Neste Oil AB.

To maintain PDVSA’s competitiveness in international markets, PDVSA has adopted a rigorous and comprehensive business plan, which involves large investments in Venezuela and overseas. These investments are targeted at improving PDVSA’s refining systems and adapting them to meet environmental regulations and domestic and international product quality requirements. The business refining plan includes projects aimed at manufacturing gasoline and diesel through deep conversion. All investment efforts will support PDVSA’s commercial strategy of market diversification.

The following table sets forth PDVSA’s aggregate refinery capacity, input supplied by PDVSA (out of PDVSA’s own production or bought in the open market), utilization rate and product yield for years ended December 31, 2012, 2013, 2014 and 2015.

Refining Production	At or for the year ended December 31,
	2013		2014		2015		2016
	(million bpd)		(million bpd)		(million bpd)		(million bpd)
Total Refining Capacity(1)	3,267		3,267		3,236		2,606
PDVSA’s net interest in refining capacity(1)	2,822		2,822		2,807		2,491

Refinery input(2)
Crude Oil-Sourced by PDVSA
Light	312	14%	332	15%	284	13%	206	11%
Medium	649	29%	639	29%	596	27%	450	25%
Heavy	454	21%	417	19%	473	21%	374	21%
Sub-total	1,415	64%	1,388	63%	1,353	61%	1,030	57%

Crude Oil-Sourced by Others
Light	241	11%	283	13%	374	17%	368	20%
Medium	96	4%	58	3%	15	1%	5	0%
Heavy	191	9%	209	10%	210	9%	153	9%
Sub-total	528	24%	550	26%	599	27%	526	29%

Other Feedstock
Sourced by PDVSA	185	8%	155	7%	155	7%	165	9%
Sourced by Others	107	5%	129	6%	147	7%	116	6%
Total Transfers(6)	(28)		(38)		(40)	—	(37)	(2%)
Gasoline / Naphtha	(20)	—	(34)	—	(32)	—	(28)	(2%)
Distillate	(8)	—	(4)	—	(8)	—	(8)	0%
Others	—	—	—	—	—	—	(1)	0%

Refining Production	At or for the year ended December 31,
	2013		2014		2015		2016
	(million bpd)		(million bpd)		(million bpd)		(million bpd)
Sub-total	264	12%	246	11%	262	12%	244	14%

Total Refining Input
Sourced by PDVSA(3)	1,600	71%	1,543	70%	1,508	68%	1,195	66%
Sourced by Others	635	29%	679	32%	746	34%	642	36%
Transfers	(28)	—	(38)	(2%)	(40)	—	(37)	(2%)
Total refinery input	2,207	100%	2,184	100%	2,214	100%	1,800	100%
Crude Utilization(4)	78%		77%		70%		63%
Product Yield(5)
Gasoline / Naphtha	773	—	794	—	775	—	655	36%
Gasoline / Transferred Naphtha(6)	(20)	—	(34)	—	(32)	—	(28)	(2%)
Total Gasoline/Naphtha	753	34%	760	35%	743	34%	627	35%
Distillate	704	—	697	—	488	—	577	32%
Transferred Distillate(6)	(8)	—	(4)	—	(8)	—	(8)	0%
Total Distillate	696	32%	693	32%	480	22%	569	32%
Low Sulfur Residual	107	5%	104	5%	316	14%	85	5%
High Sulfur Residual	282	13%	316	14%	249	11%	218	12%
Asphalt	25	1%	25	1%	31	1%	23	1%
Naphthenic Specialty Oil	11	—	13	—	14	—	10	1%
Transferred Naphthenic Specialty Oil(6)	—	—	—	—	—	—	0	0%
Total Naphthenic Specialty Oil	11	—	13	1%	14	—	10	1%
Petrochemicals	57	3%	53	2%	48	2%	41	2%
Others	297	13%	236	11%	340	15%	226	13%
Transferred Others(6)	—	—	—	—	—	—	(1)	0%
Total Others	297	13%	236	11%	340	15%	225	13%
Net output	2,228	100%	2,200	101%	2,221	100%	1,798	100%
Consumption, net (gain)/loss	(21)	—	(16)	(1)%	(7)	—	2	0%
Total yield	2,207	100%	2,184	100%	2,214	100%	1,800	100%

(1)	As of December 31, 2016, PDVSA’s total refining capacity and net interest in refining capacity stood at 2,606 million bpd and 2,491 million bpd, respectively.
(2)	PDVSA’s refineries sourced 66%, 68%, 70% and 71% of the refineries’ total crude oil requirements from crude oil produced by PDVSA in 2016, 2015, 2014 and 2013, respectively.
(3)	Includes PDVSA’s interest in crude oil and other feedstock.
(4)	Crude oil refinery input divided by the net interest in refining capacity.
(5)	PDVSA’s participation in the product range.
(6)	Received and shipped goods from and to the international and national refining system.

In 2015, PDVSA supplied all of the crude oil requirements to PDVSA’s Venezuelan refineries (863.0 thousand bpd), 178.0 thousand bpd of crude oil to PDVSA leased refinery in Curaçao and an aggregate of 312.0 thousand bpd of crude oil to refineries owned by PDVSA’s international subsidiaries or in which PDVSA otherwise has an interest (refinery input takes into account PDVSA net interest in crude oil). Of the total volumes supplied by PDVSA to its international affiliates, 31.0 thousand bpd were purchased by PDVSA in the global market and supplied to PDVSA’s European affiliates. Additionally, CITGO purchased a total of 205.0 thousand bpd of crude oil from PDVSA for processing in its refineries.

In October 2015, ExxonMobil and PDVSA sold 100% of their respective interests in Chalmette Refining, LLC, a joint venture between PDVSA and ExxonMobil, to PBF Energy.

PDVSA’s Social Contributions

PDVSA is required by law to make significant financial contributions to social programs, including Missions such as the Great Housing Mission Venezuela and funds such as FONDEN, a fund that is financed by the differential gained by PDVSA as a result of the difference between the official exchange rate and the rate applicable to the production tax calculation. These contributions are mainly comprised of funds earmarked for social development projects maintained by Banco Central. Between 2012 and 2016, PDVSA’s average social contributions represented 9% of its revenues. PDVSA contributed a total of U.S.$17.3 billion in 2012, U.S.$13.0 billion in 2013, U.S.$5.3 billion in 2014, U.S.$9.2 billion in 2015 and U.S.$590 million in 2016.

Exchange Transactions

The exchange transactions derived from the export and/or sale of hydrocarbons by PDVSA and its affiliates and joint ventures, as well as those derived from financing operations, financial instruments, capital contributions, asset sales, dividends, collection of debts, and provision of services, can be made using any of the DIPRO or DICOM rates; provided, that if any rate other than these rates is to be used, such rate shall be reduced in one-quarter of a percent (0.25%) and must be authorized by the Vice President of the Economic Sector, the Minister of Economy and Finance and Banco Central.

Disputes Concerning the Oil Industry

In February 2007, President Chávez issued a decree under the authority conferred by the 2007 Enabling Law, pursuant to which the existing four Orinoco Oil Belt heavy oil projects that had been established in the 1990s as joint ventures controlled by private sector petroleum companies, Petrozuata, Sincor, Cerro Negro and Hamaca, were mandatorily converted into joint ventures, in which CVP, a wholly-owned subsidiary of PDVSA, or another PDVSA subsidiary, holds an equity interest of at least 60%. The MPPPM was required to make a valuation of each new joint venture in order to determine the fair value of the participation of the PDVSA subsidiary in each joint venture and to provide any economic or financial adjustment as necessary. The decree also provided that existing profit-sharing agreements for the exploration of the Golfo de Paria Oeste, Golfo de Paria Este and the blocks known as La Ceiba, as well as Orifuels Sinovensa, S.A., must be converted into joint ventures.

In May 2007, CVP completed the acquisition process with respect to the four Orinoco Oil Belt strategic associations, Petrozuata, Sincor, Cerro Negro and Hamaca. In June 2007, Chevron Texaco, Statoil, Total, BP, Eni SpA, China Petroleum & Chemical Corporation (“Sinopec”) and Ineparia agreed to convert their participations in the four Orinoco Oil Belt projects into Joint Ventures controlled by PDVSA, increasing PDVSA’s average participation in the projects to 78.0%. Between December 2007 and September 2008, Moody’s withdrew its credit ratings of all three Venezuelan heavy oil projects following the repayment and restructuring of the debt as a result of the negotiations with the lenders.

ExxonMobil and ConocoPhillips, the majority partners in the Cerro Negro and Petrozuata projects, respectively, did not reach a financial agreement with PDVSA regarding the required sale of their ownership interests. Each filed arbitration requests with ICSID.

Mobil Cerro Negro Holding, Ltd. (“Mobil CN Holding”), Mobil Venezolana de Petróleos Holdings, Inc. (“Mobil Venezolana Holdings”), Mobil Cerro Negro, Ltd. (“Mobil CN”), Mobil Venezolana de Petróleos, Inc. (“Mobil Venezolana”) and Venezuela Holdings, B.V. (together with Mobil CN Holding, Mobil Venezolana Holdings, Mobil CN and Mobil Venezolana, “ExxonMobil”) commenced ICSID arbitration proceedings against the Republic on September 6, 2007. ExxonMobil’s claims relate to Mobil CN’s interest in the Cerro Negro Project, Mobil Venezolana’s interest in the La Ceiba Project and an investment in the capital of the two operators, OCN and Agencia Operadora La Ceiba. ExxonMobil claims that the Republic breached provisions under the Netherlands-Venezuela BIT (Tratados Bilaterales de Inversión entre los Países Bajos y la República Bolivariana de Venezuela or the (“Netherlands-Venezuela BIT”) and Venezuela’s Foreign Investment Law (the “Foreign Investment Law”) when the Republic nationalized the Cerro Negro and La Ceiba Projects and expropriated ExxonMobil’s investments in Operadora La Ceiba’s and Operadora Cerro Negro by transferring these entities’ assets and operation to PDVSA. On October 9, 2014, the tribunal rendered its final award, which awarded U.S.$1.6 billion plus interest to ExxonMobil but imposed an obligation on ExxonMobil to avoid double recovery with respect to an International

Chamber of Commerce (“ICC”) award of U.S.$907.6 million in favor of ExxonMobil in a related matter against PDVSA. On March 9, 2017, the ICSID tribunal annulled over $1.4 billion of the $1.6 billion ex-parte award. Later that month, ExxonMobil asked the district court in New York to order the Republic to reimburse U.S.$188.3 million and U.S.$68.0 million in interest and legal fees, respectively, in connection with 2007 expropriation of its oil assets.

On October 10, 2014, ExxonMobil obtained an ex parte judgment on the arbitral award in the U.S. District Court for the Southern District of New York. Thereafter, the Republic moved to vacate the judgment for lack of subject matter jurisdiction under the FSIA. On February 13, 2015, the district court denied the Republic’s motion to vacate the judgment, but stayed enforcement of the judgment pending the outcome of the Republic’s applications for revision and annulment of the underlying arbitral award at ICSID. The Republic has appealed that decision to the U.S. Court of Appeals for the Second Circuit. Following oral argument on the appeal, the court of appeals requested the views of the U.S. government. On March 30, 2016, the U.S. Department of Justice submitted an amicus brief supporting the Republic’s position.

On March 9, 2017, the Republic’s application for annulment was granted in part. The ICSID annulment committee annulled the award of over U.S.$1.4 billion as compensation for the expropriation of Mobil’s interests in the Cerro Negro project, but left intact the award of U.S.$179 million in compensation for the expropriation of Mobil’s interests in the La Ceiba project and U.S.$9 million in compensation for certain production and export curtailments imposed on the Cerro Negro project. The ICSID annulment committee also lifted the stay of enforcement of the award. On March 13, 2017, Mobil asked the district court to lift the stay of enforcement of the judgment. The district court declined to lift the stay during the pendency of the Republic’s appeal before the U.S. Court of Appeals for the Second Circuit. In July 2017, the Court of Appeals ruled in favor of the Republic, dismissing the appeal without prejudice, stating that Mobil should have tried to enforce the award under the federal Foreign Sovereign Immunities Act rather than attempting to enforce it through the U.S. court system.

ConocoPhillips Petrozuata B.V. (“CPZ”), ConocoPhillips Hamaca B.V. (“CPH”), ConocoPhillips Gulf of Paria B.V. (“CGP”) and ConocoPhillips Company (together with CPZ, CPH and CGP, “ConocoPhillips”) commenced arbitration proceedings against the Republic with ICSID in November 2007 regarding the Petrozuata, Hamaca, and Corocoro projects. In September 2013, the ICSID tribunal ruled that Venezuela had violated the Netherlands-Venezuela BIT by illegally appropriating assets owned by the ConocoPhillips affiliates. Litigation remains ongoing in 2017 to determine damages. On October 10, 2014, Phillips Petroleum Company Limited (“PPCVL”) commenced an ICC arbitration against PDVSA and Corpoguanipa, S.A. under the arbitration agreement in the Hamaca Association Agreement and the guaranty issued by PDVSA in connection with that agreement. At the same time, CPZ commenced a separate ICC arbitration against PDVSA and PDVSA Petróleo, S.A. (“PPSA”) under the arbitration agreement in the Petrozuata Association Agreement and the guaranty issued by PDVSA in connection with that agreement. The arbitrations have since been consolidated. Each arbitration arises out of the June 2007 nationalization pursuant to Decree-Law No. 5,200 and the events that preceded the nationalization. The claimants are asserting claims for alleged breaches of the Hamaca and Petrozuata Association Agreements and the guaranties issued by PDVSA in connection with those agreements, and for unlawful act (hecho ilícito). A hearing on all issues took place from November 28, 2016 through December 10, 2016. The parties submitted their post-hearing briefs on March 20, 2017. The tribunal has indicated that it expects to issue an award during the first quarter of 2018.

On December 30, 2016, CGP commenced an ICC arbitration against CVP and PDVSA asserting a breach of contract relating to the Corocoro project, unlawful act (hecho ilícito) and unjust enrichment claims arising out of the June 2007 nationalization pursuant to Decree-Law No. 5,200 and the events that preceded the nationalization. The case is still pending.

In the interim, on October 6, 2016, CPZ, PPCVL, CGP and CPH (collectively, the “ConocoPhillips Parties”) filed an action (“ConocoPhillips I”) against PDVSA, PDV Holding, Inc. (“PDVH”), CITGO Holding, Inc. and CITGO Petroleum Corporation in the U.S. District Court for the District of Delaware, asserting claims under the Delaware Uniform Fraudulent Transfer Act in connection with a U.S.$2.8 billion dividend paid by PDVH to PDVSA in 2015 and a 2016 bond swap transaction pursuant to which PDVH granted a lien on 50.1% of the shares of CITGO Holding, Inc. to secure new PDVSA bonds. The ConocoPhillips Parties alleged that these actions were designed to hinder or frustrate their potential efforts to execute on arbitral awards that they might obtain in the future. On March 27, 2017, PDVSA moved to dismiss, and that motion is still pending.

On January 10, 2017, the ConocoPhillips Parties filed a second action (“ConocoPhillips II”) in the U.S. District Court for the District of Delaware against PDVSA, PPSA, PDVH and Rosneft Trading S.A. (“Rosneft”) asserting a claim under Delaware Uniform Fraudulent Transfer Act in connection with a November 2016 crude oil prepayment transaction pursuant to which PDVH granted a lien on 49.9% of its shares in CITGO Holding, Inc. to secure a U.S.$1.5 billion prepayment made by Rosneft to PDVSA (the “Rosneft Transaction”). The Delaware federal court consolidated ConocoPhillips I and ConocoPhillips II in June 2017.

The ConocoPhillips I and ConocoPhillips II cases are currently stayed pending a decision of the Third Circuit Court of Appeals in connection with an appeal made by PDVH regarding the denial of its motion to dismiss in an action by Crystallex under the Delaware Uniform Fraudulent Transfer Act.

On August 26, 2016, an ICC tribunal issued a final award in an arbitration commenced by Phillips 66 Company against PDVSA and PPSA seeking an adjustment to the price of crude oil that was supplied by PPSA. The tribunal accepted the position of PDVSA and PPSA that Phillips 66 is entitled to an adjustment of U.S.$66.82 million, which is to be deducted from the aggregate purchase price of future crude oil deliveries to Phillips 66. In addition, the ICC tribunal awarded PDVSA and PPSA U.S.$1.6 million in legal costs.

A pair of Curaçao citizens groups and foundations filed a petition in the Court of First Instance in Curaçao in 2014 alleging that in 2014 Isla Refinery’s sulfur dioxide emissions violated a 2010 order of the Curaçao Court of Appeals prohibiting sulfur dioxide emissions from Isla Refinery that resulted in ambient levels above standards at a certain location in the years 2010-2014. The order stipulated that violators would be required to pay a penalty of U.S.$42 million per year for each year of violation. In January 2017, the court appointed experts issued a joint report concluding that (i) sulfur dioxide emissions from Isla Refinery in 2014 did not result in ambient air concentration above applicable standards at the court-determined measuring location and (ii) there were other locations near the court-determined measuring location where modeled levels exceeded the standard. On March 10, 2017, the court confirmed that the proceeding had concluded with the issuance of the joint report by the appointed experts.

In May 2009, the National Assembly passed the Organic Law Reserving to the State the Goods and Services Related to the Primary Activities of the Petroleum Sector (Ley Orgánica que Reserva al Estado Bienes y Servicios Conexos a las Actividades Primarias de Hidrocarburos), which granted the President the power to declare a total or partial nationalization of stock or assets of companies that are essential to the primary activities in the petroleum industry. Since the enactment of the law, PDVSA or its affiliates have taken possession of several companies’ assets and assumed control of operations of nationalized entities, including employment of petroleum sector employees. The law provides that the provisions of the law are of public order and will be applied in preference to any other legal provision in force in the matter. Under this law, any controversy arising from actions taken under the law will be heard exclusively in Venezuelan tribunals under Venezuelan law.

In November 2010, Opic Karimun Corporation (“Opic”) initiated an arbitration against PDVSA and CVP before the ICC in connection with the exploration of risk and profit sharing agreements relating to the Gulf of Paria East and Gulf of Paria West (the “Gulf of Paria Agreements”) and PDVSA’s guaranties of CVP’s obligations thereunder. Opic alleged that PDVSA and CVP were liable under a variety of theories, including breach of the Gulf of Paria Agreements and the guaranties, and sought damages in the amount of U.S.$200 million. An award was issued on November 11, 2013, which held PDVSA and CVP to be jointly liable to Opic in the amount of U.S.$80.9 million plus interest. In addition, the tribunal ordered CVP and PDVSA to jointly reimburse Opic for its advance on the costs of arbitration of U.S.$147,500 and to jointly pay Opic U.S.$2.1 million for legal and other costs incurred by Opic in the arbitration. Following further communications with the tribunal regarding the way interest should be calculated, the tribunal agreed with PDVSA and CVP’s position and, in connection with that decision, required Opic to reimburse PDVSA and CVP for costs incurred by them in connection with the dispute regarding interest calculation. Following resolution of that issue, on May 30, 2014, PDVSA paid Opic U.S.$95.9 million, the amount awarded by the tribunal plus interest.

In November 2017, Venezuela settled a long-standing dispute with Crystallex over the 2011 nationalization of a gold deposit in Venezuela. Crystallex won a $1.2 billion judgment from ICSID in 2016, but had filed suits in Canada and the United States to enforce it. Key parts of the settlement, including its monetary value, remained sealed as of December 1, 2017. In September 2011, Helmerich & Payne International Drilling Co. (“H&P-IDC”), a U.S. corporation, and its wholly owned Venezuelan subsidiary, Helmerich & Payne de Venezuela, C.A. (“H&P-V”), filed an action in the U.S. District Court for the District of Columbia against PPSA, PDVSA and the Republic for damages based on the alleged expropriation by the Republic of H&P-V’s assets in Venezuela and for breach of contract for failure to make payments under ten drilling contracts between H&P-V and PPSA. The complaint alleges that payments are due under the contracts in the amount of U.S.$32 million and seeks damages for an unspecified amount on all claims. Thereafter, the defendants moved to dismiss the plaintiffs’ complaint and the plaintiffs opposed that motion. On September 20, 2013, the District Court issued an order granting the defendants’ motion to dismiss with respect to the expropriation claim by H&P-V, but denying it with respect to the expropriation claim by H&P-IDC and the contractual claims. Both sides appealed from that order to the U.S. Court of Appeals for the District of Columbia Circuit. On May 1, 2015, the Court of Appeals issued an opinion, affirming the District Court’s denial of the defendants’ motion to dismiss H&P-IDC’s expropriation claim, reversing the District Court’s grant of the defendants’ motion to dismiss H&P-V’s expropriation claim, thereby reinstating that claim, and reversing the District Court’s denial of the motion to dismiss the contractual claims, thereby dismissing those claims. Thereafter, both the plaintiffs and the defendants filed petitions for certiorari with the U.S. Supreme Court; the plaintiffs sought review of the Court of Appeals decision regarding the contractual claims and the defendants sought review of the Court of Appeals decision regarding the expropriation claim. On June 28, 2016, the Supreme Court partially granted the defendants’ petition for certiorari and the District Court stayed all proceedings before it. On May 1, 2017, the Supreme Court reversed the Court of Appeals decision regarding the expropriation claim and remanded the case to the Court of Appeals to reevaluate the defendants’ motion to dismiss the expropriation claims under the proper standard. On May 15, 2017, the Supreme Court denied the plaintiffs’ petition for certiorari. On October 31, 2017, the Court of Appeals issued an order establishing a briefing schedule for the proceeding to reevaluate the defendants’ motion to dismiss the expropriation claim. The case currently remains pending before that court.

In December 2015, charges were filed in the U.S. District Court for the Southern District of Texas against representatives of certain contractors and suppliers to PDVSA affiliates for the violation of anti-corruption and anti-money laundering laws, among other charges, in connection with international supply contracts and service contracts with a PDVSA affiliate during the period between 2009 and 2014. Additionally, certain former workers of a foreign subsidiary of PDVSA were accused of the same offenses. All the accused parties pleaded guilty to the charges on different procedural occasions between the end of 2015 and June 2016. In November 2016, a unit of PDVSA filed a motion in the U.S. District Court for the Southern District of Texas against the accused parties in order to obtain recognition of its rights as a victim and entitlement to restitution under the Crime Victims’ Rights Act of 2004 (“CVRA”) and the Mandatory Victims Restitution Act of 1996 (“MVRA”). The motion is still pending. On January 4, 2017, two additional vendors of the same PDVSA affiliate were also charged in the case and plead guilty on the same day. A total of eight defendants have plead guilty in the case and four remain unnamed. Sentencing for all eight defendants is currently scheduled for August 30, 2017. On October 17, 2017, one of the vendors pleaded guilty in federal court in Houston to one count of conspiracy to violate the Foreign Corrupt Practices Act (“FCPA”) and one count of violating the FCPA. Sentencing is scheduled for February 8, 2018.

In February 2015, CITGO Holding Inc., a U.S. subsidiary of PDVSA, issued U.S.$1.5 billion in bonds secured by CITGO shares. The bond proceeds funded a U.S.$2.8 billion dividend to PDVSA. On October 24, 2016, PDVSA completed its exchange offer for its 5.250% senior notes due April 2017 (the “April 2017 Notes”) and 8.50% senior notes due November 2017 (the “November 2017 Notes”) after noteholders tendered April 2017 Notes and November 2017 Notes totaling U.S.$2.8 billion, which represented 52.57% of the maximum tender amount and 39.43% of the outstanding aggregate principal amount of such notes. In the exchange, PDVSA refinanced U.S.$2.8 billion of existing debt, and has issued U.S.$3.4 billion in new notes maturing in 2020 (the “New Notes”), subject to adjustments based on instruction processing delays. The consideration due to holders in the exchange consisted of U.S.$1,170 in New Notes per U.S.$1,000 of April 2017 Notes and U.S.$1,220 in New Notes per U.S.$1,000 of November 2017 Notes, subject to a reduction of U.S.$50 for notes tendered after the early tender deadline. The New Notes are secured by a pledge of 50.1% of the outstanding CITGO shares.

On January 15, 2016, PDV Sweeny, Inc. and PDV Texas, Inc. appealed the decision United States District Court for the Southern District of New York insofar as it confirmed the portion of an ICC arbitral award holding that ConocoPhillips and its wholly-owned subsidiary Sweeny Coker Investor Sub, Inc. (“Sweeny Sub”) properly exercised a call option under one of the joint venture agreements between PDV Sweeny, PDV Texas, ConocoPhillips and Sweeny Sub to purchase the interests of PDV Sweeny and PDV Texas in the joint venture. The United States Court of Appeals for the Second Circuit affirmed the District Court’s decision on November 7, 2016.

In the interim, PDV Sweeny and PDV Texas paid the sums they owed under the judgment entered on the arbitral award, which totaled U.S.$4,027,594.55. On February 16, 2016, ConocoPhillips filed a satisfaction of judgment in the District Court with respect to PDV Sweeny and PDV Texas.

On June 29, 2016, a subsidiary of PDVSA, PPSA, commenced an ICC arbitration against Petropiar, the national oil company of Paraguay, for failure to pay U.S.$265,885,774 plus interest under a refinancing agreement. On September 19, 2016, Petropiar submitted its answer and counterclaims. Petropiar’s counterclaims sought an award declaring that certain provisions of the refinancing agreement were null and void and ordering PPSA to reimburse certain amounts paid by Petropiar. The arbitral tribunal was constituted on January 19, 2017. As of December 19, 2017, the case was still pending.

On December 30, 2016, the ICSID tribunal issued a decision in an arbitration commenced by Saint-Gobain Performance Plastics Europe (“Saint-Gobain”) against the Republic in connection with the expropriation of a subsidiary’s proppants plant in Venezuela. On May 15, 2017, Saint-Gobain filed a request for reconsideration of the tribunal’s findings in connection with the basis to determine compensation for the expropriation. On November 3, 2017, the Tribunal issued the final award. The Court: (i) set the amount of compensation due to Saint-Gobain for the expropriation at U.S.$29.6 million dollars; (ii) ordered the payment of interest prior to the award at a rate of 2 percentage points above the U.S. Treasury certificates that can be capitalized annually (up to March 31, 2017, they total U.S.$4.8 million, but must be calculated and increase the amount from March 31, 2017 to the date of the award); (iii) ordered, beginning 30 days after the date of the award, to pay interest after the award at a rate of 2 percentage points above the U.S. Treasury certificates capitalized semiannually; (iv) ordered the Republic to pay the court costs and ICSID, as well as two thirds of the costs of defense of the claimant, in the amount of approximately U.S.$5.94 million.

In April 2017, the ICSID annulment committee held hearings on an application by Venoklim Holding B.V. to annul an interim award holding that neither the tribunal, nor ICSID, had jurisdiction over Venoklim’s claims for compensation for the Republic’s expropriation of the assets and those of its subsidiaries. The parties were still awaiting a decision on the annulment application as of December 19, 2017.

In October 2017, ICSID awarded Koch Minerals Sàrl U.S.$168.4 million for nationalizing two fertilizer plants in 2010 in which Koch Minerals had a 25% equity stake. Koch Minerals sued the Republic in the U.S. District Court for the District of Columbia in November 2017 to enforce the award. As of November 30, 2017, the Republic had not responded to the complaint.

Domestic Subsidies for Fuel Consumption

Refined products for the local market are sold at a subsidized price. For this reason, pursuant to a resolution issued by the Ministry of Petroleum, PDVSA discounts from the royalties received the difference between the settlement price of the royalty and U.S.$50.00 per barrel for volumes subsidized for the local market. The continued existence of such price controls will continue to reduce the Republic’s resource revenues.

Taxes

Domestic sales of petroleum products in Venezuela are subject to a value-added tax, which as of March 26, 2009 was set at 12.0%. As exporters, each of PDVSA’s subsidiaries operating in Venezuela is entitled to a refund of a significant portion of value-added taxes paid. The VAT Law establishes an exemption on the trading of certain fuels derived from hydrocarbons and the possibility of recovering certain tax credits resulting from export sales from the tax authorities. The amounts pending recovery do not bear interest. The Government reimburses taxes through special tax recovery certificates, or CERTs. PDVSA did not recover any CERTs during 2012, 2013, 2014, 2015 or 2016.

PDVSA and its Venezuelan subsidiaries are entitled to a tax credit for new investments of up to 12.0% of the amount invested. In the case of PDVSA Petróleo, however, such credits may not exceed 2.0% of its annual net taxable income and, in all cases, the carry-forward period cannot exceed three years.

In April 2005, the Government announced that the income tax rate applicable to 32 oil operating contracts would be raised from 34.0% to 50.0% and the operating agreements would be converted into joint ventures with PDVSA. The contracts date from 1992–1997 and the increase does not apply to extra-heavy crude ventures. The Hydrocarbons Law also increased royalties and requires PDVSA to have at least a 51% participation in new upstream oil projects.

In December 2015, President Maduro passed an amendment to the Income Tax Law pursuant to Decree No. 2.163, published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015. The amendments (1) establish anti-circumvention measures to limit losses and deductions; (2) authorize the National Executive to set tax rates within the limits established by law; (3) modify aspects of the inflation adjustment for certain sectors; and (4) simplify the tax regime applicable to cooperative associations and foundations

The current Income Tax Law of Venezuela establishes a general tax rate of 50.0% for companies involved in the exploitation of hydrocarbons and related activities. A rate of 34.0% applies to companies that perform integrated activities or non-integrated activities, exploration and exploitation of non-associated gas, processing, transportation, distribution, storage, marketing and export of gas and its components, or exclusively performing hydrocarbon refining or upgrading of heavy or extra-heavy crude oil. The applicable tax rate for most of the foreign subsidiaries is 35.0%. Additionally, PDVSA subsidiaries domiciled outside of Venezuela are subject to tax regulations of the countries where they operate. On April 15, 2008, the National Assembly enacted the Law Creating a Special Contribution Deriving from Extraordinary Crude Prices in the International Markets (Ley de Contribución Especial Sobre Precios Extraordinarios del Mercado Internacional de Hidrocarburos). Pursuant to this law, in any month in which the average Brent oil price for such month exceeds U.S.$70.00 per barrel, oil and derivatives exporters (including PDVSA) were required to pay a tax on their exports calculated by multiplying the number of barrels they export in such month by 50.0% of the excess of the average Brent price per barrel for such month over U.S.$70.00. In any month in which the average Brent price was greater than U.S.$100.00, the tax is assessed at the foregoing rate for the first U.S.$30.00 of the excess over U.S.$70.00 and at 60.0% of the excess of the average Brent price over U.S.$100.00. The contributions received from this tax are paid monthly to FONDEN to carry out social production, development and infrastructure projects. In 2015, the Large Financial Transactions Tax Law was issued and became effective on February 1, 2016. Under the law, PDVSA, as a large taxpayer, will be taxed at a rate 0.75% for financial transactions in national currency and 0% for financial transactions in foreign currency.

On April 4, 2017, Banco Central announced the exchange rate applicable to the internal taxes with respect to liquid and gaseous hydrocarbons primary activities is the DIPRO rate (published in the Official Gazette No. 41,128, dated April 4, 2017).

Article 5 of the Hydrocarbons Law mandated that all revenues generated by the Venezuelan Government from oil activities be used to promote health programs, contribute to the Stabilization Fund and make investments in productive sectors of the economy. In February 2011, the Republic instructed PDVSA to transfer all funds held by PDVSA in the Stabilization Fund to FONDEN. As of December 31, 2015, there were no funds deposited in the Stabilization Fund. In this respect, PDVSA has made significant contributions to social programs by promoting and participating in Venezuela’s social and economic development. For the years 2012 through 2016, PDVSA spent U.S.$17.3 billion, U.S.$13.0 billion, U.S.$5.3 billion, U.S.$9.2 billion, and U.S.$0.97 billion, respectively, in support of government-sponsored social projects.

Petroleum Production and Export Revenues of Crude Oil and Refined Products

In 2016, PDVSA’s production of crude oil and liquid petroleum gas averaged 2.6 million bpd. In 2015, PDVSA’s production of crude oil and liquid petroleum gas averaged 2.8 million bpd. In 2014, PDVSA’s production of crude oil and liquid petroleum gas averaged 2.9 million bpd and in each of 2012 and 2013, PDVSA’s production of crude oil and liquid petroleum gas averaged 3.0 million bpd.

PDVSA’s net output of refined petroleum products, including the output of products by refineries in which its affiliates in the United States and Europe own equity interests, averaged 22.2 million bpd in 2012, 2.2 million bpd in 2013, 2.2 million bpd in 2014, 2.1 million bpd in 2015 and 1.8 million bpd in 2016.

Of the total production of PDVSA’s refineries during 2012: (i) 58.0%, or 1.3 million bpd, was produced by its Venezuelan refineries and the Isla Refinery in Curaçao; (ii) 39.0%, or 0.8 million bpd, was produced by refineries in the United States in which PDVSA owned equity interests; (iii) 1.0%, or 20.0 thousand bpd, was produced by refineries in Europe in which PDVSA owned equity interests; and (iv) 2.0%, or 0.1 million bpd, was produced by refineries in the Caribbean (excluding the Isla Refinery in Curaçao) in which PDVSA owned equity interests.

Of the total production of PDVSA’s refineries during 2013: (i) 59.0%, or 1.3 million bpd, was produced by its Venezuelan refineries and the Isla Refinery in Curaçao; (ii) 34.0%, or 0.8 million bpd, was produced by refineries in the United States in which PDVSA owned equity interests; (iii) 2.0%, or 44.0 thousand bpd, was produced by refineries in Europe in which PDVSA owned equity interests; and (iv) 5.0%, or 0.1 million bpd, was produced by refineries in the Caribbean (excluding the Isla Refinery in Curaçao) in which PDVSA owned equity interests.

Of the total production of PDVSA’s refineries during 2014: (i) 57.0%, or 1.3 million bpd, was produced by its Venezuelan refineries and the Isla Refinery in Curaçao; (ii) 36.0%, or 0.8 million bpd, was produced by refineries in the United States in which PDVSA owned equity interests; (iii) 2.0%, or 53 thousand bpd, was produced by refineries in Europe in which PDVSA owned equity interests; and (iv) 5.0%, or 96 thousand bpd, was produced by refineries in the Caribbean (excluding the Isla Refinery in Curaçao) in which PDVSA owned equity interests.

Of the total production of PDVSA’s refineries during 2015: (i) 56.0%, or 1.2 million bpd, was produced by its Venezuelan refineries and the Isla Refinery in Curaçao; (ii) 38.0% or 0.8 million bpd, was produced by refineries in the United States in which PDVSA owned equity interests; (iii) 2.0%, or 0.05 million bpd, was produced by refineries in Europe in which PDVSA owned equity interests; and (iv) 4.0%, or 0.1 million bpd, was produced by refineries in the Caribbean (excluding the Isla Refinery in Curaçao) in which PDVSA owned equity interests.

Of the total production of PDVSA’s refineries during 2016: (i) 53.0%, or 975 thousand bpd, was produced by its Venezuelan refineries and the Isla Refinery in Curaçao; (ii) 44.0% or 801 thousand bpd, was produced by refineries in the United States in which PDVSA owned equity interests; (iii) 1.0%, or 27 thousand bpd, was produced by refineries in Europe in which PDVSA owned equity interests; and (iv) 2.0%, or 34 thousand bpd, was produced by refineries in the Caribbean (excluding the Isla Refinery in Curaçao) in which PDVSA owned equity interests.

Exports represented a significant portion of PDVSA’s sales volume in 2016. PDVSA’s exports decreased from 2.4 million bpd in 2015 to 2.2 million bpd in 2016, primarily due to the reduced availability and processing of crude oil in the national refining system.

The average realized export price per barrel for Venezuelan crude oil and refined petroleum products increased by 3.3% in 2012, from U.S.$100.11 per barrel in 2011 to U.S.$103.40 per barrel in 2012. The average realized export price per barrel for Venezuelan crude oil and refined petroleum products decreased by 5.4% in 2013, from U.S.$103.40 per barrel in 2012 to U.S.$98.08 per barrel in 2013. The average realized export price per barrel for Venezuelan crude oil and refined petroleum products decreased by 11.0% in 2014, from U.S.$98.08 per barrel in 2013 to U.S.$88.42 per barrel in 2014, due to a decrease in global oil prices. The average realized export price per barrel for Venezuelan crude oil and refined petroleum products decreased by 49.5% in 2015, from U.S.$88.42 per barrel in 2014 to U.S.$44.65 per barrel in 2015, due to an oversupply of petroleum products as a result of increased fracking, among other factors. The average realized export price per barrel for Venezuelan crude oil and refined petroleum products decreased by 21% in 2016, from U.S.$44.65 per barrel in 2015 to U.S.$35.15 in 2016, due to declining demand for refined products during a warmer than average winter in the northern hemisphere as part of the “El Niño” weather pattern. High inventories in the U.S., Europe, and Asia also exerted negative pressure on prices.

PDVSA’s primary markets for exports of its crude oil, refined petroleum products and liquid petroleum gas are (a) Asia, with total sales of 1.0 million bpd in 2016, as compared with 1.1 million bpd in 2015, 954.0 thousand bpd in 2014, 1.0 million bpd in 2013 and 924.0 thousand bpd in 2012; (b) North America, with total sales volume of 805 thousand bpd in 2016, as compared to 804 thousand bpd in 2015, 837 thousand bpd in 2014, 845 thousand bpd in 2013, and 1.0 million bpd in 2012; (c) Latin America and the Caribbean (primarily of refined petroleum products), with total sales of 270 thousand bpd in 2016, as compared to 333 thousand bpd in 2015, 418.0 thousand bpd in 2014, 436.0 thousand bpd in 2013, and 452.0 thousand bpd in 2012; (d) Europe, with total sales of 86 thousand bpd in 2016, compared with 183 thousand bpd in 2015, 131 thousand bpd in 2014, 107 thousand bpd in 2013, and 156 thousand bpd in 2012; and (e) all other countries, with total sales of 18 thousand bpd in 2016, compared with 21 thousand bpd in 2015, 17 thousand bpd in 2014, 22 thousand in 2013, and 34 thousand bpd in 2012.

Trade Agreements

PDVSA has entered into agreements with other investors and energy cooperation agreements between the Republic and governments of other countries.

In September 2016, PDVSA announced that it would begin exporting natural gas to Colombia on December 1, 2017, pursuant to a contract with Colombia-based Petromil Gas.

In January 2017, PDVSA started selling gasoline at the Special Exclusive Stations (Estaciones Especiales Exclusivas, or “EEEs”) in the Colombian border stations of Ureña and Paraguachón. The effort had expanded to include six different EEEs as of December 1, 2017.

On February 2, 2017, PDVSA signed an agreement with Gavenplast, a private company, to boost domestic gas production and distribution. This agreement includes the manufacture of gas cylinders and may allow Venezuela to export any surplus gas cylinders to Latin America and the Caribbean.

In May 2017, PDVSA and CAMIMPEG entered into an agreement to boost crude oil and gas production at Maracaibo Lake through Urdaneta Farm’s production,

In April 2017, PDVSA awarded BP.L, Castleton Commodities, Rosneft and CT Energia contracts to buy, under prepayment agreements, more than 15 cargoes of gasoline blend stock, diesel, vacuum gasoil, catalytic naphtha and cutter stock for delivery from April to May 2017.

During 2017, cooperative trade agreements were also entered into with FMO, the Corporation of Railway Engineering China and Danieli.

Incorporation of Joint Ventures

To date, PDVSA is party to 30 active joint ventures, including the following:

In 2008, the joint venture Petrolera Indo Venezolana, S.A. was incorporated by CVP and ONGC Nile Ganga B.V. to conduct exploration and production activities of light-medium crude in the San Cristóbal area of Anzoátegui and Guárico State. The company is 60% held by CVP and 40% held by ONGC Nile Ganga B.V.

As approved by the National Assembly and authorized by the National Executive between 2011 and 2015, the CVP incorporated Petrovictoria, S.A., Petrozamora, S.A., Petrourdaneta, S.A., Petrolera Venangocupet, S.A. as joint ventures in association with other investors for the purpose of performing exploration, extraction, gathering, production, upgrading, transportation, storage and trading of crude oil and natural gas in the Orinoco Oil Belt and in the western area of the country.

In 2010, a joint venture between CVP and ENI Lasmo, PLC (“ENI”) was approved by the National Assembly with an initial share distribution of 60% to CVP and 40% to ENI. The joint venture was granted a license to explore and extract natural gas in the areas of Punta Pescador and Golfo de Paria Oeste for a period of 25 years. On July 30, 2013, the license was partially amended to extend the license period by restarting the 25-year license from the date of amendment and amending the exploration schedule.

In 2011, the joint venture PetroBicentenario, S.A. was incorporated by PDVSA and ENI, in order to operate a refinery at the Petrochemical and Petroleum Complex General José Antonio Anzoátegui. The company is 60% held by PDVSA and 40% held by ENI.

In September 2011, the National Assembly approved the creation of a joint venture between CVP and Odebrecht. The joint venture was created for the purpose of exploring and producing crude oil and natural gas in the Zulia state. The company will have an initial share distribution of 60% for CVP and 40% for Odebrecht. The joint venture, called Petrourdaneta, was incorporated on April 3, 2012.

In 2012, the joint venture PetroZamora, S.A. was incorporated by CVP and GPB NEFTEGAZ Services B.V. subsidiary of Gazprombank Latin América Ventures B.V. The company issued an initial share distribution of 60% to CVP and 40% to Gazprombank. In December 2013, PetroZamora entered into a prepayment and reimbursement agreement with GPB Energy Services B.V., in an aggregate principal amount of U.S.$1.0 billion. The proceeds of the prepayment have been used by Petrozamora to finance projects for purposes of increasing Petrozamora’s hydrocarbon production. The prepayments are divided into two components: (i) an initial prepayment (on a revolving basis) for U.S.$250 million and (ii) subsequent prepayments up to an amount of U.S.$750 million. As of December 31, 2016, the outstanding amount under this agreement was U.S.$115 million. In June 2015, four additional fields located in Lake Maracaibo were approved for exploration by Petrozamora.

In April 2013, PDVSA signed three cooperation agreements with the Russian state oil company, Rosneft, to create a joint venture called Petrovictoria in order to develop the Orinoco Oil Belt. In May 2013, PDVSA and Rosneft signed a U.S.$1.5 billion loan agreement in order to develop several oil projects. As of July 2015, Petrovictoria carried out crude oil and associated natural gas exploration and production activities in the Carabobo area of the Orinoco Oil Belt, with the goal to produce 400.0 thousand bpd by 2019.

In October 2016, PDVSA and Repsol announced an agreement to fund the Petroquiriquire joint venture, of which PDVSA owns 60% and Repsol owns the remaining 40%. Under the agreement, Repsol has committed to provide a credit line of up to U.S.$1.2 billion to the joint venture over a period of five years.

In November 2016, PDVSA entered into financing deals with ONGC Videsh Limited and DP Delta Finance, B.V. intended to boost production in Petrolera Indo Venezolana and Petrodelta joint ventures to 40,000 bpd and 110,000 bpd, respectively. In January 2017, Videsh received the first installment of U.S.$19 million from PDVSA.

Also in November 2016, PDVSA announced that it had entered into a series of agreements with CNPC intended to increase crude production in Venezuela and trade in petroleum products with China. The deal involves increased investments in existing joint ventures between PDVSA and CNPC in Venezuela and a new joint venture to develop a refinery in China to process Venezuelan crude oil. The new joint venture will be owned 60% by CNPC and 40% by PDVSA.

In December 2016, PDVSA and Shell Venezuela entered into two agreements intended to boost production in their joint venture company Petroregional del Lago, which operates in the State of Zulia. One agreement contemplates the financing of U.S.$2.8 billion into the joint venture company to boost heavy crude production through 2035. The other aims to reduce gas venting in the State of Monagas. In February 2017, PDVSA ratified its cooperation with China by signing the following agreements: (i) the memorandum of understanding to build the Nahai refinery in China; (ii) the contract of engineering, procurement and facilities to increase the production of crude oil in Petrolera Sinovensa, S.A; (iii) the memorandum of understanding regarding the development of Petrozumano joint venture; (iv) the financing provided by the China Development Bank under the Special Fund for oil projects; (v) the memorandum of understanding relating to the work plan of well-drilling of Petrourica joint venture; (vi) the constitution of Venezolana de Mantenimientos Especializados Remensa joint venture; (vii) the constitution of a joint venture between PDVSA and Shandong to develop maintenance capacities to provide specific services and; (viii) the memorandum of understanding regarding corporate insurance and reinsurance program of PDVSA and its subsidiaries.

On June 7, 2017, PDVSA and China National Petroleum Corporation signed the following hydrocarbon agreements: (i) the articles of incorporation of Petrochina PDVSA Guandong Petrochemical joint venture to operate Nanhai refinery, which will provide light crude oil to Iran, Middle Eastern countries and others Asian countries; (ii) a supply crude agreement; and (iii) a refinery product sale agreement.

Petrochemicals

Prior to June 2005, PDVSA was engaged in the Venezuelan petrochemical industry through its wholly-owned subsidiary, Petroquímica de Venezuela, S.A. (“Pequiven”). In June 2005, the Government decided to transfer the activities, assets and shares held by PDVSA in Pequiven to the Ministry of Petroleum. The completion of the transfer occurred in January 2006 after the enactment of the Petrochemical Act. Pequiven was established in 1977 to increase the capacity and flexibility of existing plants, both for local and international markets and to identify new products or commercial opportunities, mainly in methanol, plastics and fertilizers.

Extra Heavy Crude Oil

In 2010, CVP entered into agreements with Sinopec, and China National Offshore Petroleum Corp. (“CNOOC”). Sinopec agreed to develop the Junin-1 and Junin-8 blocks of the Orinoco Oil Belt. The projects are expected to produce an estimated 400.0 thousand bpd of extra heavy crude oil. CNOOC agreed to join the Mariscal Sucre natural gas project, which is expected to produce an estimated 1.2 bcf and 37,000 barrels of condensate daily.

On October 8, 2010, CVP and CNPC Exploration and Development Company Limited established a joint venture called PetroUrica, S.A., to develop heavy crude oil in the Orinoco Oil Belt. In October 2010, CNPC Exploration and Development Company Limited paid the Republic a U.S.$900 million bonus for participation in the development of the Junin-4 block deposit. The project is expected to produce an estimated 400.0 thousand bpd of extra heavy crude oil. The investment for this project is estimated to be U.S.$16.3 billion and CNPC Exploration and Development Company Limited will own a 40% stake in the joint venture and CVP will own the remaining 60%. The joint venture is for a period of 25 years.

In 2011, PDVSA Industrial and China Technology Petroleum & Development Corporation (“CPTDC”) created a joint venture called Industria China Venezolano de Taladro (“ICVT”) in order to design and develop oil rigs for the Venezuelan oil industry. PDVSA Industrial owns the majority (85.0%) and CPTDC owns the remaining (15.0%) of the joint venture. In 2013, PDVSA entered into agreements for U.S.$14.0 billion with SINOPEC in order to develop heavy crude oil in the section Junin-1 of the Orinoco Oil Belt. The project is expected to produce an estimated 200.0 thousand bpd of extra heavy crude oil.

Regional Developments

The Republic has sought to promote regional integration of state energy companies in Latin America and the Caribbean under the name Petroamerica. Petroamerica is divided into Petrosur, comprising Argentina, Venezuela and Uruguay; Petroandina, comprising Bolivia, Ecuador, and Venezuela; and PetroCaribe, comprising Antigua and

Barbuda, Bahamas, Belize, Cuba, Dominica, Grenada, Guyana, Jamaica, Dominican Republic, Saint Kitts and Nevis, Saint Lucia, Saint Vincent and the Grenadines, Surinam and Venezuela. The stated purpose of the regional arrangement is to gain strength in the international markets by eliminating trade barriers, increasing the refining infrastructure and reducing costs.

Under Petrosur, Argentina, Brazil and Venezuela agreed to develop a field in Venezuela’s Orinoco Oil Belt, a refinery in Brazil’s northeast and an oil and gas venture in Argentina. In 2014, construction of a barge began as part of a project to develop a water channel to commercialize PDVSA products between Argentina, Brazil, Bolivia, Uruguay and Paraguay.

Under the PetroCaribe agreement, member countries pay market price for Venezuelan oil, but they are only required to pay a portion of the cost up front and could finance the rest over 25 years at 1% or 2% interest. Governments may also pay for part of the cost with goods or services. In 2005, PDVSA created PDVSA-Cuba in order to promote refining and marketing businesses in the region.

Other developments in the Caribbean region include the following:

•	A bilateral agreement in 2014 between Saint Lucia and the Republic for the supply of crude oil, asphalt, refined products and liquefied petroleum gas (“LPG”), with an average supply of 1.5 Mb per day.

•	A rice cultivation project in Haiti funded with resources from the Alba Food Fund, through which 10,000 hectares have been cultivated with a crop yield of 5.2 tons per hectare and ten facilities have been built to process 295 tons of per rice per month.

•	Inauguration of a Fuel Distribution Plant in Grenada.

•	Inauguration of a Fuel Storage and Distribution Plant in Saint Vincent and the Grenadines.

•	Completion of upgrades to fuel a joint venture with Suriname, PDV–Suriname, which was created with an initial share allocation of 50.0% to PDV Caribe and 50.0% to Surfuel.

In 2014, the PetroCaribe countries approved an injection of U.S.$200 million into the Alba Caribe Fund. In 2015, the PetroCaribe countries approved an injection of U.S.$200 million into the Alba Caribe Fund. The Dominican Republic, Haiti and Jamaica are the largest recipients of oil under the PetroCaribe global agreement.

The Dominican Republic, Haiti and Jamaica are the largest recipients of oil under the PetroCaribe global agreement. In January 2015, the government of the Dominican Republic entered into a debt acknowledgment and assignment agreement with PDVSA Petróleo, in connection with the Dominican Republic’s PetroCaribe debt, which had a book value of U.S.$4.0 billion. As part of this transaction, the Dominican Republic agreed to make payments of U.S.$1.9 billion to PDVSA Petróleo. In July 2015, the government of Jamaica entered into a debt acknowledgment and assignment agreement with PDVSA Petróleo, in connection with Jamaica’s PetroCaribe debt, which had a book value of U.S.$3.3 billion. As part of this transaction, the Government of Jamaica agreed to make payments of U.S.$1.5 billion to PDVSA Petróleo. In September 2015, the National Administration for Fuel, Alcohol and Portland (Administración Nacional de Combustibles, Alcoholes y Portland or “ANCAP”), a Uruguay state-owned petroleum production company, entered into a debt acknowledgment and assignment agreement with PDVSA in connection with certain oil purchases made by ANCAP to PDVSA Petróleo for U.S.$351 million. As part of this transaction, ANCAP agreed to make payments of U.S.$267 million to PDVSA.

Overall, the Republic received U.S.$3.7 billion in connection with these settlements with PetroCaribe in 2015. The Republic also received U.S.$2.8 billion in dividends from CITGO in February 2015.

Additionally, between June and December 2015, PDVSA transferred to Banco Central promissory notes in an aggregate amount of U.S.$4.3 billion evidencing receivables owed by the Nicaragua Rural Savings Bank and the ALBA San Salvador Oil Company pursuant to a crude and products supply agreement with ALBA de Nicaragua, S.A.

The Republic is also a party to the following agreements together with the governments of other Latin American and Caribbean countries: Caracas Energy Cooperation Agreement (“CECA”), Integral Agreement of Cooperation with

Cuba (“CIC”) and PetroCaribe. These agreements establish that PDVSA will supply crude oil and products to the state oil companies of the participating countries, for 377.0 thousand bpd, 377.0 thousand bpd, 377.0 thousand bpd, 377.0 thousand bpd and 394.0 thousand bpd for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively. Most of these supply agreements establish, among other conditions, a selling price equivalent to the market value, payment terms between 30 and 90 days for a significant portion of each shipment, and long-term borrowings for the remaining portion between 15 and 25 years. The agreements have a one-year term and may be renewed annually by the parties.

OPEC

Venezuela is a founding member of OPEC. According to OPEC statistics, OPEC members collectively produce 40% of the total world production of crude oil and 22% of the world marketed production of natural gas. In addition, OPEC members account for between 55% and 60% of the worldwide crude oil exports. OPEC was formed in 1960 to improve oil prices, attain greater state participation by member countries in the petroleum industry and influence production levels.

OPEC has established general production quotas for each member. However, OPEC has never brought formal actions based on such quotas, and the quotas do not distinguish clearly between crude oil, refined products and derivatives, or between exports and domestic utilization. Venezuela’s plan to increase petroleum production and exports assumes that the growth in international demand for petroleum products can only be met by a small number of countries, which include Venezuela, that have adequate reserves.

In recent years, oil prices have been volatile. The average price of the OPEC reference basket in each of 2012, 2013, 2014, 2015 and 2016 was U.S.$109.45, U.S.$105.87, U.S.$96.29, U.S.$49.49 and U.S.$40.76 respectively. In 2016, declining demand for refined products depressed prices during a warmer than average winter in the northern hemisphere as part of the El Niño weather pattern. High inventories in the United States, Europe, and Asia also exerted negative pressure on prices.

Historically, in an effort to maintain stability in the market, OPEC, acting through its members, has adopted and modified an overall production ceiling for its members and quotas for individual members. Generally, in periods in which oil prices and global economic activity have risen, OPEC has authorized an increase in production ceilings and quotas and in periods in which oil prices and global economic activity have fallen, OPEC and its members have sought to lower production in order to support a higher price for their products. Effective January 1, 2017, OPEC’s production target was reduced from 33.9 million bpd to 32.5 million bpd, in order to rationalize supply and rebalance the market. To comply with the new OPEC production target, PDVSA is required to cut production to 95,000 bpd pursuant to Resolution 195 (published in the Official Gazette No. 41,063, dated December 29, 2016). In May 2017, OPEC’s production adjustment was extended for a further 9-month period, effective July 1 2017.

Mining

Mining Sector

In June 2006, the National Assembly approved a reform of Venezuela’s Mining Law (Ley de Minas) in order to promote the sovereignty and national interest of the country in its mining resources by eliminating concessions for inactive mines and by creating a new legal framework to benefit Venezuela’s small-scale mining interests. Under the reform, private companies with idle, unproductive mines are required to form joint ventures with the Republic in which the Republic is granted a majority interest.

In 2011, the mining sector grew by 5.2% in real terms and comprised 0.5% of GDP. The growth in the mining sector in 2011 was primarily due to an increase in the production of non-metallic mineral products and nickel by private companies, while in the public sector, there was a noticeable increase in the production of iron by Ferrominera Orinoco. In 2012, the mining sector contracted by 6.2% in real terms representing 0.4% of GDP. This was primarily due to a decrease of 6.0% in the production of the bauxite company CVG Bauxilum, the marginal recovery of 1.0% of FMO Orinoco and the decrease of the production of gold, nickel and carbon. In 2013, the mining sector contracted by 21.1% in real terms and comprised 0.3% of GDP. The contraction in 2013 was primarily due to the decrease in iron production by FMO Orinoco, and lower production of nickel, gold and non-metallic minerals (such as limestone, sand and building stone). In 2014, the mining sector contracted by 7% in real terms and comprised 0.3% of GDP. The contraction in 2014 was primarily due to lower production of nickel, gold, phosphate rock and coal. As of December 31, 2015, the mining sector contracted by 3.75% in real terms and comprised 0.32% of GDP. This contraction in 2015 was primarily due to decreased access to foreign exchange and decreased availability of domestic and imported raw materials, equipment and spare parts. As of September 30, 2016, the mining sector contracted by 20.7% in real terms and comprised 0.25% of GDP. The contraction in the mining sector in 2016 was primarily due to the decrease in foreign exchange access and decreased availability of raw materials, equipment and spare parts.

On August 11, 2010, pursuant to Resolution No. 10-07-01, individuals or entities that have been authorized to commercialize their gold production are required to offer to sell a minimum of 50.0% of their gold production to Banco Central. The remaining 50.0% may be sold in the international markets, subject to prior authorization from Banco Central. If a gold producer covered by this resolution decides not to sell all or a portion of its exportable production quota, or if the producer fails to obtain the necessary authorizations from Banco Central, then the balance of its production quota must be offered to Banco Central. In addition, individuals or entities that have been authorized to commercialize their gold production and whose activities are considered small mining activities pursuant to the Mining Law are required to offer to sell a minimum of 15.0% of their gold production to Banco Central or to the general domestic market. The remaining 85.0% may be sold in the international markets, subject to prior authorization from Banco Central.

In August 2012, Banco Central changed the method for appraising Venezuelan gold in an effort to curtail the fluctuations of the market. Previously, the appraisal was based on the average recorded by the London gold market in a two month term basis.

The Republic is involved in a number of disputes involving the mining sector, including the following, which have been submitted to ICSID tribunals:

•	On November 9, 2009, Gold Reserve initiated an ICSID arbitration against the Republic for the expropriation of the Las Brisas copper mine and the Choco 5 gold mine. The ICSID tribunal was constituted on March 9, 2010. On September 19, 2014, the tribunal rendered its award declaring that the Republic must pay compensation in the amount of U.S.$713 million plus interest to Gold Reserve. The Republic appealed and on November 20, 2015, the Luxembourg Court of Appeal entered an order confirming the award and entering judgment for Gold Reserve against the Republic. On the same date, the U.S. Federal District Court in Washington, D.C. issued an order also confirming the award and entering judgment in favor of Gold Reserve. As of November 2015, the total judgment was in excess of U.S.$760 million. In February 2016, the Republic and Gold Reserve signed a memorandum of understanding that contemplated settling the arbitration and entering into a new joint venture which would exploit the Las Brisas and Las Cristinas mines. In August 2016, the Republic entered into a settlement agreement with Gold Reserve under which the Republic agreed to pay U.S.$770 million. The settlement also contemplates that the Republic will purchase mining data from Gold Reserve and that the parties will form a new joint venture to exploit the Las Brisas and Las Cristinas mines. In November and December 2016, the parties subsequently amended the settlement agreement, in which the Republic agreed to obtain financing to comply with the award and pay U.S.$240 million by November 2017. In addition to the settlement agreement, the Republic and Gold Reserve agreed that the Republic submitted a request for annulment of the arbitral award before the Paris Court of Appeal. In February 2017, the Paris Court of Appeal confirmed the Republic must pay the U.S.$740 million arbitral award to Gold Reserve. In June 2017, the Republic paid Gold Reserve an initial installment of U.S.$40 million. In July 2017, the Republic paid Gold Reserve the second payment of U.S.$29.5 million pursuant to the terms of the amended settlement agreement. In August 2017, the Republic paid Gold Reserve the third payment of U.S.$29.5 million. In September 2017, the Republic paid Gold Reserve the fourth payment of U.S.$29.5 million. In October 2017, the Republic paid Gold Reserve the fifth payment of U.S.$29.5 million. Pursuant to the settlement agreement, Venezuela’s annulment proceeding of the award in Paris and Venezuela’s enforcement actions in London, Luxembourg and Washington, D.C. have been terminated.

•

On January 5, 2011, ICSID registered a request for arbitration by Highbury International AVV and Ramstein Trading Inc. against the Republic for the expropriation of various gold and diamond concessions.

The ICSID tribunal was constituted on June 14, 2011. The tribunal rendered its award on jurisdiction on September 26, 2013, finding in favor of the Republic that the tribunal lacked the jurisdiction to hear and decide the case. On January 10, 2014, Highbury International AVV and Ramstein Trading Inc. filed an application to annul the award and the ad hoc committee was constituted. Between June 2014 and March 2015, the parties presented their respective briefs. The proceeding was subsequently resumed and then suspended again on March 14, 2016. On October 26, 2017, the committee informed the parties that the hearing would take place in Washington, D.C. on February 22 and 23, 2018.

•	On May 19, 2014, Highbury International AVV, Ramstein Trading Inc. and Compañía Minera de Bajo Caroní AVV initiated a new ICSID arbitration against the Republic for the expropriation of the same gold and diamond concessions that were the subject of the January 5, 2011 request. The ICSID tribunal was constituted on November 21, 2014 and on September 24, 2015, the tribunal denied the claimants’ request for provisional measures. The applicants’ payment of the ICSID administrative fees is still pending.

•	In September 2002, Crystallex signed a contract with CVG for the development and operation of the Las Cristinas mines. On February 3, 2011, CVG informed Crystallex that the contract had been cancelled due to non-performance of the project. On February 16, 2011, Crystallex filed a request for arbitration before ICSID against the Republic, alleging violations of the BIT between Venezuela and Canada seeking in excess of U.S.$3 billion in damages. The ICSID tribunal was constituted on October 5, 2011. Hearings were held in 2013 and 2014 in the matter. On November 23, 2015, while an award in the arbitral proceeding was pending, Crystallex filed a complaint in U.S. federal court seeking to recover U.S.$2.8 billion from PDVSA and CITGO Holding, alleging that PDVSA used a series of debt offerings to transfer assets out of CITGO Holding in anticipation of adverse arbitral awards against the Republic that rendered CITGO Holding effectively insolvent. On April 4, 2016, the Tribunal issued an award in favor of Crystallex for U.S.$1.4 billion. On April 7, 2016, Crystallex initiated a proceeding in the U.S. District Court for the District of Columbia for recognition and enforcement of the arbitral award. The district court recognized and entered judgment on the arbitral award on April 7, 2017. The Republic is appealing the judgment in the U.S. Court of Appeals for the District of Columbia Circuit. The appeal is still pending. Oral arguments are scheduled for January 16, 2018. On April 25, 2017, Crystallex filed a motion in the U.S. District Court for the District of Columbia for permission to commence enforcement of the judgment, which is still pending.

•	On August 1, 2012, Canadian mining company Rusoro Mining Ltd. initiated an ICSID arbitration against the Republic, alleging that the Republic unlawfully expropriated its investments without compensation and imposed restrictions on gold exports in violation of the BIT between Canada and Venezuela. Rusoro operated two gold mines as well as other development projects in Venezuela. The ICSID tribunal was constituted on January 4, 2013 and on August 23, 2016, the tribunal issued an award in favor of Rusoro for U.S.$968 million plus interest. On October 10, 2016, Rusoro filed a petition in the U.S. District Court for the District of Columbia for recognition and enforcement of the arbitral award. On October 19, 2016, the Paris Court of Appeal registered an application by the Republic for annulment of the arbitral award. In February 2017, the Republic and Rusoro signed an agreement for the issuance of U.S.$5.5 million in non-interest bearing promissory notes that will be due after 90 days from the date that Rusoro receives its first payment from the Republic under the arbitral award. On March 19, 2017, the Republic filed its brief presenting the grounds for annulment of the ICSID award to the Paris Court of Appeals. The action remains pending.

•	On April 10, 2014, Anglo American PLC initiated an ICSID arbitration against the Republic for the expropriation of a nickel mining concession in Venezuela. The ICSID tribunal was constituted on October 2, 2014. On June 19, 2015, the ICSID tribunal issued a procedural order joining the Republic’s objections to jurisdiction, as a preliminary question, to the merits of the dispute. A hearing was held in Paris in December 2016. The tribunal’s decision is pending.

•	On January 13, 2017, Air Canada initiated an ICSID arbitration against the Republic for the repatriation of proceeds from domestic tickets sales in connection with the losses due to currency controls imposed by the Government.

On October 31, 2010, the Government ordered the partial expropriation of Siderúrgica del Turbio S.A. (“SIDETUR”), a wholly-owned subsidiary of private steelmaker Siderúrgica Venezolana Sivensa S.A., in an effort to improve the fabrication of iron construction parts. On November 2, 2010, Decree No. 7,786 (published in the Official Gazette No. 39,544, dated November 3, 2010) ordered the compulsory expropriation of all movable and immovable property of SIDETUR and its subsidiaries and affiliates that are necessary for the execution of the work of the now-nationalized company, known as Complejo Siderúrgico Bolivariano (“CSB”). On July 20, 2013, a payment of U.S.$74.0 million in outstanding 10.0% coupon 2016 bonds issued by SIDETUR was not made to the lenders. However, the Republic maintains that SIDETUR, not the Republic, is liable for the due payment of the principal and interest to the lenders on bonds issued prior to the 2010 expropriation of SIDETUR’s assets.

On June 25, 2011, CVG acquired 73.3% of the outstanding shares of Complejo Siderúrgico de Guayana, C.A. (“Comsigua”), a hot briquetted iron producer located in Puerto Ordaz, southern Venezuela, from several Japanese shareholders including Kobe Steel K.K. The purchase price for these shares was U.S.$232.9 million, composed of a U.S.$78.0 million down payment and ten semi-annual installments of U.S.$15.4 million each.

In 2011, President Chávez nationalized the gold industry in order to preserve one of Venezuela’s most significant sources of wealth and secure a more environmentally friendly exploitation of this natural resource. One of the main objectives of this decree is to convert the gold into international reserves. Former President Chávez also signed a decree reforming the Organic Law that Reserves to the State the Activities of Exploration and Exploitation of Gold (Ley Orgánica que Reserva al Estado las Actividades de Exploración y Explotación del Oro). Under the law gold mines are national security zones that are to be protected by the Venezuelan armed forces. The reform also voids any contracts related to gold exploration and exploitation that have not been terminated by the parties within 90 days from the date of publication.

In September 2013, the governments of Venezuela and China signed an agreement in order to create a mining map and plan for the development of Las Cristinas mines.

On October 1, 2013, the President issued Decree No. 455, which reserved for the Government the exploration and exploitation of nickel, as well as other nickel-related minerals, which are located in the area comprising the former concessions in the Municipalities of Santos de Michelena and Guaicaipuro of Aragua and Miranda states, respectively. The President delegated the execution of such decree to the Minister of Petroleum (published in the Official Gazette No. 40,265, dated October 4, 2013).

In December 2013, Banco Central and PDVSA created the National Auriferous Company (Empresa Nacional Aurífera, S.A.), which is 40% owned by Banco Central and 60% owned by PDVSA, for the purpose of developing the gold reserves in the southeast geographical area of Venezuela and to use the profits of such gold reserves to support social projects developed by the Government.

On December 31, 2015, President Maduro issued Decree No. 2,165, the Mining Law, which superseded the prior law (Decree No. 1,395 establishing the Organic Law that Reserves to the State the Activities of Exploration and Exploitation of Gold (Ley Orgánica que Reserva al Estado las Actividades de Exploración y Explotación del Oro) published in the Extraordinary Official Gazette No. 6,150, dated November 18, 2014). Among other things, the Mining law:

•	aims to promote economic development and curb Venezuela’s dependence on oil through economic diversification;

•	vests authority for all mining operations with the Ministry of Mining;

•	expands the authority of the National Executive to create joint ventures and designate strategic minerals;

•	gives Banco Central the authority to coordinate the sale and distribution of strategic minerals by requiring that all strategic minerals extracted in Venezuela be sold to Banco Central and by confiscating strategic minerals extracted illegally and holding them as international reserves;

•	imposes a twenty-year time limit on mining concessions subject to a maximum of two ten-year extension periods;

•	reserves exploration and extraction rights for the Republic, including rights to joint ventures in which the Government holds at least 55% of the equity and entities listed in the mining register; and

•	promotes the use of technology to minimize the environmental impact of mining practices.

In February 2016, to combat the recent decline in oil prices and generate revenue, President Maduro announced a program to promote the development of the mining sector, the Mining Engine. The Mining Engine consists of several key strategic components: (1) the promotion of goods and services necessary to the process of exploration and exploitation of minerals such as gold, diamonds and coltan, (2) the development the mineral reserves in the Orinoco Oil Belt, (3) the certification of mineral reserves, (4) the Law for Productive Mining Development 2016–2018, which reserves to the state strategic mineral exploration and extraction rights, (5) international agreements to conduct development and exploration activities through joint ventures and (6) the expansion of international reserves. As part of the program, the President created the Orinoco Mining Arc, a National Strategic Development Zone comprising 112 thousand square kilometers in the Bolívar State, to exploit the region’s mineral reserves in accordance with sustainable practices and respect for the environment (Decree No. 2,248, published in the Official Gazette No. 40,855, dated February 24, 2016). In addition, the Republic signed agreements with operators from China, Canada and the Republic of Congo to exploit concessions in the region. On June 21, 2016, pursuant to ruling No. 177, the Supreme Tribunal agreed to hear a challenge to the designation of the Orinoco Mining Arc as a National Strategic Development Zone filed by certain citizens, including some former cabinet ministers. The claimants allege that the plan to develop the Orinoco Mining Arc violates applicable land use regulations as well as environmental and indigenous rights established by the Constitution.

In November 2016, Venezuela rejoined the Kimberley Process, a diamond certification system in which over 50 countries participate, designed to address trade in conflict diamonds. As a member of the Kimberley Process, Venezuela is able to conduct trade in diamonds with the other Kimberley Process participants.

In March 2017, President Maduro stated that the diamond, copper and silver are strategic minerals for exploration and exploitation under the Organic Law that Reserves to the State the Activities of Exploration and Exploitation of Gold and other strategic minerals. (Decree Nos. 2,781, 2,782 and 2,783, published in the Official Gazette No. 41,122, dated March 27, 2017). President Maduro established that the National Executive reserves the right to buy solid residues of aluminum, copper, iron, bronze, steel, nickel and other types of metal or ferrous scrap under any condition, as well as solid residues of non-metallic, optical fiber and secondary fiber as result of paper and carton recycling. President Maduro also established that these materials are strategic and vital for national industry (Decree No. 2,795, published in the Official Gazette No. 41,125, dated March 30, 2017).

Corporación Venezolana de Guayana

After PDVSA, the second-largest industrial complex in the country is made up of branches and subsidiary companies of CVG. CVG, an entity organized by the Government as an “autonomous institution” (instituto autónomo) in 1960, is a non-operating holding entity that, through its vertically-integrated operating subsidiaries, constitutes Venezuela’s largest diversified mining and mineral processing business based on estimated market share and production volume. With operations throughout the Guayana region, which occupies more than 550,000 square kilometers in southern Venezuela, CVG is Venezuela’s, and one of Latin America’s, largest producers of aluminum (including its principal constituent elements, bauxite and alumina) and steel and iron products. CVG’s business also includes an increasing emphasis on significant mining and production of gold. CVG is also engaged in the growing and harvesting of timber and production of lumber. CVG comprises 15 operating subsidiaries and 18,000 employees. On November 26, 2011, the Ministry of Popular Power for Mining and Essential Industries (Ministerio del Poder Popular para las Industrias Básicas y Minería) was divided. The mining division was allocated to the Ministry of Mining and the basic industries was allocated to the Ministry of Economy and Finance, which controlled CVG. Thereafter the Venezuelan Mining Corporation was created to manage the extraction of gold and nickel, as well as coal mines in the State of Zulia.

CVG’s mission is to sustainably exploit the abundant reserves of bauxite, iron, gold and other precious metals, and forestry resources in, and to promote the overall development of, the Guayana region. All land in the Guayana region is owned by the Republic. However, under the Decree for the Partial Reform of the Organic Law of the Development of Guayana of 2001, political coordination of all activities relating to the exploration and exploitation of minerals and other natural resources in the Guayana region is vested in CVG. As such, CVG is authorized to undertake those activities directly or through agreements with public or private foreign or domestic entities.

In December 2005, CVG started the Social Production Company Seamless Pipes C.A. (Empresa de Produción Social Tubos Sin Costuras, C.A.), pursuant to Decree No. 4,194 (published in the Official Gazette No. 38,345, dated December 28, 2005), and began construction on projects with the aim of producing various types of seamless steel pipes for the development of the national oil industry.

In July 2006, the Council of Ministers established the Development Zone of the Guayanas, with the purpose of strengthening the balanced development of the country. This area is 554,101 square kilometers, or 61% of the country. The Guayana region holds significant reserves of iron ore, bauxite, gold, diamonds and limestone, among other minerals, in addition to forestry resources. Moreover, the region possesses 80% of the natural water resources of the country, which provides energy production of 63,500 million kilowatt-hours per year.

In January 2007, CVG began the construction of a steel mill for the Social Production Company National Iron and Steel, known as EBS Siderúrgica Nacional C.A. “Jose Ignácio De Abreu De Lima” (formerly EPS Siderúrgica Nacional, C.A.), with an initial investment of U.S.$2.1 billion. As of July 2016, construction is ongoing and an additional U.S.$122.0 million of funds has been requested from the Central Government. A potential pipeline project with PDVSA is underway with on-going engineering and installation assessments, although no financial resources have yet to be allocated for the project.

In July 2007, CVG began the construction of the Social Production Company Services of Lamination and Smelting of Aluminium, C.A. (Servicios de Laminación y Fundición de Aluminio), referred to as EPS Serlaca, which has the capacity to laminate 114,000 tons of aluminum per year. The Republic initially invested U.S.$210.0 million into EPS Serlaca in order to process and increase the value of the primary aluminum produced by CVG Alcasa and CVG Industria Venezolana de Aluminio C.A., (“CVG Venalum”). However, on September 2, 2013, the U.S.$149.0 million that had initially been earmarked for Serlaca was reassigned to the modernization of Venalum, another aluminum plant. As of July 2016, it remains under construction.

In 2008, SIDOR and its subsidiaries and associated companies were designated as state-owned enterprises and their activities were declared to be of public and social interest. In connection with that designation and declaration, SIDOR has been under operational control of CVG since July 12, 2008. On July 26, 2010, Banco Central assisted in the structuring of a Bs.2.0 billion loan with various public sector banks to CVG in order to help SIDOR pay obligations owed to workers and contractors. In 2014, collective bargaining agreements were signed with workers at SIDOR, with the aim of improving the job benefits received by 14,500 workers.

In June 2010, construction began on a pulp and paper plant for the Social Production Company Pulp and Paper C.A. (Empresa de Pulpa y Papel, C.A. or “PULPACA”), that is expected to produce 250,000 tons of paper per year. As of July 2016, the plant remains under construction.

In addition, construction of the Tocoma Hydroelectric Power Plant, (Complejo Hidroeléctrico Represa de Tocoma Manuel Piar), the fifth hydroelectric power plant in the development zone of the Guayana region, continues to advance. This plant is expected to have an installed capacity of 2,250 MW. The entire project is expected to be completed by 2020.

CVG has various investment projects currently under way or set to begin. These projects encompass CVG’s activities in hydroelectric power generation and transmission, ferroalloy, aluminum and forest products manufacturing. For more information, see “The Venezuelan Economy—Foreign Trade and Balance of Payments—Trading Partners.”

CVG experienced a significant reduction in aluminum production in 2010 due to the closure of certain production lines at CVG Alcasa and electricity conservation efforts at CVG Venalum due to the measures implemented by the Government to save energy, which included rolling blackouts and mandatory energy cuts, pursuant to Presidential Decree No. 7,228 (published in the Official Gazette No. 39,363, dated February 8, 2010).

In 2012 the Government, through the Ministry of Economy and Finance and CVG, collectively invested substantial resources intended primarily for the recovery of the productive capacity of enterprises following the electricity crisis of 2010. The crisis significantly affected the productive capacity of CVG Venalum and CVG Alcasa and the iron-

steel sector. The investment was also directed towards technological adaptation and completion of social production company projects. During 2012 and 2013, U.S.$1.2 billion and U.S.$975.3 million, respectively, were invested in the iron-steel industry, and U.S.$991.9 million and U.S.$227.1 million, respectively, were invested in the aluminum industry. No money was invested in the iron-steel and aluminum industries in 2014. In 2015, U.S.$72.6 million was allocated to the iron-steel industry and no money was allocated to the aluminum industry. No figures are available for the year 2016.

CVG Ferrominera del Orinoco (“CVG FMO”) has various projects in progress, which are currently delayed due to outstanding disagreements with counterparties relating to valuation, payments and other administrative matters. These projects include: (i) the construction of a second line in the pellet plant (Planta de Pellas de Ferrominera); (ii) the construction of a plant for processing friable quartzite; and (iii) the extension of the dispatch capacity of Palua Wharf, which was completed on January 30, 2017. To date, CVG supports twenty companies that develop the industrial sectors of aluminum, iron and steel services in the region.

In March 2017, Tubrica, one of South America’s largest pipe producers, invested in the expansion of its polyolefin and PVC pipe production in the Venezuelan cities of Barquisimeto, Valencia and Maracaibo. This investment is expected to result in a total of ten lines and two single extruders being produced in Venezuela by the end of 2017.

The following tables set out the production and exports of CVG’s aluminum, iron and gold companies for the periods indicated:

	Year Ended December 31,
Production	2012(1)	2013(1)	2014(1)	2015(1)	2016
	(in thousands of metric tons, except as noted)
Iron	17,212	10,883	11,008	11,463	7,774
Bauxite	2,286	2,351	2,228	855	347
Alumina	807	579	660	453	314
Aluminum	217	170	163	121	144
Gold (in kilograms)	1,981.5	1,674.8	1,099	627.12	684.9

(1)	Certain figures as of and for the years ended December 31, 2012, 2013, 2014 and 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.

Sources: Ministry of Economy and Finance and the Ministry of Mining.

	Year Ended December 31,
Exports	2012(1)	2013(1)	2014(1)	2015	2016
	(in millions of U.S dollars)
Iron Ore	452.0	194.0	212.9	103.1	82.2
Bauxite	4.3	0.0	0.0	0.0	0.0
Alumina	93.0	138.7	103.0	45.4	2.8
Aluminum	144	35.0	72.7	28.1	117.2
Total	693.3	522.8	388.6	176.6	202.2

(1)	Certain figures as of and for the years ended December 31, 2012, 2013 and 2014 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.

Sources: Ministry of Mining.

Manufacturing

After the petroleum and natural gas sector, the second most important sector of the Venezuelan economy is manufacturing. The manufacturing sector consists of two sub-sectors, production for the domestic market in connection with the National Executive’s plan to encourage domestic industry and import substitution and production for export.

In 2012, the manufacturing sector grew by 1.8% in real terms and comprised 13.9% of GDP. The growth in the manufacturing sector in 2012 was due to the continued increase of domestic demand. However, in 2013 the industry decreased 0.3% in real terms and comprised 13.7% of GDP. The contraction in the manufacturing sector was primarily due to the public manufacturing sector, which decreased 9.8% between 2012 and 2013. In 2014, the manufacturing sector decreased 9.2% in real terms and comprised 13.4% of GDP. The contraction in the manufacturing sector was primarily due to lower aggregate demand, restricted access to foreign exchange for imports of intermediate goods and lower levels of investment. As of December 31, 2015, the manufacturing sector decreased by 6.8% in real terms and comprised 13.1% of GDP. This contraction was primarily due to lower aggregate demand, restricted access to foreign exchange for imports of intermediate goods and lower levels of investment. Preliminary figures for the year 2016 are not available.

The National Executive’s general policy with respect to the manufacturing sector emphasizes:

•	increasing efficiency and productivity by regular inspection of medium-sized manufacturing factories;

•	simplifying production, importation and market procedures of the food and automotive industry;

•	reforming the income tax laws applicable to the manufacturing sector to provide tax deductions and/or credits for expenditures made by manufacturers;

•	prioritization of agricultural goods to be financed;

•	establishing a credit quota of 10.0% for the overall lending portfolio of each bank for the manufacturing sector with a preferential interest rate of 18.0% and a preferential rate of 16.2% in the manufacturing sector of small and medium industries;

•	providing technological and financial assistance to small and medium-sized manufacturers;

•	proving support to medium-sized manufacturing factories by fostering demand for their products through the creation of workshops with large conglomerates, such as CVG and PDVSA, with the goal of fostering contracts between the sectors;

•	promoting production linkages between the private and public sector in order to replace certain imports of raw materials;

•	assisting medium-sized manufacturers with access to foreign currency required for the purchase of raw materials and supplies; and

•	supporting small and medium-sized business through the reformation of the income tax laws applicable to the manufacturing sector and the promotion of such businesses’ exports.

These policies bolster the manufacturing sector’s contribution to GDP.

Since November 2014, one new commission and two corporations have been created to promote the development of the manufacturing industry:

The Sovereign Commission for the Commercialization of the Products of the Essential State Industries (Comisión Soberana para la Comercialización de los Productos de las Empresas Básicas del Estado) was formed in 2014 (Decree No. 1,494, published in the Official Gazette No. 40,551, dated November 28, 2014). The role of this Commission is to market products within the iron-steel and aluminum sectors, and setting benchmark prices for those products.

The Steel Corporation of Venezuela (Corporación Siderúrgica de Venezuela) was created in March 2015. The Corporation’s purpose is to develop and implement the Management Plan for the Steel Sector (Plan para la Ordenación del Sector Siderúrgico), within the parameters of the Plan of the Nation, to strengthen the iron and steel industry’s upstream (extraction of raw materials) and downstream (processing the finished product for consumers) capabilities.

In April 2015, the National Aluminum Corporation (Corporación Nacional del Aluminio, S.A.) was created. The Corporation’s purpose is to increase the efficiency and production of all aluminum companies’ upstream (extraction of raw materials) and downstream (processing the finished product for consumers) capabilities by managing and coordinating such companies’ production of aluminum products. The Corporation is empowered to take over all or partial functions of aluminum companies to increase the efficiency and production of such companies.

In May 2017, Banco Central issued Resolution No. 17-05-02 (published in the Official Gazette No. 41,158, dated May 25, 2017), which established that universal banks and commercial banks that are in a restructuring process before the Superintendency of Banks and Other Financial Institutions (Superintendencia de Bancos y Otras Instituciones Financieras or “SUDEBAN”) cannot charge an annual interest rate higher than 18%, with respect to credit transactions in the manufacturing sector, and 90%, with respect to credit transactions with small- and medium-sized enterprises, indirect social property companies or joint ventures that work in the manufacturing sector.

Agriculture and Livestock

Venezuela’s principal agricultural and livestock products are coffee, cocoa, sugar cane, rice, corn, plantains, pork, eggs and milk.

In 2012, the agricultural sector grew by 2.0% as compared to 2011 and comprised 4.3% of GDP. This expansion in the agricultural sector in 2012 was primarily due to better climate conditions, among other factors. In 2013, the agricultural sector grew by 10.6% as compared to 2012. In 2014, the agricultural sector grew by 0.1% as compared to 2013. Growth in the agricultural sector in 2014 was negatively impacted by the shortage of intermediate goods and raw materials, machinery, obsolescence of current equipment, and adverse climate conditions, among other factors. In 2015, the agricultural sector contracted by 7.1% as compared to 2014. This contraction in the agricultural sector in 2015 was primarily due to climactic effects in the dry season, affecting the grain agricultural subsector. . In 2016, the agricultural sector grew by 1.14% as compared to 2015. This expansion in the agricultural sector in 2016 was primarily due to the recovery of certain agricultural subsectors such as cocoa and coffee as well as a change in the consumption pattern of Venezuelans, caused by climate conditions unfavorable to the grain subsector, which increased the demand for subsectors such as roots, tubers and vegetables.

The following tables set out the exports and imports of the agricultural sector for the periods indicated:

	Year Ended December 31,
Exports	2012(1) (2)	2013(1) (2)	2014(1) (2)	2015(2)	2016
	(metric tons)
Coffee	0	0	0	0	0
Cocoa(3)	10,843	9,749	6,301	9,627	5,110
Sugar Cane	0	0	0	0	0
Rice	0	0	0	0	0
Corn	81	67	26	0	0

0: Data under 1 metric ton.

(1)	Preliminary figures.
(2)	Certain figures as of and for the years ended December 31, 2012, 2013, 2014 and 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.
(3)	Includes cocoa and other food preparations containing cocoa.

Source: Banco Central and the Ministry of Productive Agriculture and Land

	Year Ended December 31,
Imports	2012(1)	2013(1)	2014(1)	2015(2)	2016
	(metric tons)
Coffee	48,183	26,377	14,758	32,641	2,989
Cocoa(3)	51,444	30,962	25,261	0	0
Sugar cane	13	991	5	0	0
Rice	348,859	676,450	488,189	230,666	305,684
Corn	2,273,722	2,437,149	2,571,407	1,175,440	808,016

0: Data under 1 metric ton.

(1)	Preliminary figures.
(2)	Certain figures as of and for the year ended December 31, 2015 have been updated from those published in Venezuela’s previous Annual Report in order to reflect more current information.
(3)	Includes cocoa and other food preparations containing cocoa.

Source: Banco Central and MPPAPT.

Lands and Agricultural Development Law-Decree

In November 2001, a new decree was issued targeting land reform. This new Lands and Agricultural Development Law-Decree replaced the Law of Agrarian Reform promulgated in 1960. This decree was intended to reallocate arable lands in Venezuela according to a Government plan. Under this law, a government agency, the National Lands Institute classifies rural land according to its best use, such as agriculture, cattle-raising or forestry. In addition, certain unused, uncultivated or idle rural lands are also subject to tax or expropriation and redistribution. In most cases, this redistribution of land would not be an outright grant to the recipient, but rather grants a right to work the land in a productive manner. Two additional agencies, the National Institute of Rural Development and the Venezuelan Agrarian Corporation, oversee the implementation and operation of the land reform system.

In July 2002, President Chávez passed a decree that relates to land reform in Venezuela in connection with the National Executive’s plan to reallocate arable lands according to their most productive use. Under the decree, the Republic may expropriate idle or uncultivated lands that do not comply with a minimum requirement of productivity upon the payment of due compensation to owners.

As of May 2014, the National Lands Institute, following the legal process, had recovered nationally 3,739,509 hectares of land that was owned either by the state, declared unproductive or illegally occupied, and distributed land to poor farmers through agricultural cooperatives and other socio-productive entities in order to improve participation in agricultural production and alternatives to expand the production of major agricultural commodities.

In January 2011, President Chávez used his legislative authority to issue the Law of Attention to the Agricultural Sector (Ley de Atención al Sector Agrícola). The objective of the law is to support producers, farmers and fishermen who were affected by the natural disasters that occurred during the last calendar quarter of 2010. The law stipulates the restructuring or forgiveness of debts accrued by the rural producers that were affected by record-setting rainstorms.

In connection with the Law of Attention to the Agricultural Sector, President Chávez announced in December 2011 a new social initiative known as the Great Mission Agro-Venezuela. The main goals of this initiative were: (1) to increase production of traditional crops; (2) to increase the amount of agricultural land that is cultivated; and (3) to promote and stimulate urban agriculture. The program included a national agricultural census to better understand the situation of the producers in the country and to implement a more effective agricultural policy.

The Agricultural Bank was created in July 2012 to provide credit facilities that contain special funding conditions to small and medium-sized farms. In 2015, for example, the Agricultural Bank distributed 700 sheep to small farmers under one such credit facility. In 2016, the Agricultural Bank granted 3,418 credits nationwide, financing several strategic items in the agricultural sector that are important for the fulfillment of the goals of the Plan of Sowing 2016 and of the Great Mission of Sovereign Supply. Among the funds delivered, the order of importance for the agricultural sector are as follows: first, 3,284 credits awarded to the plant sector, which led to a cultivated area covering 94,336 hectares; second, 37 credits awarded to the agroindustrial sector; third, 95 credits awarded to the livestock sector; and fourth, 2 credits awarded to the fishing and aquaculture sector.

The Ezequiel Zamora Fund (Ley del Fondo Ezequiel Zamora para el Fortalecimiento y Financiamento de la Gran Misión Agro-Venezuela) was created in February 2012 to promote agricultural development and support programs set forth in the Great Mission Agro-Venezuela.

On August 7, 2013, President Maduro ordered the exemption of income tax for operating activities for primary agricultural activities. As an incentive to production, subsidies were granted to producers of various agricultural products.

In 2014, the Law of the Great Mission Agro-Venezuela (Ley de la Gran Misión AgroVenezuela) was enacted, which is intended to promote production, preservation, commercialization, provision, supervision and monitoring of the entire social and economic productive chain. According to this law, the Mission will focus on six areas: (1) family and school agriculture; (2) permanent registration; (3) formation and organization; (4) productive innovation projects; (5) technological development; and (6) marketing and supply.

Decree No. 1,405 established the Integrated National Agrifood System (Sistema Nacional Integral Agroalimentario) (published in the Extraordinary Official Gazette No. 6,150, dated November 18, 2014), which, among other things, established and regulated an integrated national agrifood system that monitors the dispatch, traffic, transportation and receipt of food products and raw materials within Venezuela.

Additionally, pursuant to the Plan of the Nation, the execution of the Great Mission Agro-Venezuela and the Ezequiel Zamora Productive Plan 2014 (Plan Productivo Ezequiel Zamora 2014), the National Executive aims to: (i) provide producers in the agricultural sector access to favorable financing terms; (ii) develop and maintain the agricultural sector’s infrastructure, including machinery, and the distribution of fertilizers, seeds and agrochemicals; (iii) consolidate parcels of land into large agricultural estates; and (v) invest in science and technology research focused on the agricultural sector.

The following land and agricultural legal decrees and efforts were initiated in 2016: (1) in January 2016, President Maduro launched a 100-day urban agriculture scheme designed to promote farming in urban and semi-urban environments; (ii) on March 28, 2016, Decree No. 2,287 (published in the Official Gazette No. 40,873, dated March 28, 2016) exempted income made from agricultural production and livestock from income taxation for resident natural persons, legal persons and entities without legal personality; and (iii) on April 1, 2016, Decree No. 2,292 (published in the Extraordinary Official Gazette No. 6,222, dated April 1, 2016) provided for a simplification of procedures and processes related to the export of non-traditional goods.

Allocation of Food to General Population

In 2003, the Central Government created the Nutrition Mission to promote the equal distribution of quality and low cost food by overseeing the wholesale and retail sale of food products.

In 2014, the Integrated National Agrifood System was created by Decree No. 1,405. National Agrifood Management Superintendency (Superintendencia Nacional de Gestión Agroalimentaria or “SUNAGRO”),which oversees aspects of food production and distribution, also implements the Integrated National Agrifood System and is responsible for tracking, monitoring and evaluating the distribution, traffic, transportation and receipt of food products and their raw materials within Venezuela. All this is in order to ensure the timely and permanent supply of food to the population, developing a series of administrative procedures that diminish the effects of the speculative actions and ensuring the fair and equitable distribution of food. In 2016, the public distribution networks achieved the delivery of 1,281,539 metric tons of food in the basic basket. The Nutrition Mission has continued the efforts to improve the access to food for the Venezuelan population by supervising wholesale and retail sales of food products.

The Nutrition Mission has continued its efforts to improve food access for the Venezuelan population by overseeing the wholesale and retail sale of food products.

In addition, numerous Food Houses have completed their initial social mission and have become centers for production, distribution, training and food consumption with self-management capacity. The Republic has also remained committed to the distribution of food at affordable prices. Historically, consumers who were members of the Mercal network saved an average of 30% on subsidized products. Mercal worker programs were also established to ensure the availability of basic food staples for the Republic’s organized workers.

During 2016, the National Executive continued its efforts to improve food access for the Venezuelan population and has distributed food to low-income populations in response to recent food shortages as part of its Nutrition Mission. In 2016, the National Executive deployed CLAPs as part of a direct distribution model designed to improve access to food and other necessities and prevent smuggling. Also in 2016, the Central Government launched the Great Mission of Sovereign Supply which created a national command, consisting of representatives of the National Executive, including the President of the Republic, and headed by the Minister of Defense, with the authority to oversee and coordinate food production and distribution. The Mission aims to use the operational capacity of the Venezuelan military to improve the production and distribution of food, medicine and other essential goods.

During 2016, the CLAPs served 1,945,441 Venezuelan families. The goal for the first quarter of 2017 was to reach 6 million households, which was accomplished. In March 2017 the following actions were taken to attempt to combat food shortages: (i) President Maduro ordered bakeries to allocate 90% of their flour to bread production, rather than to the production of other bakery products and (ii) the Ministry of Food entered into an agreement with, Silos Mantenimiento y Almacenamiento de Cereales (Silmaca) Company, Alimentación Nacional de Cereales Harina C.A. Company and Free Ways Industry to promote the production and availability of corn flour and strengthens flour transport through CLAPs.

Disputes

On July 25, 2016, Agroinsumos Ibero-Americanos, S.L. initiated an ICSID arbitration against the Republic claiming that the Republic violated a BIT with Spain when it appropriated the company’s investments in two agriculture joint-ventures. The tribunal was constituted on December 22, 2016. On February 28, 2017, the tribunal issued the first procedural order containing the deadlines for the submission of briefs by the parties. According to this timetable, the claimants submitted their memorial on July 17, 2017. The Republic was required to submit its counter-memorial on December 14, 2017. The matter remains pending.

Electricity

The electricity sector in Venezuela is made up of a single state-owned corporation, Corporación Eléctrica Nacional S.A. (CORPOELEC) which is in charge of generation, transmission, distribution and commercialization of electric power serving 6,413,348 subscribers as of December 31, 2016. On January 12, 2012, the following companies were merged into CORPOELEC: Electrificación del Caroní, C.A. (EDELCA), Compañía de Administración y Fomento Eléctrico (CADAFE), Energía Eléctrica de Venezuela (ENELVEN), C.A. Energía Eléctrica de Barquisimeto (ENELBAR), C.A. La Electricidad de Caracas (EDC), Empresa Nacional de Generación C.A. (ENAGER), Energía Eléctrica de la Costa Oriental del Lago C.A. (ENELCO), and Sistema Eléctrico del Estado Nueva Esparta (SENECA).

Due to a drought that began in October 2009 and its effect on Venezuela’s hydroelectric-based energy grid, in February 2010 the National Executive announced that the country was facing an energy emergency. The drought severely depleted water reserves at the Guri hydroelectric dam, Venezuela’s most important hydroelectric energy plant, which, at the time, produced two-thirds of the country’s electricity. Through the Ministry of Electricity, the National Executive took preemptive measures in the fall of 2009 to decrease reliance upon hydroelectric energy and to increase thermoelectric capacity within the power grid. On February 8, 2010, pursuant to Decree No. 7,228 (published in the Official Gazette No. 39,363 dated February 8, 2010), President Chávez announced rolling blackouts and a mandatory energy cut in order to ease pressure on the Guri dam. Some businesses were permitted to operate only during certain hours, while others operated on a four-day workweek schedule in order to meet the conservation requirement.

In December 2011, the Rational and Efficient Use of Energy Law (Ley de Uso Racional y Eficiente de la Energía) was enacted. The law requires citizens and entities to make rational and efficient use of their electricity in order to preserve the national electric system. The law gave the MPPEE the authority to manage the rational and efficient use of energy and to review and evaluate the Rational and Efficient Use of Energy Plan as established under this law.

Between April 2013 and April 2014, the National Executive assumed the management of the company until a seven-member board of directors of CORPOELEC was established, which is chaired by the Minister of Electricity. On July 31, 2015, by Decree No. 1,914 (published in the Official Gazette No. 40,713 dated July 31, 2015), Luis Alfredo Motta Domínguez was appointed as President of CORPOELEC. On August 19, 2015, Luis Alfredo Motta Domínguez was appointed as Minister of Electric Energy. On August 26, 2015, a new board of directors was established. Subsequently, by Decree No. 2,714 (published in the Official Gazette No. 41,088, dated February 3, 2017); the National Executive ratified Luis Alfredo Motta Domínguez as president of CORPOELEC and appointed principals and alternates of the board of directors for the period of 2017 through 2019.

In 2013, in order to strengthen the national electricity system, the National Executive adopted a 100-Day Plan (Plan de los 100 días) in order to achieve improvements between the electricity generation and the electricity demand of 2,000 MW. This goal was successfully reached in 100 days. Subsequently, on September 18, 2013, the Electric Mission Venezuela (Misión Eléctrica Venezuela) was created to promote the security and defense of the national electricity system and productive development of the country. This Mission seeks to strengthen the Electricity Sector, encourage the use of renewable energy, implement actions for demand management and the rational and efficient use of electricity, among other guidelines. The main objective of the Mission is to defend and transform the electrical service in order to improve quality of life.

Modernization of the electricity sector has been difficult because of insufficiency of transmission, inefficiencies in plant and equipment and lack of investment funds. Blackouts affecting significant areas of the country continue to occur, including a blackout in September 2013 for several hours in a large part of the country.

Between the last quarter of 2015 and the first quarter of 2016, Venezuela experienced a severe drought due to the effects of El Niño, the climate cycle that impacts global weather patterns, which resulted in rapid decline in reservoir levels, including those intended for hydroelectric generation. As a result, the drought limited electric power generation, triggering an electricity crisis. President Maduro took steps aimed at maximizing the existing thermoelectric generation and improving energy savings, which included the adoption of a load-management plan restricting electricity usage, a realignment of the country’s time zone to take advantage of longer daylight hours, and a shortened work schedule for public sector employees. Improving weather conditions and increased rainfall allowed the progressive lifting of these measures, including the load-management plan, which was effective until July 4, 2016.

The Central Government has invested U.S.$7.8 billion in the electric power sector since January 1, 2014. CORPOLEC investments in the electricity sector in 2016 totaled U.S.$1.1 billion.

As of December 31, 2012, the total capacity of the existing grid was 27,960 MW, an 8.8% increase as compared to 2011. The gross electricity generated for the year 2012 totaled 127,609 GWh, a 4% increase as compared to 2010. The electricity was produced using the following sources: 64.0% hydro power, 16.0% gas, 13.0% gasoil and 7.0% fuel oil. As of December 31, 2013, the total capacity of the existing grid was 30,167 MW, a 7.9% increase as compared to 2012. The electricity generation for the year 2013 totaled 132,205 GWh, a 3.3% increase as compared to 2012. This electricity was produced using the following sources: 61.7% hydro power, 15.6% gas, 17.8% gasoil, and 4.9% fuel oil. As of December 31, 2014, the total capacity of the existing grid was 30,405 MW, a 0.8% increase as compared to 2013. The gross electricity generated for the year 2014 totaled 130,755 GWh, a 1.2% decrease as compared to 2013. This electricity was produced using the following sources: 61.5% hydro power, 16.8% gas, 17.6% gasoil, and 4.0% fuel oil, 0.1% biomass and 0.1% wind power. As of December 31, 2015, the total capacity of the existing grid was 31,192.9 MW. The gross electricity generated for the year 2015 totaled 125,887.2 GWh. This electricity was produced using the following sources: 59.37% hydroelectric energy, 21.99% gas, 16.49% gasoil, 2.04% fuel oil, 0.05% biomass and 0.06% wind energy. As of December 31, 2016, the total capacity of the existing grid was 32,005 MW, a 2.6% increase as compared to 2015. The gross electricity generated for the year 2016 totaled 116,116.59 GWh. This electricity was produced using the following sources: 54.2% hydroelectric energy, 45.7% thermal energy and 0.1% wind energy.

In 2013, CORPOELEC invested U.S.$1.7 billion, primarily in power generation activities which represented 74.9% (U.S.$1.2 billion) of the investment for 2013. The remaining amount was spent as follows: 8.8% on power transmission lines (U.S.$0.2 billion), 4.9% on distribution (U.S.$0.1 billion), and 11.4% on other related activities (U.S.$0.2 billion). Approximately 3,869 MW were added to the national grid during 2013. In 2014, CORPOELEC invested U.S.$4.1 billion, primarily in power generation activities which represented 68.0% (U.S.$2.8 billion) of the investment for 2014. The remaining amount was spent as follows: 15.0% on power transmission lines (U.S.$0.6 billion), 12.0% on distribution (U.S.$0.5 billion), and 5.0% on other related activities (U.S.$0.2 billion). Approximately 278 MW were added to the national grid during 2014. In 2015, CORPOELEC invested U.S.$2.6 billion, primarily in power generation activities which represented 61.4% (U.S.$1.6 billion) of the investment for 2015. The remaining amount was spent as follows: 27.8% on power transmission lines (U.S.$0.8 billion), 6.90% on distribution (U.S.$0.2 billion), and 3.9% on other related activities (U.S.$0.1 billion). Approximately 707 MW were added to the national grid during 2015 through the addition of two hydroelectric plants and one thermoelectric plant. In 2016, CORPOELEC invested U.S.$1.1 billion, primarily in power generation activities which represented 62% (U.S.$0.6 billion) of the investment for 2015. The remaining amount was spent as follows: 20% on power transmission lines (U.S.$0.2 billion), 2.0% on distribution (U.S.$0.1 billion), and 16% on other related activities (U.S.$0.2 billion). Approximately 870 MW were added to the national grid during 2016 through the addition of three thermoelectric plants.

The electric power demand in Venezuela increased by 1.8% in 2013 as compared to 2012, from 18,357 MW to 18,696 MW. The consumption control in critical areas, as part of the National Executive’s plan to manage the electricity deficit, saved 1,924 MW of energy. In 2013, 243 kilometers of electric lines were incorporated into the main transmission network and 933 MVA was incorporated into the transformation system. The electric power demand in Venezuela decreased by 0.8% in 2014 as compared to 2013, from 18,696 MW to 18,546 MW due to energy savings and efficiency policies implemented by the National Executive through the MPPEE. The electric power demand in Venezuela decreased by 2.25% in 2015 as compared to 2014, from 18,546 MW to 18,129 MW due to the energetic savings and efficient energy use policies implemented by the National Executive through the MPPEE. In addition, 607 MW of generation capacity was added to the grid in 2015 through the commissioning of two thermoelectric plants and one hydroelectric plant. The electric power demand in Venezuela in 2016 was 16,967 MW (a decrease of 6.41% compared to 2015). In 2016, 423 MVA were incorporated into the transformation system.

In October 2016, President Maduro created the vice president of public works and services of the MPPEE (Decree No. 2,468, published in the Official Gazette No. 41,002, dated October 4, 2016).

Telecommunications

CONATEL is the governmental agency responsible for the regulation of the telecommunications market. CONATEL’s main goals are to broaden the general public’s access to telecommunications services regardless of the geographic location of the governmental agency, and develop education and health services through telecommunications services. To achieve this goal, CONATEL created a Universal Service Fund dedicated to providing service in areas without access to telecommunications services. Since 2005, CONATEL has launched several projects financed through the Universal Service Fund with the participation of Venezuelan telecom operators. In 2016, CONATEL allocated Bs.533.21 million to infrastructure projects.

The Organic Telecommunications Law (LOTEL) was amended in February 2011, published in the Official Gazette No. 39,610, dated February 7, 2011. Pursuant to the amended LOTEL, telecommunication networks are treated as a “public interest service.” Under the law, the maximum duration of licenses for the use and operation of radio spectrums is 15 years.

The reform kept existing restrictions related to the transfer of telecommunication licenses and incorporated some existing rules related to the sale or transfer of ownership of companies holding broadcast licenses.

In 2012, CONATEL worked on the establishment of the Presidential Commission for Digital Terrestrial Television (“PCDTT”) as an advisory body for the implementation of digital terrestrial television. The PCDTT was created by Decree No. 8,919 (published in the Official Gazette No. 39,904 dated April 17, 2012), as part of CONATEL’s effort to develop the regulatory framework in this area.

On February 19, 2013, the Government adopted the Japanese Standard on Digital TV Identified as ISDB-T (Integrated Services Digital Broadcasting-Terrestrial), with those technological innovations developed by Brazil and identified as ISDB-T International, ISDB-Tb or SBTVD, short for Sistema Brasileiro de Televisão Digital.

The objectives of Digital Television Broadcasting include promoting knowledge and training; fostering peaceful cooperation between nations, promoting and consolidating Latin American integration; encouraging scientific and technological research and content generation to contribute to the democratization of information; optimizing the use of radio spectrum; and improving the quality of audio and video services.

The Technical Standards on Domestic Audio-Visual Production Services and other Audio-Visual Production Services were published in the Administrative Order No. 027 on May 20, 2014. The objective of these standards is to regulate and promote a socially responsible environment within the audiovisual industry by balancing the rights and interests of radio and television providers and users in their practice of message transmission and reception. In addition, Administrative Order No. 028 of March 2014 established the Conditions for Providing Domestic Audio-Visual Production Services. The objective of this order is to develop the regulations to apply the principles of the Organic Telecommunications Law.

In January 2016, the National Telecommunications Commission modified the National Allocation Table Frequency Bands (CUNABAF), pursuant to Administrative Order No. 012, dated January 20, 2016. CUNABAF was established in order to (1) allocate radio spectrum frequencies in accordance with the Telecommunications Act and the standards set forth by the International Telecommunications Union during the past World Radiocommunication Conference; and (2) determine the portions of radio spectrum that may be assigned as private concessions or reserved for government use. Also, in July 2016, CONATEL incorporated the following Mercosur resolutions into the legal system: (i) No. 70/97 which regulates trunk services and Mercosur common band; (ii) No. 30/98 which establishes the provisions regarding the maritime mobile service in the VHF band; (iii) No. 60/01 that is the Manual of Procedures for Coordination of Frequencies between Earth and Ground Stations; (iv) No. 15/00 which sets the procedures to be considered in requests for coordination between administrations with respect to broadcasting services; (v) No. 06/95 that sets the agreement on the allocation and use of television and its stations and (vi) No. 06/02 which is the agreement on frequencies for the use of itinerant stations (The Extraordinary Official Gazette No. 6.245, dated July 28, 2016).

Telecommunications Market

According to Banco Central, in 2012, the telecommunications sector grew 7.0% compared to 2011. In 2012, mobile service grew by 6.2% due to an increase in the number of subscribers. In 2012, the local fixed telephone service increased by 4.3%. In 2012, internet services and subscription television increased 12.3% and 21.6%, respectively. In 2013, mobile service grew by 1.1% due to an increase in the number of subscribers. In 2013, the local fixed telephone service increased by 1.6%, and internet services and subscription television decreased 1.9% and 24.1%, respectively. In 2014, mobile service decreased by 0.5% due to a decrease in the number of subscribers. In 2014, the local fixed telephone service increased by 0.5%, and internet services and subscription television increased 2.1% and 11.8%, respectively. In 2015, mobile service decreased by 4.3% due to a decrease in the number of subscribers. In 2015, the local fixed telephone service decreased by 0.4%, and internet services and subscription television increased by 7.7% and 10.5%, respectively. In 2016, mobile service shrank by 5.13% due to a decrease in subscribers. The local fixed telephone service also decreased by 1.54%. In 2016, internet services increased by 0.65% despite a significant decrease in dedicated mobile broadband subscribers. Standard broadband mobile subscribers, however, increased by 7.29%, while television subscriptions decreased by 2.91%.

In 2016, the telecommunications sector grew or remained the same in many key metrics:

•	Total operating income generated by the main telecommunication service operators reached Bs.322 billion (U.S.$478 million), an increase of 110% year-on-year and investments in the sector totaled Bs.59 billion (U.S.$87 million), an increase of 72.4% increase year-on-year.

•	The subscription broadcast services lost 147,416 subscribers, bringing their customer base to 4.9 million total subscribers that generated Bs.39 billion (U.S.$58.5 million) in total operating income across the sector. The cable TV penetration rate for 2016 is estimated at 65 subscribers per 100 households.

•	Mobile services reached 27.6 million active lines and generated Bs.174.5 billion (U.S.$259 million) in total operating income across the sector. The mobile penetration rate for 2016 is estimated at 89 lines per 100 individuals. Although the number of mobile subscribers decreased, voice traffic and data consumption increased 4.3% and 31.1% respectively.

•	In fixed telephone services, subscribers decreased by 119,614 year-on-year with respect to 2015, with 7.6 million lines contracted, generating Bs.39.5 billion (U.S.$5.8 million) in total operating income across the sector. The penetration rate for fixed telephone services is estimated at 88.7 out of every 100 households.

•	Internet services lost 99,880 subscribers year-on-year for a total of 3.5 million subscribers, generating Bs.31.8 billion (U.S.$47.2 million) in operating income. The estimated penetration rate for internet services is 62 out of every 100 individuals.

Telesur

In 2005, Telesur, the Latin American television network sponsored and originally owned by the governments of Venezuela, Argentina, Cuba and Uruguay, began broadcasting and can now be seen in at least 30 countries. Telesur was designed to spur Latin American integration by creating a new communication paradigm that serves as an alternative to large media conglomerates. The network was funded with U.S.$10.0 million provided by the countries that jointly owned the network at the time of funding. Afterwards, in April 2006, Bolivia agreed to buy a 5% stake in Telesur and in 2007, Nicaragua and Ecuador also became shareholders of the television station. In August 2008, Paraguay signed an agreement to incorporate Paraguay in Telesur’s broadcasting. Other Latin American countries may join in the future. In 2010, Telesur signed an agreement to expand its broadcast in Europe, the Middle East and North Africa in order to reach 130 million potential viewers. As of 2016, Telesur is available in Canada, United States, Europe, North Africa, Middle East, Latin America and the Caribbean, and it is featured by more than 1,000 cable TV operators, DTH, IPTV, and OTT, through its internet website (www.telesurtv.net), and through free-to-air broadcasting television. Estimated Telesur viewers exceed 492 million. In June 2016, Argentina withdrew from the consortium of countries sponsoring the Telesur network. Currently, Telesur is jointly owned by six countries: Venezuela, Cuba, Uruguay, Bolivia, Ecuador, and Nicaragua.

THE FINANCIAL SYSTEM

Banco Central

Banco Central, which is wholly owned by the Republic, is Venezuela’s central bank and its currency-issuing bank. The Constitution adopted in 1999 granted Banco Central, for the first time in its history, constitutional authority as an independent legal entity with autonomy to exercise its delineated powers. Banco Central’s principal role is to control inflation and maintain the stability of the Bolívar. Under the Constitution, Banco Central is prohibited from underwriting, cosigning or guaranteeing any debt of the Republic. In addition, Banco Central is required to provide the National Assembly an account of its actions, goals and results achieved as well as certain periodic reports to the National Assembly which describe the current status of the macroeconomic variables of the economy. The National Assembly must approve Banco Central’s budget.

On October 3, 2001, the BCV Law became effective. The BCV Law is intended to coordinate the regulations and activities of Banco Central with the provisions of the Constitution and thus to promote economic development in a more cohesive manner.

The BCV Law was subsequently amended in May 2010 to require Banco Central to create a strategic financial and exchange system to monitor the flow of monetary and financial information in order to guarantee the proper functioning of the economy. Under the amended law, Banco Central’s regulatory authority over the Republic’s payment systems (domestic, bilateral and regional) was enhanced. The amendment also modified Banco Central’s operations with other financial institutions which, among other things, expanded the categories of assets Banco Central could receive from financial institutions as collateral or a guarantee in connection with lending operations in exceptional circumstances.

Under the BCV Law, Banco Central’s statutory functions include:

•	formulating and executing monetary policy;

•	participating in the design of exchange rate policy;

•	executing exchange rate policy;

•	regulating credit and interest rates in the financial system;

•	regulating Venezuelan currency and promoting adequate liquidity of the financial system;

•	centralizing, administering, and estimating the adequate level of the Republic’s international monetary reserves;

•	participating in and regulating operations in the foreign exchange market;

•	overseeing the performance of the Republic’s payments system and establishing its operating regulations;

•	advising other public authorities within their jurisdiction;

•	participating in, regulating and executing operations in the gold market;

•	collecting, producing and publishing the Republic’s main economic statistics;

•	overseeing the Republic’s rights and obligations in the IMF in accordance with relevant agreements and laws;

•	promoting solidarity, civic participation and social responsibility for the purpose of contributing to the socio-economic development of the population;

•	issuing, on an exclusive basis, Venezuelan currency;

•	performing other operations and services of the type commonly provided by central banks, in accordance with the law;

•	providing assistance to the political branches; and

•	promoting actions that foster solidarity, citizen participation and social responsibility, with the goal of contributing to the development of the population and to its socio-economical education.

In the first quarter of 2014, Banco Central took measures to decrease the supply of Bolívares in the financial system by: (1) increasing the monetary reserve requirement by one percentage point; (2) increasing the interest rate for liquidity-absorbing operations with commercial banks by 2.5% for maturities of at least 360 days; (3) increasing the maximum level allowed for liquidity-absorbing operations to Bs.140 billion from Bs.100 billion; and (4) issuing a new investment instrument, “Direct BCV,” aimed at individuals and savings banks, with a fixed interest rate and issued at par value, to encourage domestic saving and as an additional liquidity-absorbing mechanism.

On November 2014, President Maduro passed the Partial Reform of the BCV Law (Ley de Reforma Parcial de la Ley del Banco Central de Venezuela). This law restructured and consolidated the country’s international reserves by expanding the allowable international assets to include other foreign currencies, precious metals and stones. The law also altered the calculation of Banco Central’s transfers to FONDEN. Instead of calculating the surplus using the optimal level of gross international reserves, Banco Central will now use the optimal level of operational or liquid international reserves as the basis to calculate any surplus.

On December 31, 2015, President Maduro passed the Organic Law of Reform of the Law of the Central Bank of Venezuela (Ley Orgánica de Reforma de la Ley del Banco Central de Venezuela). This law: (1) gives the President the power to appoint the president of Banco Central; (2) eliminates the requirement that the National Assembly approve appointments and removals of directors of Banco Central; and (3) gives Banco Central the authority to regulate the import, export or other trade in Venezuelan and foreign currency.

FONDEN

FONDEN is a national development fund financed by Banco Central and PDVSA through contributions of excess reserves and cash flow, respectively. FONDEN was created to finance and manage special investments in social welfare, education, public health and liability management projects and operations and other strategic purposes in order to promote the economic and social development of the country. Banco Central is also required to determine the optimum level of operational or liquid international reserves, contribute the excess to FONDEN and inform the National Assembly on an annual basis. Banco Central carries its contributions to FONDEN as an asset on its balance sheet. Under the 2005 amendment to the BCV Law, Banco Central was also required to make a one-time special contribution of U.S.$6.0 billion to FONDEN from the Republic’s foreign currency reserves.

In 2012, Banco Central contributed U.S.$4.0 billion and PDVSA made contributions of U.S.$9.3 billion and Bs.28.4 billion to FONDEN. In 2013, Banco Central contributed U.S.$1.8 billion and PDVSA contributed U.S.$5.2 billion and Bs.43.9 billion to FONDEN in the form of special contributions. In 2014, Banco Central contributed U.S.$1.8 billion and PDVSA made contributions of U.S.$5.4 billion and Bs.38.7 billion to FONDEN. In 2015, Banco Central did not make a contribution to FONDEN, while PDVSA contributed U.S.$671 million and Bs.13.9 million in the form of special contributions. In 2016, Banco Central did not make a contribution to FONDEN, while PDVSA contributed U.S.$45 million and Bs.317.6 million in the form of special contributions and other funds.

Amounts deposited in FONDEN have been or are being used for major infrastructure projects such as bridges, highways, intra-city trolleys, subway lines, railroads, electricity generation, rural irrigation systems, hospitals, educational facilities, as well as for the purchase of Brady bonds as part of a liability management program put in place in 2006 and since completed.

As of December 31, 2016, FONDEN had allocated U.S.$253.2 billion to the various projects it finances, including (i) U.S.$35.7 billion allocated to mining and petroleum projects; (ii) U.S.$3.3 billion allocated to environmental projects; (iii) U.S.$12.6 billion allocated to agriculture projects; (iv) U.S.$12.2 billion allocated to housing projects; and (v) U.S.$3.1 billion allocated to science and technology projects. FONDEN keeps its resources in financial trusts (local and foreign currency investments) at the Treasury Bank, where funds are disbursed in accordance with projected execution levels.

Monetary Policy

Historically, Banco Central has conducted an active monetary policy that has supported the National Executive’s economic adjustment plans. Banco Central utilized open-market operations with respect to its own instruments issued initially through the Caracas Stock Exchange and later by means of an auction mechanism. Between 2004 and 2010, Banco Central continued to conduct open-market operations. However, since 2007, the level of those operations has decreased in favor of a more active use of official reserve requirements by Banco Central.

In 2009, the banking sector experienced a crisis leading to the closure of 14 banks and the buyout of five financial institutions by the Central Government. Consequently, the economy experienced a decrease in credit lending. In order to offset the decrease in credit lending and avoid a reduction in bank liquidity, Banco Central increased the maximum daily trading volume of certificates of deposit. In addition there was a reduction in the reserve requirements for financial institutions. As a result, the crisis was successfully averted. Banco Central decided to keep the regulations in order to boost credit intermediation.

The table below sets forth the changes in monetary aggregates for the periods indicated:

At the end of year	M2—in billions of nominal Bolívares	In millions of Dec. 2007 Constant Bolívares	M1—in billions of nominal Bolívares	In millions of Dec. 2007 Constant Bolívares	Monetary base—In billions of nominal Bolívares	In millions of Dec. 2007 Constant Bolívares
2012	719,047.5	218,754.9	701,918.5	213,543.8	268,355.7	81,641.5
2013	1,220,136.6	243,152.0	1,199,721.7	239,083.6	444,894.3	88,659.7
2014	2,001,240.6	242,163.7	1,952,747.6	236,295.7	757,994.1	91,722.4
2015	4,015,682.0	170,307.6	3,932,145.0	166,765.7	1,600,945.4	67,897.1
2016	10,407,218.4	117,903.4	10,276,494.3	116,422.5	5,379,462.2	60,944.0

Source: Banco Central.

As of December 31, 2016, the M2 monetary aggregate increased by Bs.6.4 billion (U.S.$639.2 million), representing an increase of 159.2% from December 31, 2015.

For information concerning the exchange control regime of the Republic, see “The Venezuelan Economy—Economic Policy and Legislation—Exchange Control Regime.”

The following table sets out the Republic’s interest rates, by quarter, for the periods indicated:

Interest Rates

Year and Quarter		Short-Term (Commercial Banks)(1)	90-Day Certificate of Deposit Rate(2)	Banco Central Discount Rate	Inflation Rate(3)
		(in % per annum)
	2012
First Quarter		16.28	14.50	29.50	14.93
Second Quarter		16.48	14.50	29.50	16.17
Third Quarter		16.74	14.50	29.50	15.70
Fourth Quarter		16.14	14.50	29.50	34.54
	2013
First Quarter		15.73	14.50	29.50	35.56
Second Quarter		15.60	14.50	29.50	80.06
Third Quarter		15.88	14.50	29.50	51.61
Fourth Quarter		15.55	14.50	29.50	60.84

Year and Quarter		Short-Term (Commercial Banks)(1)	90-Day Certificate of Deposit Rate(2)	Banco Central Discount Rate	Inflation Rate(3)
		(in % per annum)
	2014
First Quarter		15.54	14.60	29.50	46.83
Second Quarter		16.51	14.52	29.50	85.28
Third Quarter		17.51	14.54	29.50	65.35
Fourth Quarter		18.79	14.69	29.50	79.38
	2015
First Quarter		18.68	14.63	29.50	101.50
Second Quarter		19.67	14.65	29.50	153.13
Third Quarter		20.58	14.78	29.50	272.01
Fourth Quarter		20.94	14.99	29.50	227.99
	2016
First Quarter		20.56	14.81	29.50	197.31
Second Quarter		21.30	14.86	29.50	580.90
Third Quarter		21.68	14.81	29.50	162.20
Fourth Quarter		21.88	14.88	29.50	270.00

(1)	Corresponds to the average of promissory notes, loans and discounts. Loans include interest rates for mortgage credits.
(2)	Interest rates are calculated using averages during the relevant period. The interest rate average is calculated based on the data of the six largest commercial banks of the Venezuelan financial system.
(3)	Based on the NCPI (base 2007) calculated by annualizing forward cumulative quarterly inflation rates.

Source: Banco Central.

The following table sets out total outstanding loans and long-term investments by quarter by public and private financial institutions for the periods indicated:

Year and Quarter		Commercial Bank Credit	Mortgage Bank Credit	Other(1)	Total Credit of the Financial System(2)	Percentage Change(3)
					(in thousands of Bolívares)
	2012
First Quarter		98,031,198	38,522,822	115,725,158	299,286,728	53.05
Second Quarter		100,795,301	41,003,345	128,922,619	336,176,564	53.12
Third Quarter		106,931,225	43,344,681	137,645,394	366,798,796	51.29
Fourth Quarter		113,322,702	47,671,647	150,836,347	410,343,107	48.78
	2013
First Quarter		171,606,797	50,229,677	157,791,204	433,828,783	44.95
Second Quarter		175,877,127	53,245,626	181,505,056	494,093,517	46.97
Third Quarter		183,231,362	55,856,963	203,751,935	569,611,860	55.29
Fourth Quarter		196,834,410	59,832,457	232,249,523	665,043,074	62.07
	2014
First Quarter		262,546,687	62,097,190	403,716,257	728,360,134	67.89
Second Quarter		275,469,404	66,364,749	471,510,255	847,528,947	71.53
Third Quarter		292,845,216	70,994,539	566,535,889	990,821,375	73.95
Fourth Quarter		309,653,943	83,399,875	643,103,836	1,193,194,412	79.42
	2015
First Quarter		528,224,795	89,001,634	730,315,976	1,347,542,405	85.01
Second Quarter		703,688,739	93,483,711	878,845,866	1,676,018,316	97.75
Third Quarter		929,376,605	103,261,476	1,044,007,779	2,076,645,860	109.59

Year and Quarter		Commercial Bank Credit	Mortgage Bank Credit	Other(1)	Total Credit of the Financial System(2)	Percentage Change(3)
					(in thousands of Bolívares)
Fourth Quarter		1,173,351,064	113,825,540	1,245,248,396	2,532,425,000	112.24
	2016
First Quarter		1,366,520,220	122,446,802	1,474,285,839	2,963,252,861	119.90
Second Quarter		1,655,478,249	139,196,266	1,804,063,988	3,598,738,503	114.72
Third Quarter		2,165,802,245	166,083,611	2,216,967,359	4,548,853,215	119.05
Fourth Quarter		3,247,959,684	213,334,298	2,604,293,604	6,065,587,586	139.52

(1)	Includes consumer credits, vehicle loans and credits from the productive sectors: farming, tourism, manufacturing and microloans.
(2)	Excludes Banco Central.
(3)	From the corresponding quarter of the previous year.

Source: SUDEBAN.

In December 2016, Banco Central announced the circulation of new notes, in denominations of, Bs.500, Bs.1,000, Bs.2,000, Bs.5,000, Bs.10,000 and Bs.20,000, and new coins, in denominations of, Bs.10, Bs.50 and Bs.100 from December 15, 2016. The deadline for phasing out circulation of Bs.100 notes has been extended several times, most recently until January 20, 2018, pursuant to Decree No. 3,169 (published in Official Gazette No. 41,282, dated November 20, 2017). On November 1, 2017, Banco Central announced the circulation of a new note in the denomination of Bs.100,000, which is now the country’s largest note.

Banco del Tesoro

The mission of the Treasury Bank (Banco del Tesoro) is to serve the financial needs of its clients and to help execute the Republic’s strategic economic plan. In accordance with the law, the Treasury Bank acts as the Republic’s chief financing arm, handling the Central Government’s banking needs and managing debt payments and debt issues of the Republic. The Treasury Bank also acts as depository for Government funds previously held by private banks. For initial capital, the National Assembly approved a transfer of Bs.30.6 million (U.S.$14.2 million) to the Treasury Bank, and later approved an additional transfer of Bs.30.0 million.

The Treasury Bank had 99 branch offices as of December 31, 2016, the same number of branch offices as of December 31, 2015. Approximately Bs.380.3 billion (U.S.$38.0 billion) in public deposits were made in the Treasury Bank in 2016, as compared to Bs.174.5 billion (U.S.$27.7 billion) in 2015. At December 31, 2016, the Treasury Bank had extended Bs.244.9 billion (U.S.$24.5 billion) in lines of credit, as compared to Bs.120.6 billion (U.S.$19.1 billion) in 2015.

In February 2016, the Ministry of Economy and Finance authorized the restructuring of the Industrial Bank of Venezuela (Banco Industrial de Venezuela or the “Industrial Bank”) (published in the Official Gazette No. 40,846, dated February 11, 2016). In connection with the restructuring, the Industrial Bank will be liquidated and its assets and liabilities will be absorbed by the Treasury Bank. In June 2016, the Industrial Bank entered into an assignment agreement under which its credit portfolio will be assigned to the Treasury Bank (published in the Official Gazette No. 40,978, dated August 31, 2016).

Banco del Sur

Banco del Sur is a financial institution that is being promoted by the Republic for regional integration, which would provide a source of funding for Latin American and Caribbean countries. Banco del Sur’s principal objective is to finance development projects and serve as an alternative to traditional multilateral lenders, including the World Bank, IADB and the IMF. The bank was established in 2007 through a treaty signed by seven countries: Argentina, Brazil, Bolivia, Ecuador, Paraguay, Uruguay and Venezuela. In March 2009, the member countries agreed to contribute U.S.$7.0 billion in initial capital, with Argentina, Brazil and Venezuela each agreeing to contribute U.S.$2.0 billion, Ecuador and Uruguay agreeing to contribute U.S.$400 million and Paraguay and Bolivia agreeing to contribute U.S.$100 million each.

On September 26, 2009, Banco del Sur was officially created when the presidents of the seven participating countries signed the constitutive act of Banco del Sur. Because the purpose of Banco del Sur is to finance development projects for all Latin American and Caribbean nations, non-member states such as Colombia, Chile, Peru, Guyana and Suriname agreed to contribute a total of U.S.$3.0 billion, providing Banco del Sur with U.S.$10.0 billion in total initial capital. Banco del Sur is headquartered in Caracas and has two branches, one in Buenos Aires, Argentina and another in La Paz, Bolivia. In April 2012, the Banco del Sur treaty was ratified by the National Assembly. In June 2013, Banco del Sur held the first meeting of the Council of Ministers in order to address operational issues. On June 16, 2014, in a summit of representatives of Brazil, Russia, India, China and South Africa (“BRICS”), President Maduro proposed an alliance between Banco del Sur and the New Development Bank (formerly the BRICS Development Bank) to address issues in the financial, economic, energy and cultural sectors. On September 17, 2016, President Maduro stated that, in order to promote Banco del Sur, a new agenda of international economic order should be implemented with the creation of a financing fund for the development of the southern countries of the Movement of Non-Aligned Countries (Movimiento de Países No Alineados or “MPNA”).

Financial Institutions

SUDEBAN is responsible for banks and credit unions. Its functions include inspection, supervision and regulation of the banking sector.

SUDEBAN also regulates individuals, companies and institutions that conduct or purport to conduct operations that are subject to authorization under the General Law of Banks and Other Financial Institutions. The Deposit Protection Fund (Fondo de Protección Social de los Depósitos Bancarios), formerly known as Fondo de Garantía de los Depósitos Bancarios, which was established in 1985, insures deposits up to Bs.30,000 per depositor. The Deposit Protection Fund also serves to stabilize financial institutions through lending assistance. Owners, directors and administrators of media and telecommunication companies are prohibited from holding an interest in financial institutions and others, including public servants and individuals who have declared bankruptcy, are prohibited from holding an interest in excess of 10% in financial institutions.

The following table sets forth the financial institutions in the Venezuelan financial system:

Financial Institutions	Private Institutions			Public Institutions			Total Institutions
	2014	2015	2016	2014	2015	2016	2014	2015	2016
Universal Banks	19	19	19	4	4	4	23	23	23
Commercial Banks	1	1	1	—	—	—	1	1	1
Special Law Regulated Banks	—	—	—	4	3	2	4	3	2
Microfinance Banks	4	4	4	—	—	—	4	4	4
Development Banks	—	—	—	2	1	—	2	1	—
Money Market Funds	—	—	—	—	—	—	—	—	—
Municipal Credit Institutes	—	—	—	1	1	1	1	1	1
Total	24	24	24	11	9	7	35	33	31

Source: Banco Central.

In December 2010, the Banking Sector Institutions Law was enacted. As amended this law adopts a series of measures to correct various problems occurring in the banking sector of the Republic. Under the institutions of the law, Venezuela’s private and public banks are regulated and required to serve not only the interests of private stockholders, but also the interests of depositors, customers and the public at large. In addition, banks are obligated to collaborate with sectors of the popular communal economy to develop productive results through sound financial intermediation.

The law defines certain activities performed by the banks as public service. According to the law, banks are considered public utilities. As a public utility, the National Executive can take administrative measures established in the law to secure bank assets in order to keep services functioning. The law also protects bank customers’ assets in the event of banking irregularities, makes it illegal for banks to arbitrarily change banking hours and requires that the Superintendency of Banking Institutions take into account the best interests of bank customers in addition to the stockholders.

In addition, the law established new capital reserve requirements that banks must maintain. The law requires that banks surrender 5% of their pre-tax profit for communal council projects. As a precautionary measure, the law also requires that banks keep the equivalent of 10% of their capital in a restricted fund to pay labor liabilities in the event the bank is liquidated. Additionally, banks are restricted in the percentage of their funds that they may loan, in order to prevent credit risk. The law limits the amount of credit that can be made available by banks to individuals or private entities to a maximum of 10% of the bank’s patrimony. This limit may be increased to a maximum of 20% if the additional liquidity is guaranteed by a well-rated domestic or foreign bank. The law also limits the formation of financial groups and prohibits banks from having more than a 5% stake in brokerage firms and insurance companies.

In November 13, 2014, the Banking Sector Institutions Law was revised pursuant to the adoption of Decree No. 1,402 (published in the Extraordinary Official Gazette No. 6,154, dated November 19, 2014). The amendment permits the Minister of Economy and Finance to modify the amount of deposits that are insured by the Deposit Protection Fund with the consent of Banco Central. Previously, the Deposit Protection Fund was managed by its president, who was appointed by the President of the Republic; however, Decree No. 1,402, instituted a board of directors, comprised of a chairman and four directors, to manage the Deposit Protection Fund. The chairman is appointed by the President and the board of directors is appointed by the Minister of Banking and Finance. However, the Deposit Protection Fund still remains subject to the supervision of SUDEBAN.

Pursuant to article 53 of the Banking Sector Institutions Law and notices VOI-013-2011, VOI-025-2011 and VOI-034-2011 issued by Banco Central, banks operating in Venezuela that hold securities issued by the Republic, or other entities owned by the Republic, such as PDVSA, were required to transfer the custody of their bonds to Banco Central by January 10, 2012.

In 2005, the National Assembly passed a resolution that requires private commercial banks to allocate certain percentages to specified projects. The following public banks are also required to allocate the same percentages to specified projects: Banco Industrial de Venezuela, Banco Agricola de Venezuela, Instituto Municipal de Credito Popular, Banco de las Fuerzas Armadas Bolivarianas and Banco de Comercio Exterior. In December 2014, private sector banks as well as certain public sector banks were required to allocate 38.6% of their total loan portfolio to certain segments of the economy defined as “essential.” In 2014, these mandatory credit allocations to essential segments of the economy consisted of 22–25% for the farming sector, 20% for mortgage loans, 3% for microloans, 2–4.25% for tourism and 8–10% for the manufacturing sector. In December 2015, this proportion decreased by 5.5% to 33.1%. As of December 31, 2015, banks were required to allocate an average of 21–25% for the farming sector, 20% for loans, 3% for microloans and 2–4.25% for tourism. As of December 31, 2016, banks were required to allocate an average of 21–26% for the farming sector, 20% for loans, 3% for microloans, and 2.5–5.25% for tourism and 10% for the manufacturing sector.

In February 2017, President Maduro issued Decree No. 2,721, establishing that financial institutions must allocate 20% of their resources to mortgage loans for the construction, purchase, self-construction, and renovation of primary houses (published in the Official Gazette No. 41,095, dated February 14, 2017). In March 2017, President Maduro instructed public banks to allocate 45% of their loan portfolio to women or organizations that have female participation and productive initiatives to strengthen the government’s I am Woman (Soy Mujer) program.

Market Regulation

The operation of the Venezuelan securities market was originally governed by the Securities Market Law, which was promulgated in 1973, reformed in 1975 and ultimately repealed in 1998. The law was enacted for the purpose of regulating the Venezuelan securities market and providing protection for investors. The law also created the National Securities Commission (Comisión Nacional de Valores or “CNV”) to act as the entity responsible for promoting, regulating and supervising the Venezuelan securities market in an effort to encourage economic and social development.

The Venezuelan securities market is now supervised by SUNAVAL, a public entity that was created by the Securities Market Law (published in the Official Gazette No. 39,546, dated November 5, 2010, modified by Decree No. 2,176, published in the Extraordinary Official Gazette No. 6,211, dated December 31, 2015) and the market is now governed by the Capital Markets Law (Ley de Mercado de Valores) (Decree No. 2,176, published in the Extraordinary Official Gazette No. 6,211, dated December 30, 2015).

SUNAVAL must authorize all Venezuelan companies before they may legally offer equity or debt securities to the Venezuelan public. All outstanding securities of such companies must also be registered with SUNAVAL and approved by the relevant stock exchange and SUNAVAL must approve the application for listing of a security before it is listed on a stock exchange.

The current regulatory framework is based on international standards and provides that issuers of securities must file, on a timely basis, complete information regarding their financial results and other information relevant to the market and potential investors. Issuers are required to follow recognized accounting and audit standards in the preparation of their financial reports. This legal framework requires issuers to file unaudited quarterly financial statements and audited annual financial statements with the applicable stock exchanges and SUNAVAL.

The current regulatory framework requires any brokerage society or brokerage house to obtain consent from SUNAVAL before commencing operations due to the possibility of foreign companies engaging in brokering activities. Certain categories of securities issued in accordance with the BCV Law and from institutions within the banking industry and the National System of Savings Law are exempt from the requirement to seek consent from SUNAVAL prior to issuance, including public debt that is regulated by the Financial Administration Law (such as treasury bills, global bonds, PDVSA bonds and Vebonos) and public debt that is regulated by the BCV Law (such as zero coupon bonds and Directo BCV). The normative framework sets the minimum capital required for limited and universal brokerage houses in tax units, establishes that every brokerage house must have guidelines for the management of market risks, credits, operational matters, liquidity and legal and strategic matters by the brokerage houses and firms and incorporates an integral system of control for the prevention of money laundering, terrorism financing and proliferation of weapons of mass destruction.

Since 1994, SUNAVAL has required any company issuing debt in Venezuela to obtain a rating from two independent rating agencies registered with SUNAVAL. However, as of 2002, for any company that issues commercial paper (debt issues ranging from 15 days to 360 days), SUNAVAL may reduce the requirement from two independent rating agencies to one, depending upon the market conditions at that time.

On March 22, 2017, President Maduro created the Security Notes, Investment and other Financial Assets Register (Registro de Titulos Valores, Inversión y otros Activos Financieros), which will be comprised of all the security title investments from public banking and public companies (Decree No. 2,778, published in the Official Gazette No. 41,119, dated March 22, 2017).

Securities Markets

The Caracas Stock Exchange was founded in 1947 and is a private sector securities market in Venezuela regulated and supervised by SUNAVAL. As of the end of 2016, 31 companies were listed on the Caracas Stock Exchange. Historically, trading on the Caracas Stock Exchange has been composed of trades in stocks and bonds. Since 2001, the exchange has permitted trades in short-term debt instruments, such as commercial paper, typically ranging from 15 days to 360 days.

In February 1992, the Caracas Stock Exchange implemented a modern electronic securities trading system developed by the Vancouver Stock Exchange in an effort to facilitate trading for remote traders. In July 1999, the system was replaced with the Integrated Electronic Stock System (Sistema Integrado Bursátil Electrónico or “SIBE”). The Caracas Stock Exchange can suspend dealing in any listed security if the price of the security varies by 20% or more during a trading session as compared to the closing price of such security at the end of the previous session. The electronic system can also be used to momentarily stop the listing of a security in order to obtain information from the issuer about the potential cause of significant movement in the price or volume of their securities during a market session.

Compared to other stock markets in Latin America, the Venezuelan stock market is among the smallest in terms of market capitalization and trading volume. For the year ended December 31, 2012, the total market capitalization of the companies listed on the Caracas Stock Exchange increased in absolute terms from U.S.$5.4 billion to U.S.$25.3 billion. For the year ended December 31, 2013, the total market capitalization of the companies listed on the Caracas Stock Exchange increased in absolute terms to U.S.$71.2 billion. For the year ended December 31, 2014, the total market capitalization of the companies listed on the Caracas Stock Exchange decreased in absolute terms to U.S.$43.2 billion. For the year ended December 31, 2015, the total market capitalization of the companies listed on the Caracas Stock Exchange increased in absolute terms to U.S.$101.9 billion. For the year ended December 31, 2016, the total market capitalization of the companies listed on the Caracas Stock Exchange increased in absolute terms to U.S.$359.17 billion.

In 2012, the Caracas Stock Exchange had a total trading volume of U.S.$167.8 million, including U.S.$140.3 million in stocks. In 2013, the Caracas Stock Exchange had a total trading volume of U.S.$206.9 million, including U.S.$191.5 million in stocks. In 2014, the Caracas Stock Exchange had a total trading volume of U.S.$810.9 million (Bs.8.9 billion), including U.S.$798.4 million (Bs.8.8 billion at the applicable SICAD rate of Bs.11.00 = U.S.$1.00) in stocks. In 2015, the Caracas Stock Exchange had a total trading volume in the secondary market of U.S.$1.4 billion (Bs.16.7 billion at the applicable SIMADI rate of Bs.12.00 = U.S.$1.00). In 2016, the Caracas Stock Exchange had a total trading volume in the secondary market of U.S.$2.63 billion (Bs.31.6 billion at the applicable SIMADI rate of Bs.12.00 = U.S.$1.00), including U.S.$2.07 billion (Bs.24.91 billion at the applicable SIMADI rate of Bs.12.00 = U.S.$1.00) in stocks.

In May 1999, the CNV authorized the establishment of the Venezuelan Agricultural Products and Goods Exchange (Bolsa de Productos e Insumos Agropecuarios de Venezuela or “BOLPRIAVEN”), which facilitates the negotiation of agricultural derivatives, including rice, sorghum and corn. In 2011, the BOLPRIAVEN had a total trading volume of U.S.$9.83 million (Bs.42.28 million).

Bolsa Pública de Valores Bicentenaria

In November 2010, the National Assembly passed the Law of the Bicentennial Public Stock Exchange (Ley de la Bolsa Pública de Valores Bicentenaria), which created the Bicentennial Public Stock Exchange (the “BPSE”) for both public and private sector entities seeking to be involved in securities trading market operations. Financial operations began on January 31, 2011 and include financial transactions with bonds issued by state-run and private entities. It aims to increase competition and investments by offering customers transparent and secure access to transactions. The Bicentennial Stock Exchange does not function like a typical stock exchange. Under the regulations, entities that can participate by issuing bonds include collective and social production companies and state entities, joint ventures, and small and medium-sized enterprises, in addition to other private businesses. Private brokers are not permitted to participate in the Bicentennial Stock Exchange.

In 2012 the Bicentennial Public Stock Exchange had a total of 2,798 listings, of which 2,591 were related to public debt securities. The number of listings made through primary and secondary markets were 1,572 and 1,226, respectively. The total number of private company listings during 2012 was 207. In 2013 the Bicentennial Public Stock Exchange had a total of 2,033 listings, of which 1,752 were related to public debt securities. The number of listings made through primary and secondary markets was 689 and 1,344, respectively. The total number of private company listings during 2013 was 281. In 2014, the Bicentennial Public Stock Exchange had a total of 2,005 listings, of which 1,874 were related to public debt securities. The number of listings made through primary and secondary markets was 704 and 1,170, respectively. The number of listings made through primary and secondary markets was 89 and 42, respectively. The total number of private company listings during 2014 was 131. In 2015, the Bicentennial Public Stock Exchange had a total of 3,525 listings, related to public debt securities. The number of listings made through primary and secondary markets was 1,570 and 1,864, respectively. The total number of private company listings during 2015 was 91. During 2016, the Bicentennial Public Stock Exchange had a total of 3,894 listings, of which 2,911 were related to public debt securities, 847 were related to quasi-public debt securities, and 136 were private company listings. The number of listings made through primary and secondary markets were 1,028 and 2,866, respectively.

In 2012, trading volume amounted to Bs.2,683.8 million for transactions related to public debt securities. The trading volume from private company operations during 2012 amounted to Bs.583.2 million, for a total trading volume in 2012 of Bs.3,267.0 million. In 2013, trading volume amounted to Bs.6,111.0 million for transactions related to public debt securities. The trading volume from private company operations during 2013 amounted to Bs.411.5 million, for a total trading volume in 2013 of Bs.6,522.5 million. In 2014, trading volume amounted to Bs.14,592.5 million for transactions related to public debt securities. The trading volume from private company operations during 2014 amounted to Bs.337.6 million, for a total trading volume in 2014 of Bs.14,930.1 million. In 2015, trading volume amounted to Bs.27,545 million for transactions related to public debt securities. The trading volume from private company operations during 2015 amounted to Bs.747.3 million, for a total trading volume in 2015 of Bs.28,293.3 million. In 2016, trading volume amounted to Bs.122,807,945 million for transactions related to public debt securities. The trading volume from private company operations during 2016 amounted to Bs.1,783,739 million, the trading volume related to SIMADI during 2016 amounted to U.S.$113,022,813 for a total trading volume in 2016 of Bs.124,591,684 million. These volumes were calculated using the SIMADI reference exchange rate published by the Banco Central on December 30, 2016 of 673.83 Bs./U.S.$. It should be noted that this exchange rate fluctuated throughout 2016.

Financial System Supervisory Body

In March 2010, the National Assembly enacted the Organic Law on the National Financial System (Ley Orgánica del Sistema Financiero Nacional) which creates the Financial System Supervisory Body, referred to as OSFIN, with oversight and regulatory powers over the banking, capital markets and insurance sectors. OSFIN, which has yet to be constituted, will have a Board of Directors made up of the Minister of Finance, the President of Banco Central and three directors and will operate within the Ministry of Economy and Finance. The Organic Law on the National Financial System was reprinted and published in the Official Gazette No. 39,578 on December 21, 2010, due to a material error in a provision that establishes the parameters in the formation of financial groups.

PUBLIC FINANCE

General Description of Accounts and Entities

The Ministry of Economy and Finance is responsible for preparing the budget and administering the Republic’s finances. The National Executive, through the Ministry of Economy and Finance, is required to submit a proposed budget to the National Assembly each year. The National Assembly may change items in the proposed budget so long as authorized expenditures do not exceed projected revenues. Nevertheless, actual expenditures in any given year may exceed revenues for that year as a result of differences in the timing of receipts and expenditures. The budget must include appropriations to be distributed to the states and the federal district in accordance with a prescribed formula. No taxes may be levied, money borrowed or expenditures made unless authorized by law. In addition to budgeted expenditures contained in the legislatively-approved budget, the National Executive may increase expenditures, including allocations for debt service obligations, during the course of the year with the approval of the National Assembly. However, total expenditures may not exceed actual revenues.

All revenues and expenditures are budgeted and recorded on a cash basis. The Ministry of Economy and Finance is responsible for collecting public revenues. Various ministries and agencies of the Central Government are responsible for implementing the budget. If the National Assembly does not approve the Annual Budget for the forthcoming year by December 15, the current Annual Budget will continue to apply.

On October 11, 2016, the Supreme Tribunal ruled that the National Assembly lacked the authority to approve the national budget and instructed the National Executive to submit the national budget for the year 2017 to the Supreme Tribunal for approval. The Supreme Tribunal found that the National Assembly lacked the capacity to legislate, including with respect to approval of the national budget, because it was not properly constituted due to the participation of legislators from the State of Amazonas in violation of a temporary injunction barring them from the National Assembly pending the review of the election results for their seats. On October 14, 2016, President Maduro signed the 2017 annual budget with the approval of the Supreme Tribunal.

The consolidated public sector is divided, in general terms, into two parts: the Central Government and the decentralized state institutions. The decentralized state institutions are corporations that are majority or wholly owned by the Central Government.

In December 2014, the Commission for the Reduction and Rationalization of Public Spending was created by Decree No. 1,493, dated November 28, 2014 (published in the Official Gazette No. 40,553, dated December 2, 2014). This Commission develops strategies to efficiently allocate resources with the goals of: (1) reducing excessive or extravagant expenses by 20%; (2) evaluating the requirements for admission of new staff to public administration; (3) setting a maximum limit for the remuneration of public administration personnel; (4) evaluating the creation of new institutions; (5) prohibiting the acquisition, lease or renovations of new public offices; (6) reviewing the use of rented spaces; (7) advancing the digitization of administrative procedures; and (8) implementing a centralized and standardized purchase system to rationalize expenditures on materials, equipment, office supplies, uniforms and other items.

Taxation

The Organic Tax Code

The Organic Tax Code (Código Orgánico Tributario) of 1991, as amended, increased penalties on overdue tax payments and made tax avoidance a criminal offense. The Ministry of Economy and Finance, with assistance from the World Bank and the IADB, has developed a tax collection program aimed at decreasing income tax evasion.

The 2001 amendments to the Organic Tax Code became effective on October 17, 2001. Some of the reforms in the legislation included: (1) the adoption of the “substance over form” approach in tax administration; (2) the consent to the passing on of tax responsibilities from a target company to the acquiring company in a merger; and (3) the disallowance of offsets of income tax credits against monthly payables under the VAT. The amendments also changed the interest rate for unpaid tax obligations. Interest on unpaid tax obligations now equals the average of the lending rates of the six largest commercial banks, multiplied by a factor of 1.2.

In addition, the reforms increased the penalties imposed on various tax offenses and established new categories of tax violations to deter tax evasion. Breaches of substantive obligations under the Organic Tax Code, as amended in 2001, resulted in increased penalties, while the scope of violations that could lead to imprisonment were broadened. For example, new fines were introduced both for the failure to pay taxes and for the late payment of taxes and criminal penalties were established for tax fraud. In addition, withholding agents who intentionally failed to remit withheld taxes within three business days following payment were made subject to imprisonment for two to four years.

Furthermore, the amended Organic Tax Code allows taxpayers to enter into advance pricing agreements with the tax authorities to establish the value of transactions between affiliated enterprises.

Procedural rules were also amended in 2001. Pursuant to the 2001 amendments, judicial tax appeals do not suspend the effects of a tax assessment, except in cases where the taxpayer demonstrates that non-suspension will cause irreparable damage or when the appeal is based on “sound arguments of law.” In contrast, the filing of an administrative tax appeal will suspend payments required by an assessment but not interest on the assessment. Furthermore, the law expressly provides that the opinions of the tax authority with respect to a particular issue are not subject to appeal to the tax courts.

The Organic Tax Code was further amended on November 18, 2014, pursuant to Decree No. 1,434, which became effective on February 17, 2015. Some of the key amendments included, among others: (1) empowering the executive branch to modify tax rates; (2) providing SENIAT (and not a competent court) with the ability to declare preventive measures and collect tax obligations without court intervention; (3) introducing two new preventive measures, including the power to suspend (i) tax refunds or other payments by public entities and (ii) previously granted tax incentives; (4) introducing new tax offenses, including two new criminal tax offenses: (i) fraudulent insolvency for the purpose of tax evasion and (ii) public incitement to breach tax regulations; (5) increasing the statute of limitations for certain violations of the Organic Tax Code; (6) eliminating the statute of limitations on all cases involving tax fraud, failure to report withheld amounts by withholding agents and fraudulent insolvency for the purpose of tax evasion; (7) increasing financial penalties related to tax offenses and tax crimes; (8) establishing laws accepting and regulating the payment of tax obligations in foreign currencies; and (9) granting powers to SENIAT to cooperate in activities that directly or indirectly affect the collection of taxes, including speculation, forgery and narcotics dealing.

Income Tax

The Central Government is the only entity in Venezuela with the authority to tax income at the national level. Income tax revenues, as a percentage of Central Government revenues, were 57.4% in 2012, 50.1% in 2013, 53.2% in 2014, 57.6% in 2015 and 57.3% in 2016.

The petroleum industry provided, 32.3% of total income tax revenues in 2012, 27.0% of total income tax revenues in 2013, 35.9% of total income tax revenues in 2014, 12.3% of total income tax revenues in 2015 and 18.3% of total income tax revenues in 2016.

Venezuelan income tax is payable by both natural persons and legal entities. The base of income upon which a person or entity may be taxed includes worldwide income. Certain governmental entities, educational institutions, charitable institutions and funds, as well as certain other individuals and entities, are exempt from Venezuelan income tax. In addition, the President, in conjunction with the Council of Ministers, has the power to exempt from the payment of taxes certain sectors or industries that are believed to be of particular importance to national or regional development. Natural persons are taxed at a rate ranging from 6% to 34%, depending on income level, with certain tax rebates for lower-income households. Corporations are taxed at a rate ranging from 15% to 34%, except for those engaged in the petroleum industry, which are taxed at a special rate determined by the Hydrocarbons Law. For more information on the fiscal regime applicable under the Hydrocarbons Law, see “Principal Sectors of the Venezuelan Economy—Petroleum and Natural Gas—Hydrocarbons Law.”

In 2014, pursuant to the framework of the 2013 Enabling Law, the National Executive approved a tax reform which modified the Republic’s income tax laws, including by limiting the extent to when losses from previous years can be carried over and expanding the income tax base. On December 30, 2015, the Income Tax Law was further amended pursuant to Decree No. 2,163 (published in the Extraordinary Official Gazette No. 6,210, dated December 30, 2015). Some of the main changes introduced by the 2015 amendment included: (1) imposing new measures to limit tax deductions; (2) modifying inflation adjustments to promote the banking, financial and insurance sectors as well as taxable persons from other economic sectors classified as special; (3) streamlining the tax regime applicable to cooperative associations and foundations and rebates for investment; (4) regulating the availability of revenues; and (5) imposing a proportional tax of 40% on net income derived from banking, financial, insurance or reinsurance contracts obtained by individuals or entities established in Venezuela.

In March 2016, Decree No. 2,266 (published in the Official Gazette No. 40,864, dated March 8, 2016) was approved, which provides an income tax exemption applicable to net annual income from territorial source obtained by individuals residing in the country for up to 3,000 tax units. The exemption applies to net income obtained during fiscal year 2015 and income obtained in 2016.

In January 2017, SENIAT issued Administrative Order No. SNAT/2017/0003 (published in the Official Gazette No. 41,075, dated January 16, 2017), which obligates legal entities qualified by SENIAT as special taxpayers to file a net worth information return setting forth the taxpayer’s assets. The purpose of the return is to obtain data on the assets of special taxpayers in order to carry out a study and analysis of tax matters related to this group of taxpayers.

Value-Added Tax

In May 1999, the Government passed legislation establishing the VAT to replace the then existing sales tax. The VAT applies to sales of all goods and services throughout the chain of distribution, except certain exempted items such as food, medicine, telephone, gas and other utilities. The island of Margarita is exempted from the VAT altogether.

The general VAT rate has remained at 12% since March 2009. In 2012, the Central Government generated revenues from the VAT of Bs.111.1 billion, an increase of 31.7% as compared to 2011. In 2013, the Central Government generated revenues from the VAT of Bs.164.7 billion, an increase of 48.3% as compared to 2012. In 2014, the Central Government generated revenues from the VAT of Bs.272.2 billion, an increase of 65.2% as compared to 2013. In 2015, the Central Government generated revenues from the VAT of Bs.702.7 billion, an increase of 158.2% as compared to 2014. In 2016, the Central Government generated revenues from the VAT of Bs.1,907.0 billion, an increase of 171.4% as compared to 2015.

In 2014, the VAT Law was amended to, among other things, increase the additional tax rate for items of luxury consumption, from 10% to 15%. In 2014, the tax rate for wine increased from 15% to 35%, and the tax rate for other alcoholic beverages increased from 15% to 50%.

Major Financial Transactions Tax

Pursuant to the framework of the Anti-Imperialist Enabling Act of 2015, the National Executive passed the Law of Taxation on Major Financial Transactions on December 30, 2015, which came into effect on February 1, 2016. This law imposes a progressive tax on certain financial transactions, such as (1) withdrawals from call deposit accounts and money market funds; (2) certain transfers of checks; (3) transfers of certain securities and negotiable financial instruments and (4) some inter-bank loan operations. The tax rate imposed under this law is equivalent to 0.75% of the total amount of the taxable transaction.

Customs

In January 2002, the National Assembly passed a law to modernize the Republic’s customs operations. The regulation was updated through a partial reform in 2004. Automated customs operations, referred to as ASYCUDA (Automated System for Customs Data), were put into effect in several principal and secondary ports of entry. The modernized ports using the ASYCUDA system accounted for 99% of customs revenues and 98% of imports. The total customs revenue collected in 2012, including the VAT, was Bs.41.2 billion. The total customs revenue collected in 2013, including the VAT, was Bs.50.3 billion. The total customs revenue collected in 2014, including the VAT, was Bs.92.1 billion. The total customs revenue collected in 2015, including the VAT, was Bs.204.4 billion. The total customs revenue collected in 2016, including the VAT, was Bs.454.5 billion.

In addition, Venezuelan customs authorities have obtained special equipment for non-intrusive inspections of cargo containers in an effort to curtail drug trafficking and customs fraud. In March 2002, the Presidential Commission against Customs Fraud (Comisión Presidencial de Lucha Contra el Fraude Aduanero) was formed. This commission is made up of several representatives of both the public and private sector who are interested in preventing contraband and customs fraud. Together they drafted the Anti-Contraband Law, which was enacted in December 2005 and employs the use of more severe penalties and expands the scope of actions that may be taken by authorities to curtail contraband.

The Anti-Contraband Law (Ley Sobre el Delito de Contrabando) was amended in 2010 to provide: (1) that contraband is a crime and an offense against the Republic’s defense and security; (2) that the Customs Administration is responsible for the custody and storage of preemptively retained goods; (3) that the penalty for smuggling entails both imprisonment and fines; and (4) time frames for early testing of perishable retained goods.

SENIAT

In August 1994, the Government established SENIAT, an independent agency within the Ministry of Economy and Finance, to administer tax and customs collections. Under the Anti-Imperialist Enabling Act of 2015, the National Executive passed a reform to the existing Law of the National Integrated Service for the Administration of Customs Duties and Taxes, pursuant to Decree No. 2,177, which was published in the Extraordinary Official Gazette No. 6,211 on December 30, 2015. This reform is intended to modernize SENIAT and prohibit speculation, counterfeiting and drug trafficking activities that impact taxation. Some of the long-term goals of SENIAT include:

•	promoting customs and tax education;

•	establishing a system of community training and management to ensure a decisive role of organized citizenship;

•	promoting organizational, functional, procedural and systemic coherence of the customs and tax administration with other public bodies and the communal power;

•	reordering the customs system to align with the socialist conception of the state to promote and protect the socialist development model;

•	rearranging the tax system to conform to the socialist conception of the state, to ensure tax structures that distribute load based on the productive human effort required to generate wealth; and

•	strengthening the Customs Administration as an element of defense and sovereignty in foreign trade.

The following table sets forth the revenues administered by SENIAT for the periods indicated:

	Year Ended December 31,
	(in millions of December 2007 Constant Bolívares)
	2012	2013	2014	2015	2016
Income Tax	16,596.9	16,846.2	18,260.7	16,254.6	n.a.
VAT(1)	38,528.5	40,559.0	41,321.8	48,116.6	n.a.
Customs Income	6,607.1	5,954.4	6,983.2	6,761.9	n.a.
Other Internal
Income	4,056.4	4,193.2	4,817.5	8,200.2	n.a.
Liquor	1,228.3	1,471.0	1,653.0	3,046.8	n.a.
Cigarettes	2,672.2	2,559.8	2,981.1	4,935.1	n.a.
Stamp Revenue	—	—	—	—	n.a.
Estate Tax	120.0	130.4	158.8	201.7	n.a.
Matches	—	—	—	—	n.a.

	Year Ended December 31,
	(in millions of December 2007 Constant Bolívares)
	2012	2013	2014	2015	2016
Gambling (Bingos and Casinos)	35.9	32.0	24.6	16.6	n.a.
Other(2)	911.7	707.6	823.4	707.7	n.a.
Tax on Major Financial Transactions (ITFG)(3)	0.0	0.0	0.0	0.0	n.a.
Total Gross Revenues(4)	Bs.66,700.7	Bs.68,260.3	Bs.72,206.7	Bs.80,040.9	n.a.

(1)	The VAT rate was 12% between 2012 and 2013. Although the VAT rate remains at 12% for most products, an additional VAT rate of 15% was adopted for luxury goods and services in November 2014.
(2)	Includes fines, interest and repayments.
(3)	The collection of the IGTF took entered into force on February 1, 2016.
(4)	Discrepancy between figures and Total Gross Revenues due to rounding.
n.a.	= Not available.

Source: SENIAT.

The collection of fiscal 2016 tax revenues under the jurisdiction of SENIAT was Bs.3.4 trillion, with a compliance rate of 278.3% of the target established for the period, according to the 2016 budget law, which generated a surplus of Bs.2.1 trillion in relation to the estimated collection. This collection performance was due to the over-compliance of internal taxes, which represented 85.8% of the total collected during that period; the remaining 14.2% was generated by customs collection.

Income tax collected for fiscal 2016 was Bs.733.1 billion, with a compliance rate of 259.2% of the established target. With respect to the collection of other internal rents, a compliance rate of 502.0% of the established target was achieved, mainly due to the performance of the collection of the cigarette tax, which reached Bs.283 billion, for a compliance rate of 511.0% of the established target. Liquor taxes collected was Bs.156.9 billion, for a compliance rate of 477.0% of the established target; inheritance tax collected was Bs.9.1 billion, for a compliance rate of 371.9% of the established target; and spin or tie game taxes collected was Bs.660 million, for a compliance rate of 197.0% of the established target. Collection of customs taxes was Bs.433.3 billion, for a compliance rate of 191.0% of the established target. Collection of the IGTF was Bs.270 billion.

Revenues and Expenditures

Central Government

Central Government revenues consist of both tax revenues and non-tax revenues, such as petroleum royalties and dividends from state-owned companies. Central Government expenditures consist primarily of operating expenditures, such as salaries, interest payments and purchases of goods and services, transfers to state and local governments and the private sector, and capital expenditures.

As a percentage of Central Government revenues, non-tax revenues in 1997 Constant Bolívares accounted for 42.6% in 2012, 49.9% in 2013, 46.7% in 2014, 42.4% in 2015 and 42.7% in 2016.

Petroleum royalties provided 30.7% of non-tax revenues in 2012, 23.0% of non-tax revenues in 2013, 17.0% of non-tax revenues in 2014, 7.8% of non-tax revenues in 2015 and 2.0% of non-tax revenues in 2016.

In 2012, Central Government revenues totaled Bs.17.2 billion in 1997 Constant Bolívares, representing an increase of Bs.790 million as compared to 2011. This increase was primarily due to higher revenues from national taxes. Central Government expenditures for 2012 increased to Bs.20.6 billion in 1997 Constant Bolívares from Bs.19.1 billion in 2011. This increase was due primarily to the increase in wages for the Central Government and decentralized entities. As a result of the foregoing factors, the Central Government accounts recorded a deficit for 2012 of Bs.3.4 billion in 1997 Constant Bolívares, or 4.7% of GDP.

In 2013, Central Government revenues totaled Bs.19.8 billion in 1997 Constant Bolívares, representing an increase of Bs.2.6 billion as compared to 2012. This increase was primarily due to a 3.1% increase in tax revenues compared to the previous year, resulting from the value added tax, income tax and higher inheritance taxes, and to an increase of 35.0% in non-tax revenues from the dividends of public companies over the previous year. Central Government expenditures for 2013 increased to Bs.21.1 billion in 1997 Constant Bolívares from Bs.20.6 billion in 2012. This increase was primarily due to an increase in salaries, purchase of goods and services, and debt service, among others factors. As a result, the Central Government accounts recorded a deficit for 2013 of Bs.1.3 billion in 1997 Constant Bolívares, or 1.8% of GDP.

In 2014, Central Government revenues totaled Bs.20.8 billion in 1997 Constant Bolívares, representing an increase of Bs.1.0 billion as compared to 2013. This increase in real terms was primarily due to an increase of 7.9% in non-oil tax revenue, 44.6% increase in oil tax revenue and a 13.3% increase in other non-tax revenue over the previous year and was partially offset by a decrease in petroleum royalties of 33.8% over the previous year. Central Government expenditures for 2014 increased to Bs.21.3 billion in 1997 Constant Bolívares from Bs.21.1 billion in 2013. This increase was primarily due to an increase in transfer payments from the Central Government to the public and private sectors of 12.0% and was partially offset by a decrease in operating expenditure of 13.4%. As a result of the foregoing factors, the Central Government accounts recorded a deficit for 2014 of Bs.526.1 million in 1997 Constant Bolívares, or 0.9% of GDP.

In 2015, Central Government revenues totaled Bs.20.0 billion in 1997 Constant Bolívares, representing a decrease of Bs.814.3 million compared to 2014. This decrease was primarily due to a sharp drop in oil tax revenues, which decreased by 74.3% in real terms compared to 2014. Non-tax non-petroleum revenue also declined in real terms by 64.3% compared with 2014. Central Government expenditures for 2015 decreased to Bs.19.0 billion in 1997 Constant Bolívares, from Bs.21.3 billion in 2014. This decrease was primarily due to reductions in operating expenditures of 20.9% in real terms, and a decrease in expenditures related to current transfers of 6.8%, compared to the prior period. As a result of the foregoing factors, the Central Government accounts recorded a surplus for 2015 of Bs.950.1 million in 1997 Constant Bolívares, or 1.2% of estimated GDP.

In 2016, Central Government revenues totaled Bs.18.5 billion in 1997 Constant Bolívares, representing a decrease of Bs.1.5 billion as compared to 2015. This decrease can be explained by the decline in PDVSA’s operations. The Central Government’s expenditures for 2016 decreased to Bs.15.1 billion in 1997 Constant Bolívares from Bs.19.0 billion in 2015. This decrease was mainly due to a decrease in gross capital formation and a decline in purchases of goods. As a result of the foregoing factors, the Central Government accounts recorded a surplus for 2016 of Bs.3.4 billion in 1997 Constant Bolívares, or 5.3% of real GDP.

The following table sets forth the revenues, by source and expenditures, by sector, of the Central Government for the periods indicated.

Venezuela Central Government Revenues and Expenditures

	Year Ended December 31,
	2012(1)	2013(1)	2014(1)	2015(1)	2016
	(in millions in 1997 Constant Bolívares)
Central Government
Total Revenues	17,181.37	19,794.28	20,795.27	19,981.02	18,518.91
Current Revenues	17,181.37	19,974.28	20,795.27	19,981.02	18,518.91
Tax Revenues	9,864.86	9,919.02	11,086.75	11,514.94	10,614.00
Petroleum Sector	1,267.70	1,052.66	1,522.22	391.93	475.94
Other	8,597.12	8,866.36	9,564.53	11,123.01	10,138.05
Non-tax Revenues	7,316.51	9,875.25	9,708.53	8,466.08	7,904.91
Petroleum Royalties	2,243.62	2,270.65	1,646.25	656.79	153.76
Other	4,806.58	7,412.36	7,940.07	7,758.80	7,731.27
Dividends	266.31	192.25	122.21	50.48	16.89
Capital Revenues	0.0	0.0	0.0	0.0	0.0
Total Expenditures	20,591.37	21,101.39	21,321.32	19,030.89	15,087.24

	Year Ended December 31,
	2012(1)	2013(1)	2014(1)	2015(1)	2016
	(in millions in 1997 Constant Bolívares)
Current Expenditures	17,212.11	17,873.22	18,129.71	15,997.34	13,494.48
Operating Expenditures	6,668.36	7,427.22	6,426.36	5,085.52	4,428.74
Salaries, etc.	3,524.72	3,709.50	3,698.93	3,303.05	3,621.01
Interest Payments	1,946.63	2,197.47	1,725.61	877.74	318.91
Purchase of Goods and Services	901.96	1,189.34	769.97	613.81	202.59
Other	295.04	330.91	231.85	290.92	286.23
Current Transfers	10,543.75	10,445.99	11,703.35	10,911.83	9,065.74
To Rest of Public Sector	9,258.65	9,240.35	10,494.84	9,817.30	8,003.22
To Private Sector	1,285.10	1,205.64	1,208.51	1,094.53	1,061.11
Other Transfers	0.0	0.0	0.0	0.0	0.0
Quasi-fiscal Operations of Banco Central	0.0	0.0	0.0	0.0	0.0
Extra-budgetary	0.0	0.0	0.0	0.0	0.0
Capital Expenditures	3,365.88	3,202.61	3,125.86	2,971.63	1,588.67
Capital Formation	68.53	45.83	165.32	98.33	15.78
Capital Transfers	3,296.97	3,156.78	2,960.54	2,873.30	1,572.92
To Public Sector	3,296.96	3,156.78	2,959.90	2,871.54	1,572.87
To Private Sector	0.38	0.0	0.65	1.76	0.04
Financial Investment	13.38	25.56	65.75	61.91	4.06
Current Account Surplus (Deficit)	(30.74)	1,921.06	2,665.56	3,983.67	5,024.43
Overall Surplus (Deficit)	(3,410.00)	(1,307.11)	(526.05)	950.13	3,431.67
As percentage of real GDP(2)	(4.7)%	(1.8)%	(0.9)%	1.2%	5.3%

(1)	Certain figures as of and for the years ended December 31, 2012, 2013, 2014 and 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.
(2)	2015 and 2016 GDP figures are estimates.

Source: Ministry of Economy and Finance, using IMF methodology.

Consolidated Public Sector

The consolidated public sector accounts include the results of decentralized state entities, such as PDVSA, CVG, and other state-owned enterprises.

In 2012, consolidated public sector revenues decreased to Bs.18.8 billion in 1997 Constant Bolívares from Bs.21.6 billion in 1997 Constant Bolívares in 2011. This decrease was primarily due to a decrease in the revenues from PDVSA’s operations. Consolidated public sector expenditures for 2012 increased to Bs.29.3 billion in 1997 Constant Bolívares from Bs.29.1 billion in 1997 Constant Bolívares in 2011. The increase in expenditures was due primarily to an increase in interest payments on public debt. As a result of the foregoing factors, the consolidated public sector accounts recorded a deficit for 2012 of Bs.10.9 billion in 1997 Constant Bolívares, or 15.1% of real GDP, compared to a deficit of Bs.7.5 billion in 1997 Constant Bolívares, or 10.3% of real GDP, for 2011.

In 2013, consolidated public sector revenues increased to Bs.21.5 billion in 1997 Constant Bolívares from Bs.18.8 billion in 1997 Constant Bolívares in 2012. This increase was primarily due to an increase in non-tax revenue. Consolidated public sector expenditures for 2013 increased to Bs.31.0 billion in 1997 Constant Bolívares from 29.3 billion in 1997 Constant Bolívares in 2012. As a result of an increase in salary expenditures, the consolidated public sector accounts recorded a deficit for 2013 of Bs.9.5 billion in 1997 Constant Bolívares, or 13.2% of GDP, compared to a deficit of Bs.10.9 billion in 1997 Constant Bolívares, or 15.1% of GDP, for 2012.

In 2014, consolidated public sector revenues increased to Bs.25.7 billion in 1997 Constant Bolívares from Bs.21.5 billion in 1997 Constant Bolívares in 2013. Consolidated public sector expenditures for 2014 increased to Bs.31.1 billion in 1997 Constant Bolívares, from Bs.31.0 billion in 1997 Constant Bolívares in 2013. The consolidated public sector accounts recorded a deficit for 2014 of Bs.5.4 billion in 1997 Constant Bolívares, or 8.8% of GDP, compared to a deficit of Bs.9.5 billion in 1997 Constant Bolívares, or 13.2% of GDP, for 2013.

In 2015, consolidated public sector revenues decreased to Bs.16.7 billion in 1997 Constant Bolívares, a decrease of 35.0% from Bs.25.7 million in 1997 Constant Bolívares in 2014. This decrease was primarily due to a 76.6% decrease in non-tax revenue compared to 2014. Consolidated public sector expenditures for the same period totaled Bs.24.7 billion in 1997 Constant Bolívares, decreasing by 20.8% from Bs.31.1 billion in 1997 Constant Bolívares in 2014. As a result of the foregoing factors, the consolidated public sector accounts recorded a deficit in 2015 of Bs.7.9 billion in 1997 Constant Bolívares, or 10.3% of estimated GDP, compared to a deficit of Bs.5.4 billion in 1997 Constant Bolívares, or 8.8% of GDP, in 2014.

In 2016, consolidated public sector revenues decreased to Bs.11.3 billion in 1997 Constant Bolívares, a decrease of 32.4% from Bs.16.7 billion in 1997 Constant Bolívares in 2015. This decrease was primarily due to the decline in the operations of PDVSA. Consolidated public sector expenditures for the same period totaled Bs.22.4 billion in 1997 Constant Bolívares, decreasing by 9.0% from Bs.24.7 billion in 1997 Constant Bolívares in 2015. As a result of the foregoing factors, the consolidated public sector accounts recorded a deficit in 2016 of Bs.11.1 billion in 1997 Constant Bolívares, or 17.0% of estimated GDP, compared to a deficit of Bs.7.9 billion in 1997 Constant Bolívares, or 10.3% of GDP, in 2015.

The following table sets forth the revenues, by source and expenditures, by sector, of the consolidated public sector for the periods indicated.

Venezuela Consolidated Public Sector Revenues and Expenditures

	For the Year Ended December 31,
	2012(1)(2)	2013(1)(2)	2014(1)(2)	2015(1)(2)	2016(1)
	(in millions of 1997 Constant Bolívares)
Consolidated Public Sector
Total Revenues	18,839.17	21,514.86	25,742.48	16,736.70	11,310.44
Tax Revenues	6,637.77	7,780.23	9,087.61	11,954.21	10,688.26
Non-tax Revenues	11,691.39	13,734.63	16,654.87	4,782.49	622.19
Central Government	2,957.03	5,806.52	7,007.80	2,620.32	320.97
PDVSA Operating Surplus	4,751.28	3,155.27	3,908.39	1,589.51	58.48
Interest, Profits, Dividends and Commissions	208.10	1,090.52	303.11	204.03	55.09
Non-financial Public Enterprises Operating Surplus	0	0	0	0	0
Capital Revenues	0	0	0	0	0
Other	3,774.98	3,682.32	5,435.56	368.63	187.65
Total Expenditures	29,268.51	31,013.97	31,141.85	24,671.22	22,438.36
Current Expenditures	21,691.34	24,490.83	23,942.45	19,585.16	18,935.43
Salaries, etc.	3,712.18	3,963.05	3,944.34	3,488.48	3,770.74
Purchases of Goods and Services(3)	1,689.72	1,940.43	1,434.77	1,269.22	626.19
Interest Payments	2,365.88	2,635.97	2,271.91	1,252.16	644.14
Transfers to Private Sector	3,849.77	3,775.01	4,197.06	4,206.76	3,453.61
Central Government Transfers to Unconsolidated Entities	6,650.41	6,565.44	7,345.45	6,618.07	5,470.14
Other(4)	3,423.37	5,610.93	4,748.92	2,750.46	4,970.62
Central Government (Extra-Budgetary)	0	0	0	0	0
Capital Expenditures	7,577.17	6,523.14	7,199.40	5,086.07	3,502.93
Capital Formation	4,266.49	3,313.26	4,160.99	2,150.89	1,925.95
Other (Including Transfers to Unconsolidated Entities)(5)	3,310.67	3,209.88	3,038.41	2,935.18	1,576.98

	For the Year Ended December 31,
	2012(1)(2)	2013(1)(2)	2014(1)(2)	2015(1)(2)	2016(1)
	(in millions of 1997 Constant Bolívares)
Overall Surplus (Deficit)	(10,939.34)	(9,499.11)	(5,399.37)	(7,934.52)	(11,127.92)
As percentage of real GDP(6)
Total Revenues	25.25%	29.90%	41.69%	21.80%	17.32%
Total Expenditures	40.32%	43.10%	50.44%	32.13%	34.36%
Overall Surplus (Deficit)	(15.07%)	(13.20%)	(8.75%)	(10.33%)	(17.04%)

(1)	Includes preliminary Budgetary Central Government, PDVSA, Venezuelan Institute of Social Security and Social Security Fund for Bank Deposit.
(2)	Certain figures as of and for the years ended December 31, 2012, 2013, 2014 and 2015 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.
(3)	Includes goods and services acquisitions.
(4)	Includes other expenditures, exchange losses and quasi-fiscal losses of Banco Central.
(5)	Includes capital transfers and other financial expenditures.
(6)	2015 and 2016 GDP figures are estimates.

Note: 2012-2016 figures for the Consolidated Public Sector (CPS) showed significant changes due to changes in the methodology used and changes in ONT figures.

Source: Ministry of Economy and Finance, using IMF methodology.

2016 Budget

In December 2015, the National Assembly approved the budget for 2016. The 2016 budget, as approved, projected total revenues of U.S.$226.1 billion, excluding borrowing, and total expenditures of U.S.$245.8 billion. The 2016 budget also contemplated a legal limit on borrowing by the Republic of U.S.$19.8 billion. The 2016 budget was based on certain assumptions, including an average price for the Venezuelan oil basket of U.S.$40.00 per barrel, an average exchange rate of Bs.6.30 = U.S.$1.00 and an average annual inflation rate of 60%. Actual figures have materially differed from some of these assumptions. For example, on March 9, 2016, the official exchange rate was increased to Bs.10.00 = U.S.$1.00 and the average price of the Venezuelan oil basket as of September 15, 2016, was U.S.$38.71.

From January to December 2016, the National Executive authorized U.S.$245.7 billion in supplemental budget allocations to several sectors, including education, social security, energy, mines and petroleum. For more information on the 2016 budget, see “Exhibit C—Copy of the 2016 Annual Budget of the Republic.”

2017 Budget

In October 2016, President Maduro signed the 2017 budget, with the approval of the Supreme Tribunal. For further discussion of the approval of the 2017 budget, see “The Venezuelan Economy—Economic Policy and Legislation—The Budget and the Pluriannual Framework.” The 2017 budget, as approved by the Supreme Tribunal, projects total revenues of U.S.$831.1 billion, excluding borrowing, and total expenditures of U.S.$847.9 billion. The 2017 budget also contemplates a legal limit on borrowing by the Republic of U.S.$16.8 billion. The 2017 budget is based on certain assumptions, including an average price for the Venezuelan oil basket of U.S.$30.00 per barrel and an average exchange rate of Bs.10.00 = U.S.$1.00.

The 2017 budget estimates that 82.9% of resources is expected to come from the collection of internal taxes; 11.9% is expected to come from dividends and special contributions of the socialist companies of the state; 2% income from indebtedness; and 3.2% is expected to come from contributions from the petroleum sector.

PUBLIC DEBT

Overview

In 2000, the Public Sector Financial Administration Law was enacted to create and issue public debt through prior authorization and registration, superseding prior legislation governing the issuance of public debt. The Public Sector Financial Administration Law has been amended on a number of occasions, most recently in December 2015, see “The Venezuelan Economy–Economic Policy and Legislation—Financial Administration of the Public Sector.” Public debt is defined to include public issues of bonds and treasury notes in Venezuela and abroad, domestic and foreign direct indebtedness, contracts providing for payments extending beyond the then current fiscal year and guaranties and modifications of existing indebtedness. The types of entities subject to regulation under the Public Sector Financial Administration Law include national, state and municipal governments, decentralized state institutions, autonomous government institutions and other public entities, corporate entities controlled directly or indirectly by the public sector and non-profit organizations under the control of the Government.

On December 19, 2011, the 2012 Special Debt Law was enacted, allowing the Republic to issue Bs.64.3 billion in new bonds during 2012. On July 23, 2012, the 2012 Special Supplemental Debt Law was enacted, allowing the Republic to issue an additional Bs.30.0 billion in new bonds during 2012, all of which have been issued. Approximately Bs.25.0 billion (U.S.$5.8 billion) of the proceeds were used to pay pension and the remaining Bs.5.0 billion (U.S.$1.2 billion) was used for payments of labor liabilities owed to government employees.

On December 11, 2012, the 2013 Special Debt Law was enacted, allowing the Republic to issue Bs.75.9 billion in new bonds during 2013. On July 22, 2013, the 2013 Special Supplemental Debt Law was enacted, allowing the Republic to issue an additional Bs.76.0 billion in new bonds during 2013, of which Bs.57.2 billion (U.S.$9.1 billion) of new bonds were issued. The proceeds from these offerings were used to pay pension (Bs.41.3 billion (U.S.$6.5 billion)); fund labor liabilities (Bs.2.7 billion (U.S.$0.4 billion)); fund the Great Housing Mission Venezuela (Bs.10.0 billion (U.S.$1.6 billion)) and refinance public debt (Bs.3.2 billion (U.S.$0.5 million)).

On December 10, 2013, the 2014 Special Debt Law was enacted, allowing the Republic to issue Bs.105.2 billion in new bonds during 2014. The law also authorized the executive to sign contracts for Bs.70.4 billion and disbursements for Bs.39.7 billion. The Republic did not enact a supplementary special debt law in 2014.

On December 10, 2014, the 2015 Special Debt Law was enacted, allowing the Republic to issue Bs.96.4 billion in new bonds during 2015.

On December 1, 2015, the 2016 Special Debt Law (Ley Especial de Endeudamiento Anual) was enacted, allowing the Republic to issue up to Bs.159.3 billion in new bonds during 2016 and up to Bs.195.2 billion in total debt during 2016. The law also authorized the Republic to incur up to Bs.70.8 billion on public debt refinancing operations. As of June 2017, the Republic’s external public debt totaled U.S.$46.4 billion and internal public debt totaled U.S.$97.0 billion.

During 2015, the Republic executed seven term loan agreements with a multilateral financial institution for a total amount of U.S.$842.2 million, and one term loan agreement with a commercial bank for an amount of U.S.$533.8 million. The Republic intends to use the proceeds of both loans for economic and social development of certain strategic sectors of the Republic, pursuant to the guidelines established by the Plan of the Nation 2013-2019.

On December 15, 2016, the Supreme Tribunal promulgated the Budget Law and the Special Indebtedness Law of 2017, which declared the constitutionality of the following decrees: (i) the Decree with Rank, Value and Force of Law No. 2.482, containing the “Decree with Rank, Value and Force of Law No.7,” by means of which the Budget for the Financial Economic Year 2017 is adopted, within the Framework of the State of Emergency and Exception Economic (published in the Extraordinary Gazette No. 6,263, dated October 14, 2016) and (ii) the Decree with Rank, Value and Force of Law No. 2.483, containing the “Decree with Rank, Value and Force of Law No.8,” by means of which the Indebtedness is adopted for the Financial Economic Year 2017, in the framework of the State of Exception and Economic Emergency (published in the Extraordinary Gazette No. 6,264, dated October 14, 2016).

Summary of External Debt

The Republic’s external public debt as of December 31, 2016 totaled Bs.467.6 billion (U.S.$46.8 billion, at an exchange rate of Bs.10.00 = U.S.$1.00), compared to Bs.267.8 billion (U.S.$42.5 billion) as of December 31, 2015. This change is attributable to the 2016 issuance of U.S.$5 billion of 2036 Bonds. The following table sets out the composition of Republic’s external public debt outstanding at the dates indicated.

	December 31,
	2012(1)		2013(1)		2014		2015		2016
	(in millions of U.S. dollars)
Commercial Bank External Public Sector Debt	U.S.$	528.4	U.S.$	531.7	U.S.$	482.0	U.S.$	735.9	U.S.$	1,262.3
Other External Public Sector Debt		44,889.0		44,259.4		42,856.3		41,796.2		45,499.3
Obligations and Bonds		36,927.2		35,387.7		33,889.7		32,579.7		36,079.6
Suppliers & Contractors		(7.6)		(7.6)		(7.6)		(7.6)		(7.6)
Multilateral Agencies		4,838.1		4,904.6		5,029.7		5,294.6		5,424.1
Bilateral Agencies		3,131.3		3,974.8		3,944.5		3,929.6		4,003.2
Total External Public Sector Debt	U.S.$	45,417.4	U.S.$	44,791.1	U.S.$	43,338.3	U.S.$	42,532.1	U.S.$	46,761.6

(1)	Certain figures as of December 31, 2012 and 2013 have been updated from those published in Venezuela’s previous Annual Reports in order to reflect more current information.

Source: Ministry of Economy and Finance.

The following table sets out the scheduled amortizations for the Republic’s external public debt outstanding as of December 31, 2016, for each of the years indicated.

	Scheduled Amortization(1)
	(in millions of U.S. dollars)
	2017	2018	2019	2020	2021	2022 and thereafter
Commercial Bank External Public Sector Debt	532.4	132.9	120.1	117.5	117.5	241.9
Other External Public Sector Debt	1,530.0	3,602.7	3,591.6	3,544.8	2,030.6	31,204.5
Obligations and Bonds	—	2,052.8	2,496.0	2,500.1	1,000.0	28,030.8
Suppliers & Contractors	—	—	—	—	—	—
Multilateral Agencies	442.4	512.1	529.9	496.8	482.6	2,957.6
Bilateral Agencies	1,087.6	1,037.9	565.7	547.9	547.9	216.1
Total External Public Sector Debt	2,062.4	3,735.6	3,711.7	3,662.3	2.148.1	31,446.4

(1)	Does not include disbursements scheduled to be made after December 31, 2016.

Source: Ministry of Economy and Finance, using IMF methodology.

Internal Public Debt

The Republic’s internal public debt as of December 31, 2016 totaled Bs.1,019.4 billion (U.S.$101.9 billion, at an exchange rate of Bs.10.00 =U.S.$1.00), compared to Bs.815.6 billion (U.S.$129.5 billion, at an exchange rate of Bs.6.30 = U.S.$0.63) as of December 31, 2015. This change is attributable to increased disbursements. The table below sets forth a summary of Venezuela’s internal public debt as of December 31, 2015.

Type of Debt	Outstanding as of December 31, 2016
(in millions of U.S. dollars)(1)
Treasury Bonds (Letras del Tesoro)	$2,280.9
National Public Debt Bonds	$56,088.6
Loans	$0.9
Promissory Notes(2)	$0.0
Total Internal Debt of the Republic of Venezuela	$58,370.3
Internal Debt Issued by Public Entities and Guaranteed by the Republic	$43,575.6
Total	$101,946.0

(1)	At the Bolívar/U.S. dollar exchange rate as of December 31, 2016.
(2)	Issued in domestic market; denominated in foreign currency.

Source: Ministry of Economy and Finance

Between March and June 2011, the Republic sold to Banco del Tesoro and the Industrial Bank of Venezuela (Banco Industrial de Venezuela or “BIV”) Bs.3.5 billion (U.S.$814 million) in local debt. This debt was issued to finance public expenditures. In addition, in June and July 2011, the Republic sold to Banco del Tesoro, BIV, Bank of Venezuela and FOGADE Bs.9.5 billion (U.S.$2.2 billion) in local debt for the purpose of financing public expenditures and servicing debt. In September 2012, President Chávez called the public banks and other financial institutions, as well as social security workers funds, to participate in a special offer of bonds (“Special Offer”), for up to Bs.10,000 million, of which Bs.9.8 billion were issued. The funds were used to pay pensions and the partial payment of the liabilities arising from social benefits payable to public workers. In 2013, specifically in May, October and November, five calls for Special Offers were made to national public banks and other financial institutions, including worker’s provident funds, who purchased bonds for Bs.51.2 billion. The funds were used to pay debt service costs, pensions, social benefits, refinance debt obligations, cover public expenditures and finance the Great Housing Mission Venezuela. In 2014, three calls for Special Offers were made: on June 19, 2014, Bs.9.6 billion to national public banks; on November 20, 2014, Bs.15.7 billion to national public banks and other public funds; and on December 11, 2014, Bs.15.7 billion to national public banks and other public funds. The funds were used to cover public expenditures, refinance debt obligations and debt service. In 2015, two calls for Special Offers were made: on August 28, 2015, Bs.20 billion to national public banks; on December 18, 2015, Bs.31.5 billion to national public banks. The funds were used to cover refinancing and debt service. In 2016, one call for Special Offers were made on December 23, 2016, Bs.14.0 billion to supply funds to national public banks and other public institutions. The funds were used to cover refinancing and debt service.

Multilateral Borrowings and Subscriptions

The Republic is one of the founding members of the IMF. As of May 2017, its subscription to the IMF, which corresponds to its quota, was SDR 3.7 billion or U.S.$5.2 billion. As of July 30, 2017, the Republic’s subscription to the capital of the World Bank was U.S.$2.0 billion. In addition, the Republic is a member of the following other World Bank Group affiliates: International Finance Corporation, with subscriptions of U.S.$27.6 million; and Multilateral Investment Guarantee Agency, with subscriptions of U.S.$14.3 million, both as of July 17, 2017.

The Republic’s capital subscription to the IADB was U.S.$5.8 billion as of December 31, 2016, one of the largest subscriptions of the bank’s Latin American members. Of this amount, U.S.$249.3 million had been paid in cash as of December 31, 2016, and the balance is callable if required to meet the bank’s obligations. The Republic’s contribution to the IADB’s Fund for Special Operations is U.S.$315.3 million.

The Republic is a member of CAF with subscriptions of capital totaling U.S.$1,085.0 million. Of this amount, U.S.$844.6 million had been paid in cash as of December 31, 2016. The Republic is also a member of Banco de Desarrollo del Caribe, with subscriptions of capital totaling U.S.$47.0 million, of which U.S.$10.3 million had been paid in cash as of December 31, 2016.

Capital Market Issues of External Public Debt

The Republic has paid on a current basis in accordance with the terms of the relevant agreements the full amount of principal and interest due on all publicly-issued bonds and notes in the international capital markets. Prior to the consummation of the 1990 Financing Plan, the percentage of the Republic’s external debt represented by obligations issued in the international capital markets was very small, 5.6% as of December 31, 1989. Venezuela’s debt structure has shifted as a result of the 1990 Financing Plan and subsequent issues of capital markets instruments, such that international capital markets obligations constituted 77.6% of Venezuela’s total external debt as of December 31, 2016.

The following table sets out a summary of the principal features of the long-term outstanding bonds and notes publicly issued in external capital markets, as of December 31, 2016.

Security	Currency of Issue	Original Issue Size	Principal Outstanding	Interest Rate	Initial Issue Date		Maturity Date	Target Market
		(Millions)
ROV 9.25%*	U.S.$	4,000.0	3,998.0	9.25%	Sept. 1997		Sept. 2027	United States
ROV 13.625%*	U.S.$	752.8	752.8	13.625%	Aug. 1998	(1)	Aug. 2018	United States
ROV 13.625%	U.S.$	300.0	300.0	13.625%	Sept. 2001		Aug. 2018	United States
ROV 7.00%	U.S.$	1,000.0	1,000	7.00%	Dec. 2003		Dec. 2018	Euromarket
ROV 9.375%*	U.S.$	1,500.0	1,489.0	9.375%	Jan. 2004	(2)	Jan. 2034	United States
ROV 7.65%	U.S.$	1,599.8	1,597.8	7.65%	Apr. 2005		Apr. 2025	Euromarket
ROV 6.00%	U.S.$	1,500.1	1,500.1	6.00%	Dec. 2005		Dec. 2020	Euromarket
ROV 7.00%	U.S.$	1,250.0	1,250.0	7.00%	Nov. 2007	(4)	Mar. 2038	Euromarket
ROV 9.00%	U.S.$	2,000.0	2,000.0	9.00%	May 2008		May 2023	Euromarket
ROV 9.25%	U.S.$	2,000.0	2,000.0	9.25%	May 2008		May 2028	Euromarket
ROV 7.75%	U.S.$	2,496.0	2,496.0	7.75%	Oct 2009		Oct. 2019	Euromarket
ROV 8.25%	U.S.$	2,496.0	2,496.0	8.25%	Oct 2009		Oct. 2024	Euromarket
ROV 12.75%	U.S.$	3,000.0	3,000.0	12.75%	Aug. 2010		Aug. 2022	Euromarket
ROV 11.95%	U.S.$	4,200.0	4,200.0	11.95%	Aug. 2011		Aug. 2031	Euromarket
ROV 11.75%	U.S.$	3,000.0	3,000.0	11.75%	Oct. 2011		Oct. 2026	Euromarket
ROV 6.5%	U.S.$	5,000.0	5,000.0	6.5%	Dec. 2016		Oct. 2036	Euromarket

*	The Bank of New York Mellon (“BNYM”) (originally The Chase Manhattan Bank (National Association) was appointed fiscal agent for the bonds and notes marked with an asterisk (*) in the table above and the Oil-Indexed Payment Obligations referred to below. In August 2012, BNYM resigned as fiscal agent, subject to the appointment of a successor fiscal agent. The appointment of a successor is expected to occur in the near future. BNYM has continued to serve as fiscal agent for the indicated bonds and notes. BNYM has advised that its decision to resign was not related to payment issues.
(1)	U.S.$500.0 million in aggregate principal amount of these notes were issued initially for cash in August 1998. In connection with an exchange undertaken with BANDES in 2003, the Republic issued an additional U.S.$252.8 million in aggregate principal amount of these notes, which form a single series with the U.S.$500.0 million of these notes issued in 1998.
(2)	U.S.$1.0 billion in aggregate principal amount of these notes were issued in January 2004. In December 2004, the Republic issued an additional U.S.$500 million in aggregate principal amount of these notes, which form a single series.
(3)	On February 26, 2016, the Republic repaid these notes in full.
(4)	U.S.$825,179,000 in aggregate principal amount of these notes were issued on November 15, 2007. On November 27, 2007, the Republic issued an additional U.S.$424,824,000 in aggregate principal amount of these notes, which form a single series.

Source: MPPBF. National Public Credit Bureau.

Over the past 50 years, despite the debt crisis that prompted the restructuring of its commercial bank debt during the 1980s and the oil strike of 2002, the Republic has paid on a current basis in accordance with the terms of the relevant agreements the full amount of principal and interest due on all publicly-issued bonds and notes in the international capital markets.

1990 Financing Plan

In June 1990, the National Executive, along with its bank advisory committee, announced the principal terms of a financing plan, referred to as the 1990 Financing Plan. The 1990 Financing Plan provided for the exchange of medium-term commercial bank debt for a variety of options featuring debt and debt service reduction or new money, including collateralized short-term notes, collateralized bonds and new money bonds. The 1990 Financing Plan, structured along the lines of the Brady initiative, contemplated that all eligible debt would be exchanged for one or more of the options. The 1990 Financing Plan was consummated on December 18, 1990.

In connection with the 1990 Financing Plan, the Republic issued Oil-Indexed Payment Obligations to holders of its par and discount bonds due 2020. Holders were given five Oil Obligations for each U.S.$1,000 of old debt exchanged for par bonds and discount bonds. The Republic is required to make certain payments under the Oil Obligations in the event that the average price per barrel of crude oil exported from Venezuela over the applicable determination period exceeds a strike price set forth in the Oil Obligations, up to a maximum of U.S.$3.00 per Oil Obligation per determination period. For the year ended December 31, 2016, the amount of payments made with respect to the Venezuelan Oil Obligations was U.S.$16.2 million. As of December 2008, all bonds issued pursuant to the 1990 Financing Plan had been redeemed or paid in full at maturity.

Credit Agreement with China through BANDES

In recent years, the Republic has entered into a number of credit agreements with China. For more information, see “The Venezuelan Economy—Foreign Trade and Balance of Payments—Trading Partners.”

TABLES AND SUPPLEMENTARY INFORMATION

I. Venezuela’s Funded Internal Debt (as of December 31, 2016)

As of December 31, 2016, Venezuela’s Funded Internal Debt was Bs.996.7 billion (U.S.$99.7 billion). The table below summarizes Venezuela’s Funded Internal Debt as of December 31, 2016.

	Interest Rate	Issue Date	Final Maturity(2)	Issued Amount (Millions of U.S.$)	Outstanding Amount (Millions of U.S.$)
Supplier Loans	Various	2002	2003–2005(3)	2.3	0.8
	Various	1996	1999–2003(3)	0.3	0.1
Total Supplier Loans				2.7	0.9
National Public Debt Bonds (Deuda Pública Nacional-DPN)
Deuda Pública Nacional	(1)	2006	1–4 years	413.0	413.0
Deuda Pública Nacional	(1)	2010	2–4 year	958.6	277.4
Deuda Pública Nacional	(1)	2011	1–3 years	3,332.3	3,094.5
Deuda Pública Nacional	(1)	2012	2–5 years	9,427.2	9,427.2
Deuda Pública Nacional	(1)	2013	5–10 years	13,302.9	13,302.9
Deuda Pública Nacional	(1)	2014	8–13 years	8,283.2	8,283.2
Deuda Pública Nacional	(1)	2015	12–15 years	8,340.0	8,340.0
Deuda Pública Nacional	(1)	2016	15–18 years	10,800.0	10,800.0
Resident Bonds (U.S.$)	LIBOR+1%	1994	16 years	394.5	74.0
Deuda Pública Nacional (U.S.$)	(1)	2006	1 years	1,075.3	1,075.3
Deuda Pública Nacional (U.S.$)	(1)	2007	3 years	755.6	755.6
Deuda Pública Nacional (U.S.$)	(1)	2009	1 years	245.6	245.6
Total National Public Debt Bonds				57,328.1	56,088.6

Total Internal Direct Debt of the Republic				57,330.7	56,089.4
Internal Debt of Public Sector Entities Guaranteed by the Republic
Deuda Pública Nacional		1988		1.3	0.1
Deuda Pública Nacional		2012	4 years	1,452.3	1,452.3
Deuda Pública Nacional		2013	5–6 years	4,975.6	4,975.6
Deuda Pública Nacional		2014	1–6 years	6,477.0	6,477.0
Deuda Pública Nacional		2015	7–11 years	16,437.1	16,437.1
Deuda Pública Nacional		2016	8-12 years	14,233.5	14,233.5
				43,576.9	43,575.7
Total Venezuela Funded Internal Debt				100,907.6	99,665.1

(1)	Rate set by Banco Central in accordance with the formula established by the decrees pursuant to which the bonds were issued.
(2)	Time to maturity date.
(3)	The Republic is currently in the process of documenting this debt.

Source: Ministry of Economy and Finance.

II. Venezuela’s Floating Internal Debt (as of December 31, 2016)

As of December 31, 2016, Venezuela’s Floating Internal Debt was Bs.22.8 billion (U.S.$2.3 billion). The table below shows Venezuela’s Floating Internal Debt as of December 31, 2016.

	Issue Date	Final Maturity(1)	Issued Amount (Millions of U.S.$)	Outstanding Amount (Millions of U.S.$)
Treasury Bonds (Letras del Tesoro)
Decree 2,206, Issue 78	Jan 2016	Less than 364 days	3,163.7	2,280.9
Total Venezuela Floating Internal Debt			3,163.7	2,280.9

(1)	Time to maturity date.

Source: Ministry of Economy and Finance.

III. Venezuela’s Funded External Debt (as of December 31, 2016)(1)

The tables below show Venezuela’s Funded External Debt as of December 31, 2016.

					Principal Amount
	Interest Rate	Issue date	Final Maturity	Currency	Issued Amount (Millions of Original Currency)(2)	Outstanding Amount (Millions of U.S.$)(3)
Multilateral Organizations:
Inter–American Development Bank	Fixed	1993	2018	U.S.$	44.8	7.5
	Fixed	1996	2021	U.S.$	52.0	14.5
	Fixed	1997	2017	U.S.$	41.8	2.6
	Fixed	1998	2023	U.S.$	18.5	6.7
	Fixed	2000	2020-2025	U.S.$	117.2	32.5
	Fixed	2001	2021	U.S.$	49.7	18.0
	Variable	2001	2021	U.S.$	2.8	1.2
	Fixed	2002	2022-2027	U.S.$	33.9	15.5
	Variable	2002	2022-2027	U.S.$	15.1	9.1
	Fixed	2005	2025-2030	U.S.$	11.3	6.9
	Variable	2005	2030	U.S.$	2.9	2.1
	Fixed	2006	2026	U.S.$	497.3	452.1
	Variable	2006	2026	U.S.$	252.7	229.8
	Variable	2008	2028-2033	U.S.$	157.4	135.7
	Variable	2009	2029	U.S.$	859.4	793.2
	Variable	2010	2030-2035	U.S.$	188.2	183.1
	Variable	2011	2036	U.S.$	62.0	59.1
	Variable	2012	2037	U.S.$	129.4	129.0

Total Inter-American Development Bank						2,098.4

Corporación Andina de Fomento	Variable	2004-2005	2017-2019	U.S.$	350.0	95.9
	Variable	2007	2027	U.S.$	600.0	600.0
	Variable	2008	2018-2020	U.S.$	151.7	63.0
	Variable	2009	2027	U.S.$	339.0	266.4
	Variable	2010	2022-2028	U.S.$	1,658.3	1,285.4
	Variable	2011	2026	U.S.$	11.8	10.1
	Variable	2012	2027	U.S.$	49.9	40.0
	Variable	2013	2025-2028	U.S.$	312.7	279.9
	Variable	2014	2029	U.S.$	16.4	12.2
	Variable	2015	2028-2030	U.S.$	306.8	305.5
	Variable	2016	2031	U.S.$	400.0	364.5

					Principal Amount
	Interest Rate	Issue date	Final Maturity	Currency	Issued Amount (Millions of Original Currency)(2)	Outstanding Amount (Millions of U.S.$)(3)
Total Corporación Andinade Fomento						3,320.8

FIDA	Variable	2005-2013	2018-2031	SDR	10.5	3.2
	Variable	2013	2032	EUR	1.1	1.1

Total FIDA						4.3

NIB	Variable	2003	2018	U.S.$	2.8	0.6

Total NIB						0.6

Total Multilateral Organizations						5,424.1

Bilateral Agencies:
Various Creditors	Fixed	2001	2032	EUR	10.0	8.1
Various Creditors	Fixed	2012	2023	JPY	17,003.7	111.0
Various Creditors	Fixed	1993	2017	U.S.$	42.7	3.6
Various Creditors	Variable	1993	2018	U.S.$	117.5	4.1
Various Creditors	Fixed	1999	2030	U.S.$	66.4	44.8
Various Creditors	Fixed	2004	2045	U.S.$	14.2	14.2
Various Creditors	Fixed	2009	2018-2019	U.S.$	721.1	287.7
Various Creditors	Fixed	2010	2023	U.S.$	432.4	317.0
Various Creditors	Fixed	2012	2021	U.S.$	1,996.1	1,197.7
Various Creditors	Fixed	2013	2021-2024	U.S.$	2,356.0	1,970.2
Various Creditors	Fixed	2016	2017	U.S.$	44.9	44.9

Total Bilateral Agencies						4,003.2

Commercial Bank:
Various Creditors	Fixed	1993	2017	EUR	25.8	2.2
Various Creditors	Variable	2003	2019	EUR	57.3	14.8
Various Creditors	Variable	2004	2018	EUR	6.6	1.4
Various Creditors	Variable	2011	2024	EUR	240.2	223.0
Various Creditors	Variable	2012	2024	EUR	127.8	127.0
Various Creditors	Fixed	2012	2023	EUR	423.4	409.3
Various Creditors	Fixed	2013	2023	EUR	72.6	70.2
Various Creditors	Fixed	1993	2017-2018	U.S.$	25.6	2.0
Various Creditors	Variable	2004	2018	U.S.$	29.9	4.7
Various Creditors	Fixed	2015	2017-2018	U.S.$	533.5	407.8
Total Commercial Bank						1,262.3
Suppliers and Contractors:
Various Creditors	Variable	1996	2001-2002	U.S.$	21.0	(7.5)
Various Creditors	Variable	1998	1999-2003	U.S.$	25.5	(5.1)
Various Creditors	Variable	2002	2003-2012	U.S.$	3.5	0.9
Various Creditors	Fixed	2002	2003-2012	U.S.$	6.2	4.1

Total Suppliers and Contractors						(7.6)
Global Bonds – 9.25%	9.25%	1997	2027	U.S.$	4,000.0	3,998.0
Global Bonds – 13.625%	13.625%	1998	2018	U.S.$	752.8	752.8
Global Bonds – 13.625%	13.625%	2001	2018	U.S.$	300.0	300.0
Global Bonds – 7.00%	7.000%	2003	2018	U.S.$	1,000.0	1,000.0
Global Bonds – 9.375%	9.375%	2004	2034	U.S.$	1,500.0	1,489.0
Global Bonds – 6.00%	6.000%	2005	2020	U.S.$	1,500.1	1,500.1
Global Bonds – 7.65%	7.650%	2005	2025	U.S.$	1,599.8	1,597.8

					Principal Amount
	Interest Rate	Issue date	Final Maturity	Currency	Issued Amount (Millions of Original Currency)(2)	Outstanding Amount (Millions of U.S.$)(3)
Global Bonds – 7.00%	7.00%	2007	2038	U.S.$	1,250.0	1,250.0
Global Bonds – 9%	9.00%	2008	2023	U.S.$	2,000.0	2,000.0
Global Bonds – 9.25%	9.25%	2008	2028	U.S.$	2,000.0	2,000.0
Global Bonds – 7.75%	7.750%	2009	2019	U.S.$	2,496.0	2,496.0
Global Bonds – 8.25%	8.250%	2009	2024	U.S.$	2,496.0	2,496.0
Global Bonds – 12.75%	12.750%	2010	2022	U.S.$	3,000.0	3,000.0
Global Bonds – 11.95%	11.950%	2011	2031	U.S.$	4,200.0	4,200.0
Global Bonds – 11.75%	11.750%	2011	2026	U.S.$	3,000.0	3,000.0
Global Bonds – 6.5%	6.5%	2016	2036	U.S.$	5,000.0	5,000.0
Total Bonds						36,079.6
Total Venezuela Funded External Debt						46,761.6

(1)	Debt classification by source of finance adjusted according to the Debt Management and Financial System Criteria Sistema de Gestión de Deuda or “SIGADE.”
(2)	Expressed in units of original currencies.
(3)	Debt incurred in currencies other than U.S. dollars at the respective exchange rates as of December 31, 2016.

Source: Ministry of Economy and Finance.